UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1 )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRUBB & ELLIS REALTY ADVISORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock of Grubb & Ellis Realty Advisors, Inc.

(2)	Aggregate number of securities to which transaction applies:

29,834,403 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Actual consideration paid ($42,738,708) plus the aggregate amount of mortgage debt assumed ($120,500,000) totaling an aggregate transaction value of $163,238,708

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This proxy statement is dated           and is first being mailed to GERA stockholders on or about .

Grubb & Ellis Realty Advisors, Inc.
500 West Monroe Street, Suite 2800
Chicago, Illinois 60661

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON

TO THE STOCKHOLDERS OF GRUBB & ELLIS REALTY ADVISORS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Grubb & Ellis Realty Advisors, Inc. (“GERA” or the “Company”), a Delaware corporation, will be held at 10:00 a.m. Eastern Time, on          , at          . You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)	To consider and vote upon the acquisition by the Company of all the issued and outstanding membership interests of GERA Property Acquisition, LLC (“Property Acquisition”) from the Company’s sponsor and affiliate, Grubb & Ellis Company (“GBE”), pursuant to a membership interest purchase agreement, dated as of June 18, 2007 (the “LLC Acquisition Agreement”). Property Acquisition, through three separate wholly owned special purpose entities, owns three discrete commercial real estate properties located in Dallas, Texas, Rosemont, Illinois, and Danbury, Connecticut. We refer to this proposal as the “Properties Acquisition Proposal.” GBE has already approved and adopted the LLC Acquisition Agreement.

(2)	To consider and vote upon an amendment to the certificate of incorporation of GERA to remove the preamble, sections A through D, inclusive, and section F of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to GERA, and to redesignate section E of Article Sixth as Article Sixth. We refer to this proposal as the “Article Sixth Amendment Proposal.”

(3)	To consider and vote upon the approval of the 2007 Omnibus Equity Plan (an equity-based incentive compensation plan). We refer to this proposal as the “2007 Equity Plan Proposal.”

(4)	To elect one director, William Downey, for a three year term expiring in 2010. We refer to this proposal as the “Director Nomination Proposal.”

(5)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2007. We refer to this proposal as the “E&Y Ratification Proposal.”

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of GERA’s common stock at the close of business on           are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. GERA will not transact any other business at the special meeting or any adjournment or postponement of it.

The Properties Acquisition Proposal must be approved by the holders of a majority of the GERA common stock issued in its initial public offering (the “IPO”), present in person or represented by proxy and entitled to vote at the special meeting. The Article Sixth Amendment Proposal must be approved by the holders of a majority of the outstanding shares of GERA common stock, and the 2007 Equity Plan Proposal, Director Nomination Proposal and E&Y Ratification Proposal must be approved by the holders of a majority of the shares of GERA common stock present in person or represented by proxy and entitled to vote at the special meeting.

The adoption of the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal are not conditions to the Properties Acquisition Proposal but, if the Properties Acquisition Proposal is not approved, the Article Sixth Amendment Proposal and the 2007 Equity Plan Proposal will not be presented for adoption at the special meeting.

Each GERA stockholder who holds shares of common stock issued in the IPO has the right to vote against the Properties Acquisition Proposal and at the same time demand that GERA convert such stockholder’s shares into cash equal to such stockholder’s pro rata portion of the funds from the IPO that are being held in a trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount); provided, however, that a GERA stockholder shall only be entitled to receive such cash for the conversion of its shares if the Properties Acquisition Proposal is approved and the acquisition contemplated by the LLC Acquisition Agreement is consummated. The exact per share conversion amount will be determined as of a date which is two business days prior to the consummation of the acquisition. The exercise of conversion rights will have no effect on the warrants that are owned by a stockholder. On          , the record date for the special meeting of stockholders, the conversion amount would have been approximately $ in cash for each share of GERA common stock. If, however, the holders of 20% (4,791,667) or more shares of the common stock issued in the IPO vote against the Properties Acquisition Proposal and demand conversion of their shares, GERA will not consummate the acquisition. PRIOR TO EXERCISING CONVERSION RIGHTS, GERA STOCKHOLDERS SHOULD VERIFY THE MARKET PRICE OF GERA’S COMMON STOCK AS THEY MAY RECEIVE HIGHER PROCEEDS FROM THE SALE OF THEIR COMMON STOCK IN THE PUBLIC MARKET THAN FROM EXERCISING THEIR CONVERSION RIGHTS. Shares of GERA’s common stock are quoted on American Stock Exchange under the symbol GAV. On          , the record date, the last sale price of GERA’s common stock was $          .

GERA’s initial stockholders who purchased their shares of common stock prior to the IPO, and presently own an aggregate of approximately     % of the outstanding shares of GERA common stock, have agreed to vote all of the shares they purchased prior to the IPO on the Properties Acquisition Proposal in accordance with the vote of the majority of the votes cast by the holders of shares issued in the IPO. The initial stockholders have also indicated that they will vote such shares “FOR” the adoption of the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal, and will vote any shares they acquired in and after the IPO “FOR” all of the proposals.

After careful consideration, GERA’s board of directors, acting on the unanimous recommendation of a special committee composed of directors who are not officers or employees of GERA and who the board of directors believes meet the American Stock Exchange criteria as “independent directors,” has determined that the Properties Acquisition Proposal is fair to and in the best interests of GERA and its stockholders. GERA’s board of directors has also determined that the Article Sixth Amendment Proposal, 2007 Equity Plan Proposal, Director

Nomination Proposal and E&Y Ratification Proposal, are in the best interests of GERA’s stockholders. GERA’s board of directors unanimously recommends that you vote or give instruction to vote “FOR” the adoption of the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal.

All GERA stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of GERA common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the Article Sixth Amendment Proposal.

A complete list of GERA stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive offices of GERA for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

C. Michael Kojaian
Chairman of the Board

[date]

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

SEE “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE ACQUISITION.

SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

•	The parties to the acquisition are:

•	The Company; and

•	GBE, the sponsor and an affiliate of the Company, and its wholly owned subsidiary formed to effect the acquisition with the Company, Property Acquisition, which in turn wholly owns three special purpose entities, GERA Abrams Centre LLC, GERA 6400 Shafer LLC and GERA Danbury LLC, which are collectively referred to as the “SPEs.” GERA Abrams Centre LLC owns a discrete commercial real estate property located in Dallas, Texas (the “Dallas Property” or “Abrams Centre”), GERA 6400 Shafer LLC owns a discrete commercial real estate property located in Rosemont, Illinois (the “Rosemont Property” or “6400 Shafer Court”), and GERA Danbury LLC owns a discrete commercial real estate property located in Danbury, Connecticut (the “Danbury Property” or “Danbury Corporate Center” and together with the Dallas Property and the Rosemont Property, the “Properties”).

•	On closing of the acquisition, GERA will acquire the Properties through its ownership of Property Acquisition. See the section entitled “The Properties Acquisition Proposal.”

•	The SPEs have received mortgage loans from Wachovia Bank, N.A., one mortgage loan is in the amount of $42.5 million, which is secured jointly by the Dallas Property and the Rosemont Property (the “Dallas and Rosemont Wachovia Loan”) (GBE has internally allocated approximately $22 million to the Rosemont Property and approximately $20.5 million to the Dallas Property), and the other mortgage loan is in the amount of $78 million which is secured by the Danbury Property (the “Danbury Wachovia Loan”; the Dallas and Rosemont Wachovia Loan and the Danbury Wachovia Loan, collectively, the “Wachovia Mortgage Loans”). GBE simultaneously closed the Wachovia Mortgage Loans and its acquisition of the Danbury Property on June 15, 2007. The aggregate proceeds of the Wachovia Mortgage Loans were $120.5 million of which GBE used: (i) $72.3 million to pay the purchase price of the Danbury Property (net of closing adjustments); (ii) $43.6 million to fund required tax, insurance, interest, engineering, debt and leasing reserves which are held by Wachovia; (iii) $2.4 million to pay the lender’s fees and costs; and (iv) $2.2 million to reduce GBE’s aggregate equity in the Properties. As of June 15, 2007, GBE’s aggregate equity investment in the Properties was $42.7 million of which: (a) $8.4 million is attributed to the Rosemont Property; (b) $7.9 million is attributed to the Dallas Property; and (c) $26.5 million is attributed to the Danbury Property. GERA will indirectly acquire the Properties subject to the Wachovia Mortgage Loans.

•	Property Acquisition purchased the Properties for an aggregate purchase price of $122.2 million and as a result of adjustments at the closings of the purchases of the Properties received an aggregate credit against the purchase price of $6.6 million. In addition, through June 15, 2007, Property Acquisition paid an aggregate of approximately $.5 million in other direct acquisition costs. Imputed interest on amounts advanced by GBE to Property Acquisition through June 15, 2007 was approximately $1.3 million.

Pursuant to the LLC Acquisition Agreement, as consideration for the acquisition of Property Acquisition, GERA will pay to GBE the sum of:

(a)	the Preliminary Purchase Price, calculated as follows:

Property contract purchase price	$122,200
Property closing adjustments, net	(6,646)
Other direct acquisition costs (as of June 15, 2007)	450
Interest on property acquisition costs (as of June 15, 2007)	1,261
Wachovia Mortgage Loans assumed	(120,500)
Financing reserves	43,574
Financing fees	2,400

Preliminary Purchase Price; plus	42,739

(b)	interest on the Preliminary Purchase Price calculated at the rate per annum, which rate shall be adjusted monthly at and as of the 15th day of each month (or, if the 15th day is not a business day, the next business day of such month), equal to the one-month London Inter-Bank Offered Rate (LIBOR) plus 3.50% (the “Interest Rate”) from June 16, 2007 through and including the closing date; plus

(c)	all direct costs (including, without limitation, due diligence and closing costs, audit and accounting fees, financing fees, and third party legal fees and costs) paid by GBE on or after June 16, 2007 in connection with the acquisition of any of the Properties (the “Property Acquisition Costs”); plus

(d)	interest on the Property Acquisition Costs calculated at the Interest Rate from the date of payment of any such cost through and including the closing date; plus

(e)	the amount of any advances made by GBE to Property Acquisition or any of its subsidiaries on or after June 16, 2007 (and not repaid to GBE with interest prior to the closing date) to fund any operating losses incurred with respect to any of the Properties at any time after June 15, 2007 through the closing date (the “Property Advances”); plus

(f)	interest on the Property Advances calculated at the Interest Rate from the date of each such advance through and including the closing date (collectively, the “LLC Purchase Price”).

The following is an example of a calculation of the LLC Purchase Price. If the business combination was consummated on July 15, 2007, the amount of consideration paid to GBE would be approximately $43,397,000 based upon the sum of the Preliminary Purchase Price (approximately $42,739,000) plus interest accrued on the Preliminary Purchase Price since June 16, 2007 (estimated as of July 15, 2007 as approximately $307,000) and all additional Property Acquisition Costs since June 16, 2007 (estimated as of July 15, 2007 as approximately $351,000).

Such consideration represents the amounts invested in or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of the SPEs by GBE, and costs and expenses associated with the evaluation, acquisition, financing and operation of the Properties.

Additionally, on the closing of the acquisition, and pursuant to the master agreement for services dated February 27, 2006 among GERA and GBE (the “Services Agreement”), GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing of the LLC Acquisition Agreement, GERA shall pay GBE an acquisition fee of approximately $1.2 million with respect to the Properties. See the section entitled “The LLC Acquisition Agreement — Acquisition Consideration.”

Furthermore, in addition to the LLC Purchase Price and acquisition fee GBE is to receive from GERA at the closing of the transactions contemplated by the LLC Acquisition Agreement, GBE received a commission from Danbury Buildings Co., L.P. and Danbury Buildings, Inc. (collectively, “Buildings Co.”), the seller of the Danbury Property, in an amount equal to 1% of the purchase price of the Danbury Property ($807,500) at the time of GBE’s acquisition of the Danbury Property pursuant to a pre-existing agreement between Buildings Co. and GBE effective as of June 27, 2006 whereby GBE was retained to find a buyer for the Danbury Property.

Peter J. Solomon Company L.P., the financial advisor to the special committee of our board of directors, has advised GERA that, in undertaking its analysis of whether the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement is fair from a financial point of view to GERA, it took into account the fee paid to GBE by the seller of the Danbury Property.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?

A.	The Company has agreed to acquire Property Acquisition from the Company’s sponsor and affiliate, GBE, pursuant to the terms of the LLC Acquisition Agreement (a copy of it is attached to this proxy statement as Annex A and we encourage you to read it) and as a consequence thereof, the Company shall indirectly acquire the Properties.

In order to complete the acquisition of Property Acquisition, GERA stockholders that hold shares of common stock that were issued in the IPO must vote to approve the Properties Acquisition Proposal. GERA stockholders will also be asked to vote to approve (i) the Article Sixth Amendment Proposal, (ii) the 2007 Equity Plan Proposal, (iii) the Director Nomination Proposal, and (iv) the E&Y Ratification Proposal, but such approvals are not conditions to the acquisition. If approved by the GERA stockholders, GERA’s amended and restated certificate of incorporation, as it will appear if all amendments to its certificate of incorporation are approved, is attached as Annex B hereto, and the 2007 Omnibus Equity Plan is attached as Annex C hereto. Regardless of the vote on the Article Sixth Amendment Proposal, if the Properties Acquisition Proposal is approved, and subject to the satisfaction or waiver of the conditions to closing set forth in the LLC Acquisition Agreement, the transaction will be completed.

GERA will hold a special meeting of its stockholders to vote on the proposals outlined in this proxy statement. This proxy statement contains important information about the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal, and the special meeting of GERA stockholders. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

Q.	What vote is required?

A.	Pursuant to GERA’s certificate of incorporation, the approval of the Properties Acquisition Proposal will require the affirmative vote of the holders of a majority of the shares of GERA common stock issued in the IPO present in person or represented by proxy and entitled to vote at the special meeting. There are currently 29,834,403 shares of GERA common stock outstanding, of which 23,958,334 shares were issued in the IPO. The acquisition will not be consummated if the holders of 20% or more of the common stock issued in the IPO (4,791,667 shares or more) exercise their conversion rights. Approval of the Article Sixth Amendment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of GERA common stock on the record date, and approval of the 2007 Equity Plan Proposal, Director Nomination Proposal and E&Y Ratification Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of GERA common stock represented in person or by proxy and entitled to vote at the special meeting.

Q.	Why is GERA proposing the acquisition?

A.	GERA was organized for the purpose of acquiring, through a purchase, asset acquisition or other business combination, one or more United States commercial real estate properties and/or assets. In order to facilitate GERA’s objective of real estate acquisition,

GBE, an affiliate and sponsor of GERA, formed Property Acquisition as a holding company, which in turn established three special purpose entities, the SPEs, to acquire the Properties. GERA’s board believes that the Properties are underperforming and that the value of the Properties can be improved through the repositioning of the Properties in the marketplace, superior marketing, improved tenant management, and the structuring of flexible leasing arrangements.

Q.	Do I have conversion rights?

A.	If you hold shares of common stock issued in the IPO, then you have the right to vote against the Properties Acquisition Proposal and demand that GERA convert such shares into a pro rata portion of the trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount) in which a substantial portion of the net proceeds of the IPO are held. The right to convert your shares into a pro rata portion of the trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount) will only become applicable if the Properties Acquisition Proposal is approved and the acquisition contemplated by the LLC Acquisition Agreement is consummated. If the Properties Acquisition Proposal is not approved, conversion of your shares will not be permitted and your shares will not be converted into cash. However, if we are unable to execute a letter of intent, agreement in principle or definitive agreement to enter into a business combination by September 3, 2007, or we do execute such an agreement by such date, but the contemplated business combination is not consummated by March 3, 2008, we will be forced to liquidate GERA and all holders of shares issued in the IPO will receive their pro rata distribution of the funds held in the trust account, plus any interest earned thereon (less any taxes due on such interest), together with any remaining out-of-trust net assets after payment of its liabilities from non-trust account funds. We sometimes refer to these rights to vote against the Properties Acquisition Proposal and demand conversion of the shares into a pro rata portion of the trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount) as “conversion rights.”

Q.	How do I exercise my conversion rights?

A.	If you wish to exercise your conversion rights, you must (i) vote against the Properties Acquisition Proposal, (ii) demand that GERA convert your shares into cash, (iii) continue to hold your shares through the closing of the acquisition and (iv) then deliver your shares to the transfer agent within the period specified in a notice you will receive from the Company, which period will be not less than 20 days from the date of such notice. In lieu of delivering your stock certificate, you may deliver your shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. Your vote on any proposal other than the Properties Acquisition Proposal will have no impact on your right to seek conversion.

You may exercise your conversion rights either by checking the box on the proxy card or by submitting your request in writing to GERA at the address listed at the end of this section. If you (i) initially vote for the Properties Acquisition Proposal but then wish to vote against it and exercise your conversion rights, or (ii) initially vote against the Properties Acquisition Proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to GERA to exercise your conversion rights, or (iii) initially vote against the Properties Acquisition Proposal but later wish to vote for it, you may request GERA to send you another proxy card on which you may indicate your intended vote and, if that vote is against the Properties Acquisition Proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting GERA at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by GERA prior to the special meeting. No demand for conversion will be honored unless the holder’s stock certificate has been delivered (either physically or electronically) to the transfer agent after the meeting.

If you have validly exercised your conversion rights, and notwithstanding your negative vote the acquisition is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount, calculated as of two business days prior to the date of the consummation of the acquisition. As of the record date, there was approximately $ in trust, including accrued interest, but excluding taxes due on such interest and any amounts representing the underwriters’ deferred discount, which would amount to approximately $ per share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of GERA common stock for cash and will no longer own these shares.

See the section entitled “Special Meeting of GERA Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.

Exercise of your conversion rights does not result in either the conversion or a loss of your warrants. Your warrants will continue to be outstanding and exercisable following a conversion of your common stock unless we do not consummate the acquisition.

Q.	If I vote against the proposed acquisition, do I have appraisal rights?

A.	GERA stockholders do not have appraisal rights in connection with the acquisition under the General Corporation Law of the State of Delaware (“DGCL”).

Q.	What happens to the funds deposited in the trust account after consummation of the acquisition?

A.	After consummation of the acquisition, GERA stockholders validly electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account determined as set forth above promptly after their shares are delivered to the transfer agent either physically or electronically. The balance of the funds in the trust account will be released to GERA and will become general funds of GERA, with a portion of such funds being used to pay the LLC Purchase Price.

Q.	What happens if the acquisition is not consummated?

A.	In the event that the acquisition is not completed and GERA does not enter into a letter of intent, agreement in principle or a definitive agreement to consummate another business combination by September 3, 2007, or enters into such an agreement but the contemplated business combination is not consummated by March 3, 2008, GERA must be liquidated. In any liquidation, the funds held in the trust account, plus any interest earned thereon (less any taxes due on such interest), together with any remaining out-of-trust net assets, will be distributed pro rata to the holders of GERA’s common stock issued in the IPO. Holders of GERA common stock issued prior to the IPO have waived any right to any liquidation distribution with respect to those shares.

Q.	When do you expect the acquisition to be completed?

A.	If approved by the stockholders at the special meeting, it is currently anticipated that the acquisition will be consummated promptly following the special meeting.

For a description of the conditions to completion of the acquisition, see the sections entitled “The LLC Acquisition Agreement — Conditions to the Closing of the Acquisition”.

Q.	What do I need to do now?

A.	GERA urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the acquisition will affect you as a stockholder of GERA. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of GERA common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

YOUR VOTE IS IMPORTANT. PLEASE VOTE OR PROVIDE INSTRUCTIONS ON HOW TO VOTE TO THE RECORD HOLDER OF YOUR SHARES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. Send a later-dated, signed proxy card to GERA’s secretary at the address of GERA’s corporate headquarters prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to GERA’s secretary, which must be received by GERA’s secretary prior to the special meeting.

Q.	Do I need to send in my stock certificates?

A.	GERA stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates after the acquisition, because their shares will not be converted or exchanged in the acquisition. GERA stockholders who vote against the Properties Acquisition Proposal and exercise their conversion rights must deliver their stock certificates to our transfer agent within the period specified in a notice you will receive from GERA, which period will be not less than 20 days from the date of such notice.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your GERA shares.

Q.	Who can help answer my questions?

A.	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Robert Slaughter Corporate Secretary Grubb & Ellis Realty Advisors, Inc. 500 West Monroe, Suite 2800 Chicago, Illinois 60661 Tel: (312) 698-4900

You may also obtain additional information about GERA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information”.

If you intend to vote against the Properties Acquisition Proposal and seek conversion of your shares, you will need to deliver your stock certificate to our transfer agent within the period specified in a notice you will receive from the Company, which period will be not less than 20 days from the date of such notice. If you have questions regarding the certification of your position or delivery of your stock certificate, please contact:

Greg Denman Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, New York 10004 Tel: (212) 845-3287

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Properties Acquisition Proposal, you should read this entire document carefully, including the LLC Acquisition Agreement attached as Annex A to this proxy statement. The LLC Acquisition Agreement is the legal document that governs the acquisition and the other transactions that will be undertaken in connection with the acquisition. It is also described in detail elsewhere in this proxy statement.

The Parties

Grubb & Ellis Realty Advisors, Inc.

GERA is a blank check company organized as a corporation under the laws of the State of Delaware on September 7, 2005. The Company was formed for the purpose of acquiring, through a purchase, asset acquisition or other business combination, one or more United States commercial real estate properties and/or assets. In March 2006, the Company consummated the IPO of its equity securities, from which it derived net proceeds of approximately $133,400,000, including proceeds from the exercise of the underwriters’ over-allotment option. Approximately $132,325,004 of the net proceeds of the IPO, along with the initial capital from GBE ($2,500,000) and a deferred underwriting discount ($2,675,000), were placed in a trust account. Such funds, with the interest earned thereon, will be released to GERA upon consummation of the business acquisition, and will also be used to pay any amounts payable to GERA stockholders who vote against the business acquisition and exercise their conversion rights. Remaining proceeds, if any, will be used for working capital, which to the extent available will be used to fund organic growth and additional acquisitions.

The remainder of the net proceeds of the IPO, or approximately $1,075,000, was held outside of the trust account and has been and will be used by GERA to pay the expenses incurred in its pursuit of a business combination and/or acquisition. As of June 30 ,2007, the amount in the trust account including accrued interest but net of taxes and deferred underwriter’s discount was approximately $141,200,000 and as of July 10, 2007 GERA had approximately $53,000 remaining out of trust, and approximately $372,000 of accrued expenses. Other than the IPO and the pursuit of a business combination, GERA has not engaged in any business to date.

In the event that the transaction with GBE is not completed and GERA does not enter into a letter of intent, agreement in principle or a definitive agreement to consummate another business combination by September 3, 2007, or enters into such agreement but the contemplated business combination or acquisition is not consummated by March 3, 2008, GERA must be liquidated. Upon approval of GERA’s stockholders, GERA will dissolve and promptly distribute to its public stockholders the amount in its trust account plus remaining net assets after payment of its liabilities from non-trust account funds.

The GERA common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the American Stock Exchange (“AMEX”) under the symbols GAV for the common stock, GAV.WS for the warrants and GAV.U for the units.

The mailing address of GERA’s principal executive office is Grubb & Ellis Realty Advisors, Inc., 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661 and its telephone number is (312) 698-4900.

GBE

GBE, the sponsor and an affiliate of GERA, is a corporation formed in Delaware in 1980. Property Acquisition is a limited liability company formed in Delaware, on October 2, 2006, and a wholly owned subsidiary of GBE. GBE formed Property Acquisition as a holding company, which in turn established the SPEs, to acquire the Dallas Property, the Rosemont Property and the Danbury Property. See the section entitled “Business of GBE and Property Acquisition.”

GBE’s principal executive offices, which are also the executive offices of GERA, are located at 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661 and its telephone number is (312) 698-6700.

The Acquisition

The LLC Acquisition Agreement provides for a business combination transaction in which GERA will acquire Property Acquisition, which, in turn, owns 100% of the SPEs that own the Properties. This will be accomplished through a purchase by GERA of all the issued and outstanding membership interests of Property Acquisition from GBE in exchange for the LLC Purchase Price. Such consideration represents the amounts invested in or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of the SPEs by GBE, and costs and expenses associated with the evaluation, acquisition and operation of the Properties. The SPEs and the Properties will be subject to the Wachovia Mortgage Loans at the time of the Company’s acquisition of Property Acquisition.

GERA and GBE have agreed that pursuant to the Services Agreement, GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing of the LLC Acquisition Agreement, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties.

GERA plans to complete the business combination promptly after the GERA special meeting provided that:

•	the requisite GERA stockholders have approved the Properties Acquisition Proposal;

•	holders of fewer than 20% of the shares of common stock issued in the IPO have voted against the Properties Acquisition Proposal and demanded conversion of their shares into cash; and

•	the other conditions specified in the LLC Acquisition Agreement have been satisfied or waived.

The Article Sixth Amendment Proposal

An amendment to GERA’s certificate of incorporation is being proposed, upon consummation of the acquisition, to eliminate certain provisions that are applicable to GERA only prior to its completion of a business combination. As a result of the amendment, after the acquisition, Article Sixth of GERA’s certificate of incorporation will address only its classified board of directors, with existing provisions that relate to it as a blank check company being deleted.

The 2007 Equity Plan Proposal

The plan is designed to attract, retain and motivate selected eligible employees and key non-employees of the Company and its affiliates, and reward them for making major contributions to the success of the Company and its affiliates. These objectives are accomplished by making long-term incentive awards under the plan that will offer participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its affiliates and their financial success. The various types of incentive awards that may be provided under the plan will enable GERA to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The plan is attached as Annex C to this proxy statement. We encourage you to read the plan in its entirety.

The Director Nomination Proposal

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. The term of office of the first class of directors, consisting of William Downey, is expiring at the special meeting. Our board of directors has unanimously approved the nomination of William Downey as a member of our board of directors to serve for a three-year term expiring in 2010.

The E&Y Ratification Proposal

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as GERA’s independent registered public accounting firm for the year 2007. E&Y was first retained as GERA’s independent registered public accounting firm in September 2005. Although this appointment is not required to be submitted to a vote of the stockholders, the board of directors believes it appropriate at this time to request that the stockholders ratify the appointment of the independent registered public accounting firm for the year 2007. In the event a majority of the votes cast at the special meeting are not voted in favor of this proposal, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of E&Y.

We anticipate that a representative of E&Y will be present at the special meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by stockholders at the special meeting.

GERA’s Recommendations to Stockholders; Reasons for the Acquisition

After careful consideration of the terms and conditions of the LLC Acquisition Agreement, the certificate of incorporation amendment, the incentive compensation plan, the election of William Downey, and E&Y’s ratification, the board of directors of GERA has determined that the proposed acquisition, the certificate of incorporation amendment, the incentive compensation plan, the election of William Downey, and E&Y’s ratification, are fair to and in the best interests of GERA and its stockholders. In reaching its decision with respect to the LLC Acquisition Agreement and the transactions contemplated thereby, the board of directors of GERA relied on the unanimous recommendation of a special committee composed of directors who are not officers or employees of GERA and who the board of directors believes meet the American Stock Exchange criteria as “independent directors.” Accordingly, GERA’s board of directors unanimously recommends that GERA stockholders vote:

•	FOR the Properties Acquisition Proposal;

•	FOR the Article Sixth Amendment Proposal;

•	FOR the 2007 Equity Plan Proposal;

•	FOR the Director Nomination Proposal; and

•	FOR the E&Y Ratification Proposal.

GERA Inside Stockholders

As of July 24, 2007, Messrs. Kojaian, Rose, Downey, Lazar and Stillman, and GBE (the “GERA Inside Stockholders”) beneficially owned and were entitled to vote 7,792,736 shares of GERA common stock, or approximately 26.12% of GERA’s outstanding common stock, 5,876,069 of which (“Original Shares”) were issued to the GERA Inside Stockholders prior to the IPO at approximately $0.43 per share and the balance of which were purchased in the IPO or in open market transactions. In connection with the IPO, GERA and Deutsche Bank Securities Inc., the managing underwriter of the IPO, entered into agreements with each of the GERA Inside Stockholders pursuant to which each GERA Inside Stockholder agreed to vote his or its Original Shares on the Properties Acquisition Proposal in accordance with the majority of the votes cast by the holders of shares issued in the IPO. Accordingly, the vote of the Original Shares has no bearing on the outcome of the Properties Acquisition Proposal. The GERA Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the special meeting and that they will vote the shares they purchased in the IPO or in open market transactions in favor of all of the proposals being presented at the special meeting, including the Properties Acquisition Proposal. Mr. Kojaian is currently the chairman of our board, Mr. Rose is currently our chief executive officer and a director, and Messrs. Downey, Lazar and Stillman are currently directors and members of the special committee.

Acquisition Consideration

Upon closing of the LLC Acquisition Agreement, GBE will receive from GERA the LLC Purchase Price in cash. Such consideration represents the amounts invested in or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of the SPEs by GBE, and costs and expenses associated with the evaluation, acquisition and operation of the Properties. Moreover, GERA and GBE have agreed that pursuant to the Services Agreement, GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing of the LLC Acquisition Agreement, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties.

GERA’s board or directors determined that the aggregate fair market value of the Properties is equal to at least 80% of GERA’s net assets based upon the amount of proceeds held in a trust account as of June 6, 2007.

Fairness Opinion

Peter J. Solomon Company L.P., or PJSC, delivered an opinion to the special committee of our board of directors, to the effect that, as of June 4, 2007, based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement is fair from a financial point of view to GERA. The full text of the written opinion of PJSC, dated June 4,

2007, which sets forth the assumptions made, the matters considered, and the qualifications and limitations on the review undertaken by PJSC in connection with its opinion, is attached as Annex E to this proxy statement. The opinion was provided to the special committee for use in connection with its consideration as to whether the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement is fair from a financial point of view to GERA. The opinion did not constitute a recommendation to the special committee, our board of directors or any holder of shares of our common stock as to how to vote in connection with the transactions contemplated by the LLC Acquisition Agreement.

Under the terms of the engagement letter between GERA and PJSC, PJSC provided the special committee financial advisory services and GERA agreed to pay PJSC certain fees for such services. Upon the signing of the engagement letter, PJSC received a non-refundable fee of $50,000. Upon the delivery of its opinion, PJSC was paid an additional $125,000, resulting in total compensation to PJSC of $175,000.

Date, Time and Place of Special Meeting of GERA’s Stockholders

The special meeting of the stockholders of GERA will be held at 10:00 a.m., Eastern Time, on          , at           to consider and vote upon the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of GERA common stock at the close of business on          , which is the record date for the special meeting. You will have one vote for each share of GERA common stock you owned at the close of business on the record date. GERA warrants do not have voting rights. On the record date, there were           shares of GERA common stock outstanding.

Approval of GBE

GBE’s board of directors has approved the LLC Acquisition Agreement and the transactions contemplated thereby at a meeting convened by the board of directors of GBE on June 6, 2007. No further action by GBE is needed to approve the sale of Property Acquisition by GBE.

Quorum and Vote of GERA Stockholders

A quorum of GERA stockholders is necessary to hold a valid special meeting. A quorum will be present at the GERA special meeting if a majority of the outstanding shares entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

•	Pursuant to GERA’s certificate of incorporation, the approval of the Properties Acquisition Proposal will require the affirmative vote of the holders of a majority of the shares of GERA common stock issued in the IPO present in person or represented by proxy and entitled to vote at the special meeting. There are currently 29,834,403 shares of GERA common stock outstanding, of which 23,958,334 shares were issued in the IPO. The acquisition will not be consummated if the holders of 20% or more of the common stock issued in the IPO (4,791,667 shares or more) exercise their conversion rights.

•	The approval of the Article Sixth Amendment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of GERA common stock on the record date.

•	The approval of the 2007 Equity Plan Proposal, Director Nomination Proposal and E&Y Ratification Proposal will require the affirmative vote of the holders of a majority of the shares of GERA common stock represented in person or by proxy and entitled to vote at the special meeting.

A consequence of the difference in these voting requirements is that the vote of holders of fewer shares may be required for the approval of the Properties Acquisition Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal, than for the approval of the Article Sixth Amendment Proposal being presented at the special meeting.

Abstentions will have the same effect as a vote “AGAINST” all of the proposals. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes “AGAINST” the proposal to amend the certificate of incorporation, but will have no effect on the Properties Acquisition Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal. Please note that you cannot seek conversion of your shares unless you affirmatively vote against the Properties Acquisition Proposal.

Relation of Proposals

The approval of the Article Sixth Amendment Proposal, 2007 Equity Plan Proposal, Director Nomination Proposal and E&Y Ratification Proposal are not conditions to the consummation of the acquisition but, if the Properties Acquisition Proposal is not approved, the Article Sixth Amendment Proposal and 2007 Equity Plan Proposal will not be presented at the special meeting for adoption. The 2007 Equity Plan Proposal and the E&Y Ratification Proposal have been approved by GERA’s board of directors and will take effect upon consummation of the acquisition, subject to stockholder approval of the plan.

Conversion Rights

Pursuant to GERA’s certificate of incorporation, a holder of shares of GERA’s common stock issued in the IPO may, if the stockholder affirmatively votes against the Property Acquisition Proposal and complies with the other terms described in this proxy statement, demand that GERA convert such shares into cash. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by GERA at any time prior to the special meeting. Additionally, holders seeking conversion must tender their stock certificates to our transfer agent within the period specified in a notice you will receive from the Company, which will be not less than 20 days from the date of such notice, after the special meeting. If properly demanded, GERA will convert each share of common stock issued in the IPO in respect of which a conversion request is made into a pro rata portion of the trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount), calculated as of two business days prior to the anticipated consummation of the acquisition. As of July 24, 2007, this would amount to approximately $5.89 per share. If you exercise your conversion rights, then you will be exchanging your shares of GERA common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the Properties Acquisition Proposal, properly demand conversion, and tender your stock certificate to our transfer agent within the period specified in a notice you will receive from the Company, which period will be not less than 20 days from the date of such notice. If the LLC Acquisition Agreement is not consummated, these shares will not be converted into cash. However, if we are unable to execute a letter of intent, agreement in principle or definitive agreement to enter into a business combination by September 3, 2007, or we do execute such an agreement but the contemplated business combination is not consummated by March 3, 2008, we will be forced to liquidate and all holders of shares issued in the IPO will receive a pro rata portion of the trust account (including interest thereon, but excluding taxes on such interest), calculated as of two business days prior to the anticipated consummation of the acquisition.

The acquisition will not be consummated if the holders of 20% or more of the common stock issued in the IPO (4,791,667 shares or more) exercise their conversion rights.

Appraisal Rights

GERA stockholders do not have appraisal rights in connection with the acquisition under the DGCL.

Proxies

Proxies may be solicited by mail, telephone or in person. GERA has engaged [          ] to assist in the solicitation of proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of GERA and GBE Directors and Officers in the Acquisition

When you consider the recommendation of GERA’s board of directors in favor of adoption of the Properties Acquisition Proposal, you should keep in mind that GERA’s executive officers and some members of GERA’s board are also executive officers of GBE and members of GBE’s board of directors and, as a result, have interests in the acquisition transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	if the acquisition is not approved and GERA is unable to execute a letter of intent, agreement in principle or definitive agreement to enter into a business combination by September 3, 2007, or if such an agreement is executed, and GERA is unable to complete the business combination by March 3, 2008, GERA will be required to liquidate. In such event, the 5,876,069 shares of common stock held by the GERA Inside Stockholders, including GERA’s officers and directors and their affiliates and other persons, that were acquired prior to the IPO for an aggregate purchase price of $2,500,000, will be worthless because GERA’s Inside Stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based on the last sale price of $ on the AMEX on , the record date.

•	Kojaian Ventures, LLC, with which Mr. Kojaian, the chairman of our board, is affiliated, purchased 1,666,667 units in the IPO, for an aggregate purchase price of $10,000,002, at $6.00 per unit. Such units included 3,333,334 warrants. Following the IPO, GBE purchased 4,645,521 warrants for an aggregate purchase price of $2,178,297 (or approximately $0.47 per warrant), pursuant to an agreement between GBE and Deutsche Bank Securities, Inc., entered into in connection with the IPO. This agreement was entered into by GBE at a time when it was not in possession of any material non-public information relating to GERA. The agreement provided that GBE place an irrevocable order with a broker-dealer who did not participate in the IPO to purchase up to $3,500,000 worth of warrants, without any further instructions, at prices not to exceed $0.70 per warrant during the forty-trading period commencing on the date separate trading of GERA’s warrants commenced, in compliance with Rule 10b5-1. On June 28, 2006, GBE agreed to a sixty-day extension of this agreement. All of the warrants will become worthless if the LLC Acquisition Agreement or another business combination is not consummated.

•	Additionally, GERA has engaged GBE to provide GERA with brokerage services pursuant to the services agreement (the “Services Agreement”) and Grubb & Ellis Management Services, Inc. (“GEMS”), GBE’s wholly owned subsidiary, to provide GERA with property management services pursuant to a property management agreement dated February 27, 2006 (the “Property Management Agreement”) following the consummation of a business combination. Pursuant to the Services Agreement, GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing of the LLC Acquisition Agreement, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties. Furthermore, pursuant to the Property Management Agreement, GEMS will serve as GERA’s sole exclusive managing agent for all real property we acquire. The Property Management Agreement has an initial term of twelve (12) months from the date of the consummation of a business combination and shall be automatically renewed for successive terms, each with a duration of one (1) year unless otherwise terminated in accordance with its terms. Additionally, the Property Management Agreement entitles GEMS to a monthly management fee equal to the greater of (a) three percent (3%) of a property’s monthly gross cash receipts from the operations of the property, or (b) a minimum monthly fee to be determined by mutual agreement subject to the approval of a majority of the independent members of the Company’s board of directors which will take into consideration, among other things, then current market prices and terms for services for comparable projects. In addition, we are required to reimburse GEMS for salaries and other expenses paid or incurred by it that are directly related to managing the asset or assets. Furthermore, for each project under a master agreement for project management services dated February 27, 2006 (the “Project Management Agreement”), GBE will receive a fee equal to five percent (5%) of the total project costs. If a business combination is not completed by March 3, 2008, GBE and GEMS will be unable to collect fees payable to them pursuant to the agreements discussed above. For additional information regarding each of the Services Agreement, the Property Management Agreement and the Project Management Agreement, please see the section entitled “Certain Relationships and Related Party Transactions.”

•	Furthermore, in the event GERA effects a business combination, GERA has agreed to grant Mark W. Chrisman, a member of our investment committee and executive vice president of acquisitions of GBE, $250,000 worth of restricted shares of our common stock based on the per share price that is equal to the average of the high and low market price of GERA common stock on the date the business combination is consummated. Such shares shall vest in three equal installments of thirty-three and one-third percent (33 1/3%) on the date the business combination is consummated and on the second and third anniversaries of such date, subject to Mr. Chrisman continuing to be employed by GBE or the Company on such dates. Mr. Chrisman does not have an employment agreement with the Company and the Company is under no obligation to enter into an employment agreement with Mr. Chrisman or any other individuals. However, in the event Mr. Chrisman remains employed by GBE or the Company, it is presently anticipated that he would be providing services to the Company. If a business combination is not completed by March 3, 2008, Mr. Chrisman will not be issued the stock discussed above.

•	In addition, provided that the business combination is approved, GBE has agreed to transfer to Ms. Maureen Ehrenberg, executive vice president of GBE and president of GBE’s Global Client Services, $150,000 worth of its Original Shares (subject to all of the terms and conditions of such Original Shares) for services provided to GBE in connection with the IPO. Ms. Ehrenberg has not provided any other services to GBE with respect to the Company and has not provided any other services to or on behalf of the Company, and it is not anticipated that Ms. Ehrenberg will do so upon the consummation of the business combination.

•	Each SPE has entered into an exclusive agency agreement with GBE whereby GBE has been retained as each SPE’s exclusive leasing agent with a right to lease tenant space at the Properties. As consideration for its services, GBE shall receive a commission for each new lease of space, and for certain renewals and expansions, as follows:

•	For new leases and tenant expansions at the Dallas Property, not involving an outside broker, GBE shall be paid 4.5% of the basic rental (the fixed rents excluding certain specified charges), and for renewals at the Dallas Property not involving an outside broker GBE shall be paid 3.5% of the basic rental.

•	For new leases, expansions and renewals at the Dallas Property involving an outside broker, GBE shall be paid 2.25% of the basic rental.

•	For new leases, expansions and renewals at the Rosemont Property not involving an outside broker, GBE shall be paid a commission equal to $1.00 per rentable square foot of leased space per lease year.

•	For new leases, expansions and renewals at the Rosemont Property in which an outside broker is involved, GBE shall be paid an amount equal to 50% of the amount payable to the outside procuring broker under a separate agreement between the SPE and the procuring broker, and the SPE shall be responsible for all payments to the procuring broker.

•	For new leases, expansions and renewals at the Danbury Property not involving an outside procuring broker, GBE shall be paid 5% of the rents for the first five lease years, 2.5% of the rents for lease years 6 through 10, and 1% of the rents for any lease years thereafter for the balance of the term.

•	For new leases, expansions and renewals at the Danbury Property involving an outside broker as procuring broker, GBE shall be paid an amount equal to 150% of the amount which would have been paid had there been no outside broker involved in the transaction, with the proviso that GBE shall be responsible for paying two-thirds of that amount to the outside broker, so that GBE shall retain an amount equal to 50% of what it would have received had no outside broker been involved in the transaction.

The agency leasing agreement for the Rosemont Property shall remain in effect through May 1, 2009, unless sooner terminated in accordance with the terms of the agreement. The term of the agency leasing agreement for the Dallas Property shall, unless sooner terminated, remain in effect through March 1, 2010. The term of the agency leasing agreement for the Danbury Property shall, unless sooner terminated, remain in effect through June 14, 2008. Each of the agency leasing agreements may be terminated by either the owner or the broker by providing thirty days advance written notice of termination to the other party.

•	Additionally, each SPE has entered into property management agreements (the “Management Agreements”) with GEMS. The Management Agreements appoint GEMS as each SPE’s sole exclusive management agent for the Properties. For its services, GEMS will receive for the Dallas Property a fee equal to three percent (3%) of the property’s monthly gross cash receipts from the operations of such property plus reimbursement for salaries and other expenses that are directly related to managing the property. Under the Management Agreements for the Rosemont Property and the Danbury Property, GEMS is to receive a monthly management fee equal to the greater of (a) three percent (3%) of a property’s monthly gross cash receipts from the operations of the property, or (b) a minimum monthly fee determined by mutual agreement based upon then current market prices and terms for services for comparable projects plus reimbursement for salaries and other expenses that are directly related to managing each asset. The Management Agreements have an initial term of twelve (12) months from the effective date of the agreements and shall be automatically renewed for successive terms, each with a duration of one (1) year unless otherwise terminated in accordance with the terms of the agreements.

•	Furthermore, in addition to the LLC Purchase Price and acquisition fee GBE is to receive from GERA at the closing of the transactions contemplated by the LLC Acquisition Agreement, GBE received a commission from Buildings Co., the seller of the Danbury Property, in an amount equal to 1% of the purchase price of the Danbury Property ($807,500) at the time of GBE’s acquisition of the Danbury Property pursuant to a pre-existing agreement between Buildings Co. and GBE effective as of June 27, 2006 whereby GBE was retained to find a buyer for the Danbury Property.

•	The Company and GBE have entered into the LLC Acquisition Agreement whereby the Company will through the acquisition of Property Acquisition, acquire the Properties. For more information regarding the LLC Acquisition Agreement, please see the section of this proxy statement entitled “The LLC Acquisition Agreement.”

Conditions to the Closing of the Acquisition

Consummation of the LLC Acquisition Agreement is conditioned on the holders of a majority of the shares of GERA common stock that were issued in the IPO voting to approve the Properties Acquisition Proposal. The GERA stockholders will also be asked to approve the 2007 Equity Plan Proposal, the Article Sixth Amendment Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal. The acquisition is not dependent on the approval of such other proposals. If stockholders owning 20% or more of the shares issued in the IPO vote against the Properties Acquisition Proposal and exercise their right to convert their shares purchased in the IPO into a pro-rata portion of the funds held in trust by GERA for the benefit of the holders of shares purchased in the IPO, then the acquisition cannot be consummated.

In addition, the consummation of the LLC Acquisition Agreement is conditioned upon no governmental entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by the LLC Acquisition Agreement illegal or otherwise prohibiting or restraining the consummation of such transactions on substantially the terms contemplated by the LLC Acquisition Agreement.

GBE’s Conditions to Closing of the Acquisition under the LLC Acquisition Agreement

The obligations of GBE to consummate the transactions contemplated by the LLC Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	GBE shall have received by wire transfer the acquisition consideration and the acquisition fee;

•	Each representation and warranty of GERA contained in the LLC Acquisition Agreement that is (i) qualified as to materiality shall have been true and correct in all respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing, with the same force and effect as if made on and as of the closing of the acquisition, and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing of the acquisition; and

•	GERA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the closing of the acquisition.

GERA’s Conditions to Closing of the Acquisition under the LLC Acquisition Agreement

The obligations of GERA to consummate the transactions contemplated by the LLC Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	Each representation and warranty of GBE and Property Acquisition contained in the LLC Acquisition Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing, and (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing; provided, that the representations and warranties of GBE and Property Acquisition set forth in Section 2.2 of the LLC Acquisition Agreement shall have been true and correct in all respects as of the date of the LLC Acquisition Agreement and on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing;

•	Property Acquisition and GBE shall have performed or complied in all material respects with all agreements and covenants required by the LLC Acquisition Agreement to be performed or complied with by them at or prior to the closing of the acquisition; and

•	No Material Adverse Effect shall have occurred since the date of the LLC Acquisition Agreement.

The term “Material Adverse Effect” is defined in the LLC Acquisition Agreement as any change, event, violation, inaccuracy, circumstance or effect which, individually or when aggregated with all other changes, events, violations, inaccuracies, circumstances or effects, has had or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Property Acquisition, the SPEs or the Properties taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes directly attributable to the public announcement or pendency of the transactions contemplated by the LLC Acquisition Agreement, (ii) changes in general national or general regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse acquisition transactions with a public shell; provided, however, that the matters referred to in the foregoing clauses (ii) and (iii) shall be considered in determining whether a Material Adverse Effect has occurred if such matters affect Property Acquisition, any of the SPEs or any of the Properties in a materially disproportionate manner when compared to the effect of such matters on other persons engaged in the same industry in which Property Acquisition or the SPEs operate;

Termination of the LLC Acquisition Agreement

The LLC Acquisition Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of GERA, Property Acquisition and GBE at any time;

•	by either GERA or GBE if the acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that the right to terminate the LLC Acquisition Agreement under this provision shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the acquisition to occur on or before such date and such action or failure to act constitutes a breach of the LLC Acquisition Agreement;

•	by either GERA or GBE if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, ruling or other action is final and nonappealable;

•	by GBE or Property Acquisition, upon a breach of any representation, warranty, covenant or agreement on the part of GERA set forth in the LLC Acquisition Agreement, or if any representation or warranty of GERA shall have become untrue, in either case such that the conditions set forth in Article VI of the LLC Acquisition Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by GERA is curable by GERA prior to the closing, then neither Property Acquisition nor GBE may terminate the LLC Acquisition Agreement under this provision for thirty (30) days after delivery of written notice from Property Acquisition or GBE to GERA of such breach, provided GERA continues to exercise commercially reasonable efforts to cure such breach (and neither Property Acquisition nor GBE may terminate the LLC Acquisition Agreement pursuant to this provision if it is then in material breach of the LLC Acquisition Agreement or if such breach by GERA is cured during such thirty (30)-day period);

•	by GERA, upon a breach of any representation, warranty, covenant or agreement on the part of GBE or Property Acquisition set forth in the LLC Acquisition Agreement, or if any representation or warranty of GBE or Property Acquisition shall have become untrue, in either case such that the conditions set forth in Article VI of the LLC Acquisition Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by GBE or Property Acquisition prior to the closing, then GERA may not terminate the LLC Acquisition Agreement under this provision for thirty (30) days after delivery of written notice from GERA to GBE or Property Acquisition of such breach, provided GBE or Property Acquisition, as applicable, continues to exercise commercially reasonable efforts to cure such breach (and GERA may not terminate the LLC Acquisition Agreement pursuant to this provision if it is then in material breach of the LLC Acquisition Agreement or if such breach by GBE or Property Acquisition is cured during such thirty (30)-day period);

•	by either GERA, GBE or the Company, if, at the special meeting (including any adjournments thereof) GERA has failed to obtain the requisite approval of the GERA stockholders; or

•	by GBE on or after September 30, 2007 if it is required to terminate the LLC Acquisition Agreement pursuant to the terms of Section 5.01(s) of the Amended and Restated Credit Agreement, dated as of April 14, 2006, by and among GBE, as borrower, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent and as syndication agent, the financial institutions identified therein as lenders, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, as amended by each of that certain First Letter Amendment dated as of June 16, 2006, and that certain Second Letter Amendment dated as of February 16, 2007, as in effect on the date the of the LLC Acquisition Agreement; provided, however, that GBE shall only be permitted to terminate the LLC Acquisition Agreement pursuant to this provision if GBE has used its reasonable best efforts to cause the provisions of such Section 5.01(s) to be waived, modified or extended so as to permit the transactions contemplated by the LLC Acquisition Agreement to be consummated subsequent to September 30, 2007.

Regulatory Matters

The transactions contemplated by the LLC Acquisition Agreement are not subject to any additional federal or state regulatory approval, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act.

Risk Factors

In evaluating the Properties Acquisition Proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

We are providing the following selected financial information to assist you in your analysis of the financial aspects of the acquisition.

GERA’s balance sheet data as of June 30, 2006 and statement of operations data for the period from September 7, 2005 (inception) to June 30, 2006, are derived from the GERA historical financial statements included elsewhere in this proxy statement.

GERA’s balance sheet data as of March 31, 2007 and March 31, 2006 and statement of operations data for the nine months ended March 31, 2007 and the period from September 7, 2005 (date of inception) to March 31, 2006 are derived from GERA’s unaudited historical interim financial statements which are included elsewhere in this proxy statement. In the opinion of GERA’s management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements.

The selected financial information of GERA is only a summary and should be read in conjunction with GERA’s historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement. The information presented is not indicative of future performance of GERA after the acquisition.

Grubb & Ellis Realty Advisors, Inc.
(a corporation in the development stage)
(amounts in thousands except per share data)

		From Inception	From Inception
	Nine Months	(September 7,	(September 7,
	Ended	2005) to	2005) to
	March 31, 2007	March 31, 2006	June 30, 2006

Statement of Operations Data:
Operating expenses	$627	$84	$308
Interest earned on cash and cash equivalents/investments held in trust	5,195	501	2,128
Net Income	2,989	281	1,201
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(685)	(66)	(281)
Net income allocable to common stock	2,303	215	920
Net income per weighted average common share outstanding:
— Basic	$0.08	$0.03	$0.06
— Diluted	$0.08	$0.03	$0.06
Weighted average common shares outstanding:
— Basic	29,834	7,887	14,634
— Diluted	29,834	7,887	14,634

	As of	As of	As of
	March 31, 2007	March 31, 2006	June 30, 2006

Balance Sheet Data:
Cash, cash equivalents and investments held in trust	$142,828	$139,543	$139,628
Total assets	143,741	139,706	140,529
Total liabilities	3,573	3,518	3,350
Common stock subject to possible redemption	26,952	26,952	26,952
Total stockholder’s equity	112,251	109,171	109,947

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

We have presented below selected unaudited pro forma condensed combined financial information that reflects the Properties Acquisition Proposal, including the Wachovia Mortgage Loans. We are providing this information to aid you in your analysis of the financial aspects of the Properties Acquisition Proposal including the Wachovia Mortgage Loans. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the following financial statements which are included elsewhere in this proxy:

•	the financial statements and related notes of GERA as of June 30, 2006 and for the Period from September 7, 2005 (Date of Inception) through June 30, 2006 (audited) and the financial statements of GERA as of March 31, 2007 and for the Nine Months Ended March 31, 2007 and periods from September 7, 2005 (Date of Inception) through March 31, 2007 (unaudited) and March 31, 2006 (unaudited), respectively;

•	the financial statements and related notes of 6400 Shafer Court for the Year Ended December 31, 2006 (audited), for the Three Months Ended March 31, 2006 (unaudited), for the Period from January 1, 2007 through February 27, 2007 (Previous Owner) (unaudited), and for the Period from February 28, 2007 through March 31, 2007 (GBE Owner) (unaudited);

•	the financial statements and related notes of Abrams Centre for the Year Ended December 31, 2006 (audited), for the Three Months Ended March 31, 2006 (unaudited), for the Period from January 1, 2007 through February 19, 2007 (Previous Owner) (unaudited), and for the Period from February 20, 2007 through March 31, 2007 (GBE Owner) (unaudited); and

•	the financial statements and related notes of Danbury Corporate Center for the Year Ended December 31, 2006 (audited) and for the Three Months Ended March 31, 2007 and 2006 (unaudited).

This information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

The selected unaudited pro forma condensed combined balance sheet data at March 31, 2007 reflects the historical information of GERA as of such date, as adjusted to give pro forma effect to the Properties Acquisition Proposal including the Wachovia Mortgage Loans as if they had occurred on March 31, 2007. The assets and liabilities of the acquired Properties pursuant to the Properties Acquisition Proposal have been recorded at fair value in accordance with Statement of Financial Accounting Standards No. 141 — Business Combinations. The purchase price allocation has not been finalized and is subject to change based upon recording of actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Properties.

The selected unaudited pro forma condensed combined statements of operations data for the nine months ended March 31, 2007 and the year ended June 30, 2006 reflect the historical information of GERA adjusted to give pro forma effect to the Properties Acquisition Proposal, including the Wachovia Mortgage Loan, as if they had occurred on July 1, 2005. Amounts for the Properties have also been adjusted for fiscal year presentation.

The selected unaudited pro forma condensed combined financial information have been prepared using two different levels of approval of the transaction by GERA stockholders, as follows:

•	Assuming No Redemption: This presentation assumes that none of the GERA stockholders exercise their redemption rights; and

•	Assuming Maximum Redemption: This presentation assumes that 19.9% of the GERA stockholders exercise their redemption rights.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The selected unaudited pro forma condensed combined statements of operations data and the selected unaudited pro forma condensed combined balance sheet data do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

Grubb & Ellis Realty Advisors, Inc.
Selected Unaudited Pro Forma Condensed
Combined Balance Sheet Information
(amounts in thousands)

	As of March 31, 2007
	Assuming No	Assuming
	Share	Maximum Share
	Redemption	Redemption

Total assets	$273,305	$245,387
Total liabilities	$133,137	$133,137
Total stockholder’s equity	$140,168	$112,250

Grubb & Ellis Realty Advisors, Inc.
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
(amounts in thousands except per share data)

	Nine Months Ended		Year Ended
	March 31, 2007		June 30, 2006
		Assuming		Assuming
	Assuming	Maximum	Assuming	Maximum
	No Share	Share	No Share	Share
	Redemption	Redemption	Redemption	Redemption

Total revenues	$15,375	$15,375	$19,971	$19,971
Total expenses	$21,241	$21,241	$29,846	$29,846
Net income (loss)	$(2,896)	$(2,896)	$(8,615)	$(8,615)
Net income (loss) allocable to common stock	$(2,896)	$(2,896)	$(8,615)	$(8,615)
Net income (loss) per weighted average common share outstanding:
— Basic	$(0.10)	$(0.12)	$(0.29)	$(0.34)
— Diluted	$(0.10)	$(0.12)	$(0.29)	$(0.34)
Weighted average common shares outstanding:
— Basic	29,834	25,045	29,834	25,045
— Diluted	29,834	25,045	29,834	25,045

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the Properties Acquisition Proposal.

Risks Related to our Business and Operations Following the Acquisition of Property Acquisition

The real estate market in general is subject to a number of economic conditions that are not within our control.

The commercial real estate market is subject to various risks and fluctuations and cycles in value and demand for real estate in local markets, many of which are beyond our control. Changes in one or more of these factors could either favorably or unfavorably impact the volume of transactions and prices or lease terms for real estate. Consequently, our revenue and our corresponding cash flow and financial condition could be materially and adversely impacted by changes in these factors. These factors include:

•	adverse changes in international, national, regional or local economic, demographic and market conditions;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	competition from other real estate investors with significant capital;

•	reductions in the level of demand for commercial space, and changes in the relative popularity of properties;

•	fluctuations in interest rates, which could adversely effect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•	unanticipated increases in operating expenses, including, without limitation, insurance costs, labor costs, construction cost, energy prices and costs of compliance with laws, regulations and governmental policies;

•	unanticipated additional real estate developments which increase overall market supply and competition;

•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws and governmental fiscal policies, and changes in the related costs of compliance with laws, regulations and governmental polices; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001, which may result in uninsured losses.

Major unexpected mechanical or building system failures may result in adverse changes in the performance of our properties and harm our financial condition.

Major unexpected mechanical or building system failures may result in the disruption of building operations resulting in loss of rents as well as require us to make significant, unbudgeted capital expenditures. Such expenditures and loss of rents could reduce our cash flows and funds available for future dividends.

Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions, which could adversely affect our operating results and financial condition.

The commercial real estate industry is highly competitive on an international, regional and local level. We will face competition from REITs, institutional pension funds, and other public and private real estate companies and private real estate investors. Although many of our competitors are local or regional firms that are substantially smaller than we are as a whole, some of these firms are substantially larger than we are in the local or regional area in which we actually compete with these firms. These competitors may prevent us from acquiring desirable properties or increase the price we must pay for real estate. Our competitors may have greater resources than we do, and may be willing to pay more or may have a more compatible operating philosophy with our acquisition targets. In particular, REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for such properties. If we pay higher prices for properties, our profitability may decrease and we may experience a lower return on our investments. Increased competition for properties may also preclude us from acquiring those properties that would generate the most attractive returns to us.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition or to refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

Increasing interest rates could have a negative impact our real estate investments in multiple ways.

An environment of rising interest rates creates the risk of incurring increased interest rate payments on any current financings, such as the Wachovia Mortgage Loans, new financings or re-financings that we may pursue or higher interest rates if an interest rate adjustment occurs as a term of an existing loan on any of the properties.

Rising interest rates also may be accompanied by weakening economic conditions, which will typically lead to constrained business expansion by companies. Such a condition may have a direct impact on the commercial real estate market. Businesses that would otherwise accommodate their growth by leasing space in commercial buildings may no longer pursue an expansion strategy.

In addition, higher interest rates may create financial pressures on existing tenants causing them to vacate or reduce the amount of space they occupy or cause a tenant to delay paying its rent or cause them to default on their rental payments. Under such a situation a tenant may ask for rent forgiveness. In extreme situations a tenant may decide to declare bankruptcy.

Reduced demand for space and increasing vacancy resulting from increasing interest rates may affect our ability to achieve our leasing objectives in terms of occupancy, rental rates and leasing concessions. When tenant demand for leased space falls, rental rates may follow suit. Weakening market conditions can trigger higher tenant concessions that may become necessary to provide a financial inducement to attract new tenants to lease vacant space in the properties and to entice existing tenants to renew their leases. These incentives usually take the form of free rent and tenant improvement allowances of a higher amount than we had otherwise planned on providing.

Under each of the scenarios described above there could be a reduction in the amount of cash flow available to fund operations, improve the properties or to distribute as dividends to stockholders. If the conditions become too severe, there is always the risk that we may not be able to meet debt service payments resulting in the lender initiating foreclosure proceedings on the loan. When the property has been offered as collateral for the loan the lender would acquire title to the property as a result of the foreclosure and we would lose our ownership interests and rights in the property.

A rising interest rate environment combined with deteriorating real estate market fundamentals could also affect investor demand for real estate and ultimately the value of real estate. Higher interest rates affect our ability to underwrite transactions and may impair our ability to meet future targeted returns. When debt becomes more costly, buyers relying on financing to fund their acquisitions will either leave the market or they will be forced to submit offers at lower prices, making them less competitive. The absence of this group of buyers may reduce the competition among buyers, which may affect the price the remaining active buyers will bid for a property.

Deteriorating market fundamentals may cause buyers to modify how they underwrite their purchases. If they are more cautious in their interpretation of market trends, the value of our properties when we sell them may be less than what we paid for them. In addition to the risk of a loss on the sale of a property there is the further risk of the value being insufficient to repay the principal on any loans that may be outstanding.

Rising operating expenses and decrease in rents at our properties could reduce our cash flow and funds available for future dividends.

Our properties will likely be subject to operating risks common to real estate in general, any or all of which may negatively affect us. In addition, the Properties are subject to certain floating operating expenses for market based purchases (such as, electricity, gas and other utilities) that have short term fluctuation risk. Furthermore, if any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. If our competitors offer space at rental rates below market rates, or below the rental rates we charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we charge in order to retain tenants when our tenants’ leases expire. Our properties could also be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. Increases in operating expenses and loss of rents could reduce our cash flows and funds available for future dividends.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

GERA has not paid cash dividends in the past and does not expect to pay dividends in the foreseeable future. The holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds available therefore. As part of our consideration to pay cash dividends, we intend to retain adequate funds from future earnings to support the development and growth of our business. Furthermore, the payment of future dividends is at the discretion of GERA’s board of directors and is subject to a number of factors, including results of operations, general business conditions, growth, financial condition, contractual restrictions and other factors deemed relevant by GERA’s board of directors. Such factors may also prevent GERA from issuing dividends in the foreseeable future.

Environmental regulation and issues, over certain of which we may have no control, may adversely impact our business.

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Failure by us to uncover and adequately protect against environmental issues in connection with a target acquisition may subject us to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay. We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner which could adversely affect us.

Certain environmental conditions exist at the Danbury Property that will require remediation in accordance with applicable state law.

Environmental assessments conducted at the Danbury Property revealed that certain additional remediation will be required in connection with two underground heating oil storage tanks removed from the property in 1992. The Danbury Property is subject to the Connecticut Transfer Act (the “Transfer Act”) which requires that environmental conditions at the property be assessed and remediated in connection with a sales transaction. Buildings Co., the sellers of the Danbury Property, are responsible for compliance with the Transfer Act and have agreed to perform and pay all costs associated with completing, in accordance with the requirements of the Transfer Act, all required assessments and remediation of any environmental conditions (including conditions related to the removal of the underground storage tanks) existing at the property prior to closing identified by such assessments. In addition, to secure the performance of its obligations, at the closing, Buildings Co. deposited $2,000,000 in an escrow account which will remain in place until the completion of the Transfer Act requirements, and Buildings Co., together with Buckeye Casa Grande, L.P. and Bridgewater Investments, Inc. have agreed to indemnify Property Acquisition with respect to substantially all liabilities which may be incurred under the Transfer Act in connection with the remediation of existing hazardous substances at the Danbury Property or caused by Building Co.’s remediation activities. A Phase I Environmental Site Assessment revealed that in addition to conditions related to the removal of the underground storage tanks, additional investigation may be required with respect to potential environmental impacts from visible staining and leakage of hydraulic oil in the area of a trash compactor and loading docks adjacent to a trench drain, and visible staining within the chauffer garage adjacent to a storm drain. The remediation of the conditions related to the removal of the underground storage tanks and the remaining assessment work will be completed at the expense of Buildings Co. If Buildings Co. fails to perform its obligations under the Transfer Act and Buckeye Casa Grande, L.P. and Bridgewater Investments, Inc. do not satisfy their indemnification obligations, Property Acquisition may incur such liability as the current owner of the Danbury Property. Furthermore, any subsequent transfer of the Danbury Property prior to the completion of the Transfer Act requirements will also be subject to the requirements of the Transfer Act. Transfer of the Danbury Property subsequent to completion of the Transfer Act requirements may also be subject to the Transfer Act if certain hazardous materials activities occur at the Danbury Property thereafter.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Our properties may contain asbestos which could lead to liability for adverse health effects and costs of remediating asbestos.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (or ACMs), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against us for personal injury associated with ACMs. There may be ACMs at certain of the properties we acquire.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make substantial unintended expenditures.

Any properties we acquire will be required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties will be obligated by law to comply with the ADA provisions, and the tenants under our net leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition. In addition, we will be required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements.

Failure of our tenants to pay rent could seriously harm our operating results and financial condition.

We will rely on rental payments from tenants of a target acquisition as a source of cash. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy, insolvency, or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company. A default by a large tenant on one of these properties could have a material adverse effect on our operating results and financial condition.

In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure you that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant was found, we would be able to enter into a new lease on favorable terms.

The bankruptcy or insolvency of our tenants under their leases could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our operating results and financial condition.

Increases in our property taxes could adversely affect our cash flow and financial condition.

Each of our properties will be subject to real and personal property taxes. These taxes on our properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Many U.S. states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect our cash flow and financial condition.

Uninsured and underinsured losses may adversely affect operations.

We, or in certain instances, tenants of our properties, are likely to carry commercial general liability, fire and extended coverage insurance with respect to our properties. We plan to obtain coverage that has policy specifications and insured limits that we believe are customarily carried for similar properties. However, certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, may be either uninsurable or not economically insurable. Should a property sustain damage, we may incur losses due to insurance deductibles, to co-payments on insured losses or to uninsured losses. In the event of a substantial property loss, the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

In the event of an underinsured loss with respect to a property relating to a title defect, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property. In the event of a significant loss at one or more of the properties covered by the blanket policy, the remaining insurance under our policy, if any, could be insufficient to adequately insure our remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than our current policy.

If we are unable to promptly relet or renew leases as they expire, our cash flow and ability to service our indebtedness, may be adversely affected.

We are subject to the risks that upon expiration of leases for space located in our buildings (a) such leases may not be renewed, (b) such space may not be relet or (c) the terms of renewal or reletting, taking into account the cost of required renovations, may be less favorable than the current lease terms. If we are unable to promptly relet, or renew the leases for, a substantial portion of the space located in our buildings, or if the rental rates upon such renewal or reletting are significantly lower than expected rental rates, or if our reserves for these purposes prove inadequate, our cash flow and ability to service our indebtedness may be adversely affected.

Risks Related to the Acquisition

Our working capital will be reduced if GERA stockholders exercise their right to convert their shares into cash. This would reduce our cash reserve after the acquisition.

Pursuant to our certificate of incorporation, holders of shares issued in the IPO may vote against the acquisition and demand that we convert their shares, calculated as of two business days prior to the anticipated consummation of the acquisition, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. We will not consummate the acquisition if holders of 4,791,667 or more shares of common stock issued in the IPO exercise these conversion rights. To the extent the acquisition is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to us following the acquisition. As of                     , the record date, assuming the Properties Acquisition Proposal is approved, the maximum amount of funds that could be disbursed to our stockholders upon the exercise of their conversion rights is approximately $           , or approximately 20% of the funds held in the trust account. Any payment upon exercise of conversion rights will reduce our cash after the acquisition, which may limit our ability to implement our business plan.

If GERA stockholders fail to vote or abstain from voting on the Properties Acquisition Proposal, they may not exercise their conversion rights to convert their shares of common stock of GERA into a pro rata portion of the trust account.

GERA stockholders holding shares of GERA stock issued in the IPO who affirmatively vote against the Properties Acquisition Proposal may, at the same time, demand that we convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the acquisition. GERA stockholders who seek to exercise this conversion right must affirmatively vote against the acquisition and tender their stock certificates to our transfer agent within the period specified in a notice you will receive from the Company, which period will be not less than 20 days from the date of such notice. Any GERA stockholder who fails to vote or who abstains from voting on the Properties Acquisition Proposal or who fails to tender their stock certificate (physically or electronically) within the period specified in a notice you will receive from the Company, which period will be not less than 20 days from the date of such notice, may not exercise his conversion rights and will not receive a pro rata portion of the trust account for conversion of his shares.

Certain of our current directors and executive officers own shares of common stock and warrants that will be worthless if the acquisition is not approved. Consequently, they may have a conflict of interest.

Our chief executive officer, Mark E. Rose and all of our directors and certain of their affiliates beneficially own stock in GERA that they were issued prior to the IPO. Additionally, certain of these persons purchased units in connection with the IPO, which contained            warrants and also purchased            warrants in the public market after the IPO. Our executives and directors and their affiliates are not entitled to receive any of the cash proceeds that may be distributed upon our liquidation with respect to shares they acquired prior to the IPO. Therefore, if the acquisition is not approved and we are forced to liquidate, such shares held by such persons will be worthless, as will the warrants.

If we do not consummate the acquisition and are forced to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed.

In the event that the LLC Acquisition Agreement is not consummated, and GERA does not enter into a letter of intent, agreement in principle or a definitive agreement to consummate another business combination or acquisition of assets by September 3, 2007, or executes such an agreement but the contemplated business combination is not consummated by March 3, 2008, GERA must be liquidated. We anticipate that, if we are forced to liquidate, the following will occur:

•	our board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file our preliminary proxy statement with the SEC;

•	if the SEC does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to our stockholders, and, 20 days following the mailing of such definitive proxy statement, we will convene a special meeting of our stockholders, at which they will vote on our plan of dissolution and liquidation; and

•	if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement. We would then mail the definite proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a special meeting of our stockholders at which they will vote on our plan of dissolution and liquidation.

We expect that all costs associated with the implementation and completion of our plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although we cannot assure you that there will be sufficient funds for such purpose.

We will not liquidate the trust account unless and until our stockholders approve our plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in our trust account and any remaining net assets as part of our plan of dissolution and liquidation.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the acquisition of Property Acquisition, we will dissolve and liquidate pursuant to Section 275 of the DGCL. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in dissolution (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after our dissolution, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the Properties Acquisition Proposal and seeking conversion;

•	fluctuations in customer demand;

•	management of rapid growth;

•	general economic conditions;

•	Property Acquisition’s business strategy and plans; and

•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of GERA, Property Acquisition or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, GERA and GBE undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the Properties Acquisition Proposal, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on GERA, Property Acquisition and/or GBE.

SPECIAL MEETING OF GERA STOCKHOLDERS

General

We are furnishing this proxy statement to GERA stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of GERA stockholders to be held on                      , and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about                      in connection with the vote on the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal, and the E&Y Ratification Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on                     , at 10:00 a.m., Eastern Time, at  .

Purpose of the GERA Special Meeting

At the special meeting, we are asking holders of GERA common stock to:

•	approve the acquisition of Property Acquisition and as a consequence thereof, the acquisition of the Properties (Properties Acquisition Proposal);

•	approve an amendment to our certificate of incorporation to remove the preamble, Sections A through D, inclusive, and Section F of Article Sixth from the certificate of incorporation from and after the closing of the acquisition, as these provisions will no longer be applicable to us, and to redesignate section E of Article Sixth, which relates to the staggered board, as Article Sixth (Article Sixth Amendment Proposal);

•	approve the adoption of the 2007 Omnibus Equity Plan (2007 Equity Plan Proposal);

•	elect William Downey to our board of directors (Director Nomination Proposal); and

•	ratify the appointment of E&Y as our independent public accountants for the year 2007 (E&Y Ratification Proposal).

Recommendation of GERA Board of Directors

Our board of directors:

•	has unanimously determined that each of the Properties Acquisition Proposal, Article Sixth Amendment Proposal, 2007 Equity Plan Proposal, Director Nomination Proposal and E&Y Ratification Proposal, is fair to and in the best interests of us and our stockholders;

•	has unanimously approved the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal;

•	unanimously recommends that our common stockholders vote “FOR” the Properties Acquisition Proposal;

•	unanimously recommends that our common stockholders vote “FOR” the Article Sixth Amendment Proposal;

•	unanimously recommends that our common stockholders vote “FOR” the 2007 Omnibus Equity Plan Proposal;

•	unanimously recommends that our common stockholders vote “FOR” the Director Nomination Proposal; and

•	unanimously recommends that our common stockholders vote “FOR” the E&Y Ratification Proposal.

The recommendation of our board of directors with respect to the Properties Acquisition Proposal is based in part on the unanimous recommendation of the special committee of the board that was formed to consider and evaluate the transaction.

Record Date; Who is Entitled to Vote

We have fixed the close of business on                     , as the “record date” for determining GERA stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on                     , there were                      shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with us, the 5,876,069 shares of our common stock held by stockholders who purchased their shares of common stock prior to the IPO will be voted on the Properties Acquisition Proposal in accordance with the majority of the votes cast at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under the rules of the National Association of Securities Dealers (“NASD”), your broker may not vote your shares on the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal, or the E&Y Ratification Proposal. Since a stockholder must affirmatively vote against the Properties Acquisition Proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. Beneficial holders of shares held in “street name” that are voted against the Properties Acquisition Proposal may exercise their conversion rights, provided that they have their shares delivered to our transfer agent within the period specified in a notice you will receive from the Company, which period will be not less than 20 days from the date of such notice. See the information set forth in “Special Meeting of GERA Stockholders — Conversion Rights.”

If you choose to have your shares certificated, we have been informed that our transfer agent, Continental Stock & Trust Company, will charge a handling fee of $35.00 in connection with the tender of physical certificates. If you elect to have physical delivery of your share certificates, you would have to comply with the following steps. If your shares are held in street name, you must instruct your account executive at your bank or broker to withdraw the shares from the your account and request that a physical certificate be issued in the your name. Our transfer agent, will be available to assist with this process. After the meeting, the Company will send a notice to all Converting Stockholders advising them of the requirement to deliver their shares to the transfer agent, which notice will specify the time period (which will be not less than 20 days from the date of the notice) during which such delivery must be made. Once you have received such notice, you must submit your certificated shares to the transfer agent within the period specified in the notice. Certificates that have not been tendered in accordance with these procedures will not be converted into cash.

Vote of Our Stockholders Required

The approval of the Properties Acquisition Proposal will require the affirmative vote of the holders of a majority of the shares of GERA common stock issued in the IPO present in person or represented by proxy and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Properties Acquisition Proposal and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Properties Acquisition Proposal. You cannot seek conversion unless you affirmatively vote against the Properties Acquisition Proposal.

The Article Sixth Amendment Proposal will require the affirmative vote of the holders of a majority of GERA common stock outstanding on the record date. Because this proposal to amend our charter requires the affirmative vote of a majority of the shares of common stock outstanding, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against this proposal.

The approval of the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the special meeting. Abstentions are deemed entitled to vote on the proposals. Therefore, they have the same effect as a vote against the proposal. Broker non-votes are not deemed entitled to vote on the proposal and, therefore, they will have no effect on the vote on the proposal.

Voting Your Shares

Each share of GERA common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to vote your shares of GERA common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our board “FOR” the adoption of the Properties Acquisition Proposal, the Article Sixth Amendment Proposal, the 2007 Equity Plan Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF OUR COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT COULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE PROPERTIES ACQUISITION PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND FOR CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF THE IPO (AND THE INTEREST EARNED FROM THEREON) ARE HELD.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Robert Slaughter, our corporate secretary, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call [          ], our proxy solicitor, at [          ], or Robert Slaughter, our corporate secretary at (312) 698-6700.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Properties Acquisition Proposal, Article Sixth Amendment Proposal, 2007 Equity Plan Proposal, Director Nomination Proposal and E&Y Ratification Proposal. Other than procedural matters incident to the conduct of the special meeting, no other matters will be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

Any of our stockholders holding shares of GERA common stock issued in the IPO as of the record date who affirmatively votes these shares against the Properties Acquisition Proposal may demand that we convert such shares into a pro rata portion of the trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount), calculated as of two business days prior to the anticipated consummation of the acquisition. If demand is properly made, the Properties Acquisition Proposal is approved and the LLC Acquisition Agreement is consummated, we will convert these shares into a pro rata portion of funds held in the trust account (including interest thereon, but excluding taxes on such interest and any amounts representing the underwriters’ deferred discount), calculated as of two business days prior to the anticipated consummation of the acquisition.

GERA stockholders who seek to exercise this conversion right (“Converting Stockholders”) must affirmatively vote against the acquisition proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their stock certificates (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to our transfer agent after the meeting. After the meeting, the Company will send a notice to all Converting Stockholders advising them of the requirement to deliver their shares to the transfer agent, which notice will specify the time period (which will be not less than 20 days from the date of the notice) during which such delivery must be made. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

If you choose to have your shares certificated, we have been informed that our transfer agent, Continental Stock & Trust Company, will charge a handling fee of $35.00 in connection with the tender of physical certificates. If you elect to have physical delivery of your share certificates, you would have to comply with the following steps. If your shares are held in street name, you must instruct your account executive at your bank or broker to withdraw the shares from the your account and request that a physical certificate be issued in the your name. Our transfer agent, will be available to assist with this process. After the meeting, the Company will send a notice to all Converting Stockholders advising them of the requirement to deliver their shares to the transfer agent, which notice will specify the time period (which will be not less than 20 days from the date of the notice) during which such delivery must be made. Once you have received such notice, you must submit your certificated shares to the transfer agent within the period specified in the notice. Certificates that have not been tendered in accordance with these procedures will not be converted into cash.

The closing price of our common stock on            (the record date) was $      and the per-share, pro-rata cash held in the trust account on the record date was approximately $     . Prior to exercising conversion rights, our stockholders should verify the market price of our common stock as they may receive greater proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. We cannot assure our stockholders that they will be able to sell their shares of GERA common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If the holders of 4,791,667 or more shares of common stock issued in the IPO (an amount equal to 20% or more of those shares), vote against the acquisition and properly demand conversion of their shares, we will not be able to consummate the acquisition.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the acquisition proposal, properly demand conversion, and deliver your stock certificate (either physically or electronically) to our transfer agent after the meeting within the period specified in a notice that you will receive from the Company, which period will be not less than 20 days after the date of such notice.

Appraisal Rights

Stockholders of GERA do not have appraisal rights in connection with the acquisition under the DGCL.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

We have hired [          ] to assist in the proxy solicitation process. We will pay [          ] a fee of approximately $      plus disbursements. Such fee will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

THE PROPERTIES ACQUISITION PROPOSAL

The discussion in this document of the acquisition and the principal terms of the LLC Acquisition Agreement is qualified in its entirety by reference to the LLC Acquisition Agreement. A copy of the LLC Acquisition Agreement is attached as Annex A to this proxy statement.

General Description of the Acquisition

Pursuant to the LLC Acquisition Agreement, GERA will acquire all of the issued and outstanding membership interests of Property Acquisition and as a consequence thereof will indirectly acquire the Properties. Upon the closing of the transactions contemplated by the LLC Acquisition Agreement, GBE will receive from GERA the LLC Purchase Price in cash. The LLC Purchase Price represents the amounts invested in or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of the SPEs by GBE, and costs and expenses associated with the evaluation, acquisition, financing and operation of the Properties.

GERA and GBE have also agreed that pursuant to the Services Agreement, GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing of the LLC Acquisition Agreement, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties.

Background of the Acquisition

GERA was formed on September 7, 2005 for the purpose of acquiring, through a purchase, asset acquisition or other business combination, one or more United States commercial real estate properties and/or assets. In March 2006, GERA consummated the IPO, from which it derived net proceeds of approximately $133.4 million, including proceeds from the exercise of the underwriters’ over-allotment option. Approximately $132.3 million of the net proceeds from the IPO, along with the initial capital from GBE of $2.5 million and a deferred underwriting discount of approximately $2.7 million, were placed in a trust account.

Following the completion of the IPO, GBE, acting on behalf of GERA established a group of professionals (the “GERA Acquisition Team”) led by Mark Chrisman, executive vice president of acquisitions of GBE and a member of our investment committee, to identify and review acquisition opportunities that fit within GERA’s identified investment strategy as set forth in the final prospectus for the IPO. The GERA Acquisition Team reviewed acquisition opportunities that had an aggregate value of approximately $5.8 billion and that consisted of approximately 60 million square feet of rentable space in 30 states. The acquisition opportunities that were considered by the GERA Acquisition Team included entire companies, distinct property portfolios, individual properties and joint ventures.

The GERA Acquisition Team became aware of the availability of the Dallas Property in June 2006. The property was listed by CB Richard Ellis and presented to the GERA Acquisition Team directly by the listing broker. During August 2006, GERA tendered a non-binding letter of intent to acquire the Dallas Property and two other properties (all of which were owned by the same entity) located in the Dallas metropolitan area. The owner sold the other two properties to an unaffiliated purchaser, but as a consequence of the non-binding letter of intent tendered by GERA, in October 2006, pursuant to a “warehousing strategy” authorized by the GBE board, as more fully described below, Property Acquisition entered into a contract to acquire the Dallas Property. Pursuant to this contract, Property Acquisition had the right to terminate the contract for any reason without loss of its earnest money deposit or other penalty during a specified due diligence period. During December 2006 through February 2007, the contract for the Dallas Property was amended a number of times to, among other things, extend the due diligence period several times, reduce the purchase price, cause the terms of a tenant lease to be modified and extend the closing date. The Dallas Property was purchased by GERA Abrams Centre LLC, a wholly-owned subsidiary of Property Acquisition, on February 20, 2007 pursuant to this negotiated process.

The GERA Acquisition Team became aware of the availability the Rosemont Property in October 2006. The property was managed by GEMS, a wholly-owned subsidiary of GBE. The property was not marketed for sale by a listing broker; rather, the property was presented to the GERA Acquisition Team by the then owner of the property on a direct basis as an off-market transaction. During December 2006, GERA entered into a non-binding letter of intent to acquire the Rosemont Property, and as a consequence of the non-binding letter of intent entered into by GERA, in February 2007, pursuant to the warehousing strategy being pursued by GBE, Property Acquisition entered into a contract to acquire the Rosemont Property. Pursuant to this contract, Property Acquisition had the right to terminate the contract for the Rosemont Property for any reason without loss of its earnest money deposit or other penalty during a specified due diligence period. The Rosemont Property was purchased by GERA 6400 Shafer LLC, a wholly-owned subsidiary of Property Acquisition, on February 28, 2007 pursuant to this negotiated process.

The GERA Acquisition Team became aware of the Danbury Property in July 2006. The property was listed by GBE and was managed by GEMS, a wholly-owned subsidiary of GBE. GBE, in its capacity as the broker for Buildings Co., the seller of the Danbury Property, conducted an auction process for the Danbury Property. The GERA Acquisition Team did not participate in the auction process. As a result of the auction process, Buildings Co. with the assistance of GBE, in its capacity as the broker for Buildings Co., selected a preferred purchaser and entered into negotiations with this purchaser. However, Buildings Co. and the preferred purchaser from the auction process were unable to enter into a definitive agreement with respect to the transaction. Following the termination of the discussions between Buildings Co. and the preferred purchaser from the auction process, the GERA Acquisition Team entered into discussions with Buildings Co. and began its due diligence review of the Danbury Property. As a result of these discussions, in February 2007, Property Acquisition, in accordance with GBE’s warehousing strategy, entered into a contract to acquire the Danbury Property and another nearby parcel, which permitted Property Acquisition to terminate the contract for any reason without loss of its earnest money deposit or other penalty during a specified due diligence period. During March and April 2007, the contract was amended a number of times to, among other things, extend the due diligence period several times, reduce the purchase price, exclude the smaller parcel from the transaction, address certain environmental issues and extend the closing date. The Danbury Property was purchased by GERA Danbury LLC, a wholly-owned subsidiary of Property Acquisition, on June 15, 2007 through this negotiated process.

The concept of GBE warehousing properties for the GERA business combination was introduced to the GBE board of directors at its August 15, 2006 meeting. At this meeting, GBE’s chief executive officer, Mark Rose, provided the GBE board of directors with an update on the status of GBE’s review of acquisition opportunities identified by the GERA Acquisition Team to date. Mr. Rose explained to GBE’s board of directors that, because of the legal requirements that must be satisfied for GERA to accomplish its business combination, the process of identifying suitable acquisition opportunities for GERA and completing the business combination faced two principal challenges, transaction size and transaction speed. In order to address these challenges, Mr. Rose proposed to GBE’s board of directors a strategy under which GBE would purchase properties with the intention of re-selling them to GERA on a basis that is cost neutral to GBE at such time as GBE had accumulated assets of sufficient value for GERA to seek approval of a business combination from its stockholders. Mr. Rose then explained that the proposed strategy had not been considered by the members of the board of directors of GERA (other than persons who were also members of GBE’s board of directors) and, as a result, that there were no understandings, arrangements or agreements of any nature whatsoever between GERA and GBE with respect to any properties.

At a meeting of GBE’s board of directors on September 21, 2006, GBE management sought approval from GBE’s board of directors to pursue the warehousing strategy discussed at the board’s August 15, 2006 meeting and approval of the acquisition of the Dallas Property as part of the warehousing strategy. In connection with its proposals, GBE’s management reiterated to GBE’s board of directors that neither the purchase of the Dallas Property nor the warehousing strategy had been considered by GERA’s board of directors (other than persons who were also members of GBE’s board of directors) and, as a result, that there were no understandings, arrangements or agreements of any nature whatsoever between GERA and GBE with respect to any properties, including the Dallas Property.

At a meeting of GBE’s board of directors on September 25, 2006, GBE’s board of directors authorized the warehousing strategy and authorized GBE, through Property Acquisition, to enter into a contract to purchase the Dallas Property pursuant to such strategy. GBE’s board of directors authorized GBE, through Property Acquisition, to enter into contracts to acquire the Rosemont Property and the Danbury Property on January 8, 2007. In addition, on February 10, 2007, GBE’s board of directors authorized GBE to enter into specific modifications to its credit facility to facilitate the warehousing strategy.

The warehousing concept was not introduced for consideration to GERA’s board of directors until GERA’s officers were reasonably comfortable that GBE would be able to aggregate properties that appeared to meet GERA’s acquisition strategy and that would collectively satisfy the criteria for a business combination.

On January 16, 2007, GERA held a telephonic meeting of its board of directors. All members of the board were present along with Mark Chrisman, executive vice president of acquisitions of GBE, Don Olinger, interim chief financial officer of GERA and interim chief financial officer of

GBE, Robert Slaughter, executive vice president and general counsel of GBE, and Clifford Brandeis, Esq. of Zukerman Gore & Brandeis, LLP, outside counsel to GERA. Mark Rose, the chief executive officer of GERA and a member of the board of directors of GERA, who is also the chief executive officer and a member of the board of directors of GBE, opened the meeting by reminding the board of certain requirements and timing issues related to GERA completing a business combination. Mr. Rose specifically noted that: (a) GERA must complete a business combination by the beginning of September 2007 (or the beginning of March 2008, if GERA has entered into a letter of intent,agreement in principle or definitive agreement with respect to a business combination prior to the beginning of September 2007), and if GERA is unable to complete a business combination within this time frame, GERA would be liquidated and dissolved and the proceeds held in trust would be distributed to GERA’s public stockholders; (b) the business combination must have a value equal to at least 80% of the amount held in trust from time to time; (c) the target entity, asset or property for the business combination must have audited financial statements; and (d) the business combination must be approved by the holders of a majority of GERA common stock issued in the IPO present in person or represented by proxy at the special meeting, and the holders of 20% or more of the common stock issued in the IPO must not vote against the business combination and exercise their conversion rights.

Mr. Rose then updated the GERA board of directors with respect to the actions taken by GBE on behalf of GERA since the closing of the IPO. Mr. Rose next explained to the GERA board the challenges that the GERA Acquisition Team encountered in connection with pursuing acquisition opportunities on behalf of GERA. Specifically, Mr. Rose explained to the board that speed was an issue in the competitive commercial real estate market and that, in the current environment, sellers of desirable commercial real estate properties were typically unwilling to agree to the uncertainty and lengthy delay between executing a definitive agreement and closing that would result in connection with selling properties to GERA due to the necessity to obtain stockholder approval, of which there could be no assurances. Mr. Rose then explained to the GERA board that in response to these challenges, and in an attempt to mitigate this competitive disadvantage, the GBE board of directors authorized GBE to pursue a warehousing strategy under which GBE would acquire commercial real estate properties with the intention of re-selling the properties to GERA in the business combination. Mr. Rose emphasized, however, that there were no understandings, arrangements or agreements of any nature whatsoever between GERA and GBE with respect to any properties.

At this same meeting, Mr. Chrisman advised the board that there were three properties GBE had identified to implement this strategy. Mr. Chrisman indicated that the subject properties fit well with GERA’s acquisition strategy and would collectively satisfy the criteria for a business combination. Mr. Rose then explained to the board that GBE was prepared to own the properties for its own account in the event that the board did not want to pursue the proposed strategy or if the business combination was not ultimately approved by the board or the stockholders of GERA. Mr. Rose further explained to the board that, at the time, GBE was under contract to acquire the Dallas Property, close to signing a contact to acquire the Rosemont Property, and was in negotiations to acquire the Danbury Property. Mr. Rose reiterated to the board that GBE’s determination to enter into a definitive agreement in respect of the Dallas Property and to pursue the other Properties did not impose any obligation on the board to approve this strategy or on GERA to purchase the Properties, even if the board determined to undertake further investigation of the proposed strategy. Mr. Chrisman then described the Properties in detail and a discussion ensued regarding the proposed strategy, the Properties, the proposed terms of the purchase of the Properties by GBE, and the possible terms and structure of the purchase of the Properties by GERA from GBE, including the need to create a special committee of the board comprised solely of independent directors to consider and evaluate any such transaction between GBE and GERA.

In February 2007, GBE, through subsidiaries of Property Acquisition, acquired the Dallas Property for an aggregate purchase price of $20 million. In addition, on February 9, 2007, a subsidiary of GBE entered into a definitive agreement to acquire the Rosemont Property for an aggregate purchase price of $21.45 million, and the acquisition of this property was completed on March 1, 2007. On February 20, 2007, a subsidiary of GBE entered into a definitive agreement to acquire the Danbury Property for an aggregate purchase price of $86 million, and the acquisition of this property was completed on June 15, 2007.

On March 5, 2007, the board of directors of GERA held a meeting to discuss the proposed acquisition strategy outlined at its previous meeting, as well as issues relating to, and the structure of, a possible transaction with GBE. All of the board members were in attendance along with Richard W. Pehlke, executive vice president and chief financial officer of GBE (who was appointed chief financial officer of GERA at the meeting) and Messrs. Slaughter, Chrisman and Brandeis. During this meeting, Mr. Rose updated the board on the status of the acquisitions of the Properties by subsidiaries of GBE. Mr. Rose explained to the board that the acquisitions of the Dallas Property and the Rosemont Property were complete, and that a subsidiary of GBE had entered into a definitive agreement to acquire the Danbury Property. Mr. Rose then described for the board the terms of the acquisitions that had been completed, as well as the financial condition and other attributes of all of the Properties. In discussing the general attributes of the Properties, Mr. Rose noted for the board that the Properties fit well with the acquisition strategy of GERA described in its final IPO prospectus. The board then discussed the Properties, GBE’s due diligence of the Properties (including possible environmental issues at the Danbury Property), the plans for repositioning the Properties, the economic condition of the commercial real estate market generally and in the specific markets in which the Properties are located and potential exit strategies for the Properties.

Following Mr. Rose’s presentation, the board, including all of the independent members of the board, unanimously determined that pursuing the acquisition strategy was in the best interests of GERA and its public stockholders. Following this discussion, Messrs. Slaughter and Brandeis advised the board that due to the fact that pursuing the acquisition strategy would involve the purchase by GERA of assets from GBE, the founding stockholder of GERA, and the fact that two of the board members, Mr. Kojaian and Mr. Rose, were also affiliates of GBE, it would be advisable to establish a special committee of the board comprised solely of the independent members of the board to consider and evaluate a possible transaction between GERA and GBE. Following this discussion, the board established a special committee consisting of William Downey, Melvin Lazar and Alan Stillman to consider and evaluate the proposed transaction with GBE. Each of Messrs. Downey, Lazar and Stillman are “independent directors” as defined by American Stock Exchange rules governing its listed companies.

On March 8, 2007, the special committee of the board retained Willkie Farr & Gallagher LLP, or Willkie Farr, as its counsel. Following its retention, and at the direction of the special committee, Willkie Farr began confirmatory due diligence of each of the Properties, focusing primarily on any issues that were identified by GBE and its counsel during their due diligence review of the Properties.

On March 21, 2007, a telephonic meeting of the special committee was held. All members of the special committee were present along with representatives from Willkie Farr. At the meeting, the special committee and Willkie Farr discussed the three Properties in detail, focusing primarily on the status of the acquisition of the Danbury Property, including the environmental due diligence issues that had been identified to date, as well as the anticipated special committee process.

On April 16, 2007, the board of directors of GERA held a telephonic meeting attended by all of the members of the board, including the members of the special committee. Also attending the meeting were Messrs. Pehlke, Slaughter, Chrisman and Brandeis. At the meeting, Mr. Rose advised the board that GBE was in the process of re-negotiating its agreement with respect to the proposed purchase of the Danbury Property, principally to bifurcate the purchase into two parcels so as to facilitate GBE’s purchase of the larger parcel as soon as practicable. Mr. Rose explained to the board that it was anticipated that this would result in a reduction of the proposed purchase price with respect to the Danbury Property of approximately $4.75 million. The board was advised that the Danbury Property was being divided so as to eliminate, for the time being, the smaller parcel from the transaction given certain potential environmental issues that had been identified during the course of due diligence.

Mr. Pehlke then advised the board that GBE had executed a term sheet with Wachovia Bank to provide financing with respect to the Properties. Mr. Pehlke also explained to the board that Wachovia Bank was in the process of obtaining independent appraisals of the Properties and preparing the documentation with respect to the loan transaction. Mr. Lazar requested that a copy of the term sheet be forwarded to the special committee’s counsel, Willkie Farr.

Mr. Rose then gave the board an update on the commercial real estate environment surrounding the Dallas Property and the Rosemont Property. Specifically, Mr. Rose advised the board that GBE believed that leasing prospects for the Dallas Property had improved since GBE acquired the property, as evidenced by the new leases that were being negotiated at the Dallas Property at higher rental rates. In addition, Mr. Rose advised the board that GBE believed that the value of the Dallas Property had appreciated since the date of acquisition because sales of comparable properties in the vicinity of the Dallas Property which were in process had per square foot sales prices that were greater than the per square foot purchase price paid by GBE for the Dallas Property. Mr. Rose also noted renewed interest in the Rosemont Property.

From March 21, 2007 through April 24, 2007, the special committee interviewed a number of prospective financial advisors and held several separate meetings. At a meeting of the special committee held on April 23, 2007, in addition to focusing on the interviews with the prospective financial advisors that had taken place to date, the special committee and Willkie Farr had detailed discussions regarding the due diligence that Willkie Farr had undertaken since March 2007. In addition, at this meeting, Steven Seidman of Willkie Farr discussed with the special committee its fiduciary duties in the context of the proposed transaction. On April 24, 2007, at a meeting of the special committee, the special committee unanimously determined to retain Peter J. Solomon Company, or PJSC, as its financial advisor. On May 8, 2007, GERA entered into a letter agreement with PJSC with respect to its engagement as financial advisor to the special committee.

On April 30, 2007, Property Acquisition entered into an amendment to the purchase and sale agreement in respect of the Danbury Property. Under the terms of the amendment, among other things, the parties agreed to exclude from the transaction the smaller parcel located at the

Danbury Property. As a result of the exclusion of the smaller parcel from the transaction, the aggregate purchase price was reduced by $5.25 million to $80.75 million.

On May 10, 2007, a telephonic meeting of the special committee was held. All of the members of the special committee were present along with representatives from Willkie Farr and Jeffrey Hornstein of PJSC. At the meeting, the special committee, Willkie Farr and PJSC discussed the various transactions that had been entered into or would be entered into between GERA and GBE or its affiliates in connection with the proposed transaction. At the meeting, Willkie Farr and PJSC also described for the special committee the transaction structure that was being proposed by GBE, which involved the purchase by GERA of all of the membership interests of Property Acquisition. Willkie Farr explained to the special committee that through GERA’s acquisition of all of the membership interests of Property Acquisition, GERA would indirectly acquire all of the Properties. Following this discussion, the special committee instructed Willkie Farr and PJSC to schedule a conference call with GBE and its advisors to discuss and clarify several aspects of the GBE proposal.

On May 11, 2007, a draft of the LLC Acquisition Agreement was distributed to the special committee and its advisors. On May 15, 2007, Willkie Farr distributed a mark-up of the LLC Acquisition Agreement to counsel for GBE.

On May 14, 2007, Willkie Farr and PJSC participated in a conference call with counsel to GBE. During this conference call, counsel to GBE clarified several matters for Willkie Farr and PJSC regarding the GBE proposal, including several questions regarding the computation of the purchase price in the proposed transaction. Specifically, on this conference call, counsel to GBE provided an explanation of the nature of the fees and expenses incurred by GBE in connection with its acquisition of each of the Properties, as well as an explanation of the computation of the imputed interest component of the purchase price. Counsel to GBE explained that the interest rate utilized for purposes of computing the imputed interest component of the purchase price was based on GBE’s borrowing cost under its senior secured credit facility.

On May 21, 2007, a telephonic meeting of the special committee was held. All of the members of the special committee were present along with representatives from Willkie Farr and Jeffrey Hornstein of PJSC. At the meeting, Willkie Farr and PJSC updated the special committee on the status of the negotiation of the proposed transaction, including the conference call held with counsel to GBE on May 14. Following this discussion, the special committee requested that Willkie Farr organize a conference call with Mark Rose, the chief executive officer and a member of the board of directors of GBE, to provide additional information regarding, among other things, certain of the terms contained in the agreements entered into between GBE and GERA.

On May 22, 2007, GBE announced that it had entered into a definitive merger agreement with NNN Realty Advisors. GBE announced that the merger would be effected through the issuance of shares of GBE common stock in exchange for all of the outstanding shares of common stock of NNN Realty, with the shareholders of NNN Realty owning approximately 59% of the common stock of the combined company following the completion of the merger.

On May 29, 2007, a conference call between the members of the special committee and Mr. Rose was held. Counsel to GBE participated in the conference call, as did representatives from Willkie Farr and Jeffrey Hornstein from PJSC. On the conference call, Mr. Rose provided additional information regarding certain of the terms contained in the agreements entered into between GBE and GERA. Mr. Rose and counsel to GBE also provided additional information with respect to the proposed transaction between GBE and NNN Realty, including the impact that the transaction would have on GERA. Mr. Rose and counsel to GBE explained that the proposed transaction between GBE and NNN Realty would not have any adverse effect on the proposed transaction between GBE and GERA, and that the transaction between GBE and NNN Realty would likely have a positive impact on GERA by expanding the scope of expertise that would be available to GERA.

On May 29, 2007, following the conference call with Mr. Rose and counsel to GBE, a meeting of the special committee was convened. At the meeting, the special committee, Willkie Farr and PJSC discussed the information provided by Mr. Rose and counsel to GBE on the conference call. In addition, the special committee, Willkie Farr and PJSC discussed corporate governance matters with respect to transactions that may be entered into between GBE and GERA in the future. Following this discussion, the special committee requested that Willkie Farr contact counsel to GBE to request that the board of directors of GERA adopt a resolution that, subject to limited exceptions, would require that a majority of the independent members of GERA’s board of directors approve any transaction between GERA or any subsidiary thereof, on the one hand, and GBE or any affiliate thereof (other than GERA or its subsidiaries), on the other hand, and that this resolution may not be revoked, amended or otherwise modified without the prior consent of a majority of the independent members of the board. In connection with this proposal, the special committee and Willkie Farr also discussed requiring that GERA amend its bylaws to take into account the terms of the proposed resolution.

On May 31, 2007, representatives from PJSC participated in a conference call with Mr. Chrisman regarding the services provided to and that would be provided to GERA in connection with its acquisition of real estate properties. Following this conference call, PJSC convened a conference call with Willkie Farr and Messrs. Lazar and Stillman, two of the three members of the special committee. On this conference call, PJSC updated Willkie Farr and Messrs. Lazar and Stillman on its discussions with Mr. Chrisman.

On June 1, 2007, representatives from Willkie Farr participated in a conference call with counsel to GBE regarding the remaining issues in the draft LLC Acquisition Agreement, primarily consisting of the scope of certain of the representations and warranties and the related indemnification provisions.

On June 4, 2007, counsel to GBE informed representatives from Willkie Farr that the request of the special committee regarding independent director approval of transactions entered into between GBE and GERA, together with the related amendment to GERA’s bylaws, was acceptable.

On June 4, 2007, a telephonic meeting of the special committee was held. All of the members of the special committee were present along with representatives from Willkie Farr and Jeffrey Hornstein of PJSC. At the meeting, representatives from Willkie Farr led the special committee through a detailed discussion of the terms and conditions of the LLC Acquisition Agreement, as well as the draft resolution regarding independent director approval of certain related party transactions. Following this discussion, PJSC reviewed in detail for the special committee its analyses of the proposed transaction, including the aggregate consideration to be paid by GERA in connection with the proposed transaction. Following its presentation, PJSC provided orally to the special committee its opinion (which opinion was subsequently confirmed in writing), to the effect that, as of June 4, 2007, and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement was fair from a financial point of view to GERA.

With the benefit of these presentations and advice, the special committee discussed the terms and merits of the proposed transaction in more detail. Following this discussion, the special committee unanimously resolved that the LLC Acquisition Agreement was fair to and in the best interests of GERA and recommended that the board of directors of GERA approve the LLC Acquisition Agreement and all of the transactions contemplated thereby, and that the board of directors recommend to the stockholders of GERA that they vote to approve the LLC Acquisition Agreement and all of the transactions contemplated thereby.

On June 5, 2007, a meeting of the full board of directors was convened. After receiving the special committee’s recommendation, the full board discussed and deliberated the proposed transaction. Thereafter, the board of directors unanimously determined that the LLC Acquisition Agreement and the transactions contemplated thereby were fair to and in the best interests of GERA, approved the LLC Acquisition Agreement in substantially the form presented to the special committee (subject to final revisions to the document as approved by the counsel to the special committee) and the transactions contemplated thereby, and recommended that the stockholders of GERA vote to approve the LLC Acquisition Agreement and the transactions contemplated thereby.

On June 6, 2007, a meeting of the board of directors of GBE was convened. At this meeting the board of directors of GBE approved GBE’s execution of the LLC Acquisition, in substantially the form presented to the board of directors (subject to final revisions to the document as approved by GBE’s counsel) and the consummation of the transactions contemplated thereby.

The Special Committee’s Reasons for the Recommendation of the LLC Acquisition Agreement

In the course of reaching its decision to recommend that the board of directors approve the LLC Acquisition Agreement and the transactions contemplated thereby, the special committee consulted with senior management of GBE and GERA and the special committee’s financial and legal advisors, and reviewed a significant amount of information and considered a number of factors weighing positively in favor of the transactions contemplated by the LLC Acquisition Agreement, including the following material factors:

•	the fact that the consideration to be paid by GERA to GBE under the terms of the LLC Acquisition Agreement represents the amount invested or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of the SPEs by GBE, and costs and expenses associated with the evaluation, acquisition, financing and operation of the Properties, and that GBE therefore was not seeking to profit from or otherwise capture any appreciation that may have accrued with respect to the Properties since the date of the acquisition thereof by GBE;

•	the fact that the Properties fit well with the articulated strategy of GERA of identifying underperforming office and industrial properties in suburban areas of major metropolitan markets that could be turned around or repositioned through traditional value-enhancing techniques such as strong operating expense controls, superior marketing, improved tenant management and the structuring of flexible leasing arrangements;

•	the fact that real estate fundamentals, including continued economic growth, rising employment and strong trade volume, provide a positive outlook for commercial real estate, coupled with the fact that demand for commercial real estate is not expected to dissipate in the near term due, in part, to the high levels of investor liquidity and historically low interest rates;

•	the fact that job growth remains strong and net absorption, a key indicator of leasing demand, continues to outpace completions, leading to declining vacancy rates; in addition, the special committee took into consideration the fact that lower occupancy costs in suburban markets as compared to the central business districts of major markets will likely be favorable for suburban assets, as tenants may be priced out of central business districts in the major markets;

•	with respect to each Property specifically, the special committee considered the following material factors, among others:

•	the fact that the Dallas Property is a property that competes for a wide range of users with rents in the average range for the area (a “Class B Property”), is well located in the recovering LBJ Freeway submarket in northeast Dallas, and that the Dallas Property at the time of acquisition had an occupancy rate of approximately 53% as compared to occupancy rates of approximately 76% for other properties in the submarket based upon GBE’s proprietary database, which should enable GERA to implement its articulated strategy thereby resulting in value creation to the public stockholders of GERA; the special committee also considered the fact that employment growth in the Dallas/Fort Worth area is projected to average over 2.5% annually through 2010, with most of the gains concentrated in the business and professional services industries which are predominant in the Dallas Property;

•	the fact that at the time of acquisition, the Rosemont Property had an occupancy rate of approximately 56% as compared to occupancy rates of approximately 78% in the submarket based upon GBE’s proprietary database, which should enable GERA to implement its articulated strategy thereby resulting in value creation to the public stockholders of GERA; in addition, the special committee considered the fact that a full-building renovation of common areas, main lobby, elevators, restrooms and landscaping was recently completed at the Rosemont Property, enabling the commencement of accelerated marketing efforts; the special committee also considered the fact that the submarket in which the Rosemont Property is located has experienced positive net absorption over the last several months, and the fact that there appears to be a lack of available sites for new development, which in combination should create a favorable backdrop for sustainable recovery in the submarket in which the Rosemont Property is located;

•	the fact that the Danbury Property is a multi-tenant building competing for premier office users with rents above average for the area (a “Class A Property”), and that the Danbury Property had an occupancy rate of approximately 64% at the time of acquisition as compared to occupancy rates of approximately 83% for other Class A Properties in the submarket based upon GBE’s proprietary database calculations, which should enable GERA to implement its articulated strategy thereby resulting in value creation to the public stockholders of GERA; and

•	the presentation of PJSC (including an independent consideration by the special committee of many of the factors identified in the presentation and a review of the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of PJSC to the special committee dated June 4, 2007, a copy of which is attached to this proxy statement as Annex E and which you should read carefully in its entirety, to the effect that, as of such date and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the aggregate consideration to be paid by GERA pursuant to the terms of the LLC Acquisition Agreement is fair from a financial point of view to GERA.

The special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the transaction with GBE, each of which contributes to the special committee’s belief that the transaction is fair to our public stockholders and supports the determinations made by the special committee:

•	the special committee is comprised solely of independent directors who are not employees of GBE or GERA;

•	pursuant to the authority vested in the special committee by the board of directors of GERA, the special committee had ultimate authority to decide whether or not to recommend the proposed transaction;

•	the terms and conditions of the LLC Acquisition Agreement were the product of arm’s length negotiations between the special committee and its advisors, on the one hand, and GBE and its advisors, on the other hand; and

•	the special committee retained and received advice from its own advisors, including PJSC, in evaluating, negotiating and recommending the terms of the LLC Acquisition Agreement.

In the course of its deliberations, the special committee also considered a variety of risks and other countervailing factors weighing negatively against the proposed transaction with GBE, including:

•	the fact that GERA is party to and will continue to be party to numerous agreements and transactions with GBE, its founding stockholder, thereby creating an actual or potential conflict of interest between the public stockholders of GERA, on the one hand, and GBE and members of its management, on the other hand; however, the special committee considered the fact that in connection with the execution of the LLC Acquisition Agreement, the full board of directors of GERA adopted a resolution and a related bylaw amendment that, subject to limited exceptions, will require that a majority of the independent members of our board of directors approve any transaction between GERA or any subsidiary thereof, on the one hand, and GBE or any affiliate thereof (other than GERA or its subsidiaries), on the other hand, and that this resolution may not be revoked, amended or otherwise modified without the prior consent of a majority of the independent members of the board;

•	the various related party transactions entered into in connection with, or that will become effective upon the completion of, the business combination transaction, which may create an actual or potential conflict of interest, including, among others:

•	the fact that GERA has engaged GBE and its affiliates to provide brokerage, property management, project management and related real estate services, and the fact that GERA will be required to deal exclusively with GBE and its affiliates with respect to certain services, including real estate brokerage and consulting services relating to real property acquisitions and dispositions; in connection with its consideration of these arrangements, which are described in detail elsewhere in this proxy statement, the special committee also considered the fees payable under the terms of such arrangements and the ability of GERA to terminate these arrangements and the consequences thereof;

•	the fact that, upon the closing of the transactions contemplated by the LLC Acquisition Agreement, GERA will be required to pay GBE an acquisition fee of approximately $1.2 million; in addition, with respect to the Danbury Property, the special committee considered the fact that GBE or one of its affiliates acted as the broker for the seller in the transaction and received a fee of approximately $807,500 upon GBE’s purchase thereof;

•	the fact that Kojaian Ventures, LLC, an entity controlled by Michael Kojaian, the chairman of our board of directors, purchased 1,666,667 units in the IPO, and that Kojaian Ventures, LLC is permitted to vote such shares in its sole discretion in connection with the proposed business combination;

•	the fact that if the proposed transaction or an alternative business combination transaction is not approved and GERA is unable to execute a letter of intent, agreement in principle or definitive agreement to enter into a business combination by September 3, 2007, or if such an agreement is executed, and GERA is unable to complete the business combination by March 3, 2008, GERA will be required to liquidate, thereby resulting in a complete loss of GBE’s initial $2,500,000 investment in GERA;

•	the fact that environmental assessments conducted at the Danbury Property revealed that certain additional remediation may be required; however, the special committee took into consideration the fact that (i) the seller in the transaction has agreed to perform and pay all costs associated with completing, in accordance with the requirements of applicable law, all required assessments and remediation of any environmental conditions existing at the Danbury Property prior to closing as identified by such assessments and (ii) to secure the performance of its obligations, at the closing, the seller of the Danbury Property deposited $2 million in an escrow account which will remain in place until the completion of the required remediation, and that the seller of the Danbury Property, together with certain related entities, have agreed to indemnify Property Acquisition with respect to substantially all liabilities which may be incurred under applicable law in connection with the remediation of existing hazardous substances at the Danbury Property or that are caused by the seller’s remediation activities;

•	the fact that demand for the Properties may be significantly affected by the general level of economic activity (including employment growth (or reduction) and global investment) and property values in the United States and that, as economic activity slows customers may reduce their utilization of commercial real estate property, thereby resulting in competitive pricing pressures during periods of economic downturn; and

•	the fact that GERA will be heavily reliant on GBE to provide substantial services required for the day-to-day operation of its business, together with the fact that GERA’s success may depend, in part, on its ability to attract and retain qualified personnel who possess the skills and experience necessary to successfully operate GERA, which personnel may be difficult to attract and retain.

The foregoing discussion of the factors considered by the special committee is not intended to be exhaustive, but it does set forth the principal factors considered by the special committee. The special committee reached the unanimous conclusion to recommend that our board of directors approve the LLC Acquisition Agreement and the transactions contemplated thereby in light of the various factors described above and other factors that each member of the special committee felt were appropriate. In view of the wide variety of factors considered by the special committee in connection with its evaluation of the transactions contemplated by the LLC Acquisition Agreement and the complexity of these matters, the special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the special committee made its recommendation based on the totality of information presented to it and the investigation conducted by it and it advisors. In considering the factors discussed above, individual members of the special committee may have given different weights to different factors.

Recommendation of Our Board of Directors

Our board of directors, acting largely on the recommendation of the special committee, and after deliberation at a meeting on June 5, 2007 as described above, determined by unanimous vote that the LLC Acquisition Agreement and the transactions contemplated thereby are fair to and in the best interests of GERA and its public stockholders, approved the LLC Acquisition Agreement and the transactions contemplated thereby, and recommended that the stockholders of GERA vote to approve the LLC Acquisition Agreement and the transactions contemplated thereby. Our board recommends that you vote “FOR” the approval of the Properties Acquisition Proposal.

In connection with approving the execution of the LLC Acquisition Agreement and the transactions contemplated thereby, our board of directors determined that the fair market value of the Properties was at least equal to 80% of our net assets (including the funds held in the trust account other than the portion representing the underwriters deferred discount) at the time of the execution of the LLC Acquisition Agreement. In reaching this conclusion, the Company’s board of directors considered the fact that the fair market value of an asset is generally determined by reference to the price at which a willing buyer would agree to purchase an asset from a willing seller. Cognizant that GBE had purchased each Property from an unaffiliated third party in an arms length negotiated transaction, the board of directors determined that the aggregate purchase price paid by GBE for the Properties generally represented the aggregate fair market value of the Properties, and that such aggregate purchase price was in excess of 80% of the Company’s net assets at the time of the execution of the LLC Acquisition Agreement. In addition, in reaching this conclusion, the board of directors considered the fairness opinion rendered by PJSC and the analysis undertaken by PJSC in connection therewith, as well as the actual and projected sales, earnings and cash flow of each Property.

Opinion of Peter J. Solomon Company L.P.

Pursuant to an engagement letter dated May 8, 2007, the special committee of the board of directors of GERA engaged PJSC to act as the financial advisor to the special committee with respect to the transactions contemplated by the LLC Acquisition Agreement, including to render to the special committee an opinion as to the fairness, from a financial point of view, to GERA of the aggregate consideration to be paid by GERA pursuant to the terms of the LLC Acquisition Agreement. On June 4, 2007, PJSC rendered its oral opinion to the special committee, which opinion was subsequently confirmed by delivery of a written opinion dated June 4, 2007, to the effect that, based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, as of the date of such opinion, the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement is fair from a financial point of view to GERA.

The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review by PJSC in rendering its opinion, is attached as Annex E to this proxy statement. As set forth in the text of the written opinion attached as Appendix E to this proxy statement, PJSC has consented to the inclusion of its written opinion in this proxy statement. PJSC’s opinion was directed only to the fairness, from a financial point of view, to GERA of the aggregate consideration to be paid by GERA pursuant to the terms of the LLC Acquisition Agreement, was provided to the special committee in connection with its evaluation of the transactions contemplated by the LLC Acquisition Agreement, did not address GERA’s underlying business decision to undertake any part of the transactions or any other aspect of such transactions and did not, and does not, constitute a recommendation to any holder of GERA’s common stock or any other person as to how such holder or person should vote or act on any matter relating to any part of the proposed transaction with GBE described in this proxy statement or any other matter. The summary of PJSC’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of GERA common stock are encouraged to read PJSC’s opinion carefully and in its entirety.

In connection with PJSC’s opinion, PJSC:

•	reviewed certain financial and other information regarding the Properties that was provided to it by or on behalf of GERA and GBE, including projections for the Properties that were prepared by or on behalf of GBE;

•	reviewed certain appraisals (the “appraisals”) that were provided to PJSC by GBE and that were obtained by Wachovia Bank, N.A. in connection with the Wachovia Mortgage Loans, and, in connection with the review of the foregoing appraisals, PJSC also reviewed and analyzed the supporting analytics and methodology of the appraiser set forth therein;

•	reviewed the terms and conditions of the commitment letters for the Wachovia Mortgage Loans;

•	reviewed information regarding the financial terms of certain sales of commercial real estate that PJSC deemed comparable, in whole or in part, to the Properties;

•	reviewed the LLC Acquisition Agreement, as well as the purchase and sale agreement, including any amendments thereto, relating to each Property that was executed by Property Acquisition or a subsidiary thereof; and

•	performed such other analyses and reviewed such other material and information as it deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information provided to PJSC for the purposes of PJSC’s opinion and PJSC did not assume any responsibility for independent verification of such information, including, without limitation, the information set forth in the appraisals. With respect to the financial projections regarding the Properties that were provided to PJSC, PJSC assumed that such financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of the Properties. PJSC did not conduct a physical inspection of the Properties. In addition, PJSC did not conduct or assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Property Acquisition, its subsidiaries or the Properties, nor was PJSC furnished with any such valuation or appraisal (other than the appraisals). Furthermore, PJSC did not consider any tax, accounting or legal effects of the consummation of the transactions contemplated by the LLC Acquisition Agreement (including the indirect purchase of the Properties) or the transaction structure on any person or entity.

PJSC also assumed that the transactions contemplated by the LLC Acquisition Agreement, the commitment letters for the Wachovia Mortgage Loans and the purchase and sale agreement for the Danbury Property would be consummated in full in accordance with the terms set forth therein, without waiver, modification or amendment of any material term, condition or agreement, or, that in the course of obtaining any regulatory or third party approvals or consents, if required, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Properties. PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and information made available to PJSC as of, June 1, 2007. Furthermore, PJSC’s opinion did not address GERA’s underlying business decision to undertake the transactions contemplated by the LLC Acquisition Agreement. In addition, PJSC’s opinion did not address any other aspect or implication of the consummation of the transactions contemplated by the LLC Acquisition Agreement or any other agreement, arrangement or understanding entered into in connection with the consummation of such transactions or otherwise, except as expressly identified in PJSC’s opinion.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the special committee of the board of directors of GERA on June 4, 2007 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Illustrative Discounted Cash Flow Analysis

General

PJSC performed an illustrative discounted cash flow analysis on each Property. PJSC calculated the discounted cash flow values of each Property as the sum of the net present values of (i) the estimated future cash flow that each Property will generate during certain assumed holding periods, covering the period from 2008 through 2018, plus (ii) the terminal value of each Property determined by applying certain assumed terminal capitalization rates, or terminal cap rates, to the forecasted net operating income of each Property in the year following an assumed year of exit. The estimated future cash flows, as well as the forecasted amount of net operating income, were based on the financial projections for each Property for the years 2008 through 2017 that were prepared by GBE’s management, as well as financial projections that were contained in the appraisals of each of the Properties that were reviewed by PJSC. With respect to 2018, in certain cases, PJSC used certain assumed growth rates that were consistent with the growth rates utilized in management’s projections and in the appraisals. In addition, in performing this analysis, PJSC used certain assumed discount rates, as well as certain other market based assumptions that were contained in the projections provided to PJSC by management and in the appraisals, including with respect to market rent per square foot and market rent growth. The assumed discount rates were based on PJSC’s judgment of the estimated weighted average cost of capital of each of the Properties.

Dallas Property—Management Projections

In performing its illustrative discounted cash flow analysis on the Dallas Property using management’s projections, PJSC utilized an assumed terminal cap rate ranging from 7.0% to 8.0% and a discount rate ranging from 8.0% to 10.0%. In addition, in performing this analysis, PJSC utilized a variety of other management assumptions, including an assumed market rent per square foot of $13.50 and an assumed market rent growth rate of 7.41% for 2008 and 3.0% for 2009 and beyond. For purposes of this analysis, PJSC assumed holding periods of three, five, seven and ten years, and determined that the present value of the free cash flow generated during the applicable holding period plus the terminal value of the Dallas Property as of the assumed exit date, was in the range of $17.9 million to $28.5 million.

PJSC also performed a sensitivity analysis of the discounted cash flow value of the Dallas Property assuming certain deviations from management’s assumptions with respect to market rent per square foot and market rent growth rate. The following table sets forth the results of PJSC’s sensitivity analysis assuming a terminal cap rate of 7.5%, a discount rate of 9.0% and an assumed ten year holding period:

Market Rent	Market Rent Growth

	1.0%	3.0%	5.0%
$11.50	$17.4 million	$19.2 million	$21.1 million
$13.50	$20.9 million	$22.9 million	$25.2 million
$15.50	$24.4 million	$26.7 million	$29.3 million

Dallas Property—Appraisal Projections

In performing its illustrative discounted cash flow analysis on the Dallas Property using the appraisal projections, PJSC utilized the same terminal cap rates and discount rates that it utilized in performing the analysis based on the management projections (terminal cap rate ranging from 7.0% to 8.0% and discount rate ranging from 8.0% to 10.0%). In addition, in performing this analysis, PJSC utilized a variety of other assumptions that were contained in the appraisal of the Dallas Property, including an assumed market rent per square foot of $13.50 and an assumed market rent growth rate of 3.0% for 2008 and beyond. For purposes of this analysis, PJSC assumed holding periods of three, five, seven and ten years, and determined that the present value of the free cash flow generated during the applicable holding period plus the terminal value of the Dallas Property as of the assumed exit date, was in the range of $16.0 million to $24.6 million.

PJSC also performed a sensitivity analysis of the discounted cash flow value of the Dallas Property assuming certain deviations from the appraisal assumptions with respect to market rent per square foot and market rent growth rate. The following table sets forth the results of PJSC’s sensitivity analysis assuming a terminal cap rate of 7.5%, a discount rate of 9.0% and an assumed ten year holding period:

Market Rent	Market Rent Growth

	1.0%	3.0%	5.0%
$11.50	$16.2 million	$17.8 million	$19.6 million
$13.50	$19.5 million	$21.4 million	$23.5 million
$15.50	$22.7 million	$24.9 million	$27.3 million

Rosemont Property—Management Projections

In performing its illustrative discounted cash flow analysis on the Rosemont Property using management’s projections, PJSC utilized an assumed terminal cap rate ranging from 7.0% to 8.0% and a discount rate ranging from 8.0% to 10.0%. In addition, in performing this analysis, PJSC utilized a variety of other management assumptions, including an assumed market rent per square foot of $12.00 and an assumed market rent growth rate of 5.0% for 2008 and beyond. For purposes of this analysis, PJSC assumed holding periods of three, five, seven and ten years, and determined that the present value of the free cash flow generated during the applicable holding period plus the terminal value of the Rosemont Property as of the assumed exit date, was in the range of $20.8 million to $26.9 million.

PJSC also performed a sensitivity analysis of the discounted cash flow value of the Rosemont Property assuming certain deviations from management’s assumptions with respect to market rent per square foot and market rent growth rate. The following table sets forth the results of PJSC’s sensitivity analysis assuming a terminal cap rate of 7.5%, a discount rate of 9.0% and an assumed ten year holding period:

Market Rent	Market Rent Growth

	1.0%	3.0%	5.0%
$10.00	$19.8 million	$20.6 million	$21.6 million
$12.00	$21.9 million	$22.9 million	$24.1 million
$14.00	$24.0 million	$25.2 million	$26.5 million

Rosemont Property—Appraisal Projections

In performing its illustrative discounted cash flow analysis on the Rosemont Property using the appraisal projections, PJSC utilized the same terminal cap rates and discount rates that it utilized in performing the analysis based on the management projections (terminal cap rate ranging from 7.0% to 8.0% and discount rate ranging from 8.0% to 10.0%). In addition, in performing this analysis, PJSC utilized a variety of other assumptions that were contained in the appraisal of the Rosemont Property, including an assumed market rent per square foot of $12.00 and an assumed market rent growth rate of 3.0% for 2008 and beyond. For purposes of this analysis, PJSC assumed holding periods of three, five, seven and ten years, and determined that the present value of the free cash flow generated during the applicable holding period plus the terminal value of the Rosemont Property as of the assumed exit date, was in the range of $19.0 million to $26.3 million.

PJSC also performed a sensitivity analysis of the discounted cash flow value of the Rosemont Property assuming certain deviations from the appraisal assumptions with respect to market rent per square foot and market rent growth rate. The following table sets forth the results of PJSC’s sensitivity analysis assuming a terminal cap rate of 7.5%, a discount rate of 9.0% and an assumed ten year holding period:

Market Rent	Market Rent Growth

	1.0%	3.0%	5.0%
$10.00	$18.3 million	$19.1 million	$20.1 million
$12.00	$20.4 million	$21.5 million	$22.6 million
$14.00	$22.5 million	$23.8 million	$25.2 million

Danbury Property—Management Projections

In performing its illustrative discounted cash flow analysis on the Danbury Property using management’s projections, PJSC utilized an assumed terminal cap rate ranging from 8.0% to 9.0% and a discount rate ranging from 9.0% to 11.0%. In addition, in performing this analysis, PJSC utilized a variety of other management assumptions, including an assumed market rent per square foot of $20.99 (representing the blended market rent of office space and the data center at the Danbury Property) and an assumed market rent growth rate of 0.0% for 2008 and 3.0% for 2009 and beyond. For purposes of this analysis, PJSC assumed holding periods of three, five, seven and ten years, and determined that the present value of the free cash flow generated during the applicable holding period plus the terminal value of the Danbury Property as of the assumed exit date, was in the range of $82.7 million to $109.1 million.

PJSC also performed a sensitivity analysis of the discounted cash flow value of the Danbury Property assuming certain deviations from management’s assumptions with respect to market rent per square foot and market rent growth rate. The following table sets forth the results of PJSC’s sensitivity analysis assuming a terminal cap rate of 8.5%, a discount rate of 10.0% and an assumed ten year holding period:

Market Rent	Market Rent Growth

	1.0%	3.0%	5.0%
$19.00	$76.0 million	$84.7 million	$94.2 million
$21.00	$86.8 million	$96.4 million	$107.0 million
$23.00	$97.7 million	$108.2 million	$119.7 million

Danbury Property—Appraisal Projections

In performing its illustrative discounted cash flow analysis on the Danbury Property using the appraisal projections, PJSC utilized the same terminal cap rates and discount rates that it utilized in performing the analysis based on the management projections (terminal cap rate ranging from 8.0% to 9.0% and discount rate ranging from 9.0% to 11.0%). In addition, in performing this analysis, PJSC utilized a variety of other assumptions that were contained in the appraisal for the Danbury Property, including an assumed market rent per square foot of $21.50 (representing the market rent of office space (excluding the data center) at the Danbury Property) and an assumed market rent growth rate of 3.0% for 2008 and beyond. For purposes of this analysis, PJSC assumed holding periods of three, five, seven and ten years, and determined that the present value of the free cash flow generated during the applicable holding period plus the terminal value of the Danbury Property as of the assumed exit date, was in the range of $79.7 million to $104.6 million.

PJSC also performed a sensitivity analysis of the discounted cash flow value of the Danbury Property assuming certain deviations from the appraisal assumptions with respect to market rent per square foot and market rent growth rate. The following table sets forth the results of

PJSC’s sensitivity analysis assuming a terminal cap rate of 8.5%, a discount rate of 10.0% and an assumed ten year holding period:

Market Rent	Market Rent Growth

	1.0%	3.0%	5.0%
$19.50	$72.1 million	$80.7 million	$90.1 million
$21.50	$82.7 million	$92.1 million	$102.5 million
$23.50	$93.3 million	$103.6 million	$115.0 million

Illustrative Discounted Cash Flow Analysis—Summary

Based on the illustrative discounted cash flow analysis described above, PJSC determined that the aggregate theoretical present value of the Properties, taking into account both the management projections and the projections set forth in the appraisals, was in the range of $114.7 million to $164.5 million.

Analysis of Selected Precedent Transactions

To analyze the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement relative to the purchase price paid by other purchasers of commercial real estate properties in selected similar precedent transactions, PJSC analyzed a list of selected similar precedent transactions in or surrounding the markets in which each Property is located.

Dallas Property

To analyze the consideration paid by a subsidiary of Property Acquisition in respect of the Dallas Property (and therefore the consideration to be indirectly paid by GERA for the Dallas Property through its acquisition of Property Acquisition) relative to the consideration paid by purchasers in selected similar precedent transactions, PJSC analyzed selected precedent transactions that, for purposes of PJSC’s analysis, PJSC deemed similar to the Dallas Property based on PJSC’s experience, including transactions involving the following buildings located in the Dallas metropolitan area:

•	North Central Plaza III, a Class B Property of approximately 346,575 square feet that was purchased in August 2005 for approximately $68 per square foot;

•	DFW East and West, a Class B Property of approximately 171,112 square feet that was purchased in August 2005 for approximately $81 per square foot;

•	TriWest Plaza, a Class B Property of approximately 369,052 square feet that was purchased in May 2006 for approximately $102 per square foot;

•	The Landmark, a Class B Property of approximately 158,649 square feet that was purchased in August 2006 for approximately $83 per square foot; and

•	Valley View Tower, a Class B Property of approximately 77,056 square feet that was purchased in July 2006 for approximately $94 per square foot.

Based on this information and other market information that PJSC deemed relevant, PJSC determined that the purchase price range for comparable transactions was between $70 and $95 per square foot. Based on this information, PJSC determined the implied valuation of the Dallas Property was in the range of $22.8 million to $30.9 million.

Rosemont Property

To analyze the consideration paid by a subsidiary of Property Acquisition in respect of the Rosemont Property (and therefore the consideration to be indirectly paid by GERA for the Rosemont Property through its acquisition of Property Acquisition) relative to the consideration paid by purchasers in selected similar precedent transactions, PJSC analyzed selected precedent transactions that, for purposes of PJSC’s analysis, PJSC deemed similar to the Rosemont Property based on PJSC’s experience, including transactions involving the following buildings located in the Chicago metropolitan area:

•	O’Hare Plaza, a Class A Property of approximately 473,646 square feet that was purchased in December 2004 for approximately $152 per square foot;

•	Northwest Plaza, a Class B Property of approximately 315,000 square feet that was purchased in November 2004 for approximately $86 per square foot;

•	Triangle Plaza, a Class A Property of approximately 631,400 square feet that was purchased in March 2006 for approximately $144 per square foot;

•	Riverway I, II & III, a Class A Property of approximately 878,000 square feet that was purchased in May 2005 for approximately $199 per square foot;

•	O’Hare International I & II, a Class A Property of approximately 503,003 square feet that was purchased in May 2005 for approximately $163 per square foot;

•	Columbia Center II, a Class B Property of approximately 148,680 square feet that was purchased in September 2005 for approximately $99 per square foot;

•	One O’Hare Center, a Class A Property of approximately 370,593 square feet that was purchased in January 2006 for approximately $205 per square foot;

•	O’Hare Corporate Towers, a Class B Property of approximately 202,325 square feet that was purchased in January 2006 for approximately $53 per square foot;

•	Point O’Hare, a Class A Property of approximately 262,994 square feet that was purchased in February 2006 for approximately $219 per square foot; and

•	O’Hare Plaza II, a Class A Property of approximately 232,944 square feet that was purchased in March 2006 for approximately $129 per square foot.

Based on this information and other market information that PJSC deemed relevant, PJSC determined that the purchase price range for comparable transactions was between $85 and $200 per square foot. Based on this information, PJSC determined the implied valuation of the Rosemont Property was in the range of $15.3 million to $36.0 million.

Danbury Property

To analyze the consideration paid by a subsidiary of Property Acquisition in respect of the Danbury Property (and therefore the consideration to be indirectly paid by GERA for the Danbury Property through its acquisition of Property Acquisition) relative to the consideration paid by purchasers in selected similar precedent transactions, PJSC analyzed selected precedent transactions that, for purposes of PJSC’s analysis, PJSC deemed similar to the

Danbury Property based on PJSC’s experience, including transactions involving the following buildings located in or around the Danbury, Connecticut area:

•	Danbury Office Center, a Class B Property of approximately 126,855 square feet that was purchased in December 2005 for approximately $136 per square foot;

•	Lee Farm Corporate Center, a Class A Property of approximately 215,000 square feet that was purchased in February 2007 for approximately $174 per square foot;

•	River Park, a Class A Property of approximately 403,227 square feet that was purchased in January 2005 for approximately $181 per square foot;

•	Wilton Corporate Center, a Class A Property of approximately 137,269 square feet that was purchased in December 2005 for approximately $212 per square foot; and

•	Xerox Corporate Center, a Class A Property of approximately 255,000 square feet that was purchased in December 2006 for approximately $215 per square foot.

Based on this information and other market information that PJSC deemed relevant, PJSC determined that the purchase price range for comparable transactions was between $135 and $210 per square foot. Based on this information, PJSC determined the implied valuation of the Danbury Property was in the range of $141.3 million to $219.8 million.

Analysis of Selected Precedent Transactions—Summary

Applying the analysis of selected precedent transactions described above, PJSC determined that the aggregate implied valuation of the Properties was in the range of $179.4 million to $286.7 million.

Miscellaneous

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

In performing its analyses, PJSC relied on numerous assumptions made by management, the assumptions set forth in the appraisals and made certain judgments of its own, many of which, in each case, are beyond the control of GERA. Actual values will depend upon several factors, including changes in market conditions, general economic conditions and other factors that generally influence the commercial real estate market in the markets in which each of the Properties are located. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to GERA of the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement and were provided to the special committee of the board of directors of GERA in connection with the delivery of PJSC’s opinion.

The analyses do not purport to be appraisals or necessarily reflect the prices at which the Properties might actually be sold, which may be higher or lower than the purchase price to be paid by GERA under the terms of the LLC Acquisition Agreement and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither GERA, PJSC nor any other person or entity assumes responsibility for their accuracy.

With regard to the selected precedent transactions analysis summarized above, PJSC used these transactions for reference purposes only; however, no transaction utilized as a comparison is identical to the proposed transaction and none of the individual properties included in this analysis is identical to any of the Properties. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics (including the size) of the selected properties and other factors that could affect the acquisition value of the selected properties to which the Properties were being compared. The aggregate consideration to be paid under the terms of the LLC Acquisition Agreement generally represents the amount invested or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of its subsidiaries by GBE, and costs and expenses associated with the evaluation, acquisition and operation of the Properties, and this aggregate consideration was approved by the special committee of the board of directors and the full board of directors of GERA. In addition, as described elsewhere in this proxy statement, PJSC’s opinion was one of many factors taken into consideration by the special committee of the board of directors of GERA in evaluating the transactions contemplated by the LLC Acquisition Agreement. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the special committee of the board of directors or the full board of directors with respect to the proposed transaction.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The special committee of the board of directors of GERA selected PJSC to deliver an opinion with respect to the fairness, from a financial point of view, to GERA of the aggregate consideration to be paid by GERA under the terms of the LLC Acquisition Agreement on the basis of such experience.

Upon the signing of the engagement letter, PJSC received a non-refundable fee of $50,000. Upon the delivery of its opinion, PJSC was paid an additional $125,000, resulting in total compensation to PJSC of $175,000. In addition, subject to certain limitations, GERA has agreed to reimburse PJSC for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

PJSC has not received compensation during the last two years for providing investment banking services to GERA or GBE.

Projected Financial Information

Upon the closing of the proposed transaction, GERA does not intend as a matter of course to publicly disclose detailed long-term forecasts or internal projections as to future revenues, earnings or financial condition, and is especially wary of making such projections due to the unpredictability of the underlying assumptions and estimates (see the discussion regarding forward-looking statements based on estimates and assumptions under the heading entitled “Forward-Looking Information” of this proxy statement). However, we have set forth below a summary of the financial projections for each of the Properties that were prepared by senior management of GBE in connection with GBE’s acquisition of the Properties, as well as the financial projections for each of the Properties that were contained in the appraisals for each of the Properties that were obtained by Wachovia Bank, N.A. in connection with the Wachovia Mortgage Loans. These financial projections are being included in this proxy statement because this information was made available to our board of directors, the special committee and PJSC prior to the execution and delivery of the LLC Acquisition Agreement. This information was not prepared with a view towards public disclosure, but rather was prepared to facilitate GBE’s and Wachovia Bank, N.A.’s, as the case may be, due diligence investigation and analysis of each of the Properties.

The projections reflect numerous estimates and assumptions with respect to general market information (including market rent per square foot and market rent growth) and general business, economic and financial conditions, as well as matters specific to our proposed business, many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Important factors that may affect actual results and result in the forecasted results not being achieved include, but are not limited to, the risks summarized under the heading entitled “Risk Factors” of this proxy statement. In addition, the projections cover multiple years and such information by its nature becomes less reliable with each successive year. The financial projections were prepared solely to facilitate GBE’s and Wachovia Bank, N.A.’s, as the case may be, due diligence investigation and analysis of each of the Properties, and were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

You are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder or any other person regarding the information included in these projections. The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. We undertake no obligation to update, or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Dallas Property-Management’s Projections

The financial projections prepared by GBE’s senior management in connection with its acquisition of the Dallas Property, which were provided to our board of directors, the special committee and PJSC, included the following estimates of the future financial performance of the Dallas Property (all amounts expressed in the table below are in millions):

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018*

Revenue	$2.4	$3.7	$5.2	$5.7	$6.0	$5.6	$5.2	$5.8	$6.6	$6.9	$7.1
Net Operating Income	$0.4	$1.3	$2.3	$2.7	$2.9	$2.6	$2.1	$2.6	$3.1	$3.3	$3.4
Property Cash Flow	$(2.3)	$(1.3)	$0.7	$2.2	$2.7	$1.3	$0.1	$1.3	$2.8	$3.1	$3.2

*	Projections for 2018 were not provided by GBE senior management. Such projections were determined by PJSC using certain assumed growth rates that were consistent with the growth rates utilized in the projections prepared by senior management of GBE.

Dallas Property-Appraisal Projections

The financial projections included in the appraisal of the Dallas Property, which were provided to our board of directors, the special committee and PJSC, included the following estimates of the future financial performance of the Dallas Property (all amounts expressed in the table below are in millions):

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018*

Revenue	$2.6	$3.0	$4.0	$4.8	$5.1	$4.5	$4.6	$5.2	$6.1	$5.9	$6.1
Net Operating Income	$0.6	$0.8	$1.6	$2.2	$2.4	$1.8	$1.8	$2.3	$3.0	$2.8	$2.9
Property Cash Flow	$(0.2)	$(0.6)	$0.5	$1.2	$1.8	$1.0	$0.5	$1.3	$2.3	$2.2	$2.2

*	Projections for 2018 were not included in the appraisal for the Dallas Property. Such projections were determined by PJSC using certain assumed growth rates that were consistent with the growth rates utilized in the projections that were contained in the appraisal of the Dallas Property.

Rosemont Property-Management’s Projections

The financial projections prepared by GBE’s senior management in connection with its acquisition of the Rosemont Property, which were provided to our board of directors, the special committee and PJSC, included the following estimates of the future financial performance of the Rosemont Property (all amounts expressed in the table below are in millions):

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018*

Revenue	$2.5	$3.7	$4.1	$4.3	$4.5	$4.3	$4.4	$4.8	$5.0	$5.1	$5.2
Net Operating Income	$0.7	$1.8	$2.2	$2.3	$2.4	$2.2	$2.3	$2.6	$2.7	$2.7	$2.8
Property Cash Flow	$(1.4)	$0.3	$1.9	$2.3	$2.4	$1.0	$0.4	$2.4	$2.6	$2.4	$2.4

*	Projections for 2018 were not provided by GBE senior management. Such projections were determined by PJSC using certain assumed growth rates that were consistent with the growth rates utilized in the projections prepared by senior management of GBE.

Rosemont Property-Appraisal Projections

The financial projections included in the appraisal of the Rosemont Property, which were provided to our board of directors, the special committee and PJSC, included the following estimates of the future financial performance of the Rosemont Property (all amounts expressed in the table below are in millions):

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018

Revenue	$2.5	$3.4	$4.0	$4.3	$4.4	$4.4	$4.2	$4.7	$4.8	$4.9	$4.9
Net Operating Income	$0.7	$1.5	$2.1	$2.2	$2.3	$2.2	$2.0	$2.4	$2.5	$2.5	$2.5
Property Cash Flow	$(0.7)	$0.0	$1.9	$2.2	$2.3	$1.1	$0.1	$2.0	$2.5	$2.2	$1.5

Danbury Property-Management’s Projections

The financial projections prepared by GBE’s senior management in connection with its acquisition of the Danbury Property, which were provided to our board of directors, the special committee and PJSC, included the following estimates of the future financial performance of the Danbury Property (all amounts expressed in the table below are in millions):

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018*

Revenue	$14.8	$17.5	$20.5	$23.2	$24.1	$25.1	$26.0	$26.6	$27.3	$27.4	$28.2
Net Operating Income	$4.4	$6.3	$8.8	$11.0	$11.6	$12.2	$12.7	$12.9	$13.2	$13.0	$13.3
Property Cash Flow	$(2.0)	$(3.0)	$1.1	$7.1	$9.4	$11.5	$11.9	$11.9	$13.1	$4.5	$4.7

*	Projections for 2018 were not provided by GBE senior management. Such projections were determined by PJSC using certain assumed growth rates that were consistent with the growth rates utilized in the projections prepared by senior management of GBE.

Danbury Property-Appraisal Projections

The financial projections included in the appraisal of the Danbury Property, which were provided to our board of directors, the special committee and PJSC, included the following estimates of the future financial performance of the Danbury Property (all amounts expressed in the table below are in millions):

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018

Revenue	$15.2	$18.8	$22.3	$23.9	$24.4	$25.0	$26.2	$25.0	$27.6	$26.7	$28.6
Net Operating Income	$3.6	$6.5	$9.4	$10.5	$10.6	$10.7	$11.6	$10.1	$12.0	$10.9	$12.2
Property Cash Flow	$0.5	$1.4	$2.4	$9.9	$9.6	$9.1	$11.2	$9.7	$3.1	$9.6	$(2.4)

Regulatory Matters

The acquisition and the transactions contemplated by the LLC Acquisition Agreement is not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act.

Newly Adopted Board Resolution

In connection with the execution of the LLC Acquisition Agreement, at the request of the special committee of the board of directors, the full board of directors of GERA executed a unanimous written consent, dated as of June 18, 2007, which provides that, subject to limited exceptions, neither GERA nor any subsidiary thereof will enter into any agreement, arrangement or other transaction after June 18, 2007 that is between GERA or any subsidiary thereof, on the one hand, and any affiliate of GERA or any subsidiary thereof (other than GERA or a subsidiary thereof), on the other hand, unless and until such agreement, arrangement or other transaction has been reviewed by, and received the prior approval of, a majority of the independent directors of GERA. In addition, under the terms of this resolution, neither GERA nor any subsidiary thereof will amend, modify, supplement, extend or terminate (other than at the stated expiration date) any agreement, arrangement or other transaction between GERA or any subsidiary thereof, on the one hand, and any affiliate of GERA or any subsidiary thereof (other than GERA or a subsidiary thereof), on the other hand, that is in existence on or before June 18, 2007, unless and until such amendment, modification, supplementation, extension or termination has been reviewed by, and received the prior approval of, a majority of the independent directors of GERA. For purposes of this resolution, so long as GBE or any of its affiliates or successors owns beneficially more than 5% of the outstanding shares of common stock of GERA, GBE and its affiliates and successors will be deemed affiliates of GERA and its subsidiaries. In addition, this resolution may not be amended, modified, supplemented, revoked or repealed without the vote of the majority of independent directors of GERA.

In connection with the adoption of this resolution, the board of directors of GERA also amended and restated the bylaws of GERA to give effect to this resolution.

THE LLC ACQUISITION AGREEMENT

The following summary of the material provisions of the LLC Acquisition Agreement is qualified by reference to the complete text of the LLC Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the LLC Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

General

On June 18, 2007, GERA entered into the LLC Acquisition Agreement with Property Acquisition and GBE, the sponsor and an affiliate of GERA, to acquire Property Acquisition. As consideration for the acquisition of Property Acquisition, pursuant to which GERA will indirectly acquire the Properties, GERA will pay to GBE the LLC Purchase Price.

Closing of the Acquisition

The closing of the acquisition will take place promptly following the satisfaction of the conditions described below under “The LLC Acquisition Agreement—Conditions to the Closing,” unless GERA and GBE agree in writing to another time. The acquisition is expected to be consummated promptly after the special meeting of GERA’s stockholders described in this proxy statement, provided that the requisite stockholder approval is obtained and the other conditions to closing are satisfied.

Acquisition Consideration

Pursuant to the LLC Acquisition Agreement, in consideration for the acquisition of Property Acquisition, pursuant to which the Company will indirectly acquire the Properties, GERA will pay to GBE the sum of:

(a)	the Preliminary Purchase Price, is calculated as follows:

Property contract purchase price	$122,200
Property closing adjustments, net	(6,646)
Other direct acquisition costs (as of June 15, 2007)	450
Interest on property acquisition costs (as of June 15, 2007)	1,261
Wachovia Mortgage Loans assumed	(120,500)
Financing reserves	43,574
Financing fees	2,400

Preliminary Purchase Price	42,739
; plus

(b)	interest on the Preliminary Purchase Price calculated at the rate per annum, which rate shall be adjusted monthly at and as of the 15th day of each month (or, if the 15th day is not a business day, the next business day of such month), equal to the one-month London Inter-Bank Offered Rate (LIBOR) plus 3.50% (the “Interest Rate”) from June 16, 2007 through and including the closing date; plus

(c)	all direct costs (including, without limitation, due diligence and closing costs, audit and accounting fees, financing fees, and third party legal fees and costs) paid by GBE on or after June 16, 2007 in connection with the acquisition of any of the Properties (the “Property Acquisition Costs”); plus

(d)	interest on the Property Acquisition Costs calculated at the Interest Rate from the date of payment of any such cost through and including the closing date; plus

(e)	the amount of any advances made by GBE to Property Acquisition or any of its subsidiaries on or after June 16, 2007 (and not repaid to GBE with interest prior to the closing date) to fund any operating losses incurred with respect to any of the Properties at any time after June 15, 2007 through the closing date (the “Property Advances”); plus

(f)	interest on the Property Advances calculated at the Interest Rate from the date of each such advance through and including the closing date.

The following is an example of a calculation of the LLC Purchase Price. If the business combination was consummated on July 15, 2007, the amount of consideration paid to GBE would be approximately $43,397,000 based upon the sum of the Preliminary Purchase Price (approximately $42,739,000) plus interest accrued on the Preliminary Purchase Price since June 16, 2007 (estimated as of July 15, 2007 as approximately $307,000) and all additional Property Acquisition Costs since June 16, 2007 (estimated as of July 15, 2007 as approximately $351,000).

Such consideration represents the amounts invested in or advanced to Property Acquisition by GBE to fund the aggregate purchase price paid by Property Acquisition for the Properties plus interest expense, imputed interest on cash advanced to Property Acquisition or any of the SPEs by GBE, and costs and expenses associated with the evaluation, acquisition, financing and operation of the Properties. Additionally, upon acquisition of Property Acquisition by GERA, GERA will indirectly acquire the SPEs subject to the Wachovia Mortgage Loans.

GERA and GBE have also agreed that pursuant to the Services Agreement, GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing of the LLC Acquisition Agreement, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties.

Representations and Warranties

The LLC Acquisition Agreement contains representations and warranties of each of GBE and Property Acquisition relating, among other things, to:

•	proper organization and similar matters;

•	capital structure of each constituent company;

•	the authorization, performance and enforceability of the LLC Acquisition Agreement;

•	no conflict; required filings and consents;

•	title to properties and assets and environmental and other conditions thereof;

•	compliance with laws;

•	absence of litigation;

•	environmental matters;

•	absence of changes;

•	financial statements; absence of undisclosed liabilities;

•	contracts;

•	insurance;

•	affiliate transactions;

•	employees;

•	brokers; third party expenses; and

•	taxes.

Covenants

GERA, GBE and Property Acquisition have each agreed to take such actions as are necessary, proper or advisable to consummate the acquisition. GBE and Property Acquisition have also agreed that Property Acquisition and its subsidiaries will continue to operate their respective businesses in the ordinary course prior to the closing and that Property Acquisition and it subsidiaries will not, subject to certain exceptions, take the following actions without the prior written consent of GERA:

(a)	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Property Acquisition membership interests or any SPE membership interests, or securities convertible into or exchangeable for Property Acquisition membership interests or SPE membership interests or enter into other agreements or commitments of any character obligating it to issue any Property Acquisition membership interests or SPE membership interests or such convertible or exchangeable securities;

(b)	amend its charter documents;

(c)	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a material portion of the assets of, or by purchasing the stock of, or by any other manner, any person or any business or division thereof or (ii) any property or assets, except for purchases of inventory, equipment, supplies and other assets in the ordinary course of business consistent with past practice;

(d)	(i) modify, amend or terminate (other than at its stated expiration date) any lease other than in a manner that Property Acquisition reasonably and in good faith believes is in the best commercial interests of Property Acquisition and the SPEs, provided that, in the case of any material lease, Property Acquisition has given prior written notice thereof to GERA, (ii) enter into or commit to enter into any lease, license or other occupancy agreement relating to or affecting any of the Properties other than any such lease, license or other occupancy agreement that Property Acquisition reasonably and in good faith believes is in the best commercial interests of Property Acquisition and the SPEs, provided that, in the case of a material lease, Property Acquisition has given prior written notice thereof to GERA, or (iii) modify, amend or terminate the Wachovia Mortgage Loans or any document relating thereto;

(e)	(i) incur, agree to incur or assume any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly,

contingently or otherwise) for the obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

(f)	declare or pay any dividends on its membership interests (whether in cash, stock or other property), or set apart any money, membership interests or other property for such payment or make any distributions to or for the account of its members, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its membership interests;

(g)	make any capital expenditures in excess of $50,000 individually, or in excess of $100,000 in the aggregate other than capital expenditures contemplated by the operating plan of Property Acquisition or the applicable SPE;

(h)	lease, license, sell, dispose of, abandon or otherwise transfer any property or assets, except that this clause shall not apply to the lease, licensing, sale, disposition or transfer of any property or assets in the ordinary course of business consistent with past practice, subject in all cases to the other terms set forth in the LLC Acquisition Agreement;

(i)	subject any of its assets, properties or rights, or any part thereof, to any lien or suffer such to exist, other than permitted liens;

(j)	except in the ordinary course of business, hire any employees or enter into any employment, consulting or similar agreement with any prospective employee or adopt or authorize any plan or arrangement for the benefit of any employee of Property Acquisition or the SPEs;

(k)	fail to maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name (or replacements therefor) and timely renew all such policies (or arrange for replacements therefor) with financially responsible insurance companies in such amounts and against such risks and losses as are consistent with past practice;

(l)	make any change in any method of accounting or accounting principle, method, estimate or practice, except as required by United States generally accepted accounting principles;

(m)	make, change or revoke any tax election or settle or compromise any tax liability;

(n)	enter into any contract or commitment limiting or restraining such Property Acquisition or any of its subsidiaries from engaging or competing in any lines of business or with any person;

(o)	enter into or authorize any contract, agreement, understanding or arrangement with GBE or any affiliate thereof (other than Property Acquisition or the SPEs), or otherwise enter into or effect any transaction with GBE or any affiliate thereof (other than Property Acquisition or the SPEs) other than pursuant to the terms of any contract, agreement, understanding or arrangement that is in effect on the date of the LLC Acquisition Agreement and that is disclosed on an applicable schedule of the LLC Acquisition Agreement;

(p)	take or omit to take any action which would be reasonably anticipated, individually or in the aggregate, to have a Material Adverse Effect; and

(q)	agree in writing or otherwise agree, commit or resolve to take any of the actions described in sections (a) through (p) above.

The LLC Acquisition Agreement also contains additional covenants of the parties, including covenants providing for:

•	the parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the LLC Acquisition Agreement;

•	GERA to prepare and file this proxy statement; and

•	The parties to deliver all information concerning themselves and such other matters as may be reasonably necessary or advisable in connection with the actions contemplated under the LLC Acquisition Agreement.

Conditions to Closing

General Conditions

Consummation of the LLC Acquisition Agreement is conditioned on the holders of a majority of the shares of GERA common stock issued in the IPO present in person or by proxy at the special meeting voting to approve the Properties Acquisition Proposal. The GERA stockholders will also be asked to approve the 2007 Equity Plan Proposal, the Article Sixth Amendment Proposal, the Director Nomination Proposal and the E&Y Ratification Proposal. The consummation of the acquisition is not dependent on the approval of such other proposals.

In addition, the consummation of the transactions contemplated by the LLC Acquisition Agreement is conditioned on no governmental entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by the LLC Acquisition Agreement illegal or otherwise prohibiting or restraining the consummation of such transactions on substantially the terms contemplated by the LLC Acquisition Agreement.

GBE’s Conditions to Closing

The obligations of GBE to consummate the transactions contemplated by the LLC Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	GBE shall have received by wire transfer the acquisition consideration and the acquisition fee;

•	Each representation and warranty of GERA contained in the LLC Acquisition Agreement that is (i) qualified as to materiality shall have been true and correct in all respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing, with the same force and effect as if made on and as of the closing of the acquisition, and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing of the acquisition; and

•	GERA shall have performed or complied in all material respects with all agreements and covenants required by the LLC Acquisition Agreement to be performed or complied with by it on or prior to the closing of the acquisition.

GERA’s Conditions to Closing

The obligations of GERA to consummate the transactions contemplated by the LLC Acquisition Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	Each representation and warranty of GBE and Property Acquisition contained in the LLC Acquisition Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing, and (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of the LLC Acquisition Agreement and (B) on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing; provided, that the representations and warranties of GBE and Property Acquisition set forth in Section 2.2 of the LLC Acquisition Agreement shall have been true and correct in all respects as of the date of the LLC Acquisition Agreement and on and as of the closing of the acquisition, with the same force and effect as if made on and as of the closing;

•	Property Acquisition and GBE shall have performed or complied in all material respects with all agreements and covenants required by the LLC Acquisition Agreement to be performed or complied with by them at or prior to the closing of the acquisition; and

•	No Material Adverse Effect shall have occurred since the date of the LLC Acquisition Agreement.

Termination

The LLC Acquisition Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of GERA, Property Acquisition and GBE at any time;

•	by either GERA or GBE if the acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that the right to terminate the LLC Acquisition Agreement under this provision shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the acquisition to occur on or before such date and such action or failure to act constitutes a breach of the LLC Acquisition Agreement;

•	by either GERA or GBE if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the acquisition, which order, decree, ruling or other action is final and nonappealable;

•	by GBE or Property Acquisition, upon a breach of any representation, warranty, covenant or agreement on the part of GERA set forth in the LLC Acquisition Agreement, or if any representation or warranty of GERA shall have become untrue, in either case such that the conditions set forth in Article VI of the LLC Acquisition Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by GERA is curable by GERA prior to the closing, then neither Property Acquisition nor GBE may terminate the LLC Acquisition Agreement under this provision for thirty (30) days after delivery of written notice from Property Acquisition or GBE to GERA of such breach, provided GERA continues to exercise commercially reasonable efforts to cure such breach (and neither Property Acquisition nor GBE may terminate the LLC Acquisition Agreement pursuant to this provision if it is then in material breach of the LLC Acquisition Agreement or if such breach by GERA is cured during such thirty (30)-day period);

•	by GERA, upon a breach of any representation, warranty, covenant or agreement on the part of GBE or Property Acquisition set forth in the LLC Acquisition Agreement, or if any representation or warranty of GBE or Property Acquisition shall have become untrue, in either case such that the conditions set forth in Article VI of the LLC Acquisition Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by GBE or Property Acquisition prior to the closing, then GERA may not terminate the LLC Acquisition Agreement under this provision for thirty (30) days after delivery of written notice from GERA to GBE or Property Acquisition of such breach, provided GBE or Property Acquisition, as applicable, continues to exercise commercially reasonable efforts to cure such breach (and GERA may not terminate this Agreement pursuant to this provision if it is then in material breach of the LLC Acquisition Agreement or if such breach by GBE or Property Acquisition is cured during such thirty (30)-day period);

•	by either GERA, GBE or the Company, if, at the special meeting (including any adjournments thereof) GERA has failed to obtain the requisite approval of the GERA stockholders; or

•	by GBE on or after September 30, 2007 if it is required to terminate the LLC Acquisition Agreement pursuant to the terms of Section 5.01(s) of the Amended and Restated Credit Agreement, dated as of April 14, 2006, by and among GBE, as borrower, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent and as syndication agent, the financial institutions identified therein as lenders, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, as amended by each of that certain First Letter Amendment dated as of June 16, 2006, and that certain Second Letter Amendment dated as of February 16, 2007, as in effect on the date the of the LLC Acquisition Agreement; provided, however, that GBE shall only be permitted to terminate the LLC Acquisition Agreement pursuant to this provision if GBE has used its reasonable best efforts to cause the provisions of such Section 5.01(s) to be waived, modified or extended so as to permit the transactions contemplated by the LLC Acquisition Agreement to be consummated subsequent to September 30, 2007.

Effect of Termination

In the event of proper termination by either GERA, GBE or Property Acquisition, the LLC Acquisition Agreement will become void and have no effect, without any liability or obligation on the part of GERA, GBE or Property Acquisition, except that:

•	the confidentiality obligations set forth in the LLC Acquisition Agreement will survive;

•	the rights of the parties to bring actions against each other for breach of the LLC Acquisition Agreement that occurred prior to any such termination will survive; and

•	the provisions regarding the payment of the fees and expenses incurred in connection with the LLC Acquisition Agreement will survive.

Indemnification

Pursuant to the LLC Acquisition Agreement, GBE has agreed to indemnify, defend and hold harmless GERA, from and against all losses asserted against, resulting to, imposed upon, or incurred by GERA by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of GBE or Property Acquisition contained in or made pursuant to the LLC Acquisition Agreement or any schedule or any certificate delivered by GBE or Property Acquisition to GERA pursuant to the LLC Acquisition Agreement; and

(ii) the non-fulfillment or breach of any covenant or agreement of GBE or Property Acquisition contained in the LLC Acquisition Agreement.

The representations and warranties of GBE and Property Acquisition contained in the LLC Acquisition Agreement will survive for a period of nine months after the Closing, subject to extended survival periods in respect of certain representations and warranties, including the representations and warranties pertaining to the capitalization of Property Acquisition and each of the SPEs. The covenants and agreements of GBE and Property Acquisition contained in the LLC Acquisition Agreement will survive the closing indefinitely.

Under the terms of the LLC Acquisition Agreement, the aggregate indemnification obligations of GBE arising from the breach of representations and warranties made by GBE and Property Acquisition in the LLC Acquisition Agreement will not, subject to limited exceptions, exceed 20% of the LLC Purchase Price. In addition, subject to limited exceptions, GERA will not be entitled to receive any indemnification payment from GBE resulting from a breach of the representations or warranties of GBE and Property Acquisition contained in the LLC Acquisition Agreement unless and until the aggregate amount of all indemnifiable losses otherwise payable by GBE resulting from a breach of such representations and warranties exceeds three and one-half percent of the LLC Purchase Price, in which event the amount payable shall only be the amount in excess of such amount.

Subject to limited exceptions, the right of indemnification provided pursuant to the terms of the LLC Acquisition Agreement will be GERA’s sole remedy with respect to any and all claims for money damages arising out of or relating to the LLC Acquisition Agreement.

Waiver of Claims Against Trust Fund

Under the terms of the LLC Acquisition Agreement, GBE and Property Acquisition have agreed to waive all rights against GERA to collect from the trust account that holds a substantial portion of the proceeds from IPO any moneys that may be owed to them by GERA for any reason whatsoever, including but not limited to a breach of the LLC Acquisition Agreement by GERA. However, this waiver shall not apply if both (a) GERA willfully fails or refuses to consummate the transactions contemplated by this Agreement or GBE and Property Acquisition terminate the LLC Agreement pursuant to Section 8.1(d) thereof, and (b) GERA consummates another business combination with another person.

Fees and Expenses

All fees and expenses incurred in connection with the LLC Acquisition Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the LLC Acquisition Agreement is consummated, except as otherwise provided in the LLC Acquisition Agreement.

Amendments

The LLC Acquisition Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the closing, any party to the LLC Acquisition Agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained therein.

Public Announcements

GERA and GBE have agreed that until closing or termination of the LLC Acquisition Agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the LLC Acquisition Agreement and the transactions governed by it; and

•	not issue or otherwise make any public announcement or communication pertaining to the LLC Acquisition Agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Governing Law; Venue.

The LLC Acquisition Agreement is governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties agreed to irrevocably submit to the exclusive jurisdiction of any state or Federal courts of the United States of America sitting in the State of Delaware for purposes of any suit, action or proceeding arising in connection with the execution and delivery of the LLC Acquisition Agreement and the consummation of the transactions contemplated thereby. Each of the parties irrevocably waived any objection or defense any such party may have to venue or personal jurisdiction in any such court including any claim that the suit, action or proceeding has been brought in an inconvenient forum and any right to which it may become entitled on account of place of residence or domicile.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet and statements of operations are adjusted to give pro forma effect to the Properties Acquisition Proposal, including the Wachovia Mortgage Loans, as if they had occurred on March 31, 2007 and July 1, 2005, respectively. We are providing this information to aid you in your analysis of the financial aspects of the Properties Acquisition Proposal including the Wachovia Mortgage Loans.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the following financial statements which are included elsewhere in this proxy:

•	the financial statements and related notes of GERA as of June 30, 2006 and for the Period from September 7, 2005 (Date of Inception) through June 30, 2006 (audited) and the financial statements of GERA as of March 31, 2007 and for the Nine Months Ended March 31, 2007 and periods from September 7, 2005 (Date of Inception) through March 31, 2007 (unaudited) and March 31, 2006 (unaudited), respectively;

•	the financial statements and related notes of 6400 Shafer Court for the Year Ended December 31, 2006 (audited), for the Three Months Ended March 31, 2006 (unaudited), for the Period from January 1, 2007 through February 27, 2007 (Previous Owner) (unaudited), and for the Period from February 28, 2007 through March 31, 2007 (GBE Owner) (unaudited);

•	the financial statements and related notes of Abrams Centre for the Year Ended December 31, 2006 (audited), for the Three Months Ended March 31, 2006 (unaudited), for the Period from January 1, 2007 through February 19, 2007 (Previous Owner) (unaudited), and for the Period from February 20, 2007 through March 31, 2007 (GBE Owner) (unaudited); and

•	the financial statements and related notes of Danbury Corporate Center for the Year Ended December 31, 2006 (audited) and for the Three Months Ended March 31, 2007 and 2006 (unaudited).

This information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

The unaudited pro forma condensed combined balance sheet at March 31, 2007 reflects the historical information of GERA as of such date, as adjusted to give pro forma effect to the Properties Acquisition Proposal, including the Wachovia Mortgage Loans, as if they had occurred on March 31, 2007. The assets and liabilities of the acquired Properties pursuant to the Properties Acquisition Proposal have been recorded at fair value in accordance with Statement of Financial Accounting Standards No. 141—Business Combinations. The purchase price allocation has not been finalized and is subject to change based upon recording of actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Properties.

The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2007 and the year ended June 30, 2006 reflect the historical information of GERA adjusted to give pro forma effect to the Properties Acquisition Proposal, including the Wachovia Mortgages Loans, as if they had occurred on July 1, 2005. Amounts for the Properties have also been adjusted for fiscal year presentation.

The unaudited pro forma condensed combined financial information have been prepared using two different levels of approval of the transaction by GERA stockholders, as follows:

•	Assuming No Redemption: This presentation assumes that none of the GERA stockholders exercise their redemption rights; and

•	Assuming Maximum Redemption: This presentation assumes that 19.9% of the GERA stockholders exercise their redemption rights.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

Grubb & Ellis Realty Advisors, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2007
(amounts in thousands except per share data)

					Pro	Pro
				Pro	Forma	Forma
	Grubb &			Forma	Adjustments	(assuming
	Ellis		Pro	(assuming	(maximum	maximum
	Realty	The	Forma	no share	share	share
	Advisors	Properties	Adjustments	redemption)	redemption)	redemption)
	(A)	(B)	(C)		(D)

Assets:

Rental real estate, net	$—	$125,789	$—	$125,789	$—	$125,789

Cash and cash equivalents	543	48	98,867	99,458	(27,918)	71,540

Investments held in trust	142,828	—	(142,828)	—	—	—

Restricted Cash	—	43,574	—	43,574	—	43,574

Other assets	370	4,114	—	4,484	—	4,484

Total assets	$143,741	$173,525	$(43,961)	$273,305	$(27,918)	$245,387

Liabilities & stockholder’s equity:

Liabilities

Mortgage Loans	$—	$120,500	$—	$120,500	$—	$120,500

Accounts payable	424	985	—	1,409	—	1,409

Income taxes payable	474	—	—	474	—	474

Deferred underwriting discount	2,675	—	—	2,675	—	2,675

Other liabilities	—	8,079	—	8,079	—	8,079

Total liabilities	3,573	129,564	—	133,137	—	133,137

Commitments and contingencies:

Common stock, subject to possible redemption - 4,789 shares at $5.63 per share	26,952	—	(26,952)	—	—	—

Deferred interest attributable to common stock subject to possible redemption (net of taxes of $497)	966	—	(966)	—	—	—

Total commitments and contingencies	27,918	—	(27,918)	—	—	—

Stockholder’s equity:

Common stock—$0.0001 par value; 120,000 shares authorized; 29,834 issued and outstanding	3	—	—	3	—	3

Preferred stock—$0.0001 par value; 5,000 shares authorized; 0 issued and outstanding	—	—	—	—	—	—

Net assets of the Properties (estimated Acquisition Consideration)	—	43,961	(43,961)	—	—	—

Additional paid-in capital	109,023	—	26,952	135,975	(26,952)	109,023

Earnings accumulated during the development stage	3,224	—	966	4,190	(966)	3,224

Total stockholder’s equity	112,250	43,961	(16,043)	140,168	(27,918)	112,250

Total liabilities & stockholder’s equity	$143,741	$173,525	$(43,961)	$273,305	$(27,918)	$245,387

See notes to unaudited condensed combined pro forma financial statements

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
(amounts in thousands)

(A)  Reflects the historical Balance Sheet of Grubb & Ellis Realty Advisors as of March 31, 2007 (unaudited).

(B)  Reflects the Acquisition Consideration for the purchase of Property Acquisition pursuant to the LLC Acquisition Agreement. See the section entitled “The LLC Acquisition Agreement—Acquisition Consideration.” The calculation of the estimated allocable Acquisition Consideration includes the Preliminary Purchase Price, an acquisition fee payable to GBE and assumption of the Wachovia Mortgage Loans as follows:

			Danbury
	6400 Shafer	Abrams	Corporate
Calculation of the estimated allocable Acquisition Consideration	Court	Centre	Center	Total

Property contract purchase price	$21,450	$20,000	$80,750	$122,200
Property closing adjustments, net	(26)	(175)	(6,444)	(6,646)
Other direct acquisition costs	98	183	169	450
Interest on property acquisition costs	563	648	49	1,261
Wachovia Mortgage Loans assumed	(21,960)	(20,540)	(78,000)	(120,500)
Financing reserves	7,837	7,330	28,407	43,574
Financing fees	437	409	1,554	2,400

Preliminary Purchase Price	8,399	7,855	26,485	42,739
Acquisition fee payable to GBE	214	200	808	1,222

Total allocable Acquisition Consideration	$8,613	$8,056	$27,293	$43,961

The Acquisition Consideration allocation has not been finalized and is subject to change based upon recording of actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Properties. The estimated Acquisition Consideration was allocated to the assets acquired and liabilities assumed as follows:

			Danbury
	6400 Shafer	Abrams	Corporate
Estimated allocation of the Acquisition Consideration	Court	Centre	Center	Total

Assets:
Land	$3,671	$3,439	$12,076	$19,186
Buildings	15,734	14,019	48,306	78,059
Lease intangibles	3,927	3,844	20,773	28,544
Cash and cash equivalents	4	44	—	48
Restricted Cash	7,837	7,330	28,407	43,574
Other assets	2,052	499	1,563	4,114
Liabilities:
Mortgage debt	(21,960)	(20,540)	(78,000)	(120,500)
Accounts payable	(541)	(444)	—	(985)
Other liabilities	(2,111)	(135)	(5,833)	(8,079)

Total allocable Acquisition Consideration	$8,613	$8,056	$27,292	$43,961

The above costs are based upon the contract purchase price and include estimated closing costs and estimated pro rated amounts for certain liabilities and assets. The above amounts include an estimated allocation of the purchase prices to their fair value components (land, building and improvements and lease intangibles) in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”).

(C)  Reflects the cash payment of Acquisition Consideration and adjustments to reclassify certain amounts pursuant to the Properties Acquisition Proposal assuming no share redemptions:

1)	To record payment of the Acquisition Consideration for the purchase of Property Acquisition:

Cash and cash equivalents	$(43,961)
Net assets of the Properties (estimated Acquisition Consideration)	$43,961

2)	To reclassify investments previously held in trust to cash:

Cash and cash equivalents	$142,828
Investments held in trust	$(142,828)

3)	To reclassify additional paid-in capital previously subject to redemption:

Common stock, subject to possible redemption—4,789 shares at $5.63 per share	$(26,952)
Additional paid-in capital	$26,952

4)	To reclassify interest income attributable to the common stock, subject to possible redemption:

Deferred interest attributable to common stock subject to possible redemption (net of taxes of $497)	$(966)
Earnings accumulated during the development stage	$966

(D)	Reflects the adjustment to record funding the maximum redemption of shares and their related interest income.

Grubb & Ellis Realty Advisors, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except per share data)

						Pro Forma	Pro Forma
	Grubb &			Pro Forma		Adjustments	(assuming
	Ellis		Pro	(assuming		(maximum	maximum
	Realty	The	Forma	no share		share	share
	Advisors	Properties	Adjustments	redemption)		redemption)	redemption)
	(A)	(B)	(C)			(D)

Revenue:
Rental revenue	$—	$18,433	$—	$18,433		$—	$18,433
Tenant reimbursements	—	1,538	—	1,538		—	1,538

Total revenues	—	19,971	—	19,971		—	19,971
Expenses:
Property operating & maintenance	—	5,591	—	5,591		—	5,591
Utilities	—	3,222	—	3,222		—	3,222
Real estate taxes	—	3,093	—	3,093		—	3,093
Property management	—	707	—	707		—	707
Other operating expenses	308	1,223	—	1,531		—	1,531
Insurance	—	287	—	287		—	287
Interest expense	—	—	10,082	10,082		—	10,082
Depreciation & amortization	—	—	5,333	5,333		—	5,333

Total expenses	308	14,123	15,415	29,846		—	29,846

Operating income (loss)	(308)	5,848	(15,415)	(9,875)		—	(9,875)
Interest and other income	2,128	37	(286)	1,879		—	1,879

Net income (loss) before income taxes	1,820	5,885	(15,701)	(7,996)		—	(7,996)
Provision for income taxes	619	—	—	619		—	619

Net income (loss)	1,201	5,885	(15,701)	(8,615)		—	(8,615)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	281	—	(281)	—		—	—

Net income (loss) allocable to common stock	$920	$5,885	$(15,420)	$(8,615)		$—	$(8,615)

Net income (loss) per weighted average common share outstanding:
- Basic	$0.06			$(0.29)			$(0.34)
- Diluted	$0.06			$(0.29)			$(0.34)
Weighted average common share outstanding:
- Basic	14,634			29,834	(E)	(4,789)	25,045
- Diluted	14,634			29,834	(E)	(4,789)	25,045

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)

(A)  Reflects the audited historical Statement of Operations of Grubb & Ellis Realty Advisors for the period from inception (September 7, 2005) through June 30, 2006 contained elsewhere within this proxy.

(B)  Reflects the combined results of operations of the Properties for the year ended June 30, 2006 adjusted to give pro forma effect to the acquisition as if it had occurred on July 1, 2005 as follows:

			Danbury
	6400 Shafer	Abrams	Corporate
	Court(1)	Centre(2)	Center(3)	Total

Revenue:
Rental revenue	$1,538	$2,571	$14,324	$18,433
Tenant reimbursements	1,076	18	444	1,538
Other income	9	23	5	37
Interest income	—	—	—	—

Total revenues	2,623	2,612	14,773	20,008
Expenses:
Property operating & maintenance	513	536	4,542	5,591
Utilities	199	551	2,472	3,222
Real estate taxes	811	418	1,864	3,093
Property management	65	32	610	707
Other operating expenses	73	208	942	1,223
Insurance	43	71	173	287

Total expenses	1,704	1,816	10,603	14,123

Net Operating Income	$919	$796	$4,170	$5,885

(1)	Reflects the results of operations of 6400 Shafer Court for the fiscal year ended June 30, 2006. The amounts presented have been derived from the audited Statements of Revenues and Certain Expenses for 6400 Shafer Court contained elsewhere herein and have been adjusted for fiscal year presentation as follows: The pro forma adjustments in the table below reflect removal of historical financial results from the period from July 1, 2006 to December 31, 2006 and the addition of historical financial results from July 1, 2005 to December 31, 2005. No other adjustments or assumptions have been made.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)—(Continued)

			Adjusted
	Historical		Fiscal Year
	Year Ended	Pro Forma	Ended
	December 31,	Adjustments	June 30,
6400 Shafer Court	2006	(a)	2006

Revenue:
Rental revenue	$1,175	$363	$1,538
Tenant reimbursements	1,204	(128)	1,076
Other income	11	(2)	9
Interest income	—	—	—

Total revenues	2,390	233	2,623
Expenses:
Property operating & maintenance	489	24	513
Utilities	193	6	199
Real estate taxes	798	13	811
Property management	60	5	65
Other operating expenses	69	4	73
Insurance	41	2	43

Total expenses	1,650	54	1,704

Net Operating Income	$740	$179	$919

(a)	The pro forma adjustments in the table below reflect removal of historical financial results from the period from July 1, 2006 to December 31, 2006 and the addition of historical financial results from July 1, 2005 to December 31, 2005. No other adjustments or assumptions have been made.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)—(Continued)

(2)	Reflects the results of operations of Abrams Centre for the fiscal year ended June 30, 2006. The amounts presented have been derived from the audited Statements of Revenues and Certain Expenses for Abrams Centre contained elsewhere herein and have been adjusted for fiscal year presentation as follows:

			Adjusted
	Historical		Fiscal
	Year Ended	Pro Forma	Year Ended
	December 31,	Adjustments	June 30,
Abrams Centre	2006	(a)	2006

Revenue:
Rental revenue	$2,426	$145	$2,571
Tenant reimbursements	23	(5)	18
Other income	22	1	23
Interest income	—	—	—

Total revenues	2,471	141	2,612
Expenses:
Property operating & maintenance	513	23	536
Utilities	619	(68)	551
Real estate taxes	479	(61)	418
Property management	35	(3)	32
Other operating expenses	156	52	208
Insurance	72	(1)	71

Total expenses	1,874	(58)	1,816

Net Operating Income	$598	$198	$796

(a)	The pro forma adjustments in the table below reflect removal of historical financial results from the period from July 1, 2006 to December 31, 2006 and the addition of historical financial results from July 1, 2005 to December 31, 2005. No other adjustments or assumptions have been made.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)—(Continued)

(3)	Reflects the results of operations of Danbury Corporate Center for the fiscal year ended June 30, 2006. This property had been operated by its previous owner under a single-tenant master net lease agreement which expired December 31, 2006. The single-tenant had a number of subleases in place which converted to direct leases upon expiration of the master net lease agreement on December 31, 2006. The property is now operated as a typical multi-tenant office building. The historical amounts included in the audited Statements of Revenues and Certain Expenses for the Danbury Corporate Center, presented elsewhere herein this proxy, are comprised primarily of the lease income receipts and related expenses under the master net lease agreement. Since the master lease agreement has expired and the property is now operated as a typical multi-tenant office building, the historical amounts presented above have been adjusted to present the revenues and certain expenses as if the property had been operated as a typical multi-tenant office building during the period presented. The adjustments are as follows:

			Pro forma
			adjustment
			to add the
		Pro forma	Revenues
		adjustment	and Certain
		to remove the	Expenses
		Revenues	as if
		and Certain	operated as	Adjusted
	Historical	Expenses	a typical	Fiscal Year
	Year Ended	associated	multi-tenant	Ended
	December	with the	office	June 30,
Danbury Corporate Centre	31, 2006	Master Lease	building(a)	2006

Revenue:
Rental revenue	$34,769	$(34,769)	$14,324	$14,324
Tenant reimbursements	1,881	(1,881)	444	444
Other income	—	—	5	5
Interest income	—	—	—	—

Total revenues	36,650	(36,650)	14,773	14,773
Expenses:
Property operating & maintenance	—	—	4,542	4,542
Utilities	—	—	2,472	2,472
Real estate taxes	1,881	(17)	—	1,864
Property management	64	(64)	610	610
Other operating expenses	—	—	942	942
Insurance	—	—	173	173

Total expenses	1,945	(81)	8,739	10,603

Net Operating Income	$34,705	$(36,569)	$6,034	$4,170

(a)	The pro forma adjustments presented above reflect the revenues from contractual subleases in place during the period presented along with specifically identified expenses relating to the operations of the property and are based on the following assumptions:

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)—(Continued)

a.	Rental revenues reflect the straight-line contractual lease revenue based on the leases in place during the period presented with the exception of one lease agreement. This lease agreement was amended effective January 1, 2007 wherein the tenant previously paid a prorated portion of the master net lease described above which expired December 31, 2006. The lease was amended and restructured to be consistent with a more traditional office lease at market rates. This amendment significantly reduced the monthly base rental rate to be paid by the tenant on a go-forward basis from approximately $37 per square foot to approximately $17 per square foot. The amendment has been incorporated into this pro forma statement to reflect the rental revenue amounts as-if the amendment had been in place as of July 1, 2005.

b.	Tenant reimbursements reflect contractual reimbursements received based on the leases in place during the period.

c.	Property operating and maintenance expense includes the specifically identified cleaning, repairs & maintenance, landscaping, security, administrative and other expenses incurred by the property during the period.

d.	Utility and real estate tax expenses reflect these actual expenses incurred by the property during the period. It should be noted, specifically, that future real estate taxes may vary significantly from the historical real estate taxes presented due to property assessments previously based on the single-tenant master lease property while future assessments will reflect a typical multi-tenant office building property.

e.	Property management expense reflects estimated property management fees based on 3% of total revenues.

f.	Other operating expenses include other specifically identified expenses incurred by the property during the period.

g.	Insurance expense includes estimated insurance costs based on the current contractual insurance costs of the property which management believes are more indicative of future insurance costs.

It is management’s belief that presenting these adjusted historical results of operations provides a more comparable base upon which to estimate the property operations on a go-forward basis and will better assist you in your analysis of the financial aspects of the acquisition.

(C)  Reflects the following adjustments to present certain amounts pursuant to the Acquisition Proposal, which includes the Wachovia Mortgage Loans, assuming no share redemptions:

(1)	To adjust interest income to reflect cash used to complete the acquisition that had previously been held in trust and invested. Funding of the acquisition of the Properties includes previously invested cash of approximately $41,570 with an expected yield during the period presented of approximately 2.06% resulting in an elimination of interest income of approximately $286 (eliminating interest earned included in the

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)—(Continued)

historical statement of operations for GERA during the 4 month period from the IPO through June 30, 2006).

(2)	To adjust interest expense to reflect borrowings under the Wachovia Mortgage Loans discussed elsewhere in this proxy. Funding of the acquisition of the Properties includes approximately $120,500 of total borrowings the Wachovia Mortgage Loans which, pursuant to the terms of the loans, would accrue interest adjusted monthly at a floating rate of interest per annum equal to the 30-day LIBOR plus a spread of 250 basis points. For purposes of these pro forma statements a 30-day LIBOR rate of 5.20% has been used which yields an interest expense adjustment of approximately $9,279 for the period presented. In addition, the interest expense adjustment also includes a straight-line amortization of approximately $2,400 of financing fees, or $803, resulting in a total interest expense adjustment of $10,082.

(3)	To adjust for the depreciation expense related to the buildings and the amortization expense related to the lease intangibles acquired. Buildings are depreciated on a straight-line basis over a 39 year life and the lease intangibles are amortized over the contractual life of the related leases.

			Total
		Amortization	Depreciation
	Depreciation	of Lease	and
	Expense	Intangibles	Amortization

6400 Shafer Court	$409	$391	$800
Abrams Centre	355	1,220	1,575
Danbury Corporate Center	1,118	1,840	2,958

Total	$1,882	$3,451	$5,333

(4)	The adjustment for the tax effects of the aforementioned adjustments and the earnings from the properties calculated below is based on an estimated effective tax rate of 40% and further assumes that any tax benefit is fully reserved due to uncertainty regarding realization of this asset.

Amount

Net income from the Properties	$5,885
Interest income adjustment	(286)
Interest expense adjustment	(10,082)
Depreciation and Amortization expense adjustment	(5,333)

Total basis for tax effects adjustment	(9,816)
Estimated effective tax rate	40%

Benefit adjustment for income taxes	(3,926)
Increase in valuation allowance	3,926

Adjustment for provision for income taxes	—

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended June 30, 2006
(amounts in thousands except share data and per share data)—(Continued)

(D)  Reflects the adjustment to weighted average common shares outstanding for the maximum redemption of the shares.

(E)  This statement assumes the IPO occurred on July 1, 2005 for purposes of calculating the basic weighted average common shares outstanding. In connection with the IPO, 47,916,668 warrants were issued with an exercise price of $5.00 per warrant. These warrants will become exercisable upon completion of the Proposed Acquisition. In addition, Deutsche Bank Securities, in connection with the IPO, purchased 958,333 options with 1,916,666 warrants attached with an exercise price of $6.60 per option and $6.25 per attached warrant. No potential common shares are being included in the computation of pro forma diluted net loss per share as the effect would be antidilutive

Grubb & Ellis Realty Advisors, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended March 31, 2007
(amounts in thousands except per share data)

						Pro Forma
						Adjust-
						ments	Pro Forma
	Grubb &		Pro Forma	Pro Forma		(maximum	(assuming
	Ellis Realty	The	Adjust-	(assuming		share	maximum
	Advisors	Properties	ments	no share		redemption)	share
	(A)	(B)	(C)	redemption)		(D)	redemption)

Revenue:
Rental revenue	$—	$14,250	$—	$14,250		$—	$14,250
Tenant reimbursements	—	1,125	—	1,125		—	1,125

Total revenues	—	15,375	—	15,375		—	15,375
Expenses:
Property operating & maintenance	—	3,806	—	3,806		—	3,806
Utilities	—	2,722	—	2,722		—	2,722
Real estate taxes	—	2,066	—	2,066		—	2,066
Property management	—	474	—	474		—	474
Other operating expenses	627	779	—	1,406		—	1,406
Insurance	—	198	—	198		—	198
Interest expense	—	—	7,561	7,561		—	7,561
Depreciation & amortization	—	—	3,008	3,008		—	3,008

Total expenses	627	10,045	10,569	21,241		—	21,241

Operating income (loss)	(627)	5,330	(10,569)	(5,866)		—	(5,866)
Interest and other income	5,195	24	(670)	4,549		—	4,549

Net income (loss) before income taxes	4,568	5,354	(11,239)	(1,317)		—	(1,317)
Provision for income taxes	1,579	—	—	1,579		—	1,579

Net income (loss)	2,989	5,354	(11,239)	(2,896)		—	(2,896)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	685		(685)	—		—	—

Net income (loss) allocable to common stock	$2,304	$5,354	$(10,554)	$(2,896)		$—	$(2,896)

Net income per weighted average common share outstanding:
— Basic	$0.08			$(0.10)			$(0.12)
— Diluted	$0.08			$(0.10)			$(0.12)
Weighted average common share outstanding:
— Basic	29,834			29,834	(E)	(4,789)	25,045
— Diluted	29,834			29,834	(E)	(4,789)	25,045

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended March 31, 2007
(amounts in thousands except share data and per share data)

(A)  Reflects the audited historical Statement of Operations of Grubb & Ellis Realty Advisors for the fiscal nine months ended March 31, 2007 contained elsewhere within this proxy.

(B)  Reflects the combined results of operations of the Properties for the fiscal nine months ended March 31, 2007 adjusted to give pro forma effect to the acquisition as if it had occurred on July 1, 2005 as follows:

			Danbury
	6400 Shafer	Abrams	Corporate
	Court(1)	Centre(2)	Center(3)	Total

Revenue:
Rental revenue	$749	$2,097	$11,404	$14,250
Tenant reimbursements	583	5	537	1,125
Other income	3	15	6	24
Interest income	—	—	—

Total revenues	1,335	2,117	11,947	15,399
Expenses:
Property operating & maintenance	233	386	3,187	3,806
Utilities	84	408	2,230	2,772
Real estate taxes	380	320	1,366	2,066
Property management	30	35	409	474
Other operating expenses	46	199	534	779
Insurance	20	48	130	198

Total expenses	793	1,396	7,856	10,045

Net Operating Income	$542	$721	$4,091	$5,354

(1)	Reflects the results of operations of 6400 Shafer Court for the fiscal nine months ended March 31, 2007. The amounts presented have been derived from the audited Statements of Revenues and Certain Expenses for 6400 Shafer Court contained elsewhere herein and have been adjusted for fiscal year presentation.

(2)	Reflects the results of operations of Abrams Centre for the fiscal nine months ended March 31, 2007. The amounts presented have been derived from the audited Statements of Revenues and Certain Expenses for Abrams Centre contained elsewhere herein and have been adjusted for fiscal year presentation.

(3)	Reflects the results of operations of Danbury Corporate Center for the fiscal nine months ended March 31, 2007. This property had been operated by its previous owner under a single-tenant master net lease agreement which expired January 1, 2007. The single-tenant had a number of subleases in place which converted to direct leases upon expiration of the master net lease agreement on January 1, 2007. The property is now operated as a typical multi-tenant office building. The historical amounts included in the audited Statements of Revenues and Certain Expenses for the Danbury Corporate Center, presented elsewhere herein this proxy, are comprised primarily of the lease

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended March 31, 2007
(amounts in thousands except share data and per share data)—(Continued)

income receipts and related expenses under the master net lease agreement. Since the master lease agreement has expired and the property is now operated as a typical multi-tenant office building, the historical amounts presented above have been adjusted to present the revenues and certain expenses as if the property had been operated as a typical multi-tenant office building during the period presented.

The pro forma financial results of operations presented above reflect the revenues from contractual subleases in place during the period presented along with specifically identified expenses relating to the operations of the property and are based on the following assumptions:

a.	Rental revenues reflect the straight-line contractual lease revenue based on the leases in place during the period presented with the exception of one lease agreement. This lease agreement was amended effective January 1, 2007 wherein the tenant previously paid a prorated portion of the master net lease described above which expired December 31, 2006. The lease was amended and restructured to be consistent with a more traditional office lease at market rates. This amendment significantly reduced the monthly base rental rate to be paid by the tenant on a go-forward basis from approximately $37 per square foot to approximately $17 per square foot. The amendment has been incorporated into this pro forma statement to reflect the rental revenue amounts as-if the amendment had been in place as of July 1, 2005.

b.	Tenant reimbursements reflect contractual reimbursements received based on the leases in place during the period.

c.	Property operating and maintenance expense includes the specifically identified cleaning, repairs & maintenance, landscaping, security, administrative and other expenses incurred by the property during the period.

d.	Utility and real estate tax expenses reflect these actual expenses incurred by the property during the period. It should be noted, specifically, that future real estate taxes may vary significantly from the historical real estate taxes presented due to property assessments previously based on the single-tenant master lease property while future assessments will reflect a typical multi-tenant office building property.

e.	Property management expense reflects estimated property management fees based on 3% of total revenues.

f.	Other operating expenses include other specifically identified expenses incurred by the property during the period.

g.	Insurance expense includes estimated insurance costs based on the current contractual insurance costs of the property which management believes are more indicative of future insurance costs.

It is management’s belief that presenting these adjusted historical results of operations provides a more comparable base upon which to estimate of the property operations on a go-forward basis and will better assist you in your analysis of the financial aspects of the acquisition.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended March 31, 2007
(amounts in thousands except share data and per share data)—(Continued)

(C)  Reflects the following adjustments to present certain amounts pursuant to the Acquisition Proposal, which includes the Wachovia Mortgage Loans, assuming no share redemptions:

(1)	To adjust interest income to reflect cash used to complete the acquisition that had previously been held in trust and invested. Funding of the acquisition of the Properties includes previously invested cash of approximately $41,570 with an expected yield during the period presented of approximately 2.15% resulting in an elimination of interest income of approximately $670.

(2)	To adjust interest expense to reflect borrowings under the Wachovia Mortgage Loans discussed elsewhere in this proxy. Funding of the acquisition of the Properties includes approximately $120,500 of total borrowings the Wachovia Mortgage Loans which, pursuant to the terms of the loans, would accrue interest adjusted monthly at a floating rate of interest per annum equal to the 30-day LIBOR plus a spread of 250 basis points. For purposes of these pro forma statements a 30-day LIBOR rate of 5.20% has been used which yields an interest expense adjustment of approximately $6,959 for the period presented. In addition, the interest expense adjustment also includes a straight-line amortization of approximately $2,400 of financing fees, or $602, resulting in a total interest expense adjustment of $7,561.

(3)	To adjust for the depreciation expense related to the buildings and the amortization expense related to the lease intangibles acquired. Buildings are depreciated on a straight-line basis over a 39 year life and the lease intangibles are amortized over the contractual life of the related leases.

			Total
		Amortization	Depreciation
	Depreciation	of Lease	and
	Expense	Intangibles	Amortization

6400 Shafer Court	$204	$227	$431
Abrams Centre	177	741	918
Danbury Corporate Center	559	1,100	1,659

Total	$940	$2,068	$3,008

(4)	The adjustment for the tax effects of the aforementioned adjustments and the earnings from the properties calculated below is based on an estimated effective tax rate of 40% and further assumes that any tax benefit is fully reserved due to uncertainty regarding realization of this asset.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended March 31, 2007
(amounts in thousands except share data and per share data)—(Continued)

Amount

Net income from the Properties	$5,354
Interest income adjustment	(670)
Interest expense adjustment	(7,561)
Depreciation and Amortization expense adjustment	(3,008)

Total basis for tax effects adjustment	(5,885)
Estimated effective tax rate	40%

Benefit adjustment for income taxes	(2,354)
Increase in valuation allowance	2,354

Adjustment for provision for income taxes	—

(D)  Reflects the adjustment to weighted average common shares outstanding for the maximum redemption of the shares.

(E)  This statement assumes the IPO occurred on July 1, 2005 for purposes of calculating the basic weighted average common shares outstanding. In connection with the IPO, 47,916,668 warrants were issued with an exercise price of $5.00 per warrant. These warrants will become exercisable upon completion of the Proposed Acquisition. In addition, Deutsche Bank Securities, in connection with the IPO, purchased 958,333 options with 1,916,666 warrants attached with an exercise price of $6.60 per option and $6.25 per attached warrant. No potential common shares are being included in the computation of pro forma diluted net loss per share as the effect would be antidilutive.

ARTICLE SIXTH AMENDMENT PROPOSAL

Subject to the closing of the transactions contemplated by the LLC Acquisition Agreement, we will remove the preamble, Sections A through D, inclusive, and Section F of Article Sixth of GERA’s certificate of incorporation and will redesignate section E of Article Sixth as Article Sixth. If the Properties Acquisition Proposal is not approved, the Article Sixth Amendment Proposal will not be presented at the special meeting.

Sections A through D of GERA’s certificate of incorporation discuss matters such as the vote required to authorize a business combination, conversion rights of stockholders of GERA holding shares of common stock issued in the IPO, and rights of stockholders if a business combination is not consummated. Upon consummation of the acquisition, these provisions will no longer be pertinent.

In the judgment of our board of directors, the Article Sixth Amendment Proposal is desirable, as sections A through D relate to the operation of GERA as a blank check company prior to the consummation of a business combination. Such sections will not be applicable upon consummation of the acquisition.

The approval of the Article Sixth Amendment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of GERA common stock on the record date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLE SIXTH AMENDMENT PROPOSAL.

2007 OMNIBUS EQUITY PLAN

Background

GERA “2007 Omnibus Equity Plan” has been approved by GERA’s board of directors and will take effect upon consummation of the acquisition, provided that it is approved by the stockholders at the special meeting.

The Plan is designed to attract, retain and motivate selected eligible employees and key non-employees (including directors) of the Company and its affiliates, and reward them for making major contributions to the success of the Company and its affiliates. These objectives are accomplished by making long-term incentive awards under the Plan that will offer participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its affiliates and their financial success. The various types of incentive awards that may be provided under the plan will enable GERA to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All eligible employees and key non-employees of the Company or its affiliates will be eligible to be granted awards under the plan. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group, except as set forth below. All awards will be subject to the recommendations of the compensation committee and approval by the board of directors or the compensation committee.

A summary of the principal features of the plan is provided below, but is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement as Annex C.

General.  The purpose of the Plan is to assist the Company in attracting and retaining key employees and key non-employees (including directors) and, to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. The Plan authorizes the Company to make grants (“Awards”) of incentive stock options (within the meaning of Section 422 of the Code), non-qualified (or non-statutory) stock options (the incentive and non-qualified stock options issued under the Plan are referred to collectively as “options”), restricted stock, formula restricted stock, stock appreciation rights (“SARs”), dividend equivalents, other stock-based awards, performance awards and cash awards.

Administration of the Plan.  The Plan will be administered by a committee of the board consisting of two or more non-employee members of the board. The committee will have discretion pursuant to the provisions of the Plan to determine who will be recipients of Awards under the Plan and to establish the terms, conditions and limitations of each Award (subject to the terms of the Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of common stock to be subject to options or restricted stock, the amount of cash to be included in the Award, the exercise price of any options and the date or dates upon which the options become exercisable or upon which any restrictions applicable to any common stock included in the Award lapse. The committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the committee pursuant to the provisions of the Plan with respect to any matter under the Plan to be acted upon by the committee is final and binding.

Awards under the Plan may be granted only to key employees and key non-employees (outside directors, independent contractors or other consultants) of the Company and its subsidiaries.

The committee will determine whether a particular employee or non-employee qualifies as a “key employee” or “key non-employee.” Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

The board may amend the Plan in any respect, except that amendments will be subject to the approval of the Company’s stockholders if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of the AMEX (or any other stock exchange or automated quotation system on which the Company’s shares may be listed or quoted), or if the board, in its discretion, determines to submit such changes to the Company’s stockholders for approval.

Terms and Conditions of Awards under the Plan.  Awards under the Plan may consist of any combination of one or more incentive or non-qualified options, restricted stock, formula restricted stock, SARs, dividend equivalents, other stock-based awards, performance awards or cash awards, on a stand alone, combination or tandem basis. The committee may specify that Awards other than options will be paid in cash, shares of common stock or a combination of cash and common stock.

The committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a participant is not in compliance with the applicable provisions of his or her Award agreement or the Plan. Unless otherwise described below for options or formula restricted stock awards, or as may be provided in any individual Award agreement, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a participant ceases his or her service with the Company or its subsidiaries, except for (a) retirement under one of the Company’s retirement plans, (b) retirement in the Company’s best interest (as determined by the committee or a designated executive officer), or (c) termination of the participant’s employment upon his or her death or disability. Upon retirement under one of the Company’s retirement plans or termination in the Company’s best interests, the committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a participant, his or her estate or beneficiaries (or the participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of options) and the committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

Upon any change in the nature or number of the Company’s outstanding shares of common stock due to a stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

Both incentive and non-qualified options may be granted pursuant to the Plan. Incentive options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an incentive option is granted to any participant who owns more than ten percent of the voting power of the Company’s outstanding stock (a “Significant Stockholder”), then the exercise price per share to such participant will be not less than one hundred and ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for non-qualified options will be determined by the committee in its sole discretion on the date of grant, and, except as may be determined by the committee to be appropriate to comply with Sections 162(m) or 409A of the Code, may be less than fair market value. The maximum term of all incentive options granted under the Plan is ten years. (Incentive options granted to a Significant Stockholder have a maximum term of five years.) The term of non-

qualified options may be set by the committee in its discretion. No options may be granted more than ten years from the date the Plan was adopted. Except as otherwise determined by the committee (and except for the rights of the estate or any beneficiary of any deceased participant described above), all options are non-transferable and may be exercised during a participant’s lifetime only by the participant. The aggregate number of shares as to which incentive options may be granted from time to time under the Plan shall not exceed 3,000,000.

Unless otherwise specified by the committee at the time an option is granted, options will generally vest in three substantially equal annual installments over a period of three (3) years. The vesting of the option will be automatically accelerated upon a change in control, unless otherwise determined by the committee at the time of grant. The permissible manner of payment for the purchase price upon exercise of the option (such as cash, check, the transfer of previously owned, fully paid shares, or through a “cashless” exercise) will be set by the committee in the particular Award agreement or by general rules.

A participant who ceases to be an employee or key non-employee of the Company or its subsidiaries for any reason other than death, disability or termination for “cause” will be permitted to exercise any option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation. A participant who is terminated for “cause” will immediately lose all rights to exercise any options. If a participant dies, his or her estate or personal representative may exercise the option, to the extent it was exercisable on the date of death. If a participant becomes permanently disabled, he or she may exercise an option to the extent it was exercisable at the time of the onset of the disability. In the case of either death or disability, the option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the option.

The committee may award shares of common stock (or grant an Award denominated in units of common stock) on a restricted basis. The terms of a restricted stock award, including the consideration, if any, to be paid by the participant to acquire the stock, will be determined by the committee at the time the Award is made and will be described in the Award agreement. Unless otherwise determined by the committee at the time an Award is made, the restrictions will lapse in substantially equal annual installments over a period of three (3) years, subject to accelerated vesting in the event of a change in control prior to the expiration of such three (3) year period. After the restricted stock is awarded, the participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of restricted stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The committee, in its discretion, may accelerate the date on which the restrictions lapse.

The committee may award SARs either alone, in tandem or in combination with an option or other Award. An SAR will permit the participant to receive, upon exercise, cash or shares of common stock equal in value to the excess of the fair market value of a share of common stock as of the exercise date over the base price set by the committee at the time the SAR is granted, multiplied by the number of shares of common stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the board. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the committee at the time of grant. An SAR may only be exercised by the participant or, if applicable, by the participant’s personal representative.

Under the provisions of the Plan, the board of directors has the right to institute a program whereby each member of the board who is not otherwise affiliated with the Company (an “outside director”) will receive a formula award of restricted stock for a number of shares having a fair market value equal up to $50,000 at the time the Award is granted. All grants of formula restricted stock will be made from shares to be made available outside of the shares being reserved under the Plan. All other terms of the formula restricted stock grants will be governed by the Plan. The formula awards of restricted stock will be made annually to each outside director for so long as the participant continues to be an outside director and will also be made when an individual participates in his or her first meeting of the board after first being elected as an outside director. Such restricted stock awards will vest in three substantially equal annual installments, subject to accelerated vesting upon a change in control. Awards will continue to vest regardless of whether a participant ceases to be an outside director, unless the participant is removed from the board for cause.

The committee may award other stock-based awards, as well as performance awards or cash awards, under the Plan, subject to restrictions and conditions and other terms as determined by the committee at the time of the Award. The committee may use such business criteria and other measures of performance as it deems appropriate in establishing any conditions, and may exercise its discretion to increase or decrease the amounts payable under any Awards subject to performance conditions, except as otherwise may be limited in the case of a performance award intended to qualify under Code Section 162(m). These Awards will be subject to cancellation or forfeiture upon the terms set forth above.

Federal Income Tax Effects

Under the Code, as presently in effect, the grant of an option or SAR at fair market value or the award of restricted stock under the Plan will not generate federal income to a participant or a deduction to the Company.

Upon exercise of a non-qualified option or an SAR, the participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the option and the fair market value of the Company’s common stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the participant and at the same time, provided that the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC (or similar such IRS form filing). Upon a disposition of shares acquired upon exercise of a non-qualified option, any amount received in excess of the fair market value of the shares at the time of exercise of the option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

In the case of incentive options, the participant typically recognizes no ordinary income on the date of grant or exercise. If the participant holds the stock acquired through exercise of an incentive option for one year from the date of exercise and two years from the date of grant, the participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based on the difference between the incentive option’s exercise price and the sale price. If the stock is sold before the requisite holding period, the participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the participant recognizes ordinary income.

For Awards of restricted stock, the fair market value of the stock is not taxable to the participant as ordinary income until the year the participant’s interest is freely transferable or no longer subject to a substantial risk of forfeiture.

Section 83 of the Code, however, permits a participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award is received. Dividends on restricted stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Upon the grant of a performance or cash Award, the participant will recognize ordinary income equal to the amount of the Award, which amount will be includable in the participant’s taxable income in the year such Award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

Recommendation and Vote Required

Approval of our incentive compensation plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2007 EQUITY PLAN PROPOSAL.

THE DIRECTOR NOMINATION PROPOSAL

Our board of directors is presently comprised of five directors divided into three classes of one or two directors each. Each class will generally serve for a term of three years with only one class of directors being elected in each year. The term of office of our Class A directors, presently consisting of William Downey, will expire at the special meeting. At the special meeting, one director is to be elected to serve for a three-year term expiring in 2010 and until his successor is duly elected and qualified.

Our board of directors has approved the nomination of William Downey to serve for a three-year term expiring in 2010. Unless a stockholder requests that voting of the proxy be withheld for a nominee in accordance with the instructions set forth on the proxy card, it presently is intended that shares represented by proxies will be voted for the election of this nominee for the class to which the nominee was nominated. This nominee has consented to being named in this proxy statement and to serve if elected.

Recommendation and Vote Required

For election as director, a nominee must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF WILLIAM DOWNEY AS A CLASS “A” DIRECTOR.

THE E&Y RATIFICATION PROPOSAL

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as GERA’s independent registered public accounting firm for the year 2007. E&Y was first retained as GERA’s independent registered public accounting firm in September 2005. E&Y currently also serves as GBE’s independent registered public accounting firm and has served in such position since January 1993. Although this appointment is not required to be submitted to a vote of the stockholders, the board of directors believes it appropriate at this time to request that the stockholders ratify the appointment of the independent registered public accounting firm for the year 2007. In the event a majority of the votes cast at the special meeting are not voted in favor of this proposal, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of E&Y.

We anticipate that a representative of E&Y will be present at the special meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by stockholders at the special meeting.

Recommendation and Vote Required

Approval of the E&Y Ratification Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.

OTHER INFORMATION RELATED TO GERA

Business of GERA

GERA was formed on September 7, 2005, to acquire, through a purchase, or other business combination, commercial real estate properties and/or assets. Prior to executing the LLC Acquisition Agreement with GBE, GERA’s efforts were limited to organizational activities, completion of the IPO and the evaluation of possible business combinations and property acquisitions.

Offering Proceeds Held in Trust

GERA consummated the IPO on March 3, 2006. The net proceeds of the offering, including proceeds from the exercise of the underwriters’ over-allotment option, and after payment of underwriting discounts and expenses were approximately $133,400,000. Of that amount, $132,325,004 was placed in the trust account and invested in government securities. The remaining proceeds have been used by GERA in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of GERA. The trust account contained approximately $           as of           , the record date. If the acquisition of Property Acquisition is consummated, the trust account will be released to GERA, less the amounts paid to stockholders of GERA who vote against the Properties Acquisition Proposal and elect to convert their shares of common stock into their pro-rata share of the trust account.

The holders of shares of GERA common stock issued in the IPO will be entitled to receive funds from the trust account only in the event of GERA’s liquidation or if the stockholders seek to convert their respective shares into cash and the acquisition is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Fair Market Value of Target Business

Pursuant to GERA’s certificate of incorporation, the initial target business or properties that GERA acquires must have a fair market value equal to at least 80% of GERA’s net assets at the time of such acquisition. GERA’s board of directors determined that this test was met in connection with its acquisition of the Properties. In making this determination, GERA’s board considered the value of the Properties held by GBE’s wholly owned subsidiaries.

Stockholder Approval of Business Combination

GERA will proceed with the acquisition contemplated by the LLC Acquisition Agreement only if a majority of the GERA shares issued in the IPO, present in person or represented by proxy and entitled to vote at the special meeting, are voted in favor of the Properties Acquisition Proposal. The GERA Inside Stockholders have agreed to vote their shares of common stock issued prior to the IPO on the Properties Acquisition Proposal in accordance with the vote of holders of a majority of the GERA shares issued in the IPO present in person or represented by proxy and entitled to vote at the special meeting. If the holders of 20% or more of GERA’s common stock issued in the IPO vote against the Properties Acquisition Proposal and properly demand that GERA convert their shares into their pro rata share of the trust account, then GERA will not consummate the acquisition. In this case, GERA will be forced to liquidate if the Company does not execute a letter of intent, agreement in principal or definitive agreement for another business combination by September 3, 2007, or executes such an agreement but the contemplated business combination is not consummated by March 3, 2008.

Liquidation If No Business Combination

GERA’s certificate of incorporation provides for mandatory liquidation of GERA if GERA does not consummate a business combination within 18 months from the date of consummation of the IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are September 3, 2007 and March 3, 2008, respectively. GERA signed the LLC Acquisition Agreement with GBE on June 18, 2007. As a result of having signed the LLC Acquisition Agreement, GERA satisfied the extension criteria and now has until March 3, 2008 to complete this acquisition.

If GERA does not complete this acquisition by March 3, 2008 or execute a letter of intent, agreement in principle or definitive agreement for another transaction by September 3, 2007 and consummate that transaction by March 3, 2008, GERA will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. In connection with such dissolution, the expected procedures of which are set forth below, GERA will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (but excluding taxes on such interest), plus remaining assets of GERA. GERA’s stockholders who obtained their GERA stock prior to the IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to GERA’s warrants.

We anticipate that, if we are unable to complete the acquisition of Property Acquisition and do not execute a letter of intent, agreement in principle or definitive agreement for another transaction by September 3, 2007, or execute an agreement but that contemplated business combination is not consummated by March 3, 2008, the following will occur:

•	our board of directors will adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file our preliminary proxy statement with the SEC;

•	if the SEC does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to our stockholders, and 20 days following the mailing of such definitive proxy statement, we will convene a special meeting of our stockholders, at which they will vote on our plan of dissolution and liquidation; and

•	if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement. We would then mail the definitive proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a special meeting of our stockholders at which they will vote on our plan of dissolution and liquidation.

We expect that all costs associated with the implementation and completion of our plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although we cannot assure you that there will be sufficient funds for such purpose.

We will not liquidate the trust account unless and until our stockholders approve our plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in our trust account and any remaining net assets as part of our plan of dissolution and liquidation.

If GERA were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price as of           , the record date, would be approximately $           , or $ less than the per-unit offering price of $6.00 in the IPO. The proceeds deposited in the trust account could, however, become subject to the claims of GERA’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $           , due to those claims. We cannot assure you that the per-share distribution from the trust fund, if we liquidate, will not be less than $6.00, plus interest, due to claims of creditors.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. Also, in any such case, any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after our dissolution, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. In addition, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the Delaware General Corporation Law with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $      per share.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers to whom we owe money and potential target businesses, all of whom we’ve received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in dissolution (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Business of the Company Upon Completion of the Business Combination

In the event the business combination is approved by the Company’s stockholders and consummated, it is the present intention of the Company to continue its current business plan, which it is to manage the Properties acquired in the business combination and seek to acquire other commercial real estate properties. As such, following the consummation of the business combination, the Company intends to continue to be externally managed on a day to day basis by GBE upon the same terms and conditions as it was prior to the business combination, except that Mr. Mark Rose, the Company’s current chief executive officer, will be replaced in that capacity by the Company’s chairman of the board, Mr. C. Michael Kojaian on the closing of the proposed merger of GBE and NNN Realty Advisors as described in the section “Business of GBE and Property Acquisition—GBE.”

Trademarks

On June 18, 2007, GBE and GERA entered into a trademark license agreement (the “Trademark Agreement”) whereby GBE granted to GERA a perpetual, nonexclusive, nontransferable, and royalty-free license to use GBE’s trademarks, trade names, emblems, and logos (the “Licensed Marks”). Although GERA has been using the Licensed Marks, with GBE’s express knowledge and consent, and in such a manner in which GBE fully approves, the parties never memorialized their understanding in regards to the use of such marks. The Trademark Agreement formally sets forth the terms and conditions on which GERA shall continue to use the Licensed Marks. A copy of the trademark license agreement is attached to this proxy statement as Annex D and we encourage you to read it.

Facilities

GERA maintains executive offices at 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661 which are also the executive offices of GBE. The cost for this space is included in a $7,500 per-month fee that GBE charges GERA for general and administrative services. GERA believes, based on rents and fees for similar services in the Chicago, Illinois area, that the fees charged by GBE are at least as favorable as GERA could have obtained from an unaffiliated person. GERA considers its current office space adequate for current operations. Upon consummation of the acquisition, the principal executive offices of GERA will continue to be located at 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

Employees

GERA has two executive officers and five directors. GERA executive officers, Mark E. Rose and Richard W. Pehlke, are also executive officers of GBE. Additionally, GERA directors C. Michael Kojaian, our chairman of the board, and Mark E. Rose, are also directors of GBE. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to our affairs.

Periodic Reporting and Audited Financial Statements

GERA has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, GERA’s annual reports contain financial statements audited and reported on by GERA’s independent accountants. GERA has filed with the SEC a Form 10-K covering the fiscal year ended June 30, 2006 and its most recent Forms 10-Q covering the fiscal quarters ended December 31, 2006 and March 31, 2007.

Insurance

GERA maintains insurance coverage for general liability, automobile liability, workers’ compensation and employer’s liability, and directors’ and officers’ liability. Management of GERA believes that the types of coverage, deductibles and limits of liability currently in place are adequate.

Legal Proceedings

There are no legal proceedings pending against GERA.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the period from September 7, 2005 (inception) through December 31, 2006, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to GERA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF GERA

The following discussion of the financial condition and results of operations of GERA should be read the in conjunction with GERA’s historical consolidated financial statements and related notes contained elsewhere herein. Among other things, those historical consolidated financial statements include more detailed information regarding the basis of presentation for the following information.

Critical accounting policies and estimates

Basis of Presentation

GERA’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require the Company to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, and the related disclosure. Actual results could differ from those estimates.

Investments Held in Trust

GERA purchased U.S. Treasury Bills at a cost of approximately $137.5 million on March 3, 2006. GERA held these investments to maturity on August 31, 2006 at which time these funds, along with the accrued interest, were reinvested in U.S. Treasury Bills. GERA held these new investments to maturity on November 30, 2006. GERA continued to reinvest these proceeds including interest earned thereon in Treasury Bills and intends to hold them through their maturity date of June 21, 2007. At March 31, 2007, the fair market value of the U.S. Treasury Bills approximated their carrying amount, which includes interest accrued through that date.

Results of operations for the period from September 7, 2005 (inception) through June 30, 2006

For the period from September 7, 2005 (inception) through June 30, 2006, GERA generated net income of approximately $920,000, primarily due to interest earned on investments held in trust. This income was partially offset by operating expenses incurred during the period, which consisted primarily of audit fees and insurance expense, and the provision for income taxes.

Results of operations for the nine months and quarter ended March 31, 2007

For the nine months and quarter ended March 31, 2007, the Company generated net income of approximately $2,303,000 and $624,000, respectively, due to interest earned on investments held in trust. This income was partially offset by operating expenses incurred, which consisted primarily of professional fees, costs associated with the pursuit of target acquisitions, the monthly fee paid to GBE, insurance expense and franchise taxes, and the provision for income taxes. For the period from September 7, 2005 (inception) through March 31, 2006, the Company generated net income of approximately $215,000 due to interest earned on investments held in trust. This income was also partially offset by operating expenses incurred which consisted primarily of professional fees and insurance expense, and the provision for income taxes.

Liquidity and capital resources

The registration statement for the IPO was declared effective by the SEC on February 27, 2006. The Company closed the IPO on March 3, 2006 and received net proceeds of approximately $133,400,000 after payment of related offering costs. The business combination must be a target acquisition with fair market value of at least 80% (excluding the amount held in the trust representing a portion of the fees of the underwriters, less the Company’s liabilities) of the net assets of the Company at the time of acquisition. A portion of the net proceeds from the IPO ($132,325,004) was placed in a trust account along with the initial capital from the founding stockholder ($2,500,000) and the deferred underwriting discount ($2,675,000). The amount held in the trust account totaled $137,500,004 and will be invested in government securities until the earlier of (i) the consummation of a business combination or (ii) the distribution of the trust account as described below. The remaining net proceeds from the IPO may be used to pay for business, legal, and accounting due diligence on potential acquisitions, for a business combination and for continuing general and administrative expenses.

For the period from September 7, 2005 (date of inception) through June 30, 2006, the Company generated cash and cash equivalents of approximately $784,000. Financing activities provided cash of approximately $138.6 million, primarily through the sale of common stock via the public offering and the initial sale to the corporate sponsor, as described above. The Company placed a significant portion of these funds into the trust account, which invested approximately $137.5 million into U.S. Treasury Bills. Cash used in operating activities, which totaled approximately $280,000, related primarily to insurance and audit fees and the monthly fee paid to GBE.

For the nine months ended March 31, 2007, cash and cash equivalents decreased by approximately $241,000 due to the payment of operating expenses which consisted primarily of professional fees, the monthly fee paid to GBE, and the annual franchise tax. Net cash provided by operating activities was generated primarily from interest income received on the Company’s investments held in trust less estimated federal tax payments. This income less the estimated tax payments, along with the proceeds from investment maturities, totaled approximately $142.8 million and was reinvested in short-term U.S. Treasury Bills during the nine months.

GBE, the Company’s corporate sponsor, has agreed that, commencing on February 27, 2006, the effective date of the registration statement, through the closing of a business combination, it will make available to the Company a small amount of office space and certain office and secretarial services, as may be required from time to time. The Company pays GBE $7,500 per month for these services. This arrangement is solely for the Company’s benefit and is not intended to provide compensation in lieu of fees. The Company will reimburse certain out of pocket expenses incurred by GBE in connection with seeking to effect a business combination. In addition, as of March 2, 2006, GBE had loaned the Company $510,842 during the initial phase through direct payment of certain costs on behalf of the Company associated with the IPO. The loan was repaid without interest on March 3, 2006 from net proceeds of the IPO.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. The Company is not presently engaged in and, if a suitable business combination is not identified prior to the prescribed liquidation date of the trust account, the Company may not engage in any substantive commercial business. Accordingly, the Company is not exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices until such time as a business combination is consummated. The net proceeds of the Company’s initial public offering held in the trust account have been invested only in U.S. Treasury Bills. Given the limited risk inherent with U.S. Treasury Bills, the Company does not view its interest rate risk to be significant.

BUSINESS OF GBE AND PROPERTY ACQUISITION

General

Property Acquisition

Property Acquisition is a limited liability company formed in Delaware, on October 2, 2006, and is a wholly owned subsidiary of GBE. Property Acquisition was formed as a holding company, and in turn established three special purpose entities, GERA Abrams Centre LLC, GERA 6400 Shafer LLC, and GERA Danbury LLC, which have each acquired discrete commercial real estate properties in Dallas, Texas, Rosemont, Illinois, and Danbury, Connecticut, respectively.

GBE

GBE, the sponsor and an affiliate of GERA, is a corporation formed in Delaware in 1980 and is one of the largest and most recognized full service commercial real estate services firms in the United States. Founded nearly 50 years ago, Chicago-based GBE has grown to become one of the largest publicly traded real estate services organizations in the world as measured by revenues.

With nearly 5,000 real estate employees and professionals, including approximately 1,500 brokers who operate under the GBE brand nationwide, GBE provides services at every stage of the real estate process, including strategic planning, feasibility studies, site selection, leasing, property and facilities management, construction management, lease administration, acquisition and dispositions.

GBE possesses one of the largest footprints in the commercial real estate services industry. Its office network encompasses 114 locations, consisting of 52 owned offices and 62 affiliate offices across 39 states, allowing it to execute locally in primary markets and key secondary and tertiary markets throughout the U.S. as well as internationally through a “best in class” network of service providers. This strong local presence provides GBE with national brand awareness and an extensive internal referral network, and enables the company to deliver a full range of commercial real estate services to corporate and institutional clients with multiple real estate needs, including complete outsourcing solutions. GBE’s clients include many Fortune 500 companies, institutional and private investors, retailers, government and academic institutions as well as owners and occupiers of office, industrial and retail space.

GBE’s professionals are supported by approximately 100 research analysts who produce in-depth local, regional and national market research from market data generated by both owned and affiliate offices. In addition, the company supports industry vertical segments through Specialty Councils and practice groups focused on the office, industrial, retail, private capital, institutional investments and land industry segments.

On May 22, 2007, GBE entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among GBE, NNN Realty Advisors, Inc. (“NNN Realty Advisors”) and B/C Corporate Holding, Inc. (“Merger Sub”), a wholly owned subsidiary of GBE. Pursuant to the Merger Agreement, NNN Realty Advisors shall become a wholly owned subsidiary of GBE. The Merger will not have any impact on GERA except that upon the consummation of the Merger the chairman of the board, Mr. C. Michael Kojaian, will assume the duties of chief executive officer of the Company, replacing Mr. Mark E. Rose in that capacity. GBE will remain the largest stockholder of the Company, and each of the Services Agreement, the Property Management Agreement and the Project Management Agreement will not be affected by the Merger.

The Merger will be effected through the issuance of 0.88 shares of GBE common stock for each share of NNN Realty Advisors common stock outstanding. Following the merger, GBE stockholders will own approximately 41% of the combined company and NNN Realty Advisors stockholders will own approximately 59% of the combined company. The merged companies will retain GBE’s name and will continue to be listed on the New York Stock Exchange under the ticker symbol “GBE”. The combined company will be headquartered in Santa Ana, CA and GBE’s board of directors will be increased to nine members which will include six nominees from NNN Realty Advisors and three nominees from GBE. Anthony W. Thompson, Founder and chairman of the board of NNN Realty Advisors, will join GBE as chairman of the board. Mr. C. Michael Kojaian, currently our chairman of the board of directors and chairman of the board of directors of GBE, will remain on the board of directors of GBE. Scott D. Peters, president and chief executive officer of NNN Realty Advisors will become chief executive officer of GBE and will also join GBE’s board of directors.

The transaction is expected to close in the third or fourth quarter of 2007, subject to approval by the stockholders of both companies and other customary closing conditions of transactions of this type. Certain entities affiliated with the chairman of the board of GBE, which collectively own approximately 39% of the outstanding shares of GBE common stock, have agreed to vote their shares in favor of the merger. Similarly, members of management and the board of directors of NNN Realty Advisors who collectively own approximately 28% of the outstanding shares of NNN Realty Advisors common stock have agreed to vote their shares in favor of the merger.

Acquisitions/Properties

Pursuant to GBE’s strategy of facilitating the Company’s business combination by acquiring and “warehousing” properties for future sale to GERA, the GERA Acquisition Team reviewed a significant number of acquisition opportunities to find commercial real estate properties that fit with the Company’s strategy and articulated investment criteria. In connection with such strategy, Property Acquisition has completed three such transactions through three of its subsidiaries. The following is a description of the properties acquired by Property Acquisition’s subsidiaries:

1.	Abrams Centre—Dallas, Texas: This property is comprised of a fifteen story, multi-tenant, Class B Property which was originally constructed in 1983 and was acquired by GERA Abrams Centre LLC on February 20, 2007. It consists of 325,616 square feet of rentable space and a parking ratio of 3.53 per 1,000 square feet. The property’s location has excellent regional accessibility with direct access to Dallas’ major highway systems. Currently, the property has a 54.2% occupancy rate. The purchase price of the property was $20,000,000.

2.	6400 Shafer Court—Rosemont, Illinois: This property consists of a seven story, multi-tenant, Class B Property which was originally constructed in 1979 and renovated in 1990 and again in 2006. The property was acquired by GERA 6400 Shafer LLC on February 28, 2007. It consists of 179,343 square feet of rentable space with a parking ratio of 3.07 per 1,000 square feet. The property is easily accessible to O’Hare International Airport and Interstates 294 and 90. Currently, the property has an occupancy rate of 61%, 43% of which is comprised of three major tenants whose average remaining lease term is nine years. The property had a purchase price of $21,450,000.

3.	Danbury Property—Danbury, Connecticut: The Corporate Center located in Danbury, Connecticut is comprised of fifteen four story, multi-tenant, Class A Properties which were constructed in 1981. The property is the former headquarters of Union Carbide, which made significant investments in improvements to the buildings on the property. The buildings have a total rentable space of 1,046,800 square feet and a parking ratio of 2.83 per 1,000 square feet. The Corporate Center has direct access to five major highway systems servicing New York, New York, New Haven, Connecticut and Rhode Island. Currently, the property has an occupancy rate of 65.3%, 58% of which consists of five major tenants with an average remaining lease term of 8 years. The purchase price of the property was $80,750,000. At closing, $2,000,000 of the purchase price paid to Buildings Co. was placed in escrow to cover the cost of certain environmental remediation work on the Danbury Property, and upon completion of such remediation work, any remaining balance in such escrow account shall be remitted to Buildings Co. Furthermore, in addition to the LLC Purchase Price and acquisition fee GBE is to receive from GERA at the closing of the transactions contemplated by the LLC Acquisition Agreement, GBE received a commission from Buildings Co. (the seller of the Danbury Property) in an amount equal to 1% of the purchase price of the Danbury Property ($807,500) at the time of GBE’s acquisition of the Danbury Property.

The Company believes that at the time of acquisition, each of the Properties was under leased. Additionally, the Properties were not managed to a level of similarly situated Class A Properties and Class B Properties. In connection with its due diligence review of the Properties, GBE identified that as a result of under management by the prior owners there were areas of significant operational under management, such as, lack of attention to cleanliness, landscaping, tenant service and retention, and items of deferred maintenance on property operating systems (which we budgeted to update in our original underwriting and for loans which we believe adequate reserves have been reestablished in connection with the Wachovia Mortgage Loans). Furthermore, as part of the plan to reposition the Properties, the Company has budgeted to undertake certain cosmetic renovations at the Dallas Property and the Danbury Property (including lobby renovations, restroom upgrades and common area upgrades) and certain upgrades or replacements of original mechanical systems (including chillers, cooling towers, roofs and some elevator components) over a five-year period. The Company has also budgeted to replace the roof at the Rosemont Property within the first five years after consummation of the business combination.

Wachovia Mortgage Loans

Dallas and Rosemont Wachovia Loan

GERA Abrams Centre LLC and GERA 6400 Shafer LLC have received from Wachovia Bank, N.A. a mortgage loan in the amount of $42,500,000, which is secured by the Dallas Property and the Rosemont Property. In the event that the GERA stockholders approve the Properties Acquisition Proposal, GERA Abrams Centre LLC and GERA 6400 Shafer LLC will become our indirect wholly owned subsidiaries and the mortgage loan will remain in existence and continue to be secured by the Dallas Property and the Rosemont Property. The expected cash flows from the Properties together with a debt service reserve of approximately $5.6 million established under the Wachovia Mortgage Loans, which will be drawn over the term of the loans, result in a 1.0 debt service coverage during the life of the initial term of the loans. Upon maturity of the loans, if the Properties remain in their current condition, we will be able to repay the principal of the loans assuming that we can sell the Properties for what we paid for them. We have assumed that we expect to be able to sell the Properties at a price based on the then increased net operating income and assumed residual capitalization rates which are 150 basis points higher than the estimated residual capitalization rates for the Properties today, we would have the ability to repay the principal of the loans through a refinance or sale of the Properties. Certain principle terms of the Dallas and Rosemont Wachovia Loan are summarized below.

Initial Term and Extensions.  The mortgage loan has an initial term of two (2) years with three extension options, each one year in length, subject to the satisfaction of certain conditions, including the purchase of an interest rate cap on 30-day LIBOR with a LIBOR strike price of 6%. Subject to the satisfaction of certain conditions, each of the extension options may be exercised without payment by Property Acquisition or any of its subsidiaries of any fee to the lender, provided that the borrower will be responsible for the payment of all costs and expenses (including reasonable attorneys’ fees) incurred by the lender in connection with any extension and for the payment of any costs incurred in connection with the extension or replacement of the interest rate cap.

Interest Rate and Fees; Interest Rate Cap; Prepayment Rights.  Interest on the mortgage loan will be paid and adjusted monthly at a floating rate of interest per annum equal to the 30-day LIBOR plus a spread of 250 basis points. GERA Abrams Centre LLC and GERA 6400 Shafer LLC have purchased an interest rate cap on 30-day LIBOR with a LIBOR strike price of 6%, thereby locking the maximum interest rate on borrowings under the mortgage loan at 8.50% for the initial two year term of the mortgage loan. Prepayments of borrowings under the mortgage loan may not be made during the first year of the term.

Reserves.  Pursuant to the mortgage loan, reserves in the amount of approximately $15.2 million have been established for the cost of certain capital expenditures, maintenance and repairs, leasing commissions and tenant improvements, rent concessions and debt service coverage. The reserves were funded from the proceeds of the Wachovia Mortgage Loans. The reserves are held by Wachovia and, in accordance with the terms of the Wachovia Mortgage Loans, may be drawn upon from time to time to fund the items for which the reserves were established. The reserves are assets that GERA will indirectly acquire as a result of its acquisition of Property Acquisition.

Security; Non-Recourse.  All obligations under the mortgage loan are secured by, among other things, (i) a first mortgage lien encumbering the fee-simple of the Dallas Property and the Rosemont Property, (ii) an assignment of all related leases, rents, deposits, letters of credit, income and profits with respect to such properties, (iii) an assignment of the interest rate cap described above, and (iv) an assignment of all other contracts, agreements and personal property relating to such properties. Liability under the mortgage loan is limited to GERA Abrams Centre LLC and GERA 6400 Shafer LLC which will have liability only for non-recourse carve-outs which are customary for credit facilities similar in type and size to the mortgage loan. Property Acquisition has no contractual personal liability for the repayment of borrowings under the mortgage loan.

Covenants and Other Terms.  The mortgage loan contains other customary covenants, closing conditions, representations and warranties and events of default for a loan of this type.

Danbury Wachovia Loan

GERA Danbury LLC has received from Wachovia Bank, N.A. a mortgage loan in an amount of $78,000,000, which is secured by the Danbury Property. In the event that the GERA stockholders approve the Properties Acquisition Proposal, GERA Danbury LLC will become our indirect wholly owned subsidiary and the mortgage loan will remain in existence and continue to be secured by the Danbury Property. The expected cash flows from the Properties together with a debt service reserve of approximately $5.2 million established under the Wachovia Mortgage Loans, which will be drawn over the term of the loans, result in a 1.0 debt service coverage during the life of the initial term of the loans. Upon maturity of the loans, if the Properties remain in their current condition, we expect to be able to repay the principal of the loans assuming that we can sell the Properties for what we paid for them. We have assumed that we will be able to sell the Properties at a price based on the then increased net operating income and assumed residual capitalization rates which are 150 basis points higher than the estimated residual capitalization rates for the Properties today, we would have the ability to repay the principal of the loans through a refinance or sale of the Properties. Certain principle terms of the Danbury Wachovia Loan are summarized below.

Initial Term and Extensions.  The mortgage loan has an initial term of two (2) years with three extension options, each one year in length, subject to the satisfaction of certain conditions, including the purchase of an interest rate cap on 30-day LIBOR with a LIBOR strike price of 6%. Subject to the satisfaction of certain conditions, each of the extension options may be exercised without payment by Property Acquisition or any of its subsidiaries of any fee to the lender, provided that the borrower will be responsible for the payment of all costs and expenses (including reasonable attorneys’ fees) incurred by the lender in connection with any extension and for the payment of any costs incurred in connection with the extension or replacement of the interest rate cap.

Interest Rate and Fees; Interest Rate Cap; Prepayment Rights.  Interest on the mortgage loan will be paid and adjusted monthly at a floating rate of interest per annum equal to the 30-day LIBOR plus a spread of 250 basis points. GERA Danbury LLC has purchased an interest rate cap on 30-day LIBOR with a LIBOR strike price of 6%, thereby locking the maximum interest rate on borrowings under the mortgage loan at 8.50% for the initial two year term of facility. Prepayments of borrowings under the mortgage loan may not be made during the first year of the term.

Reserves.  Pursuant to the mortgage loan, reserves in the amount of approximately $28.4 million have been established for the cost of certain capital expenditures, maintenance and repairs, leasing commissions and tenant improvements, rent concessions and debt service coverage. The reserves were funded from the proceeds of the Wachovia Mortgage Loans. The reserves are held by Wachovia and, in accordance with the terms of the Wachovia Mortgage Loans, may be drawn upon from time to time to fund the items for which the reserves were established. The reserves are assets that GERA will indirectly acquire as a result of its acquisition of Property Acquisition.

Security; Non-Recourse.  All obligations under the mortgage loan are secured by, among other things, (i) a first mortgage lien encumbering the fee-simple of the Danbury Property, (ii) an assignment of all related leases, rents, deposits, letters of credit, income and profits with respect to such property, (iii) an assignment of the interest rate cap described above, and (iv) an assignment of all other contracts, agreements and personal property relating to such property. Liability under the mortgage loan is limited to GERA Danbury LLC which will have liability only for non-recourse carve-outs which are customary for credit facilities similar in type and size to the mortgage loan. Property Acquisition has no contractual personal liability for the repayment of borrowings under the mortgage loan.

Covenants and Other Terms.  The mortgage loan contains other customary covenants, closing conditions, representations and warranties and events of default for a loan of this type.

Facilities

The headquarters of Property Acquisition and GBE are located at 500 West Monroe, Suite 2800, Chicago, Illinois 60661, which are also the executive offices of GERA.

Insurance

Each of the SPEs maintains insurance coverage for general liability, umbrella liability and “all risk” physical damage to real property, including loss of rental income and boiler and machinery protecting their interest as well as the interests of Property Acquisition and GBE. Management of Property Acquisition believes that the types of coverage, deductibles and limits of liability currently in place are adequate.

Legal Proceedings

Property Acquisition does not have any claims levied against it nor is it involved in any lawsuits arising out of the conduct of its business.

Employees

Property Acquisition currently has no employees. Mark E. Rose, our chief executive officer and Richard W. Pehlke, our chief financial officer, serve as Property Acquisition’s president and executive vice president, respectively, and Mark Chrisman, GBE’s executive vice president, acquisitions, also serves as an executive vice president of Property Acquisition. These individuals are responsible for all of our day to day operations. None of these individuals currently receives compensation from the Company or Property Acquisition for such services.

DIRECTORS AND EXECUTIVE OFFICERS OF GERA

The board of directors and executive officers of GERA are as follows:

Name	Age	Position

C. Michael Kojaian	44	Chairman of the Board
Mark E. Rose	43	Chief Executive Officer and Director
Richard W. Pehlke	53	Chief Financial Officer
William H. Downey	62	Director
Melvin F. Lazar	67	Director
Alan M. Stillman	44	Director

C. Michael Kojaian has served as our chairman of the board since our inception. Mr. Kojaian has been chairman of the board of directors of the GBE since June 2002. He has been the president of Kojaian Ventures, L.L.C. and also executive vice president, a director and a shareholder of Kojaian Management Corporation, both of which are investment firms headquartered in Bloomfield Hills, Michigan, for more than five (5) years. He has also been a director of Arbor Realty Trust, Inc., since June 2003.

Mark E. Rose has served as our chief executive officer and as a member of our board of directors since our inception. Mr. Rose has served as the chief executive officer of GBE since March 2005. From 1993 to 2005, Mr. Rose served in various positions with Jones Lang LaSalle, including serving as chief innovation officer from 2000 to 2002, as chief financial officer from 2002 to 2003, and as chief operating officer and chief financial officer of the Americas in 2003 through his departure in 2005. Prior to joining Jones Lang LaSalle, Mr. Rose was the chairman and chief executive officer of the U.S. Real Estate Investment Trust of the British Coal Corporation Pension Funds, where he oversaw the management and subsequent disposal of a $1 billion portfolio real estate assets. Mr. Rose serves on the board of directors of the Chicago Shakespeare Theater, Chicago Botanic Garden, and the Chicago Central Area Committee.

Richard W. Pehlke has served as our chief financial officer since March of 2007. Mr. Pehlke has served as the executive vice president and chief financial officer of GBE since February 2007. He spent the three previous years at Hudson Highland Group, a publicly held global professional staffing and recruiting business, as its executive vice president and chief financial officer and a member of its board of directors. In this role, he was responsible for all of the firm’s financial functions worldwide. From 2001 to 2003, Pehlke operated his own consulting business specializing in financial strategy and leadership development. In 2000, he was executive vice president and chief financial officer of ONE, Inc. a privately held software implementation business. From 1986 to 1999, Pehlke served as vice president, treasurer and vice president, investor relations at Ameritech Corporation. Earlier, he was director of investor relations at Household International and director of investor relations, financial planning and financial reporting at Beatrice Companies. Pehlke currently serves on the boards of Edward Health Services Corporation in Naperville, Ideal Industries and Valparaiso University. He holds a bachelor’s degree from Valparaiso University and an MBA from DePaul University.

William H. Downey has served as a member of our board of directors since October 2005. Since October 2003, Mr. Downey has served as the president, chief operating officer and member of the board of directors of Great Plains Energy Incorporated, a NYSE listed company based in Kansas City, Missouri. In 2000, Mr. Downey joined Kansas City Power & Light

Company, a full-service energy provider, where he initially served as executive vice president and president of KCPL Delivery. In May 2002, KCPL became part of Great Plains Energy, a holding company where Mr. Downey served as executive vice president and president of KCPL. In October 2003, Mr. Downey was promoted to president and chief operating officer of Great Plains Energy and president and chief executive officer of Kansas City Power & Light, and was also elected to Great Plains Energy’s board of directors. Since 2002, Mr. Downey has served on the board of directors of Enterprise Financial Services Corp., a publicly traded financial holding company. Mr. Downey received a B.S. from Boston University, a M.S. from Columbia University and a M.B.A. from the University of Chicago.

Melvin F. Lazar has served as a member of our board of directors since October 2005. Mr. Lazar is the founder of Lazar Levine & Felix LLP, a certified public accounting firm that also provides business consultations. Mr. Lazar retired as a partner of Lazar Levine & Felix LLP on October 1, 2002. Mr. Lazar is currently a member of the board of directors and chairman of the audit committee of Arbor Realty Trust, Inc., a New York Stock Exchange listed real estate investment trust and a member of the board or directors and audit committee of Enzo Biochem, Inc., a New York Stock Exchanged listed biotechnology company specializing in gene identification and regulation technologies for diagnostic and therapeutic applications.

Alan M. Stillman has served as a member of our board of directors since November 2005. Mr. Stillman joined the Southfield, Michigan law firm of Seyburn Kahn Ginn Bess and Serlin, P.C. in 1989 as an associate, and has been a shareholder of the firm since 1994. Mr. Stillman graduated from Michigan State University with honors in 1984, and received his J.D. from Wayne State University in 1987.

GERA’s board of directors consists of five directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Our bylaws provide that the number of directors which may constitute the board of directors shall not be less than one or more than nine. The term of office of the first class of directors, consisting of William H. Downey, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Melvin F. Lazar and Alan M. Stillman, will expire at the second annual meeting. The term of the third class of directors, consisting of C. Michael Kojaian, our chairman of the board, and Mark E. Rose, will expire at the third annual meeting.

Other Significant Employees

Mark W. Chrisman has served as executive vice president of acquisitions of GBE since January 2006 and serves on GERA’s investment committee. During 2005, Mr. Chrisman was a principal at Sterling Real Estate Partners. During the more than eight year period prior to joining Sterling Real Estate Partners, Mr. Chrisman served in the capital transactions group at Trizec Properties, Inc. serving as vice president from 2000 to 2005 and director of the Western Region from 1997. In the event GERA effects a business combination, the Company has agreed to grant Mr. Chrisman $250,000 worth of restricted shares of GERA common stock based on the per share price that is equal to the average of the high and low market price of GERA common stock on the date the business combination is consummated. Such shares shall vest in three equal installments of thirty-three and one-third percent (33 1/3%) on the date the business combination is consummated and on the second and third anniversaries of such date, subject to Mr. Chrisman continuing to be employed by GBE or the Company on such dates. Mr. Chrisman does not have an employment agreement with the Company and the Company is under no obligation to enter into an employment agreement with Mr. Chrisman or any other individuals. However, in the event Mr. Chrisman remains employed by GBE or the Company, it is presently anticipated that he would be providing services to the Company. If a business combination is not completed by March 3, 2008, Mr. Chrisman will not be issued the stock discussed above.

Meetings and Committees of the Board of Directors of GERA

During the fiscal year ended June 30, 2006, GERA’s board of directors held one meeting. Although GERA does not have any formal policy regarding director attendance at annual stockholder meetings, GERA will attempt to schedule its annual meetings so that all of its directors can attend. GERA expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

GERA’s board of directors has determined that William H. Downey, Melvin F. Lazar and Alan M. Stillman, a majority of the directors on our board, are “independent directors” as defined in the American Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act. By “independent director,” we mean a person other than an officer or employee of ours or any other individual having a relationship, which, in the opinion of our board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. GERA’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Audit Committee

GERA’s audit committee consists of Mr. Lazar, as chairman, and Messrs. Downey and Stillman, each of whom is an independent director. The audit committee’s duties, which are specified in GERA’s audit committee charter, include, but are not limited to:

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm and internal finance department; and

•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the board of directors.

Financial Experts on Audit Committee

GERA’s audit committee will at all times be composed exclusively of “independent directors” who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Lazar satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.

Principal Accountant Fees and Services

September 7, 2005
	For the Nine	(Date of Inception)
	Months Ended	through
	March 31, 2007(1)	June 30, 2006(1)

Audit Fees(2)	$38,000	$219,100
Audit Related Services Fees	—	—
Tax Related Services Fees	—	—
All Other Fees	—	—

Total	$38,000	$219,100

(1)	All fees were approved by the audit committee of the Company’s board of directors.

(2)	$47,100 of these fees was paid by GBE on behalf of the Company. The Company repaid these fees without interest to GBE on March 3, 2006 from net proceeds upon the closing of the IPO.

Audit Committee Pre-Approval Policies and Procedures

Investment Committee Information

In order to assist in evaluating potential target acquisitions (and if a business combination is consummated, potential acquisitions thereafter), GERA formed an Investment Committee, comprised of our chairman of the board, chief executive officer, chief financial officer and Mark W. Chrisman, executive vice president of acquisitions of GBE. The investment committee reports directly to our board of directors.

Nominating Committee Information

GERA’s nominating committee of the board of directors consists of Mr. Stillman, as chairman and Messrs. Downey and Lazar, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

GERA does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the LLC Acquisition Agreement, GERA has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, the entire board of directors decides on nominees, on the recommendation of one or more members of the board. The board of directors will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Compensation of Officers and Directors

No executive officer of GERA has received any cash or non-cash compensation for services rendered to GERA. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination, and there are no present intentions to provide compensation to any officers of the Company.

In the event GERA effects a business combination, the Company has agreed to grant Mark W. Chrisman, a member of our investment committee and executive vice president of acquisitions of GBE $250,000 worth of restricted shares of our common stock based on the per share price that is equal to the average of the high and low market price of GERA common stock on the date the business combination is consummated. Such shares shall vest in three equal installments of thirty-three and one-third percent (33 1/3%) on the date the business combination is consummated and on the second and third anniversaries of such date, subject to Mr. Chrisman continuing to be employed by GBE or the Company on such dates. Mr. Chrisman does not have an employment agreement with the Company and the Company is under no obligation to enter into an employment agreement with Mr. Chrisman or any other individuals. However, in the event Mr. Chrisman remains employed by GBE or the Company, it is presently anticipated that he would be providing services to the Company. If a business combination is not completed by March 3, 2008, Mr. Chrisman will not be issued the stock discussed above.

In addition, provided that the business combination is approved, GBE has agreed to transfer to Ms. Maureen Ehrenberg, executive vice president of GBE and president of GBE’s Global Client Services, $150,000 worth of its Original Shares (subject to all of the terms and conditions of such Original Shares) for services to GBE in connection with the IPO of the Company. Ms. Ehrenberg has not provided any other services to GBE with respect to the Company and has not provided any other services to or on behalf of the Company, and it is not anticipated that Ms. Ehrenberg will do so upon the consummation of the business combination.

Commencing February 27, 2006, GERA has and will continue to pay GBE, our sponsor and affiliate, a fee of $7,500 per month fee for providing GERA with office space and certain office and secretarial services. GBE may also earn fees pursuant to the Services Agreement, a Property Management Agreement and a Project Management Agreement for providing the Company certain services prior and following the consummation of the business combination. Other than the restricted stock to be issued to Mr. Chrisman, the fees payable to GBE pursuant to the agreements described above, and the $7,500 per-month office and secretarial services fee, no compensation of any kind, including finders and consulting fees, have been or prior to the business combination, will be paid to any of GERA’s officers. GERA reimburses its officers and directors for any reasonable out-of-pocket expenses incurred by them in connection with certain activities on GERA’s behalf such as identifying and investigating possible target businesses and business combinations. However, from GERA’s inception in September 2005, through December 31, 2006, GERA has made no reimbursements for expense incurred by them on its behalf, including travel, meals and entertainment.

GERA’s directors do not currently receive any cash compensation for their service as members of the board of directors. However, in the future, non-employee directors may receive certain cash fees and stock awards that the GERA board of directors may determine to pay, although at the present time no determination of any such compensation has been made.

Management of the Company Subsequent to the Business Combination

Upon the consummation of the business combination, it is presently anticipated that the Company will continue to be externally managed by GBE on a day to day basis on the same terms and conditions as it was prior to the business combination, except that on the closing of the proposed Merger of GBE and NNN Realty Advisors, the Company’s chairman of the board, Mr. C. Michael Kojaian, will assume the duties of chief executive officer, replacing Mr. Mark E. Rose in that capacity. The board of the Company may thereafter, when it deems appropriate or necessary, hire executives and other personnel on a full time basis to operate the Company.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of July   , 2007 and after consummation of the acquisition by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock on July , 2007;

•	each of our current executive officers and directors; and

•	all our current executive officers and directors as a group.

	Beneficial Ownership of Our Common Stock on June 15, 2007
	Number	Percent of
Name and Address of Beneficial Owner(1)	of Shares(2)	Class

Grubb & Ellis Company	5,667,719	19.00%
Fir Tree Inc.(3)	2,952,400	9.90%
The Baupost Group, L.L.C.(4)	2,948,100	9.88%
SAK Corporation(4)	2,948,100	9.88%
Seth A. Klarman(4)	2,948,100	9.88%
Wellington Management Company, LLP(5)	2,521,700	8.45%
Sapling, LLC(3)	2,018,686	6.77%
Michael Kojaian(6)	1,908,337	6.40%
Kojaian Ventures-MM, Inc.(6)(7)	1,866,667	6.26%
Kojaian Ventures, L.L.C.(6)(7)	1,866,667	6.26%
D.B. Zwirn & Co., L.P.(8)	1,638,380	5.49%
DBZ GP, LLC(8)	1,638,380	5.49%
Zwirn Holdings, LLC(8)	1,638,380	5.49%
Daniel B. Zwirn(8)	1,638,380	5.49%
Mark E. Rose	91,670	*
William Downey	41,670	*
Alan M. Stillman	41,670	*
Melvin F. Lazar	41,670	*
Richard W. Pehlke	0	*
All Directors and Additional Officers as a Group	2,125,017	7.12%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the stockholders is 500 West Monroe Street, Suite 2800, Chicago, Illinois 60661.

(2)	Unless otherwise indicated, all ownership is direct beneficial ownership. Beneficially owned shares do not include any warrants which currently are only exercisable on the successful completion of a business combination, which cannot be assumed will occur within sixty days of the date of this preliminary proxy statement.

(3)	Sapling, LLC (“Sapling”) and Fir Tree Recovery Master Fund, L.P. (“Fir Tree Recovery”) are the beneficial owners of 2,018,686 shares of GERA common stock and 933,714 shares of GERA common stock, respectively. Fir Tree Inc. may be deemed to beneficially own the shares of GERA common stock held by Sapling and Fir Tree Recovery as a result of being the investment manager of Sapling and Fir Tree Recovery. Fir Tree Recovery may direct the vote and disposition of 933,714 shares of Company common stock and Sapling may direct the vote and disposition of 2,018,686 shares of Company common stock. The address of each of these shareholders is 535 Fifth Avenue, 31st Floor, New York City, New York 10017. Jeff Tannenbaum is the president of each Fir Tree Inc. and Fir Tree Recovery.

(4)	The Baupost Group, L.L.C. (“Baupost”) is a registered investment advisor. SAK Corporation (“SAK”) is the manager of Baupost. Seth A. Klarman (“Klarman”), as sole director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership of the securities beneficially owned by Baupost. Securities beneficially owned by Baupost, SAK and Klarman include securities purchase on behalf of various investment limited partnerships. The address for each of Baupost, SAK and Klarman is 10 St. James Avenue, Suite 2000, Boston, Massachusetts, 02116.

(5)	Wellington Management, LLP, (“Wellington”) in its capacity as investment advisor, may be deemed to beneficially own 2,521,700 shares of GERA common stock which are held of record by clients of Wellington. Wellington’s clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The address for Wellington is 75 State Street, Boston, Massachusetts, 02109. Perry Traquina is the chief executive officer of Wellington.

(6)	C. Michael Kojaian, the chairman of the Company’s board of directors, is affiliated with Kojaian Ventures, L.L.C. and Kojaian Ventures-MM, Inc. Pursuant to the rules established under Securities Exchange Act of 1934, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of such Act.

(7)	Kojaian Ventures-MM, Inc. is the managing member of Kojaian Ventures, L.L.C. The address for each of Kojaian Ventures, L.L.C. and Kojaian Ventures-MM, Inc. is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(8)	D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 534,752 shares of GERA common stock owned by D.B. Zwirn Special Opportunities Fund, L.P., (ii) 930,628 shares of GERA common stock owned by D.B. Zwirn Special Opportunities Fund, Ltd. and (iii) 173,000 shares of GERA common stock owned by HCM/Z Special Opportunities, LLC (each entity referred to in (i) through (iii) is herein referred to as a “Fund” and, collectively, as the “Funds”). D.B. Zwirn & Co., L.P. is the manager of each of the Funds, and consequently has voting control and investment discretion over the GERA common stock held by each of the Funds. Daniel B. Zwirn is the managing member of an thereby controls, Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls D.B. Zwirn & Co., L.P. The address of each D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn is 745 Fifth Avenue, 18th Floor, New York, NY 10151.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GERA Related Party Transactions

In October 2005, we issued 5,876,069 shares of our common stock to GBE, a sponsor and affiliate of the Company, for $2,500,000 in cash, at an average purchase price of approximately $0.43 per share. GBE subsequently transferred shares of our common stock to the individuals and in the amounts set forth below:

	Number of
Name	Shares	Relationship to Us

C. Michael Kojaian	41,670	Chairman of the Board
Mark E. Rose	41,670	Director and Chief Executive Officer
William Downey	41,670	Director
Melvin F. Lazar	41,670	Director
Alan M. Stillman	41,670	Director

Pursuant to an escrow agreement between us, the GERA Inside Stockholders and Continental Stock Transfer & Trust Company, all of the GERA Inside Stockholders’ shares purchased prior to the IPO (“Inside Shares”) were placed in escrow, with Continental acting as escrow agent until the earliest of:

•	February 27, 2009;

•	our liquidation; or

•	the consummation of a liquidation, acquisition, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the shares placed in escrow cannot be sold, but the GERA Inside Stockholders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. Additionally, if dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

If GERA is unable to effect a business combination and liquidates, none of the stockholders who purchased common stock prior to the IPO will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the IPO.

We also entered into a registration rights agreement with the GERA Inside Stockholders pursuant to which the holders of the majority of the Inside Shares will be entitled to make up to two demands that we register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Each GERA Inside Stockholder also entered into a letter agreement with us and Deutsche Bank Securities, Inc. pursuant to which, among other things:

•	each agreed to vote all Inside Shares owned by him in accordance with the holders of a majority of the shares of GERA’s common stock sold in the IPO present in person or represented by proxy and entitled to vote at the special meeting if we solicit approval of our stockholders for a business combination;

•	if we fail to consummate a business combination by September 3, 2007 or by March 3, 2008 each agreed to take all reasonable actions within his power to cause us to liquidate as soon as reasonably practicable;

•	each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to us prior to the consummation of our business combination; and

•	Other then with respect to the Services Agreement, each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

GBE has agreed that it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay GBE $7,500 per month for these services.

As part of our initial public offering, we sold 1,666,667 units to Kojaian Ventures, L.L.C., an entity affiliated with C. Michael Kojaian, the chairman of our board of directors and the chairman of the board of directors of our corporate stockholder, at a per unit price of $6.00.

GBE agreed with Deutsche Bank Securities Inc to purchase up to $3,500,000 of our warrants in the public marketplace on behalf of GBE if the public marketplace price is $0.70 or less per warrant during the period commencing May 3, 2006 through June 28, 2006. On June 28, 2006, GBE agreed to a sixty-day extension of this agreement. Pursuant to the agreement, GBE purchased 4,645,521 warrants through August 27, 2006, the new expiration date of the agreement, for an aggregate purchase price excluding commissions of $2,178,297, or approximately $0.47 per warrant.

The Company engaged GBE to provide brokerage services, pursuant to the Services Agreement, and GEMS, its wholly owned subsidiary, to provide property management and project management services following the consummation of a business combination pursuant to the Property Management. Pursuant to the Services Agreement, GBE will act as our exclusive agent with respect to commercial real estate brokerage and consulting services relating to real property acquisitions, dispositions as well as agency leasing at the customary prevailing rates in the market where the applicable property is located. The Services Agreement has an initial term of five years. Furthermore, GERA and GBE have agreed, pursuant to the Services Agreement, that GERA will pay GBE an acquisition fee equal to one percent of the acquisition price for each of the Properties. Accordingly, in addition to the LLC Purchase Price, at the closing, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties. Pursuant to that certain Property Management Agreement, GEMS will serve as our sole exclusive managing agent for all real property we acquire. The Property Management Agreement has an initial term of 12 months from the date of consummation of a business combination and shall be automatically renewed for successive terms, each with durations of one (1) year unless otherwise terminated in accordance with the terms of the agreements. The Property Management Agreement also entitles GEMS to a monthly management fee equal to the greater of (a) three percent (3%) of a property’s monthly gross cash receipts from the operations of the property, or (b) a minimum monthly fee determined by mutual agreement subject to the approval of a majority of the independent members of GERA’s board of directors, which will take into consideration, among other things, then current market prices and terms for services for comparable projects, plus reimbursement for salaries and other expenses that are directly related to managing the asset or assets. GBE has also been retained by us to perform at our request project management services pursuant to the Project Management Agreement, including consulting and project management of interior office space and/or building infrasturcture improvements. The Project Management Agreement will remain in effect until terminated by either party with or without cause upon sixty (60) days prior written notice. For each project under the Project Management Agreement, GEMS will receive a fee equal to five percent (5%) of the total project costs, including without limitation, all costs of architects, engineers, consultants involved in design and construction, and all construction costs and, under certain circumstances, reimbursement for salaries and benefits of staff assigned to such project along with their travel expenses and project management software costs.

Each SPE has entered into an exclusive agency agreement with GBE whereby GBE has been retained as each SPE’s exclusive leasing agent with a right to lease tenant space at the Properties. As consideration for its services, GBE shall receive a commission for each new lease of space, and for certain renewals and expansions, as follows:

•	For new leases and tenant expansions at the Dallas Property, not involving an outside broker, GBE shall be paid 4.5% of the basic rental (the fixed rents excluding certain specified charges), and for renewals at the Dallas Property not involving an outside broker GBE shall be paid 3.5% of the basic rental.

•	For new leases, expansions and renewals at the Dallas Property involving an outside broker, GBE shall be paid 2.25% of the basic rental.

•	For new leases, expansions and renewals at the Rosemont Property not involving an outside broker, GBE shall be paid a commission equal to $1.00 per rentable square foot of leased space per lease year.

•	For new leases, expansions and renewals at the Rosemont Property in which an outside broker is involved, GBE shall be paid an amount equal to 50% of the amount payable to the outside procuring broker under a separate agreement between the SPE and the procuring broker, and the SPE shall be responsible for all payments to the procuring broker.

•	For new leases, expansions and renewals at the Danbury Property not involving an outside procuring broker, GBE shall be paid 5% of the rents for the first five lease years, 2.5% of the rents for lease years 6 through 10, and 1% of the rents for any lease years thereafter for the balance of the term.

•	For new leases, expansions and renewals at the Danbury Property involving an outside broker as procuring broker, GBE shall be paid an amount equal to 150% of the amount which would have been paid had there been no outside broker involved in the transaction, with the proviso that GBE shall be responsible for paying two-thirds of that amount to the outside broker, so that GBE shall retain an amount equal to 50% of what it would have received had no outside broker been involved in the transaction.

The agency leasing agreement for the Rosemont Property shall remain in effect through May 1, 2009, unless sooner terminated in accordance with the terms of the agreement. The term of the agency leasing agreement for the Dallas Property shall, unless sooner terminated, remain in effect through March 1, 2010. The term of the agency leasing agreement for the Danbury Property shall, unless sooner terminated, remain in effect through June 14, 2008. Each of the agency leasing agreements may be terminated by either the owner or the broker by providing thirty days advance written notice of termination to the other party.

Additionally, each SPE has entered into Management Agreements with GEMS. The Management Agreements appoint GEMS as each SPE’s sole exclusive management agent for the Properties. For its services, GEMS will receive for the Dallas Property a fee equal to three percent (3%) of the property’s monthly gross cash receipts from the operations of such property plus reimbursement for salaries and other expenses that are directly related to managing the asset. Under the Management Agreements for the Rosemont Property and the Danbury Property, GEMS is to receive a monthly management fee equal to the greater of (a) three percent (3%) of a property’s monthly gross cash receipts from the operations of the property, or (b) a minimum monthly fee determined by mutual agreement based upon then current market prices and subject to the approval of a majority of the independent members of GERA’s Board of Directors plus reimbursement for salaries and other expenses that are directly related to managing the asset or assets. The Management Agreements have an initial term of twelve (12) months from the effective date of the agreements and shall be automatically renewed for successive terms, each with a duration of one (1) year unless otherwise terminated in accordance with the terms of the agreements.

We will reimburse GBE, subject to board approval, all reasonable out-of-pocket business expenses incurred by it in connection with activities on our behalf. GBE advanced an aggregate of $510,842 to us as of the effective date of the registration statement to cover expenses related to the IPO . The loans were repaid without interest on March 3, 2006 from net proceeds upon the closing of the IPO. In addition, as of April 30, 2007, the Company has paid $96,260 to GBE to reimburse it for third party expenses incurred in connection with activities completed on the Company’s behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations) and GBE has requested reimbursement from the Company with respect to an additional $94,400 for similar expenses.

In the event we effect a business combination, we have agreed to grant Mark W. Chrisman, a member of our investment committee and executive vice president of acquisitions of GBE, $250,000 worth of restricted shares of our common stock based on the per share price that is equal to the average of the high and low market price of our common stock on the date the business combination is consummated. Such shares shall vest in three equal installments of thirty-three and one-third percent (33 1/3%) on the date the business combination is consummated and on the second and third anniversaries of such date, subject to Mr. Chrisman continuing to be employed by GBE or the Company on such dates. Mr. Chrisman does not have an employment agreement with the Company and the Company is under no obligation to enter into an employment agreement with Mr. Chrisman or any other individuals; however, in the event that Mr. Chrisman remains employed by GBE or the Company, it is presently anticipated that Mr. Chrisman would provide services for the Company.

The Company and GBE have entered into the LLC Acquisition Agreement whereby the Company will through the acquisition of Property Acquisition, acquire the Properties. For more information regarding the LLC Acquisition Agreement, please see the section of this proxy statement entitled “The LLC Acquisition Agreement.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires GERA directors, officers and persons owning more than 10% of GERA’s common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to GERA, or representations from certain reporting persons that no other reports were required, GERA believes that all applicable filing requirements were complied with during the fiscal year ended June 30, 2006 and its most recent Forms 10-Q covering the fiscal quarters ended December 31, 2006 and September 30, 2006.

DESCRIPTION OF GERA COMMON STOCK AND OTHER SECURITIES

General

GERA consummated the IPO on March 3, 2006.  In the IPO, GERA sold 23,958,334 units, which include all of the 3,125,000 units that were subject to the underwriters’ over allotment option. Each unit consists of one share of GERA’s common stock and two redeemable common stock purchase warrants, each to purchase one share of GERA’s common stock. GERA’s common stock, warrants and units are quoted on the AMEX under the symbols GAV, GAV.WS and GAV.U, respectively. GERA’s units commenced public trading on February 28, 2006, and its common stock and warrants commenced separate public trading on March 27, 2006. The closing price for each share of common stock, warrant and unit of GERA on June 15, 2007, the last trading day before announcement of the execution of the LLC Acquisition Agreement, was $5.74, $0.46 and $6.60, respectively. It is expected that the common stock, warrants and units will continue to be quoted on AMEX.

The certificate of incorporation of GERA authorizes the issuance of 120,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.0001. As of the record date,           shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of GERA, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the holders of a majority of the shares of GERA common stock sold in the IPO present in person or represented by proxy and entitled to vote at the special meeting. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of GERA’s stockholders, officers and directors. GERA’s stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

GERA will proceed with the acquisition only if stockholders who own at least a majority of the shares of common stock sold in the IPO vote in favor of the acquisition and stockholders owning fewer than 20% of the shares of common stock issued in the IPO exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors standing for election in each class.

If GERA is required to liquidate, the holders of GERA common stock issued in the IPO will be entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to the IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if GERA is forced to liquidate.

Holders of GERA common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of GERA common stock issued in the IPO have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the Properties Acquisition Proposal, properly demand conversion and the acquisition is approved and completed. Holders of common stock who convert their stock into their shares of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The certificate of incorporation of GERA authorizes the issuance of 5,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by GERA’s board of directors. Accordingly, GERA’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although GERA has entered into an underwriting agreement which prohibits GERA, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. GERA may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of GERA. There are no shares of preferred stock outstanding and GERA does not currently intend to issue any preferred stock.

Warrants

GERA currently has outstanding approximately 47.9 million redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of the completion of a business combination and one year from the effective date of the registration statement. The warrants expire on February 27, 2010 at 5:00 p.m., New York City time. GERA may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or GERA’s recapitalization, reorganization, acquisition or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to GERA, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement, GERA has agreed to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that GERA will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

PRICE RANGE OF GERA SECURITIES AND DIVIDENDS

GERA’s units, common stock and warrants are traded on AMEX under the symbols GAV.U, GAV and GAV.WS, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on February 28, 2006 and since the common stock and warrants commenced public trading on March 27, 2006. The AMEX quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low

2007:
First Quarter	$6.50	$6.05	$5.75	$5.55	$0.43	$0.28
Second Quarter	$6.80	$6.26	$5.87	$5.67	$0.56	$0.39
Third Quarter (through July 24, 2007)	$6.70	$6.53	$5.85	$5.73	$0.53	$0.39
2006:
First Quarter (commencing March 27, 2006)	$6.60	$6.05	$5.55	$5.45	$0.65	$0.49
Second Quarter	$6.95	$6.20	$5.80	$5.45	$0.65	$0.45
Third Quarter	$6.63	$6.31	$5.63	$5.40	$0.49	$0.36
Fourth Quarter	$6.55	$6.00	$5.70	$5.10	$0.40	$0.24

The closing price for each share of common stock, warrant and unit of GERA on June 15, 2007, the last trading day before announcement of the execution of the LLC Acquisition Agreement, was 5.74, $0.46 and $6.60, respectively. The closing price for each share of common stock, warrant and unit of GERA on July 24, 2007 was $5.78, $0.40 and $6.62, respectively. As of          , the record date, the closing price for each share of common stock, warrant and unit of GERA was $     , $      and $      , respectively.

Holders of GERA common stock, warrants and units should obtain current market quotations for their securities. The market price of GERA common stock, warrants and units could vary at any time before the acquisition.

Holders

As of          , the record date, there was           holder of record of GERA units,          holders of record of GERA common stock and           holder of record of GERA warrants. GERA believes that the beneficial holders of the units, common stock and warrants to be in excess of           persons each. Other than the Original Shares (5,876,069 shares of common stock issued prior to the IPO), all shares of common stock representing approximately 80.3% of the issued and outstanding shares of GERA common stock are held in street name.

Dividends

GERA has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of the acquisition. It is the present intention of GERA’s board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the acquisition will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the acquisition.

APPRAISAL RIGHTS

GERA stockholders do not have appraisal rights under the DGCL in connection the acquisition or the issuance of GERA common stock pursuant to the acquisition.

STOCKHOLDER PROPOSALS

The GERA 2008 annual meeting of stockholders will be held on or about [          ] unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2008 annual meeting, you need to provide it to us by no later than [          ]. You should direct any proposals to our secretary at GERA’s principal office which will be in Chicago, Illinois. If you want to present a matter of business to be considered at the year 2008 annual meeting, under GERA’s by-laws you must give timely notice of the matter, in writing, to our secretary. To be timely, the notice has to be given between 60 and 90 days before the date of the meeting. If GERA is liquidated as a result of not consummating this business combination transaction before March 3, 2008 and not executing a letter of intent, agreement in principal or definitive agreement to enter into a new business combination by September 3, 2007, or by executing such an agreement but not consummating the contemplated business combination by March 3, 2008, there will be no annual meeting in 2008.

WHERE YOU CAN FIND MORE INFORMATION

GERA files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by GERA with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on GERA at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to GERA has been supplied by GERA, all such information relating to GBE and Property Acquisition has been supplied by GBE Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Robert Slaughter
Corporate Secretary
Grubb & Ellis Realty Advisors, Inc.
500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
(312) 698-6700

INDEX TO FINANCIAL STATEMENTS

GRUBB & ELLIS REALTY ADVISORS FINANCIAL STATEMENTS
As of June 30, 2006 and For the Period from September 7, 2005 (Date of Inception) through June 30, 2006
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet	F-3
Statement of Income	F-4
Statement of Changes in Stockholders’ Equity	F-5
Statement of Cash Flows	F-6
Notes to the Financial Statements	F-7
As of March 31, 2007 and For the Nine Months Ended March 31, 2007 and September 7, 2005 (Date of Inception) through March 31, 2006
Balance Sheets (Unaudited)	F-13
Statements of Income (Unaudited)	F-14
Statements of Cash Flows (Unaudited)	F-15
Notes to the Financial Statements	F-16
FINANCIAL STATEMENTS OF THE PROPERTIES ACQUIRED
6400 Shafer Court
Report of Independent Registered Public Accounting Firm	F-21
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2006 (audited)	F-22
Statement of Revenues and Certain Expenses for the Three Months Ended March 31, 2006 (unaudited),	F-24
for the Period from January 1, 2007 through February 27, 2007 (Previous Owner) (unaudited), and	F-24
for the Period from February 28, 2007 through March 31, 2007 (GBE Owner) (unaudited)	F-24
Abrams Centre
Report of Independent Registered Public Accounting Firm	F-26
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2006 (audited)	F-27
Statement of Revenues and Certain Expenses for the Three Months Ended March 31, 2006 (unaudited),	F-30
for the Period from January 1, 2007 through February 19, 2007 (Previous Owner) (unaudited), and	F-31
for the Period from February 20, 2007 through March 31, 2007 (GBE Owner) (unaudited)	F-31
Danbury Corporate Center
Report of Independent Registered Public Accounting Firm	F-33
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2006 (audited)	F-34
Statement of Revenues and Certain Expenses for the Three Months Ended March 31, 2007 and 2006 (unaudited)	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Grubb & Ellis Realty Advisors, Inc.

We have audited the accompanying balance sheet of Grubb & Ellis Realty Advisors, Inc. (a development stage company) as of June 30, 2006, and the related statements of income, stockholders’ equity, and cash flows for the period from September 7, 2005 (date of inception) through June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grubb & Ellis Realty Advisors, Inc. at June 30, 2006, and the results of its operations and its cash flows for the period from September 7, 2005 (date of inception) through June 30, 2006 in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
September 26, 2006

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

BALANCE SHEET
June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$784,327
Investments held in trust	139,628,364
Prepaid expenses	116,446

Total assets	$140,529,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,940
Income taxes payable	618,808

Total current liabilities	674,748
Deferred underwriting discount	2,675,000

Total liabilities	3,349,748

Commitments and contingencies:
Common stock, subject to possible redemption; 4,789,271 shares at $5.63 per share	26,951,518
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $144,646)	280,783

Total Commitments and Contingencies	27,232,301

Stockholders’ equity:
Common stock—$0.0001 par value; 120,000,000 shares authorized; 29,834,403 issued and outstanding (including 4,789,721 shares of common stock subject to possible redemption)	2,983
Preferred stock—$0.0001 par value; 5,000,000 shares authorized; 0 issued and outstanding	—
Additional paid-in capital	109,023,672
Earnings accumulated during the development stage	920,433

Total stockholders’ equity	109,947,088

Total liabilities and stockholders’ equity	$140,529,137

The accompanying notes are an integral part of the financial statements.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

STATEMENT OF INCOME
for the period from September 7, 2005 (date of inception) through June 30, 2006

Cost and expenses
Operating expenses	$308,336

Other income
Interest on investments held in trust	2,128,360

Total other income	2,128,360

Income before provision for income taxes	1,820,024
Provision for income taxes	(618,808)

Net income	1,201,216
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(280,783)

Net income allocable to common stock	$920,433

Net income per weighted average common share outstanding:
Basic—	$0.06

Diluted—	$0.06

Weighted average common shares outstanding exclusive of shares subject to possible redemption:
Basic—	14,634,497

Diluted—	14,634,497

The accompanying notes are an integral part of the financial statements.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
for the period from September 7, 2005 (date of inception) through June 30, 2006

				Earnings
				Accumulated
			Additional	during the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Stock issuance on September 7, 2005 at $0.43	5,876,069	$588	$2,499,412		$2,500,000
Stock issuance on March 3, 2006 at $6.00	23,958,334	2,395	143,747,609		143,750,004
Proceeds from issuance of option to underwriters			100		100
Expenses of offering			(10,360,576)		(10,360,576)
Net proceeds subject to possible redemption of 4,789,271 shares	—	—	(26,951,518)		(26,951,518)
Stock-based compensation expense	—	—	88,645		88,645
Net income allocable to common stock for the period	—	—	—	$920,433	920,433

Balance—June 30, 2006	29,834,403	$2,983	$109,023,672	$920,433	$109,947,088

The accompanying notes are an integral part of the financial statements.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS
for the period from September 7, 2005 (date of inception) through June 30, 2006

Cash flows from operating activities
Net income allocable to common stock	$920,433
Adjustments to reconcile net income allocable to common stock to net cash used in operating activities:
Deferred tax benefit	(22,509)
Increase in deferred tax valuation allowance	22,509
Stock-based compensation expense	88,645
Deferred interest attributable to common stock subject to possible redemption	280,783
Accrued interest on investments held in trust	(2,128,360)
Increase in prepaid expenses	(116,446)
Increase in accounts payable	55,940
Increase in income taxes payable	618,808

Net cash used in operating activities	(280,197)

Cash flows from investing activities
Purchase of investments held in trust	(137,500,004)

Cash used in investing activities	(137,500,004)

Cash flows from financing activities
Proceeds from public offering, net	133,900,270
Proceeds from sale of common stock to founders	2,500,000
Proceeds from issuance of underwriter’s option	100
Deferral of underwriting fees	2,675,000
Repayment to corporate sponsor of loan for offering expenses	(510,842)

Net cash provided by financing activities	138,564,528

Net increase in cash and cash equivalents	784,327
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$784,327

The accompanying notes are an integral part of the financial statements.

GRUBB & ELLIS REALTY ADVISORS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations

Grubb & Ellis Realty Advisors, Inc. (the “Company”) is a newly organized blank check company organized for the purpose of acquiring, through a purchase, asset acquisition or other business combination (“Business Combination”), one or more United States commercial real estate properties and/or assets, principally industrial and office properties. The Company was incorporated in Delaware on September 7, 2005 and is a taxable C corporation under the Internal Revenue Code with a fiscal-year end of June 30. The Company is considered in the development stage and is subject to the risks associated with development stage companies.

The registration for the Company’s initial public offering (the “Offering”) was declared effective by the SEC on February 27, 2006. The Company closed the Offering on March 3, 2006 and received net proceeds of approximately $133,400,000 after payment of related offering costs. The Business Combination must be a target acquisition with fair value of at least 80% (excluding the amount held in the trust representing a portion of the fees of the underwriters) of the net assets of the Company at the time of acquisition. Furthermore, there is no assurance the Company will be able to successfully effect a Business Combination. A portion of the net proceeds from the Offering ($132,325,004) was placed in a trust account (“Trust Account”) along with the initial capital from the founding stockholder ($2,500,000) and the deferred underwriting discount ($2,675,000). The amount held in the Trust Account totaled $137,500,004 and will be invested in government securities until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below. The remaining net proceeds from the Offering may be used to pay for business, legal, and accounting due diligence on potential acquisitions, for a Business Combination and for continuing general and administrative expenses.

The Company will submit the Business Combination to its stockholders for approval. The Company will proceed with a Business Combination only if (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the Business Combination and (ii) public stockholders owning less than 20% of the shares sold in the offering both exercise their conversion rights and vote against a Business Combination. Public stockholders voting against a Business Combination will be entitled to convert their common stock into an amount of cash equal to their pro rata share of the Trust Account, including net interest earned but exclusive of the deferred underwriting discount, if the Business Combination is approved and completed. Such approval and completion of a Business Combination would result in the payment of the deferred underwriting discount of $2,675,000 to the underwriters. The initial stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, prior to the Offering. Public stockholders who convert their common stock into their pro rata share of the Trust Account will continue to have the right to exercise any warrants they may hold.

In the event the Company does not complete a Business Combination within 18 months after the consummation of the Offering, or within 24 months after the consummation of the Offering based on certain criteria, the Company will be dissolved. Upon dissolution, the Company will distribute to all of the public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the entire amount in the Trust Account, inclusive of the deferred underwriting discount and any interest earned (net of taxes) from the trust assets, plus any

GRUBB & ELLIS REALTY ADVISORS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

remaining net assets of the Company. The Company’s initial stockholders have waived their rights to participate in any such liquidation distribution with respect to shares of common stock owned by them immediately prior to the Offering. There will be no distribution from the Trust Account with respect to the warrants which will expire worthless. The Company will pay the costs of liquidation and dissolution from its remaining assets outside of the Trust Account.

2.	Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

Income taxes

Deferred income taxes are recorded based on enacted statutory rates to reflect the tax consequences in future years of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets, such as net operating loss carry forwards, which will generate future tax benefits are recognized to the extent that realization of such benefits through future taxable earnings or alternative tax strategies in the foreseeable short term future is more likely than not.

Investments held in trust

The Company purchased U.S. Treasury Bills at a cost of approximately $137.5 million on March 3, 2006. The Company held these investments to maturity on August 31, 2006 at which time these funds, along with the accrued interest, were reinvested in U.S. Treasury Bills. The Company intends to hold these new investments to maturity on November 30, 2006. At June 30, 2006 the fair market value of the U.S. Treasury Bills approximated their carrying amount, which includes interest accrued through that date.

3.	Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share based payment” (“SFAS 123(R)”). SFAS 123(R)requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company adopted SFAS 123(R) upon formation, the adoption of which did not have a material impact on the financial statements of the Company. During the period ended June 30, 2006, the Company’s directors received, in the

GRUBB & ELLIS REALTY ADVISORS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

aggregate, 208,350 shares of the Company’s common stock from the initial shares acquired by the founding stockholder, at a price of $0.43 per share, which is equal to the consideration paid for the initial common stock issuance. Compensation expense related to these awards totaled $88,645.

4.	Initial Public Offering

As of March 3, 2006, the Company had sold 23,958,334 units (“Units”), which includes 3,125,000 additional Units sold to cover over-allotments pursuant to a public offering. Of the 23,958,334 Units offered, 22,291,667 Units were sold to the public and 1,666,667 Units were sold to Kojaian Holdings, L.L.C., an entity affiliated with the chairman of the board of both the Company and corporate sponsor. Each Unit consists of one share of common stock and two warrants. Each warrant will entitle the holder to purchase one share of common stock for $5.00. Warrants are exercisable on the later of (a) one year from the effective date of the registration statement, or (b) the completion of a Business Combination. The warrants expire four years from the effective date of the registration statement. The warrants will be redeemable at a price of $0.01 per warrant upon 30 days prior notice and after the warrants become exercisable, only in the event the last sales price of the common stock is at least $8.50 per share for any 20 trading days within a 30 day trading period ending on the third day prior to the date on which notice of redemption is given.

5.	Stockholders’ Equity

The Company has authorized 120,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. There are 29,834,403 shares of common stock issued and outstanding as of June 30, 2006 after giving effect to the stock splits noted below. There are no shares of preferred stock outstanding as of June 30, 2006. The Company sold to Deutsche Bank Securities Inc. (“Underwriter”) for $100, as additional compensation, an option to purchase up to 958,333 Units at $6.60 per Unit, with warrants issued as part of the units exercisable at $6.25 per share. The Company determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $1.4 million using an expected life of five years, volatility of 20.9% and a risk-free interest rate of 4.51%. At that time, the Company had no trading history, and as a result it was not possible to value this option based on historical trades. To estimate the value of this option, the Company considered a basket of U.S. commercial real estate companies. Management believes that this volatility is a reasonable benchmark to use in estimating the value of this option. The actual volatility of this option depended on many factors that cannot be precisely valued. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity.

All common stock and common stock related information has been adjusted to give retroactive effect to a 1 for 1.441932 reverse stock split of the Company’s common stock effected February 3, 2006 and subsequent retroactive effect to a 1.25 for 1 forward stock split of the Company’s common stock effected February 23, 2006.

GRUBB & ELLIS REALTY ADVISORS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.	Income Taxes

The provision for income taxes for the period from September 7, 2005 (date of inception) through June 30, 2006 is as follows:

Current provision	$(618,808)
Deferred benefit	22,509
Increase in valuation allowance	(22,509)

$(618,808)

The Company recorded a deferred tax asset in the amount of $22,509 related to state net operating loss carry forwards, which expire through 2018; however, the Company fully reserved this deferred tax asset due to the uncertainty in regards to the realization of this asset in future periods.

7.	Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share from continuing operations:

September 7, 2005
(Date of Inception)
Through
June 30, 2006

Net income to common stockholders	$920,433

Basic earnings per common share:
Weighted average common shares outstanding	14,634,497

Net income per common share—basic	$0.06

Diluted earnings per common share:
Weighted average common shares outstanding	14,634,497
Effect of dilutive securities:
Warrants	—

Weighted average dilutive common shares outstanding	14,634,497

Net income per common share—diluted	$0.06

The Company has approximately 47.9 million warrants outstanding, which are not reflected as dilutive securities since their exercisability is contingent upon the later of February 27, 2007 or a successful Business Combination.

8.	Related Party Transactions

Grubb & Ellis Company (“GBE”) is the Company’s corporate sponsor. For an initial investment of $2,500,000, GBE, on behalf of itself and all directors, purchased an aggregate

GRUBB & ELLIS REALTY ADVISORS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5,876,069 shares of common stock. GBE also agreed to purchase up to $3,500,000 of warrants in the open market place if the market price was less than $0.70 during the period commencing May 3, 2006 through June 28, 2006. On June 28, 2006, the Company agreed to a sixty-day extension of this agreement. Pursuant to the agreement, GBE purchased 4,645,521 warrants through August 27, 2006, the new expiration date of the agreement, for an aggregate purchase price excluding commissions of $2,178,297, or approximately $0.47 per warrant. As of March 2, 2006, GBE had loaned the Company $510,842 during the initial phase through direct payment on behalf of the Company of certain costs associated with the Offering. The loan was repaid without interest on March 3, 2006 from net proceeds upon the closing of the Offering.

All of the officers of the Company are also officers of GBE. The officers and directors of the Company will not initially receive compensation from the Company; however, each of the directors of the Company received 41,670 shares from the initial shares purchased by GBE. In the event the Company effects a business combination, the Company has agreed to grant $250,000 worth of restricted shares of common stock to Mark W. Chrisman that will vest over three years based on certain conditions.

GBE has agreed that, commencing on February 27, 2006, the effective date of the registration statement, through the closing of a business combination, it will make available to the Company a small amount of office space and certain office and secretarial services, as may be required from time to time. The Company pays GBE $7,500 per month for these services. This arrangement is solely for the Company’s benefit and is not intended to provide compensation in lieu of fees. As of June 30, 2006, the Company had paid cumulative such fees totaling $30,000 to GBE. The Company will reimburse certain out of pocket expenses incurred by GBE in connection with seeking to effect a business combination.

The Company has entered into a Services Agreement with GBE, whereby GBE will serve as the exclusive agent with respect to commercial real estate brokerage and consulting services relating to real property acquisitions, dispositions as well as agency leasing. The initial term of the Services Agreement is five years and is cancelable based on certain conditions as defined. The Company also entered into a property management agreement (“PMA”) with GBE’s wholly owned subsidiary, Grubb & Ellis Management Services (“GEMS”), whereby GEMS will serve as sole exclusive managing agent for all real property acquired. The initial term of the PMA is 12 months and will automatically renew unless notice is given within 30 days prior to the end of the term. Either party can terminate with 60 days notice and based on various conditions as defined within the PMA. Finally, the Company has entered into a master agreement for project management services with GEMS. The Project Management Agreement contains a 60-day cancellation provision by either party.

GRUBB & ELLIS REALTY ADVISORS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

9.	Selected Quarterly Financial Data

	Fiscal Year Ended June 30, 2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Operating loss	$—	$—	$(83,627)	$(224,709)

Net income allocable to common stock	$—	$—	$215,343	$705,090

Income (loss) per common share:	$—	$—	$0.02	$0.02

Weighted average common shares outstanding	—	—	13,329,773	29,834,403

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

BALANCE SHEETS
(unaudited)

	March 31, 2007	June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$543,278	$784,327
Cash and cash equivalents held in trust	142,828,251	—
Investments held in trust	—	139,628,364
Interest receivable on cash and cash equivalents held in trust	194,917	—
Prepaid expenses	174,793	116,446

Total assets	$143,741,239	$140,529,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$423,580	$55,940
Income taxes payable	474,384	618,808

Total current liabilities	897,964	674,748
Deferred underwriting discount	2,675,000	2,675,000

Total liabilities	3,572,964	3,349,748

Commitments and contingencies:
Common stock, subject to possible redemption; 4,789,271 shares at $5.63 per share	26,951,518	26,951,518
Deferred interest attributable to common stock subject to possible redemption (net of taxes of $497,726 at March 31, 2007 and $144,646 at June 30, 2006)	966,174	280,783

Total commitments and contingencies	27,917,692	27,232,301

Stockholders’ equity:
Common stock—$0.0001 par value; 120,000,000 shares authorized; 29,834,403 issued and outstanding (including 4,789,721 shares of common stock subject to possible redemption) at March 31, 2007 and June 30, 2006	2,983	2,983
Preferred stock—$0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at March 31, 2007 and June 30, 2006	—	—
Additional paid-in capital	109,023,672	109,023,672
Earnings accumulated during the development stage	3,223,928	920,433

Total stockholders’ equity	112,250,583	109,947,088

Total liabilities and stockholders’ equity	$143,741,239	$140,529,137

See notes to financial statements.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

STATEMENTS OF INCOME
(unaudited)

				September 7,	September 7,
				2005	2005
				(Date of	(Date of
			Nine Months	Inception)	Inception)
	Three Months Ended		Ended	Through	Through
	March 31,		March 31,	March 31,	March 31,
	2007	2006	2007	2006	2007

Cost and expenses
Operating expenses	$412,192	$83,627	$626,800	$83,627	$935,136

Other income
Interest on investments held in trust	1,745,963	500,756	5,194,803	500,756	7,323,163

Total other income	1,745,963	500,756	5,194,803	500,756	7,323,163

Income before provision for income taxes	1,333,771	417,129	4,568,003	417,129	6,388,027
Provision for income taxes	(479,478)	(135,719)	(1,579,117)	(135,719)	(2,197,925)

Net income	854,293	281,410	2,988,886	281,410	4,190,102
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	(230,352)	(66,067)	(685,391)	(66,067)	(966,174)

Net income allocable to common stock	$623,941	$215,343	$2,303,495	$215,343	$3,223,928

Net income per weighted average common share outstanding:
Basic—	$0.02	$0.02	$0.08	$0.03	$0.15

Diluted—	$0.02	$0.02	$0.08	$0.03	$0.15

Weighted average common shares outstanding exclusive of shares subject to possible redemption:
Basic—	29,834,403	13,329,773	29,834,403	7,887,222	21,941,119

Diluted—	29,834,403	13,329,773	29,834,403	7,887,222	21,941,119

See notes to financial statements.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

STATEMENTS OF CASH FLOWS
(unaudited)

		September 7,	September 7,
		2005	2005
		(Date of	(Date of
	Nine Months	Inception)	Inception)
	Ended	through	through
	March 31,	March 31,	March 31,
	2007	2006	2007

Cash Flows from Operating Activities
Net income allocable to common stock	$2,303,495	$215,343	$3,223,928
Adjustments to reconcile net income allocable to common stock to net cash provided by (used in) operating activities:
Deferred tax benefit	(40,175)	(6,105)	(62,684)
Increase in deferred tax valuation allowance	40,175	—	62,684
Stock-based compensation expense	—	17,583	88,645
Deferred interest attributable to common stock subject to possible redemption	685,391	66,067	966,174
Accrued interest on investments held in trust	2,128,360	(500,756)	—
Increase in interest receivable on cash and cash equivalents held in trust	(194,917)	—	(194,917)
Decrease in prepaid expenses	(58,347)	(157,781)	(174,793)
Increase in accounts payable	367,640	203,200	423,580
(Decrease) increase in income taxes payable	(144,424)	141,824	474,384

Net cash provided by (used in) operating activities	5,087,198	(20,625)	4,807,001

Cash Flows from Investing Activities
Net purchases of cash and cash equivalents held in trust	(142,828,251)	—	(142,828,251)
Purchase of investments held in trust	—	(137,500,004)	(137,500,004)
Maturity of investments held in trust	137,500,004	—	137,500,004

Net cash used in investing activities	(5,328,247)	(137,500,004)	(142,828,251)

Cash Flows from Financing Activities
Proceeds from public offering, net	—	133,900,270	133,900,270
Proceeds from sale of common stock to founders	—	2,500,000	2,500,000
Proceeds from issuance of underwriter’s option	—	100	100
Deferral of underwriting fees	—	2,675,000	2,675,000
Repayment to corporate sponsor of loan for offering expenses	—	(510,842)	(510,842)
Increase in accrued offering expenses	—	497,859	—

Net cash provided by financing activities	—	139,062,387	138,564,528

Net (decrease) increase in cash and cash equivalents	(241,049)	1,541,758	543,278
Cash and cash equivalents—beginning of period	784,327	—	—

Cash and cash equivalents—end of period	$543,278	$1,541,758	$543,278

See notes to financial statements

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations:

Grubb & Ellis Realty Advisors, Inc. (the “Company”) is a blank check company organized for the purpose of acquiring, through a purchase, asset acquisition or other business combination (“Business Combination”), one or more United States commercial real estate properties and/or assets, principally industrial and office properties. The Company was incorporated in Delaware on September 7, 2005 and is a taxable C corporation under the Internal Revenue Code with a fiscal-year end of June 30. The Company is considered in the development stage and is subject to the risks associated with development stage companies.

The registration for the Company’s initial public offering (the “Offering”) was declared effective by the SEC on February 27, 2006. The Company closed the Offering on March 3, 2006 and received net proceeds of approximately $133,400,000 after payment of related offering costs. A portion of the net proceeds from the Offering ($132,325,004) was placed in a trust account (“Trust Account”) along with the initial capital from the founding stockholder ($2,500,000) and the deferred underwriting discount ($2,675,000). The amount placed in the Trust Account totaled $137,500,004 and is being invested in government securities until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below. During March 2007, the Company used $1.8 million from the Trust Account to make estimated federal tax payments. As of March 31, 2007, the Trust Account holds approximately $142.8 million in U.S. Treasury Bills, with a maturity date of June 21, 2007. The remaining net proceeds from the Offering may be used to pay for business, legal, and accounting due diligence on potential acquisitions, for a Business Combination and for continuing general and administrative expenses.

The Business Combination must be a target acquisition with fair value of at least 80% of the Company’s net assets (excluding the amount held in the trust representing a portion of the fees of the underwriters, less the Company’s liabilities) at the time of acquisition. There is no assurance the Company will be able to successfully effect a Business Combination. The Company will submit the Business Combination to its stockholders for approval. The Company will proceed with a Business Combination only if (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the Business Combination and (ii) public stockholders owning less than 20% of the shares sold in the offering both exercise their conversion rights and vote against a Business Combination. Public stockholders voting against a Business Combination will be entitled to convert their common stock into an amount of cash equal to their pro rata share of the Trust Account, including net interest earned (net of taxes) but exclusive of the deferred underwriting discount, if the Business Combination is approved and completed. Such approval and completion of a Business Combination would result in the payment of the deferred underwriting discount of $2,675,000 to the underwriters. The initial stockholders will not have such conversion rights with respect to any shares of common stock owned by them, directly or indirectly, prior to the Offering. Public stockholders who convert their common stock into their pro rata share of the Trust Account will continue to have the right to exercise any warrants they may hold.

In the event the Company does not complete a Business Combination within 18 months after the consummation of the Offering, or within 24 months after the consummation of the Offering based on certain criteria, the Company will be dissolved. Upon dissolution, the Company will

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

distribute to all of the public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the entire amount in the Trust Account, inclusive of the deferred underwriting discount and any interest earned (net of taxes) from the trust assets, plus any remaining net assets of the Company. The Company’s initial stockholders have waived their rights to participate in any such liquidation distribution with respect to shares of common stock owned by them immediately prior to the Offering. There will be no distribution from the Trust Account with respect to the warrants which will expire worthless. The Company will pay the costs of liquidation and dissolution from its remaining assets outside of the Trust Account.

2.	Interim Period Reporting

The accompanying unaudited financial statements include the accounts of Grubb & Ellis Realty Advisors, Inc. and are prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements and, therefore, should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006.

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In the opinion of management, all adjustments necessary for a fair statement of the financial position and results of operations for the interim periods presented have been included in these financial statements and are of a normal and recurring nature.

Operating results for the nine months ended March 31, 2007 are not necessarily indicative of the results that may be achieved in future periods.

3.	Initial Public Offering

As of March 3, 2006, the Company had sold 23,958,334 units (“Units”), which includes 3,125,000 additional Units sold to cover over-allotments pursuant to a public offering. Of the 23,958,334 Units offered, 22,291,667 Units were sold to the public and 1,666,667 Units were sold to Kojaian Holdings, L.L.C., an entity affiliated with the chairman of the board of both the Company and corporate sponsor. Each Unit consists of one share of common stock and two warrants. Each warrant will entitle the holder to purchase one share of common stock for $5.00. Warrants become exercisable on the later of (a) one year from the effective date of the registration statement, or (b) the completion of a Business Combination. The warrants expire four years from the effective date of the registration statement. The warrants will be redeemable at a price of $0.01 per warrant upon 30 days prior notice and after the warrants become exercisable, only in the event the last sales price of the common stock is at least $8.50 per share for any 20 trading days within a 30 day trading period ending on the third day prior to the date on which notice of redemption is given.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.	Stockholders’ Equity

The Company has authorized 120,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. There are 29,834,403 shares of common stock issued and outstanding as of March 31, 2007 after giving effect to the stock splits noted below. There are no shares of preferred stock outstanding as of March 31, 2007. The Company sold to Deutsche Bank Securities Inc. (“Underwriter”) for $100, as additional compensation, an option to purchase up to 958,333 Units at $6.60 per Unit, with warrants issued as part of the units exercisable at $6.25 per share. The Company determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $1.4 million using an expected life of five years, volatility of 20.9% and a risk-free interest rate of 4.51%. At that time, the Company had no trading history, and as a result it was not possible to value this option based on historical trades. To estimate the value of this option, the Company considered a basket of U.S. commercial real estate companies. Management believes that this volatility is a reasonable benchmark to use in estimating the value of this option. The actual volatility of this option depended on many factors that cannot be precisely valued. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to stockholders’ equity.

All common stock and common stock related information has been adjusted to give retroactive effect to a 1 for 1.441932 reverse stock split of the Company’s common stock effected February 3, 2006 and subsequent retroactive effect to a 1.25 for 1 forward stock split of the Company’s common stock effected February 23, 2006.

5.	Income Taxes

The provision for federal and state income taxes for the nine months ended March 31, 2007 and for the period from September 7, 2005 (date of inception) through March 31, 2007 is as follows:

		September 7, 2005	September 7, 2005
	Nine Months	(Date of Inception)	(Date of Inception)
	Ended	Through	Through
	March 31, 2007	March 31, 2006	March 31, 2007

Current provision	$(1,579,117)	$(141,824)	$(2,197,925)
Deferred benefit	40,175	6,105	62,684
Increase in valuation allowance	(40,175)	—	(62,684)

	$(1,579,117)	$(135,719)	$(2,197,925)

The Company recorded a deferred tax asset in the amount of $62,684 as of March 31, 2007 related to state net operating loss carryforwards, which expire through 2019; however, the Company fully reserved this deferred tax asset due to the uncertainty in regards to the realization of this asset in future periods.

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.	Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share from continuing operations:

				September 7,	September 7,
				2005 (Date	2005 (Date
			Nine Months	of Inception)	of Inception)
	Three Months Ended		Ended	Through	Through
	March 31,		March 31,	March 31,	March 31,
	2007	2006	2007	2006	2007

Net income to common stockholders	$623,941	$215,343	$2,303,495	$215,343	$3,223,928

Basic earnings per common share:
Weighted average common shares outstanding	29,834,403	13,329,773	29,834,403	7,887,222	21,941,119

Net income per common share—basic	$0.02	$0.02	$0.08	$0.03	$0.15

Diluted earnings per common share:
Weighted average common shares outstanding	29,834,403	13,329,773	29,834,403	7,887,222	21,941,119
Effect of dilutive securities:
Warrants	—	—	—	—	—

Weighted average dilutive common shares outstanding	29,834,403	13,329,773	29,834,403	7,887,222	21,941,119

Net income per common share—diluted	$0.02	$0.02	$0.08	$0.03	$0.15

The Company has approximately 47.9 million warrants outstanding, which are not reflected as dilutive securities since their exercisability is contingent upon a successful Business Combination.

7.	Related Party Transactions

Grubb & Ellis Company (“GBE”) is the Company’s corporate sponsor. For an initial investment of $2,500,000, GBE, on behalf of itself and all directors, purchased an aggregate 5,876,069 shares of common stock. Pursuant to an agreement with Deutsche Bank Securities Inc., GBE also agreed to purchase, in the public marketplace, up to $3,500,000 of warrants in the open market place if the market price was less than $0.70 during the period commencing May 3, 2006 through June 28, 2006. GBE agreed to purchase such warrants pursuant to an agreement in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through an independent broker-dealer registered under Section 15 of the Exchange Act that did not participate in the Company’s public offering. In addition, GBE further agreed that any such warrants purchased by it will not be sold or transferred until the completion of a business combination. On June 28, 2006, the Company agreed to a sixty-day extension of this agreement. Pursuant to this warrant

GRUBB & ELLIS REALTY ADVISORS, INC.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS—(Continued)

purchase program, GBE purchased an aggregate of 4,645,521 warrants through August 27, 2006, the extended date of the agreement, for an aggregate purchase price excluding commissions of $2,178,297, or approximately $0.47 per warrant. As of March 2, 2006, GBE had loaned the Company approximately $511,000 during the initial phase through direct payment on behalf of the Company of certain costs associated with the Offering. The loan was repaid without interest on March 3, 2006 from net proceeds upon the closing of the Offering. In addition, as of March 31, 2007, GBE had loaned the Company approximately $89,000 through direct payment on behalf of the Company of certain costs associated with the pursuit of target acquisitions. These costs, which are included in accounts payable in the March 31, 2007 balance sheet, were repaid without interest in April 2007.

All of the officers of the Company are also officers of GBE. The officers and directors of the Company will not initially receive compensation from the Company; however, each of the directors of the Company received 41,670 shares from the initial shares purchased by GBE. In the event the Company effects a Business Combination, the Company has agreed to grant $250,000 worth of restricted shares of common stock to Mark W. Chrisman that will vest over three years based on certain conditions.

GBE has agreed that, commencing on February 27, 2006, the effective date of the registration statement, through the closing of a Business Combination, it will make available to the Company a small amount of office space and certain office and secretarial services, as may be required from time to time. The Company pays GBE $7,500 per month for these services. This arrangement is solely for the Company’s benefit and is not intended to provide compensation in lieu of fees. As of March 31, 2007, the Company had paid cumulative such fees totaling $97,500 to GBE. The Company will reimburse certain out of pocket expenses incurred by GBE in connection with seeking to effect a Business Combination.

The Company has entered into the Services Agreement with GBE, whereby GBE will serve as the exclusive agent with respect to commercial real estate brokerage and consulting services relating to real property acquisitions, dispositions as well as agency leasing. The initial term of the Services Agreement is five years and is cancelable based on certain conditions as defined. The Company also entered into a property management agreement (“PMA”) with GBE’ wholly owned subsidiary, Grubb & Ellis Management Services (“GEMS”), whereby GEMS will serve as sole exclusive managing agent for all real property acquired. The initial term of the PMA is 12 months and will automatically renew unless notice is given within 30 days prior to the end of the term. Either party can terminate with 60 days notice and based on various conditions as defined within the PMA. The project management agreement contains a 60-day cancellation provision by either party.
Management Agreement, including consulting and project management of interior office space and/or building infrastructure improvements. The Project

6400 Shafer Court—Rosemont, Illinois

Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors of Grubb & Ellis Company

We have audited the accompanying statement of revenue and certain expenses of the 6400 Shafer Court—Rosemont, Illinois (the Property) for the year ended December 31, 2006. The statement of revenue and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses are free of material misstatement. We were not engaged to perform an audit of the Property’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenue and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC, as described in Note 2, and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 for the years ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
January 19, 2007

6400 Shafer Court—Rosemont, Illinois

Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006
(amounts in thousands)

Year Ended
December 31,
2006

Revenue
Rental income	$1,175
Tenant reimbursements	1,204
Other income	11

2,390
Certain Expenses
Salaries and Wages	166
Maintenance	71
Cleaning	159
Security	70
Landscaping	23
Utilities	193
Management Fees	60
Insurance	41
Real estate taxes	798
Other expenses	69

1,650

Revenue in excess of certain expenses	$740

See accompanying notes.

6400 Shafer Court—Rosemont, Illinois

Notes to Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006
(amounts in thousands)

1.	Description of the Property

The 6400 Shafer Court—Rosemont, Illinois (the Property) located at 6400 Shafer Court, Rosemont, Illinois, is an office building that is leased primarily to office tenants.

2.	Summary of Significant Accounting Policies

The accompanying statement of revenue and certain expenses for the year ended December 31, 2006 was prepared for purposes of complying with the rules and regulations of the SEC. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred in future operations of the Property, have been excluded.

In the preparation of the statement of revenue and certain expenses in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

3.	Revenue Recognition and Related Expenses

Rental income is recognized on the straight-line basis over the life of the related lease. The related straight-line rental adjustment increased rental income by approximately $105 for the year ended December 31, 2006.

The length of the lease terms range from one to thirteen years from lease inception. Certain leases also contain provisions to recover real estate taxes and certain operating expenses at an amount in excess of the tenant’s base year amount, as defined. Such revenue is included in tenant reimbursements in the statement of revenue and certain expenses.

The total future minimum rental to be received under non-cancelable operating leases executed at December 31, 2006, exclusive of tenant reimbursements and contingent rentals, are as follows:

Year ending December 31

2007	$1,299
2008	1,239
2009	1,213
2010	1,215
2011	1,260
Thereafter	5,606

$11,832

6400 Shafer Court—Rosemont, Illinois

Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2006,
For the Period from January 1, 2007 through February 27, 2007 (Previous Owner), and
For the Period from February 28, 2007 through March 31, 2007 (GBE Owner)
(unaudited)
(amounts in thousands)

	The Period from	The Period from
	February 28,	January 1,
	2007	2007
	through	through
	March 31,	February 27,	Three
	2007	2007	Months Ended
	(GBE Owner)	(Previous Owner)	March 31, 2006

Revenue
Rental income	$110	$194	$287
Tenant reimbursements	74	147	237
Other income	1	6	6

	185	347	530
Certain Expenses
Salaries and Wages	6	30	49
Maintenance	12	23	20
Cleaning	3	28	39
Security	14	4	2
Utilities	24	51	46
Management Fees	1	10	15
Insurance	3	6	10
Real estate taxes	69	64	199
Other expenses	24	13	19

	156	229	399

Revenue in excess of certain expenses	$29	$118	$131

See accompanying notes.

6400 Shafer Court—Rosemont, Illinois

Notes to Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2006,
For the Period from January 1, 2007 through February 27, 2007 (Previous Owner), and
For the Period from February 28, 2007 through March 31, 2007 (GBE Owner)
(unaudited)
(amounts in thousands)

1.	Description of the Property

The 6400 Shafer Court—Rosemont, Illinois (the Property) located at 6400 Shafer Court, Rosemont, Illinois, is an office building that is leased primarily to office tenants.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenue and certain expenses were prepared for purposes of complying with the rules and regulations of the SEC. The accompanying financial statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred in future operations of the Property, have been excluded.

Unaudited Interim Periods

These unaudited interim statements of revenue and certain expenses were prepared in conformity with U.S. generally accepted accounting principles. Management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Change in Ownership

The 2007 periods presented reflect a change in ownership. On February 28, 2007, the Property was acquired by GERA 6400 Shafer LLC (GBE Owner), a special purpose entity formed by GERA Property Acquisition, LLC to acquire the Property.

3.	Revenue Recognition and Related Expenses

Rental income is recognized on the straight-line basis over the life of the related lease. The related straight-line rental adjustment increased rental income by approximately $33 for the Three Months Ended March 31, 2006, $13 for the Period from January 1, 2007 through February 27, 2007 (Previous Owner), and $6 for the Period from February 28, 2007 through March 31, 2007 (GBE Owner).

The length of the lease terms range from one to thirteen years from lease inception. Certain leases also contain provisions to recover real estate taxes and certain operating expenses at an amount in excess of the tenant’s base year amount, as defined. Such revenue is included in tenant reimbursements in the statement of revenue and certain expenses.

Abrams Office Centre—Dallas, Texas

Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors of Grubb & Ellis Company

We have audited the accompanying statement of revenue and certain expenses of the Abrams Office Centre—Dallas, Texas (the Property) for the year ended December 31, 2006. The statement of revenue and certain expenses are the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenue and certain expenses are free of material misstatement. We were not engaged to perform an audit of the Property’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenue and certain expenses. We believe that our audit provide a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC, as described in Note 2, and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
February 20, 2007

Abrams Office Centre—Dallas, Texas

Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006
(amounts in thousands)

Year Ended
December 31,
2006

Revenue
Rental income	$2,426
Tenant reimbursements	23
Other income	22

2,471
Certain Expenses
Salaries and Wages	104
Maintenance	148
Cleaning	120
Security	141
Utilities	619
Management Fees	35
Insurance	72
Real estate taxes	479
Bad debt	16
Other expenses	140

1,874

Revenue in excess of certain expenses	$598

See accompanying notes.

Abrams Office Centre—Dallas, Texas

Notes to Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006
(amounts in thousands)

1.	Description of the Property

The Abrams Office Centre—Dallas, Texas (the Property), located at 9330 LBJ Freeway, Dallas, Texas, is an office building that is leased primarily to office tenants.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenue and certain expenses for the year ended December 31, 2006 was prepared for purposes of complying with the rules and regulations of the SEC. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred in future operations of the Property, have been excluded.

In the preparation of the statement of revenue and certain expenses in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Bad Debt Expense

Bad debt expense is recorded by management of the Property upon determination of certain tenants’ inability to meet the contractual obligations under their lease agreements. Management actively reviews receivables from tenants and determines the probability of collection for receivables identified as potentially uncollectible.

3.	Revenue Recognition and Related Expenses

Rental income is recognized on the straight-line basis over the life of the related lease. The related straight-line rental adjustment decreased rental income by approximately $67 for the year ended December 31, 2006.

The length of the lease terms range from two to eleven years from lease inception. Certain leases also contain provisions to recover real estate taxes and certain operating expenses at an amount in excess of the tenant’s base year amount, as defined. Such revenue is included in tenant reimbursements in the statement of revenue and certain expenses.

Abrams Office Centre—Dallas, Texas

Notes to Statement of Revenue and Certain Expenses—(Continued)

The total future minimum rental to be received under non-cancelable operating leases executed at December 31, 2006, exclusive of tenant reimbursements and contingent rentals, are as follows:

Year ending December 31

2007	$2,381
2008	1,516
2009	490
2010	300
2011	171
Thereafter	370

$5,228

4.	Related Party Transactions

The Property pays an affiliate of one of the Property’s owners monthly fees for property management services provided as well as reimbursements for costs paid on behalf of the Property. Amounts incurred are as follows:

Year Ended
December 31,
2006

Management fee(a)	$35
Payroll and other operating costs(b)	176

(a)	Management fee equal to 1% of the monthly gross cash receipts, as defined.

(b)	Reimbursement for payroll and insurance costs paid by the affiliate on behalf of the Property.

Abrams Executive Suites, an affiliate of one of the Property’s owners, leases 22 square feet of office space from the Property. The Property earns rental revenue of $384 annually with respect to the Abrams Executive Suites office space. Such amount is included in rental income in the statements of revenues and certain expenses.

The majority owner of the Property pays approximately $60 monthly to the Property pursuant to a master lease agreement executed in September 2004. Such revenue has been excluded from the statements of revenues and certain expenses as the master lease receipts do not reflect the on-going operations of the Property.

Abrams Office Centre—Dallas, Texas

Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2006,
For the Period from January 1, 2007 through February 19, 2007 (Previous Owner), and
For the Period from February 20, 2007 through March 31, 2007 (GBE Owner)
(unaudited)
(amounts in thousands)

	The Period from	The Period from
	February 20,	January 1,
	2007	2007
	through	through	Three
	March 31,	February 19,	Months Ended
	2007	2007	March 31,
	(GBE Owner)	(Previous Owner)	2006

Revenue
Rental income	$277	$511	$679
Tenant reimbursements	—	1	1
Other income	1	3	6

	278	515	686
Certain Expenses
Salaries and Wages	23	7	27
Maintenance	19	19	33
Cleaning	26	17	31
Security	10	23	36
Utilities	48	46	117
Management Fees	7	10	8
Insurance	11	1	19
Real estate taxes	58	56	90
Bad debt	—	—	3

Other expenses	12	20	30
	214	199	394

Revenue in excess of certain expenses	$64	$316	$292

See accompanying notes.

Abrams Office Centre—Dallas, Texas

Notes to Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2006,
For the Period from January 1, 2007 through February 19, 2007 (Previous Owner), and
For the Period from February 20, 2007 through March 31, 2007 (GBE Owner)
(unaudited)
(amounts in thousands)

1.	Description of the Property

The Abrams Office Centre—Dallas, Texas (the Property), located at 9330 LBJ Freeway, Dallas, Texas, is an office building that is leased primarily to office tenants.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenue and certain expenses were prepared for purposes of complying with the rules and regulations of the SEC. The accompanying financial statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred in future operations of the Property, have been excluded.

Unaudited Interim Periods

These unaudited interim statements of revenue and certain expenses were prepared in conformity with U.S. generally accepted accounting principles. Management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Change in Ownership

The 2007 periods presented reflect a change in ownership. On February 20, 2007, the Property was acquired by GERA Abrams Centre LLC (GBE Owner), a special purpose entity formed by GERA Property Acquisition, LLC to acquire the Property.

Bad Debt Expense

Bad debt expense is recorded by management of the Property upon determination of certain tenants’ inability to meet the contractual obligations under their lease agreements. Management actively reviews receivables from tenants and determines the probability of collection for receivables identified as potentially uncollectible.

3.	Revenue Recognition and Related Expenses

Rental income is recognized on the straight-line basis over the life of the related lease. The related straight-line rental adjustment increased rental income by approximately $17 for the Three Months Ended March 31, 2006, $13 for the Period from January 1, 2007 through February 19, 2007 (Previous Owner), and $7 for the Period from February 20, 2007 through March 31, 2007 (GBE Owner).

Abrams Office Centre—Dallas, Texas

Notes to Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2006,
For the Period from January 1, 2007 through February 19, 2007 (Previous Owner), and
For the Period from February 20, 2007 through March 31, 2007 (GBE
Owner)—(Continued)

The length of the lease terms range from two to eleven years from lease inception. Certain leases also contain provisions to recover real estate taxes and certain operating expenses at an amount in excess of the tenant’s base year amount, as defined. Such revenue is included in tenant reimbursements in the statements of revenue and certain expenses.

4.	Related Party Transactions

Abrams Centre Executive Suites, an affiliate of one of the Property’s owners during the period from January 1, 2007 through February 19, 2007 and during the three months ended March 31, 2006, leases 22 square feet of office space from the Property. The Property earns rental revenue of $380 annually with respect to the Abrams Centre Executive Suites office space. Such amount is included in rental income in the statements of revenues and certain expenses.

The majority owner of the Property paid approximately $60 monthly to the Property pursuant to a master lease agreement executed in September 2004. The master lease was terminated when GBE acquired the Property. Such revenue has been excluded from the statements of revenues and certain expenses as the master lease receipts do not reflect the on-going operations of the Property.

Danbury Office Building—Danbury, Connecticut

Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Grubb & Ellis Company

We have audited the accompanying statement of revenue and certain expenses of the Danbury Office Building—Danbury, Connecticut (the Property) for the year ended December 31, 2006. The statement of revenue and certain expenses is the responsibility of the Property’s management. Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. We were not engaged to perform an audit of the Property’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenue and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenue and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the SEC, as described in Note 2, and is not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 for the year ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
April 12, 2007

Danbury Office Building—Danbury, Connecticut

Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006
(amounts in thousands)

Year Ended
December 31,
2006

Revenue
Rental income	$34,769
Tenant reimbursements	1,881

36,650
Certain Expenses
Management Fees	64
Real estate taxes	1,881

1,945

Revenue in excess of certain expenses	$34,705

See accompanying notes.

Danbury Office Building—Danbury, Connecticut

Notes to Statement of Revenue and Certain Expenses
For The Year Ended December 31, 2006
(amounts in thousands)

1.	Description of the Property

The Danbury Office Building—Danbury, Connecticut (the Property) located at 39 Old Ridgebury Road, Danbury, Connecticut, is an office building that is master leased to Union Carbide Corporation.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenue and certain expenses for the year ended December 31, 2006 was prepared for purposes of complying with the rules and regulations of the SEC. The accompanying financial statement is not representative of the actual operations of the Property for the period presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred in future operations of the Property, have been excluded.

In the preparation of the statement of revenue and certain expenses in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

3.	Revenue Recognition and Related Expenses

The Property is leased to Union Carbide Corporation pursuant to a net lease arrangement. As such, Union Carbide Corporation is responsible for the payment of the majority of the operating expenses of the Property as further defined in the lease agreement. The lease term extended for a period of 20 years and expired on December 31, 2006.

Rental income from the master lease is recognized on the straight-line basis over the life of the master lease. The straight-line rental adjustment decreased rental income by $10,840 for the year ended December 31, 2006.

The master lease also contains provisions to recover real estate taxes. Such revenue is included in tenant reimbursements in the statement of revenue and certain expenses.

4.	Subsequent Event

Subsequent to the expiration of the master lease on December 31, 2006, the Property was leased to various tenants, with lease terms ranging from one to ten years. The total future

Danbury Office Building—Danbury, Connecticut

Notes to Statement of Revenue and Certain Expenses—(Continued)
For The Year Ended December 31, 2006
(amounts in thousands)

minimum rental to be received under noncancelable operating leases executed at January 1, 2007, exclusive of tenant reimbursements and contingent rentals are as follows:

Year ending December 31

2007	$13,006
2008	12,812
2009	12,641
2010	12,707
2011	12,922
Thereafter	50,930

$115,018

Danbury Office Building—Danbury, Connecticut

Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2007 and 2006
(unaudited)
(amounts in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2007	2006

Revenue
Rental income	$3,607	$8,692
Tenant reimbursements	259	470
Other income	6	—

	3,872	9,162
Certain Expenses
Maintenance	477	—
Cleaning	252	—
Security	190	—
Utilities	878	—
Management Fees	63	16
Insurance	43	—
Real estate taxes	456	470
Other expenses	94	—

	2,453	486

Revenue in excess of certain expenses	$1,419	$8,676

See accompanying notes.

Danbury Office Building—Danbury, Connecticut

Notes to Statements of Revenue and Certain Expenses
For the Three Months Ended March 31, 2007 and 2006
(unaudited)
(amounts in thousands)

1.	Description of the Property

The Danbury Office Building—Danbury, Connecticut (the Property) located at 39 Old Ridgebury Road, Danbury, Connecticut, is an office building that is master leased to Union Carbide Corporation.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of revenue and certain expenses were prepared for purposes of complying with the rules and regulations of the SEC. The accompanying financial statements are not representative of the actual operations of the Property for the periods presented nor indicative of future operations as certain expenses, primarily depreciation, amortization and interest expense, which may not be comparable to the expenses expected to be incurred in future operations of the Property, have been excluded.

Unaudited Interim Periods

These unaudited interim statements of revenue and certain expenses were prepared in conformity with U.S. generally accepted accounting principles. Management makes estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

During the three months ended March 31, 2006 the Property was master leased to Union Carbide Corporation under a single-tenant master net lease agreement which expired December 31, 2006. The historical amounts presented for the three months ended March 31, 2006 reflect the revenues and certain expenses under the master net lease agreement. Union Carbide Corporation had a number of subleases in place which converted to direct leases upon expiration of the master net lease agreement on December 31, 2006. Beginning January 1, 2007, the property has been operated as a typical multi-tenant office building. The historical amounts presented for the three months ended March 31, 2007 reflect the revenues and certain expenses of the Property operated as a typical multi-tenant office building.

3.	Revenue Recognition and Related Expenses

Rental income is recognized on the straight-line basis over the life of the related lease. The related straight-line rental adjustment increased rental income by approximately $314 for the three months ended March 31, 2007 and decreased rental income by approximately $1,405 for the three months ended March 31, 2006.

The length of the lease terms range from two to ten years from lease inception. Certain leases also contain provisions to recover real estate taxes and certain operating expenses at an amount in excess of the tenant’s base year amount, as defined. Such revenue is included in tenant reimbursements in the statements of revenue and certain expenses.

Appendix A
Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
GRUBB & ELLIS COMPANY,
GERA PROPERTY ACQUISITION, LLC
AND
GRUBB & ELLIS REALTY ADVISORS, INC.
DATED AS OF JUNE 18, 2007

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2007, by and among Grubb & Ellis Company, a Delaware corporation (“GBE”), GERA Property Acquisition, LLC, a Delaware limited liability company (the “Company”), and Grubb & Ellis Realty Advisors, Inc., a Delaware corporation (“GERA”). Capitalized terms that are used herein and not otherwise defined herein shall have the meanings set forth in Section 9.2 hereof.

RECITALS

WHEREAS, GBE formed GERA as a special purpose acquisition company for the purpose of acquiring one or more United States commercial real estate properties and/or assets; and

WHEREAS, in March 2006, GERA consummated an initial public offering (the “IPO”) of its equity securities and placed approximately $132.3 million in a trust account (consisting of a portion of the net proceeds of the IPO, GBE’s initial capital contribution to GERA and a deferred underwriting discount); and

WHEREAS, (a) GERA is required to complete a business combination by the beginning of September 2007 (or the beginning of March 2008, if GERA has entered into a letter of intent, agreement in principle, or definitive agreement prior to the beginning of September 2007), at which time the proceeds held in trust will be released to GERA, and, if GERA is unable to complete a business combination within this time frame, GERA is required to be liquidated and dissolved and the proceeds held in trust are required to be distributed to GERA’s public stockholders; (b) the business combination is required to have a value equal to at least 80% of the amount held in trust from time to time; and (c) the business combination must be approved by the holders of a majority of the shares of GERA Common Stock issued in the IPO present in person or represented by proxy at the special meeting, and the holders of 20% or more of the GERA Common Stock issued in the IPO must not both vote against the business combination and exercise their conversion rights; and

WHEREAS, speed of execution is a critical factor in successfully competing for commercial properties in the highly competitive commercial real estate market and the special purpose acquisition company rules applicable to GERA prior to its business combination make it difficult for GERA to execute purchases of commercial real estate with speed common in the marketplace; and

WHEREAS, in order to accomplish speed of execution and to facilitate GERA’s business combination, GBE undertook on its own accord a warehousing strategy in which GBE would acquire and hold properties, as the agent and/or nominee for the intended beneficial owner, GERA, with the intention of transferring the properties to GERA in its business combination on a basis that is cost neutral to GBE once the aggregate value of the acquired properties became sufficient to meet the special purpose acquisition company requirements for a business combination; and

WHEREAS, (i) GBE formed the Company for the purpose of holding the equity interests of subsidiary companies that, in turn, would own the properties purchased by GBE under its warehousing strategy and (ii) GBE owns all of the issued and outstanding membership interests of the Company (the “Company Membership Interests”); and

WHEREAS, the Company owns all of the issued and outstanding membership interests of each of 6400 Shafer LLC, a Delaware limited liability company (“IL LLC”), GERA Abrams Center LLC, a Delaware limited liability company (“TX LLC”), and GERA Danbury LLC, a Delaware limited liability company (“CT LLC”). (IL LLC, TX LLC, and CT LLC are collectively referred to herein as the “SPEs”); and

WHEREAS, (a) IL LLC owns all right, title and interest in and to that certain real property located at 6400 Shafer Court, Rosemont, Illinois 60018 more particularly described on Exhibit A-1 attached hereto (together with all appurtenances and rights, privileges, development rights, air rights, rights of way and easements appurtenant thereto, the “IL Property”), (b) TX LLC owns all right, title and interest in and to that certain real property located at 9330 LBJ Freeway, Dallas, Texas 75243 more particularly described on Exhibit A-2 attached hereto (together with all appurtenances and rights, privileges, development rights, air rights, rights of way and easements appurtenant thereto (the “TX Property”), and (c) CT LLC owns all right, title and interest in and to that certain real property located at 39 Old Ridgebury Road, Danbury Connecticut 06810, as more particularly described on Exhibit A-3 attached hereto (together with all appurtenances and rights, privileges, development rights, air rights, rights of way and easements appurtenant thereto, the “CT Property”, and collectively with the IL Property and the TX Property, the “Properties”); and

WHEREAS, pursuant to its warehousing strategy, GBE, through its subsidiaries, has acquired the TX Property, the IL Property, and the CT Property, in all cases, as the agent and/or nominee for the intended beneficial owner, GERA, subject to the satisfaction or waiver of all of the conditions to Closing set forth herein; and

WHEREAS, GBE desires to sell to GERA, and GERA desires to purchase from GBE, all of the issued and outstanding Company Membership Interests upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE ACQUISITION

1.1	Closing. The closing (the “Closing”) of the purchase and sale of the Company Membership Interests shall take place at 10:00 a.m. (New York time) at the offices of Zukerman Gore & Brandeis, LLP, 875 Third Avenue, New York, New York 10022, no later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions with respect to actions the respective parties hereto will take at the Closing itself, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of any such conditions), or at such other time, date and location as the parties hereto shall agree in writing. At the Closing, (i) GBE shall sell, transfer, convey, assign and deliver to GERA, and GERA shall purchase, acquire and accept from GBE, 100% of the Company Membership Interests, free and clear of any and all Liens or rights of any kind and GBE shall thereafter cease to have any rights or interests as a member of the Company, and (ii) GERA shall deliver to GBE the Acquisition Consideration pursuant to Section 1.2 below (the “Acquisition”).

1.2	Acquisition Consideration. As full and total consideration for the Company Membership Interests, GERA shall deliver to GBE at Closing by wire transfer of immediately available funds to an account or accounts designated by GBE, the aggregate consideration set forth on Schedule 1.2 attached hereto (the “Acquisition Consideration”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF GBE AND THE COMPANY

Subject to the exceptions set forth in the correspondingly numbered section of the Disclosure Schedule of the Company and GBE attached hereto (it being agreed that each Schedule contained in the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Schedule contained in the Disclosure Schedule (whether or not information in any Schedule is expressly cross-referenced to any other Schedule) to the extent that it is reasonably apparent that such information is responsive to the representation or warranty to which such Schedule relates), GBE and the Company hereby jointly and severally represent and warrant to GERA, as follows:

2.1	Organization and Qualification.

(a)	Each Target Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Target Company has the requisite power and authority to own, lease and operate the Properties and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively “Approvals”) necessary to own, lease and operate the Properties as they are currently owned, leased and operated, except such Approvals, the failure of which to posses, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (i) all such Approvals are valid and in full force and effect, except where the failure of such Approvals to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) no such Approval is subject to any pending or, to the knowledge of GBE or the Company, threatened administrative, judicial or other proceeding to revoke, cancel, suspend, modify or declare such Approval invalid in any material respect. Complete and correct copies of the certificate of formation and the operating agreement (or other comparable governing instruments with different names) of each Target Company, as amended and currently in effect (collectively referred to herein as “Charter Documents”), have been heretofore delivered to counsel to the special committee of the board of directors of GERA. None of the Target Companies are in violation of any of the provisions of their respective Charter Documents.

(b)	Each Target Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the Properties are located and in each other jurisdiction, if any, where the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)	The minute books of each Target Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of their respective members or boards of directors or managers (and any committees thereof) or similar governing bodies (“Corporate Records”) since the time of their organization. Copies of such Corporate Records of each Target Company have been heretofore delivered to counsel to the special committee of the board of directors of GERA.

(d)	The ownership records of each Target Company contain true, complete and accurate records of the membership interest ownership as of the date of such records and the transfers involving the Company Membership Interests and other securities of each Target Company since their organization. Copies of such records of the Target Companies have been heretofore delivered to counsel to the special committee of the board of directors of GERA.

2.2	Capitalization.

(a)	Since the date of formation of the Company, all of the Company Membership Interests have been beneficially owned and owned of record by GBE, and since the date of formation of each of the SPEs, all of the membership interests of each of the SPEs (the “SPE Membership Interests”) have been beneficially owned and owned of record by the Company.

(b)	(i) No Company Membership Interests are reserved for issuance upon the exercise of outstanding options to purchase such membership interests granted to employees of the Company or any other Person (the “Company Options”) and there are no outstanding Company Options or agreements, understandings or other arrangements to purchase, issue or grant such Company Options, whether contingent or otherwise; (ii) no Company Membership Interests are reserved for issuance upon the exercise of outstanding warrants to purchase the Company Membership Interests (the “Company Warrants”) and there are no outstanding Company Warrants or agreements, understandings or other arrangements to purchase, issue or grant such Company Warrants, whether contingent or otherwise; and (iii) no Company Membership Interests are reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities (the “Company Convertible Securities”) and there are no outstanding Company Convertible Securities or agreements, understandings or other arrangements to purchase, issue or grant such Company Convertible Securities, whether contingent or otherwise.

(c)	(i) No SPE Membership Interests are reserved for issuance upon the exercise of outstanding options to purchase such membership interests granted to employees of the Company or any other Person (the “SPE Options”) and there are no outstanding SPE Options or agreements, understandings or other arrangements to purchase, issue or grant such SPE Options, whether contingent or otherwise; (ii) no SPE Membership Interests are reserved for issuance upon the exercise of outstanding warrants to purchase the SPE Membership Interests (the “SPE Warrants”) and there are no outstanding SPE Warrants or agreements, understandings or other arrangements to purchase, issue or grant such SPE Warrants, whether contingent or otherwise; and (iii) no SPE Membership Interests are reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities (the “SPE Convertible Securities”) and there are no outstanding SPE Convertible Securities or agreements, understandings or other arrangements to purchase, issue or grant such SPE Convertible Securities, whether contingent or otherwise.

(d)	All Company Membership Interests have been duly authorized and validly issued and such Company Membership Interests have been fully paid and are nonassessable, and all SPE Membership Interests have been duly authorized and validly issued and all such SPE Membership Interests have been fully paid and are nonassessable.

(e)	There are no registrations rights, and there is no voting trust, proxies, rights plan, anti-takeover plan or other agreements or understandings to which any Target Company is a party or by which any Target Company is bound with respect to any equity security of any class of any Target Company.

2.3	Authority Relative to this Agreement. Each of GBE and the Company has all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including but not limited to the Acquisition. The execution and delivery of this Agreement and the consummation by GBE and the Company of the transactions contemplated hereby, including but not limited to the Acquisition, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions on the part of GBE and the Company, and no other corporate or limited liability company, as applicable, proceeding on the part of the Company or GBE is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GBE and the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GBE and the Company, enforceable against GBE and the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. GBE, by its execution of this Agreement, in its capacity as the sole member of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors (if any) and officers to take all actions necessary for the consummation of the Acquisition and the other transactions contemplated hereby pursuant to the terms of this Agreement.

2.4	No Conflict; Required Filings and Consents.

(a)	The execution and delivery of this Agreement by GBE and the Company does not and the performance of this Agreement by GBE and the Company (including the consummation by GBE and the Company of the transactions contemplated hereby) shall not (i) conflict with or violate (x) GBE’s certificate of incorporation or by-laws or (y) the Company’s or any other Target Company’s Charter Documents, (ii) violate any Legal Requirements that are applicable to any Target Company or any of the Properties, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, materially impair any Target Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract (as hereinafter defined), or result in the creation of a Lien on any of the properties or assets of any Target Company, including but not limited to the Properties, (iv) without limiting the terms set forth in clause (iii) immediately above, result in any breach of or constitute a default (or an event that with notice or the lapse of time or both would become a default) under the provisions of Section 4 of that certain Amendment No. 4 to the Office Building Lease dated April 1, 2007 between Abrams Properties Limited Partnership, as landlord and Abrams Centre National Bank, as tenant, or (v) result in the cancellation, modification, revocation or suspension of any of the Approvals, except such Approvals, the failure of which to possess, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Other than as set forth on Schedule 2.4, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other Governmental Entity or any other Person, nor under any Material Contract or any Approval, is required in connection with the execution and delivery by GBE and the Company of this Agreement or the consummation by GBE and the Company of the transactions contemplated hereby, except where the failure to obtain or make, as applicable, any such consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration, filing or notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.5.	Compliance. To the knowledge of GBE and the Company, each Target Company has complied in all material respects with, and is not in material violation of, any material Legal Requirements that are applicable to such Target Company, including, without limitation, with respect to the operation of its business and the ownership and operation of the Properties.

2.6.	Litigation. Except as set forth in Schedule 2.6, there are no claims, suits, actions or proceedings pending or, to the knowledge of GBE and the Company, threatened against GBE or any Target Company before any court or other Governmental Entity, or any arbitrator, in each case that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which otherwise names any Target Company as a party thereto or which could reasonably be expected, either individually or in the aggregate with all such claims, suits, actions or proceedings, to have a Material Adverse Effect.

2.7	Title to Properties; Leases of the Properties; No Default.

(a)	(i) TX LLC owns the TX Property free and clear of all Liens except as set forth in the title insurance policy obtained by TX LLC in connection with its acquisition of the TX Property and except for Permitted Liens, (ii) IL LLC owns the IL Property free and clear of all Liens except as set forth in the title insurance policy obtained by IL LLC in connection with its acquisition of the IL Property and except for Permitted Liens, and (iii) CT LLC owns the CT Property free and clear of all Liens except as set forth in the title insurance policy obtained by CT LLC in connection with its acquisition of the CT Property and except for Permitted Liens. True and complete copies of the title insurance policies obtained by TX LLC in connection with its acquisition of the TX Property, IL LLC in connection with its acquisition of the IL Property and CT LLC in connection with its acquisition of the CT Property have been heretofore delivered to counsel to the special committee of the board of directors of GERA. For purposes hereof, “Permitted Liens” means: (v) any Lien on any real property in respect of taxes not yet due and payable; (w) mechanics’, carriers’, workmen’s, repairmen’s and other similar Liens incurred in the ordinary course of business and which (A) are not yet due and payable and (B) do not materially detract from the value of or materially interfere with the present use of the applicable property subject thereto or affected thereby; (x) rights of tenants under existing leases and leases entered into in accordance with this Agreement; (y) other Liens not securing the payment of money, suffered in the ordinary course of business which do not materially detract from the value of or materially interfere with the present use of the applicable property subject thereto or affected thereby; and (z) any Liens securing the indebtedness outstanding under the Wachovia Loan Facility. Other than the Properties, no Target Company owns or leases, or has ever owned or leased, any other real property.

(b)	Attached hereto as Schedule 2.7(b-1) is a complete and accurate list as of the date of this Agreement of the leases, licenses and other occupancy agreements demising any portion of the space in any of the Properties (together with any amendments, modifications, supplements and guarantees relating thereto, the “Leases”), and copies of all such Leases have heretofore been delivered or made available by the Company to counsel to the special committee of the board of directors of GERA, and all such copies of such Leases so delivered or made available are true, complete and correct copies thereof as exist in the Company’s possession. The Leases are the only leases, licenses and other occupancy agreements relating to or affecting the Properties as of the date of this Agreement. As of the date of this Agreement, there are no lease brokerage agreements, leasing commission agreements, management agreements, acquisition and disposition brokerage agreements or other agreements providing for payments of any amounts for leasing activities, procuring tenants, acquisition, disposition or management with respect to the Properties (collectively, the “Commission Agreements”) other than as set forth in Schedule 2.7(b-2) or in Schedule 2.11, and true and complete copies of all such Commission Agreements as they exist in the Company’s possession have heretofore been delivered or made available by the Company to counsel to the special committee of the board of directors of GERA. Except as set forth in Schedules 2.7(b-1) and 2.7(b-2) as of the date of this Agreement: (A) each of the Leases is in full force and effect, (B) no tenant under any of the Leases has given any Target Company or received from any Target Company a written notice of monetary or other material default which default remains uncured for more than 30 days, and there exists no other event that with notice or lapse of time or both would become a material default under any of the Leases, (C) there are no pending or threatened in writing audits by any tenants for operating expenses of any of the Properties under any of the Leases, and (D) there are no tenant improvements or work currently required to be performed by the landlord under the Leases, or payments, costs and expenses currently required, or required in connection with the occupancy under any such Lease, to be paid by the landlord pursuant to the Leases, or commissions outstanding with respect to any Lease, including, without limitation, tenant improvement costs, lease buyout costs, reimbursement of tenant’s moving expenses or other out of pocket costs or allowances, required to be paid by the landlord under the Leases, other than as set forth on Schedule 2.7(b-3).

(c)	Except as set forth on Schedule 2.7(c), no part of any Property, including without limitation, any building or improvement thereon, is subject to any purchase option, right of first refusal or first offer or other similar right except for rights of first offer or refusal in favor of tenants at any of the Properties with respect to a specific portion of the applicable Property (and not such Property as a whole).

(d)	Neither GBE nor any Target Company has received written notice (i) of any pending or threatened condemnation or eminent domain proceedings affecting the Properties or any part thereof, other than in connection with the existing threatened condemnation action affecting the TX Property which is described on Schedule 2.7(d), (ii) from any utility company or municipality of any fact or condition that would be reasonably likely to result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Properties, or (iii) of any pending or contemplated rezoning proceeding affecting any Property other than in connection with the existing threatened condemnation action affecting the TX Property which is described on Schedule 2.7(d).

2.8	Environmental Matters.

(a)	Except as disclosed in Schedule 2.8 hereto and except for such matters that would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect: (i) to the knowledge of GBE and the Company, each Target Company has, with respect to the Properties, complied in all respects with all applicable Environmental Laws (as defined below); (ii) to the knowledge of GBE and the Company, the Properties currently (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below) and, to the knowledge of GBE and the Company, were not contaminated with any Hazardous Substances during any period prior to any Target Company’s ownership thereof; (iii) to the knowledge of GBE and the Company, neither the Company nor any other Target Company is subject to any liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (iv) neither the Company nor any other Target Company has been associated with any release or threat of release of any Hazardous Substance which would be reasonably likely to cause either the Company or any Target Company any liability; (v) neither the Company nor any other Target Company has received any notice, demand, letter, claim or request for information alleging that the Company or any other Target Company may be in violation of or liable under any Environmental Law; and (vi) neither the Company nor any other Target Company is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)	As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)	As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, mold or urea formaldehyde; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.9	Absence of Changes.

(a)	Since January 1, 2007 to the date of this Agreement, there has not been: (i) any change, event, violation, inaccuracy, circumstance or effect which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or (ii) any material loss, damage, destruction or other material casualty to the assets or properties of any Target Company, including the Properties (whether or not covered by insurance).

(b)	Since January 1, 2007 to the date of this Agreement, the Target Companies have operated in the ordinary course of business and, except as set forth in Schedule 2.9(b), no Target Company has: (i) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights (including the Properties), except for Permitted Liens; (ii) sold or transferred any of its assets or properties or canceled any debts or claims, or otherwise waived any material rights, except in the ordinary course of business; (iii) declared, paid or set aside for payment any dividends or other distributions on its membership interests, or redeemed, repurchased or otherwise acquired any of its membership interests or otherwise returned any capital or profits to its members; (iv) written off as uncollectible any of its accounts receivable or any portion thereof; (v) made any material capital expenditure, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance; or (vi) entered into any agreement or made any commitment to do any of the foregoing.

2.10	Financial Statements; Absence of Undisclosed Liabilities.

(a)	Schedule 2.10(a)(i) sets forth a true and complete copy of (i) the audited statement of revenue and certain expenses of the IL Property for the year ended December 31, 2006 (the “IL Property Financial Statements”), (ii) the audited statement of revenue and certain expenses of the TX Property for the year ended December 31, 2006 (the “TX Property Financial Statements”) and (iii) the audited statement of revenue and certain expenses of the CT Property for the year ended December 31, 2006 (the “CT Property Financial Statements” and, together with the IL Property Financial Statements and the TX Property Financial Statements, the “Property Financial Statements”). Schedule 2.10(a)(ii) sets forth a true and complete copy of the unaudited consolidated balance sheet of the Company as of March 31, 2007 (the “Most Recent Balance Sheet”), together with the related unaudited consolidated statements of operations of the Company for the year-to-date period then ended (collectively referred to herein as the “Recent Financial Statements,” and the Recent Financial Statements and the Property Financial Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements are based upon the books and records of the applicable Property or the Company and its subsidiaries, as the case may be, and have been prepared in accordance with GAAP applied during the periods indicated and present fairly, in all material respects, the financial position and results of operations of the applicable Property or the Company and its subsidiaries, as the case may be, at the respective dates and for the respective periods indicated, except that the Recent Financial Statements may not contain all footnote disclosures required by GAAP and that the

Recent Financial Statements are subject to normal year-end audit adjustments which will not, individually or in the aggregate, be material to the Company.

(b)	Except for liabilities incurred after the date of the Most Recent Balance Sheet in the ordinary course of business, no Target Company has any material liabilities, absolute or contingent, individually or in the aggregate, which is not shown or provided for on the Most Recent Balance Sheet.

2.11	Contracts.

(a)	Schedule 2.11 sets forth a complete and correct list and, if such contract, agreement, understanding or arrangement is not in writing, a description of any material terms thereof, of the following contracts, agreements, understandings or arrangements to which any Target Company is a party or by which any of their respective assets or properties are subject or bound (together with any amendment, supplement or other modification thereto), as in effect on the date hereof (collectively, the “Material Contracts”):

(i)	any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit;

(ii)	any employment, severance, consulting, change of control or similar contract, agreement, understanding or arrangement;

(iii)	any contract, agreement, understanding or arrangement limiting or restraining any Target Company from engaging or competing in any lines of business or with any Person;

(iv)	any partnership, joint venture or similar contract, agreement, understanding or arrangement;

(v)	any contract, agreement, understanding or arrangement relating to the issuance, voting or transfer of any membership interests of any Target Company (or any securities convertible into or exercisable for any membership interests in any Target Company);

(vi)	any contract, agreement, understanding or arrangement that (x) involves, or is reasonably likely to involve, aggregate future payments to or by any Target Company in excess of $100,000 in any calendar year or in excess of $250,000 over the term of any such contract, agreement, understanding or arrangement, (y) extends for a period of more than twelve (12) months and cannot be cancelled by the applicable Target Company upon thirty (30) or fewer days prior notice without further payment or penalty of any kind or (z) provides for brokerage, leasing, property management, project management or other real estate related services; and

(vii)	without duplication of the foregoing, any other contract, agreement, understanding or arrangement which is material to the business of the Target Companies taken as a whole.

(b)	Each Material Contract is valid, binding and enforceable against the Target Company party thereto and, to the knowledge of GBE and the Company, the other parties thereto. (i) The Target Companies have performed all material obligations required to be performed by them under each Material Contract, (ii) no Target Company is in default of any material obligation under any Material Contract, and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default of any material obligation by any Target Company under any Material Contract. To the knowledge of GBE and the Company, no other party to any Material Contract is in default in respect of a material obligation thereunder, and no event has occurred which, with due notice or lapse of time or both, would constitute a default in respect of any material obligation by any such other party thereunder. GBE or the Company has delivered or made available to counsel to the special committee of the board of directors of GERA true and complete originals or copies of all the Material Contracts in the Company’s possession.

2.12	Insurance. Schedule 2.12 sets forth a complete and correct list of all policies of insurance that are owned or held by any Target Company or under which any Target Company or any of their respective assets or properties are covered as of the date hereof (collectively, the “Insurance Policies”). (i) None of the insurance limits under any of the Insurance Policies have been exhausted or materially diminished, (ii) all of the Insurance Policies are with insurance carriers that, to the knowledge of GBE and the Company, are not insolvent or in liquidation and (iii) there is no claim pending under any of the Insurance Policies relating to any Target Company or any of their respective assets or properties for which coverage has been questioned, denied or disputed by the insurance company or companies providing coverage thereunder, and a true and complete list of all claims pending under any of the Insurance Policies is set forth in Schedule 2.12. All of the Insurance Policies are in good standing, valid and subsisting, and are in full force and effect in accordance with their terms. No Target Company has received written notice of any pending or threatened termination or material premium increases with respect to any Insurance Policy and the Target Companies are in compliance, in all material respects, with all conditions contained therein.

2.13	Affiliate Transactions. Except as set forth on Schedules 2.7(b-1), 2.7(b-2), 2.7(b-3), 2.11 or 2.13, no Target Company is a party to any contract, agreement, understanding or arrangement with GBE or any Affiliate thereof (other than a Target Company) under which it: (a) leases any real or personal property (either to or from such Person); (b) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (c) purchases products or services from such Person, (d) pays or receives commissions, rebates or other payments; or (e) lends or borrows money. Neither GBE nor any Affiliate thereof (other than a Target Company) owns or has any rights in or to any of the assets, properties or rights used by any Target Company in their respective businesses as presently conducted and as presently proposed to be conducted.

2.14	Employees. As of the date hereof, the Target Companies do not have any employees and do not maintain any plans, arrangements, agreements, programs, policies, practices, undertakings or other employee benefit or similar plans, whether oral or written, in each case that has any application to employees.

2.15	Brokers; Third Party Expenses. Except that GERA has agreed to pay GBE at Closing an acquisition fee of $1,222,000 with respect to the acquisition of the Properties pursuant to the Master Brokerage Service Agreement, neither GBE nor any Target Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.16	Taxes. Each Target Company has (i) timely filed (or has had timely filed on its behalf), within any applicable extension periods, all income tax returns and all other material tax returns, all of which were correct and complete in all material respects when filed; and (ii) timely and properly paid (or has had paid on its behalf) all taxes shown to be due and payable on such tax returns. No deficiency for any taxes has been proposed, asserted or assessed in writing against any Target Company that has not been resolved. There is no pending and, to the knowledge of GBE and the Company, there is no threatened, tax audit or other administrative proceeding or court proceeding with regard to any taxes or tax returns of any Target Company.

2.17	Representations and Warranties Complete. Except as set forth in this Article II and in Sections 5.1(c) and 5.3 of this Agreement, neither GBE nor the Company makes any express or implied representations or warranties.

2.18	Survival of Representations and Warranties. The representations and warranties of GBE and the Company set forth in this Agreement shall survive the Closing and shall terminate and be of no further force or effect upon the end of the Indemnity Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GERA

GERA represents and warrants to GBE and the Company, as follows:

3.1	Organization and Qualification. GERA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.

3.2	Authority Relative to this Agreement. GERA has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including but not limited to the Acquisition. The execution and delivery of this Agreement and the consummation by GERA of the transactions contemplated hereby, including but not limited to the Acquisition, have been duly and validly authorized by all necessary corporate action on the part of GERA, and no other corporate proceedings on the part of GERA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the GERA Stockholder Approval. This Agreement has been duly and validly executed and delivered by GERA and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GERA, enforceable against GERA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3	No Conflict; Required Filings and Consents.

(a)	The execution and delivery of this Agreement by GERA does not, and the performance of this Agreement by GERA (including the consummation by GERA of the transactions contemplated hereby) shall not: (i) conflict with or violate GERA’s certificate of incorporation or by-laws; (ii) violate any Legal Requirements that are applicable to GERA; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair GERA’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, understanding or arrangement to which GERA is a party or by which any of its assets or properties are subject or bound, or result in the creation of a Lien on any of the properties or assets of GERA, expect in the case of clauses (ii) and (iii) immediately above, where such breach, default, impairment, alteration, termination, amendment, acceleration, cancellation or Lien would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of GERA to consummate the transactions contemplated by this Agreement, including, but not limited to, the Acquisition.

(b)	Other than the GERA Stockholder Approval (including the review of the Proxy Statement (as herein defined) by the SEC, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other Governmental Entity or any other Person, nor under any contract, agreement, understanding or arrangement to which GERA is a party or by which any of its assets or properties are subject or bound, is required in connection with the execution and delivery by GERA of this Agreement or the consummation by GERA of the transactions contemplated hereby, expect where the failure to obtain or make, as applicable, any such consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration, filing or notice would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of GERA to consummate the transactions contemplated by this Agreement.

3.4	Brokers. Except as set forth in Section 2.15, GERA has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.5.	Trust Fund. As of the date hereof and at the Closing (but before giving effect to the transactions to be effected at Closing), GERA has and will have no less than $142,323,000 invested in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”). There are no pending or, to GERA’s knowledge, threatened claims against GERA involving the funds held in the Trust Fund or directly against the Trust Fund, and there is, to GERA’s knowledge, no reasonable basis for a claim against the Trust Fund or the funds therein.

3.6.	Representations and Warranties Complete. Except as set forth in this Article III and in Section 5.3 of this Agreement, GERA does not make any express or implied representations or warranties.

3.7	Survival of Representations and Warranties. The representations and warranties of GERA set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1	Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as otherwise agreed to in writing by GERA, the Company shall, and GBE and the Company shall cause each other Target Company to, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts to preserve substantially intact its present business organization. In addition, except as required by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of GERA (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and GBE and the Company shall cause each other Target Company not to, do any of the following:

(a)	issue, deliver, sell, authorize, pledge or otherwise encumber, any Company Membership Interests, or any SPE Membership Interests or securities convertible into or exchangeable for Company Membership Interests or SPE Membership Interests or enter into any agreement or commitment (other than this Agreement) of any character obligating it (contingently or otherwise) to issue, deliver, sell, authorize, pledge or otherwise encumber any such Company Membership Interests or SPE Membership Interests or such convertible or exchangeable securities;

(b)	amend its Charter Documents;

(c)	acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a material portion of the assets of, or by purchasing the stock of, or by any other manner, any Person or any business or division thereof or (ii) any property or assets, except, with respect to this clause (ii), for purchases of inventory, equipment, supplies and other assets in the ordinary course of business consistent with past practice;

(d)	(i) modify, amend or terminate (other than at its stated expiration date) any Lease other than in a manner that the Company reasonably and in good faith believes is in the best commercial interests of the Company and the other Target Companies, provided that, in the case of any Material Lease, the Company has given prior written notice thereof to GERA, (ii) enter into or commit to enter into any lease, license or other occupancy agreement relating to or affecting any of the Properties other than any such lease, license or other occupancy agreement that the Company reasonably and in good faith believes is in the best commercial interests of the Company and the other Target Companies, provided that, in the case of a Material Lease, the Company has given prior written notice thereof to GERA, or (iii) modify, amend or terminate the Wachovia Loan Facility or any document relating thereto;

(e)	(i) incur, agree to incur or assume any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(f)	declare or pay any dividends on its membership interests (whether in cash, stock or other property), or set apart any money, membership interests or other property for such payment or make any distributions to or for the account of its members, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its membership interests;

(g)	make any capital expenditures in excess of $50,000 individually, or in excess of $100,000 in the aggregate, other than capital expenditures contemplated by the operating plan of the Company or the applicable Property, a copy of which is attached as Schedule 4.1(g);

(h)	lease, license, sell, dispose of, abandon or otherwise transfer any property or assets, except that this clause (h) shall not apply to the lease, licensing, sale, disposition or transfer of any property or assets in the ordinary course of business consistent with past practice, subject in all cases to the other terms set forth herein, including clause (d) immediately above;

(i)	subject any of its assets, properties or rights, or any part thereof, to any Lien or suffer such to exist, other than Permitted Liens;

(j)	except in the ordinary course of business, hire any employees or enter into any employment, consulting or similar agreement with any prospective employee or adopt or authorize any plan or arrangement for the benefit of any employee of any Target Company;

(k)	fail to maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name (or replacements therefor) and timely renew all such policies (or arrange for replacements therefor) with financially responsible insurance companies in such amounts and against such risks and losses as are consistent with past practice;

(l)	make any change in any method of accounting or accounting principle, method, estimate or practice, except as required by GAAP;

(m)	make, change or revoke any tax election or settle or compromise any material tax liability;

(n)	enter into any contract or commitment limiting or restraining such Target Company from engaging or competing in any lines of business or with any Person;

(o)	enter into or authorize any contract, agreement, understanding or arrangement with GBE or any Affiliate thereof (other than a Target Company), or otherwise enter into or effect any transaction with GBE or any Affiliate thereof (other than Target Company) other than pursuant to the terms of any contract, agreement, understanding or arrangement that is in effect on the date hereof and that is disclosed on the applicable Schedule hereto;

(p)	take or omit to take any action which would be reasonably anticipated, individually or in the aggregate, to have a Material Adverse Effect; or

(q)	agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (p) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Proxy Statement; Special Meeting.

(a)	As soon as is reasonably practicable after the execution hereof, GERA shall prepare and file with the Securities and Exchange Commission (the “SEC”) proxy materials for the purpose of soliciting proxies from holders of common stock, par value $0.01 per share, of GERA (“GERA Common Stock”), to vote at a special meeting of the stockholders of GERA (the “Special Meeting”) in favor of, among other things, the approval of the Acquisition pursuant to the terms of this Agreement in accordance with the GERA Stockholder Approval. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting proxies from holders of GERA Common Stock for the matters to be acted upon at the Special Meeting as set forth herein (the “Proxy Statement”). The Company and GBE shall, and GBE and the Company shall cause each other Target Company to, furnish to GERA all information concerning the Target Companies and the Properties (to the extent such information with respect to the Properties is in GBE’s or the applicable Target Company’s possession) as GERA may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. GERA, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved for distribution by the SEC as promptly as practicable.

(b)	As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, GERA shall distribute the Proxy Statement to the holders of GERA Common Stock and, pursuant thereto, shall call the Special Meeting for a date no later than 30 days after the mailing of the Proxy Statement to the holders of GERA Common Stock in accordance with the Delaware General Corporation Law (the “DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the Acquisition pursuant to the terms of this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c)	GERA shall comply in all material respects with all applicable provisions of and rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all applicable provisions of the DGCL and any applicable stock exchange rules in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, GERA shall ensure that the Proxy Statement (or any amendment or supplement thereto) does not, as of the date on which it is first distributed to the holders of GERA Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that GERA shall not be responsible for the accuracy or completeness of any information relating to GBE or any Target Company or any other information furnished by GBE or any Target Company for inclusion in the Proxy Statement). GBE and the Company jointly and severally represent and warrant that the information relating to GBE and the Target Companies supplied by GBE or any Target Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the holders of GERA Common Stock or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)	Without limiting the right of the board of directors of GERA to take a contrary position if required pursuant to its fiduciary duties under Delaware law, GERA, acting through its board of directors, and based on the recommendation of the special committee of its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of GERA Common Stock vote in favor of the Acquisition pursuant to the terms of this Agreement, and shall otherwise use reasonable best efforts to obtain the GERA Stockholder Approval.

5.2	Other Actions.

(a)	At least five (5) days prior to Closing, GERA shall prepare a draft Form 8-K disclosing the closing of the transactions contemplated by this Agreement and the actions contemplated hereunder, together with such other information that may be required to be disclosed with respect to the Acquisition, which shall be in a form reasonably acceptable to the Company.

(b)	GBE, the Company and GERA shall, and GBE and the Company shall cause the other Target Companies to, further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Acquisition and the other transactions contemplated hereby as soon as practicable, including but not limited to preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and GERA) and/or any Governmental Entity and shall execute and deliver any additional instruments reasonably necessary to consummate the Acquisition or any of the other transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and GERA shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to, this Agreement or the transactions contemplated hereby that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and GERA shall act reasonably and as promptly as practicable.

(c)	At least one day prior to Closing, GBE shall deliver to GERA a written notice stating the aggregate Acquisition Consideration to be delivered to GBE at Closing pursuant to Section 1.2 of this Agreement, together with such supporting documentation as GERA may reasonably request.

5.3	Required Information. In connection with the preparation of the Proxy Statement or any other filing required to be made with the SEC, GBE, the Company and GERA each shall, and GBE and the Company shall cause the other Target Companies to, upon request, furnish the other with all information concerning themselves and such other matters as may be reasonably necessary or advisable in connection with the Acquisition, or any other statement, filing, notice or application made by or on behalf of GBE, the Company, GERA or any Target Company to any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.4	Access to Information. GBE and the Company shall, and shall cause the other Target Companies to, afford GERA and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books and records of the Target Companies during the period prior to the Closing to obtain all information concerning the Properties or the business or operations of the Target Companies, including the status of all Leases and any potential leases with respect to any Property. No information or knowledge obtained by GERA or its financial advisors, accountants, counsel or other representatives in any investigation pursuant to this Section 5.4 or otherwise will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition or the right of GERA to seek indemnification or any other claim hereunder. Without limiting any of the other terms and conditions set forth in this Agreement, GBE and the Company shall send to GERA copies of any Leases or letters of intent or other similar agreements relating to Leases relating to the Properties entered into after the date hereof, promptly following execution thereof.

5.5	Public Disclosure. From the date of this Agreement until Closing or the termination of this Agreement in accordance with its terms, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby, and, except with respect to the Proxy Statement and any amendments or supplements thereto in respect of which the terms set forth in Section 5.1 hereof shall apply, no party shall (and GBE and the Company shall cause the Target Companies not to) issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of GERA (in the case of GBE, the Company or any Target Company) or the Company and GBE (in the case of GERA), except as required by any legal requirement or by the rules and regulations of, or pursuant to, any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the other with respect to any press release or public announcement. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The parties hereto agree that as promptly as practicable after the execution of this Agreement, GERA will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this

Agreement with respect to which the Company may review and comment upon prior to filing and that any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the Company and may thereafter be used by GERA in other filings made by it with the SEC and in other documents distributed by GERA in connection with the transactions contemplated by this Agreement without further review or consent of the Company.

5.6	Further Assurances; Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, and (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Without limiting the foregoing, in the event that GERA elects (at its own discretion and expense) to obtain an owner’s policy of title insurance or a survey with respect to any of the Properties (or updates thereof of the Target Companies’ existing policies and/or surveys), GBE and the Company shall, and shall cause the other Target Companies to, reasonably cooperate with GERA to obtain such policies and/or surveys (or updates thereof), including, with respect to any title policy (or update thereof) by providing affidavits and other similar instruments as are reasonably required by the title company issuing the policy (or update thereof) for the deletion of any standard or printed exceptions in the title policy that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state in which the Property, which the subject of such policy, (or update) is located.

5.7	Further Disclosure of Certain Matters. Subsequent to the execution hereof, and prior to the Closing, each of GERA, the Company and GBE, will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Target Companies or the Properties or (e) would require any amendment or supplement to the Proxy Statement.

5.8	Acquisition Fee. GBE and GERA have agreed that pursuant to the Master Agreement for Services, at and subject to the occurrence of the Closing, GERA shall pay GBE an acquisition fee equal to one percent of the Property Acquisition Price for each of the Properties. Accordingly, at Closing, in addition to the Acquisition Consideration, GERA shall pay GBE an acquisition fee of $1,222,000 with respect to the Properties. For purposes of this Agreement, “Property Acquisition Price” shall mean $21,450,000 for the IL Property, $20,000,000 for the TX Property and $80,750,000 for the CT Property.

5.9	No Claim Against Trust Fund. GBE and the Company acknowledge and agree that, if the transactions contemplated by this Agreement are not consummated, GERA may be obligated, under certain circumstances, to return to its stockholders the amounts being held in the Trust Fund. GBE and the Company hereby waive all rights against GERA to collect from the Trust Fund any moneys that may be owed to them by GERA for any reason whatsoever, including but not limited to a breach of this Agreement by GERA or any negotiations, agreements or understandings with GERA, and will not seek recourse against the Trust Fund for any reason whatsoever. The foregoing waiver shall not apply if both (a) GERA willfully fails or refuses to consummate the transactions contemplated by this Agreement or GBE and the Company terminate this Agreement pursuant to Section 8.1(d), and (b) GERA consummates another business combination with another Person.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1	Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)	GERA Stockholder Approval. The GERA Stockholder Approval with respect to the Acquisition shall have been duly obtained by the requisite stockholder vote under the laws of the State of Delaware and the certificate of incorporation of GERA.

(b)	No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or restraining the consummation of the Acquisition on substantially the terms contemplated by the Agreement.

6.2	Additional Conditions to Obligations of GBE and the Company. The obligations of GBE and the Company to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company and GBE:

(a)	Acquisition Consideration and Acquisition Fee. GBE shall have received by wire transfer the Acquisition Consideration and the Acquisition Fee.

(b)	Representations and Warranties. Each representation and warranty of GERA contained in this Agreement that is (i) qualified as to materiality shall have been true and correct in all respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing, and (ii) not qualified as to materiality shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing. The Company shall have received a certificate with respect to the foregoing signed on behalf of GERA by an authorized officer of GERA (“GERA Closing Certificate”).

(c)	Agreements and Covenants. GERA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and the GERA Closing Certificate shall include a provision to such effect.

(d)	No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(f)	Other Deliveries. At or prior to Closing, GERA shall have delivered to GBE (i) copies of resolutions and actions taken by GERA’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3	Additional Conditions to the Obligations of GERA. The obligations of GERA to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by GERA:

(a)	Representations and Warranties. Each representation and warranty of GBE and the Company contained in this Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing, and (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing, with the same force and effect as if made on and as of the Closing; provided, however, that notwithstanding anything contained in this clause (ii) to the contrary, the representations and warranties of GBE and the Company set forth in Section 2.2 hereof shall have been true and correct in all respects as of the date of this Agreement and on and as of the Closing, with the same force and effect as if made on and as of the Closing. GERA shall have received a certificate with respect to the foregoing signed on behalf of GBE and the Company by an authorized officer of GBE and the Company (“Company Closing Certificate”).

(b)	Agreements and Covenants. The Company and GBE shall have performed or complied in all material respects with all agreements and covenants required by this

Agreement to be performed or complied with by them at or prior to the Closing, and the Company Closing Certificate shall include a provision to such effect.

(c)	No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of GERA to own, operate or control any of the Target Companies or the Properties following the Acquisition and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)	Intentionally Omitted.

(e)	Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(f)	Other Deliveries. At or prior to Closing, GBE and the Company shall have delivered to GERA: (i) copies of resolutions and actions taken by GBE’s board of directors in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by GERA and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1	Indemnification of GERA.

(a)	Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), GERA and its representatives, Affiliates, successors and permitted assigns (the “GERA Indemnitees”) shall be indemnified, defended and held harmless by GBE, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any GERA Indemnitee by reason of, arising out of or resulting from:

(i)	the inaccuracy or breach of any representation or warranty of GBE or the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by GBE or the Company to GERA pursuant to this Agreement; and

(ii)	the non-fulfillment or breach of any covenant or agreement of GBE or the Company contained in this Agreement.

(b)	As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties and whether or not ultimately determined to be valid, and shall not include any special, punitive or consequential damages unless a GERA Indemnitee is required to pay a third party any such damages, in which such damages shall constitute Losses hereunder. Solely for the purpose of determining the amount of any Losses for which GERA Indemnitees may be entitled to indemnification pursuant to this Article VII and for purposes of determining whether any representation or warranty of GBE or the Company contained herein is inaccurate or has been breached, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2	Indemnification of Third Party Claims. The indemnification obligations of GBE under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against any GERA Indemnitee by a third party (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)	Notice of Claim. GERA will give GBE prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) to the extent known, the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith) and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b)	Defense. Subject to the terms of this Article VII, including the terms set forth in Section 7.2(f) hereof, GBE shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) and at its own expense, by written notice to GERA, to assume the entire control of, subject to the right of GERA to participate (at its expense and with counsel of its choice, provided that if GERA reasonably determines that joint representation of GBE and any GERA Indemnitee creates an actual conflict of interest, GERA shall be entitled to retain separate counsel at the cost and expense of GBE) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to GERA to be the lead counsel in connection with such defense. If GBE is permitted and elects to assume the defense of a Third Party Claim:

(i)	GBE shall diligently and in good faith defend such Third Party Claim and shall keep GERA reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, and without limiting the terms of Section 7.2(f) hereof, GERA shall have the right to approve the settlement, which approval will not be unreasonably withheld or delayed; and

(ii)	GERA shall cooperate fully in all respects with GBE in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and GERA shall make available to GBE all pertinent information and documents under its control.

(c)	Limitations of Right to Assume Defense. GBE shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the

Third Party Claim seeks an injunction or equitable relief against GERA or any subsidiary thereof; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect GERA other than as a result of money damages or other money payments.

(d)	Other Limitations. Failure to give a prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any indemnification claim made by any GERA Indemnitee against GBE and shall not affect GBE’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have materially and adversely affected the ability of GBE to defend against or reduce its liability or caused or increased materially such liability or otherwise caused the damages for which GBE is obligated to be greater in any material respect than such damages would have been had the applicable GERA Indemnitee given GBE prompt notice hereunder. So long as GBE is defending any such action actively and in good faith, GERA shall not settle such action without the prior written consent of GBE. GERA shall make available to GBE all relevant records and other relevant materials required by them in the possession or under the control of GERA, for the use of GBE and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)	Failure to Defend. If GBE promptly (and, in any event within thirty days) after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, GERA will (upon further written notice to GBE) have the right, at the expense of GBE, to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that GBE shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f)	GERA’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, GBE shall not, without the written consent of GERA, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the GERA Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any GERA Indemnitee.

7.3	Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, GERA shall use commercially reasonable efforts, at the expense of GBE, to obtain the maximum recovery under such insurance; provided that the GERA Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by GERA for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein that are determined to be due and owing to GERA Indemnitees from GBE, it being understood and agreed that GBE shall be required to make indemnification payments to GERA Indemnitees notwithstanding any pending (or potential) insurance claim. If GERA has received an indemnification payment required by this Agreement from GBE in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of GBE and shall pay to GBE, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from GBE pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4	Limitations on Indemnification.

(a)	Survival, Time Limitation; Maximum Liability. The representations and warranties of GBE and the Company contained in this Agreement or in any writing delivered by GBE or the Company to GERA in connection with this Agreement (including the certificate required to be delivered by GBE and the Company pursuant to Section 6.3(a)) shall survive for a period of nine (9) months after the Closing; provided, however, that the representations and warranties of GBE and the Company set forth in (i) Sections 2.2 and 2.3 hereof shall survive the Closing indefinitely and (ii) Section 2.16 shall survive the Closing for a period of five (5) years after the Closing (the representation and warranties set forth in Sections 2.2 and 2.16 are collectively referred to herein as the “Excluded Warranties”); provided, further however, that there shall be no limitation on the time within which notice of a claim based on fraud or a material intentional or material willful misrepresentation or material willful omission may be made hereunder. The covenants and agreements of GBE and the Company contained in this Agreement or in any writing delivered by GBE or the Company to GERA in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(b)) shall survive the Closing indefinitely. The Indemnity Period in respect of any representation, warranty, covenant or agreement shall be the period applicable to such representation, warranty, covenant or agreement as set forth in this Section 7.4(a). In no event shall GBE be liable to provide indemnification hereunder in respect of indemnification claims made pursuant to Section 7.1(a)(i) hereof for any amount in excess of 20% of the Acquisition Consideration; provided, however, that the foregoing limitation on liability shall not apply in the case of (i) fraud or a material intentional or material willful misrepresentation or material willful omission or (ii) the Excluded Warranties and, in the case of fraud, a material intentional or material willful misrepresentation or material willful omission or the inaccuracy or breach of the Excluded Warranties, the indemnification obligations of GBE hereunder shall not exceed the total Acquisition Consideration.

(b)	Any claim made by a party in writing hereunder prior to the expiration of the Indemnity Period shall be preserved despite the subsequent expiration of the Indemnity Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Indemnity Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought or permitted after the end of the Indemnity Period.

(c)	Deductible. No Losses shall be payable by GBE to a GERA Indemnitee in respect of an indemnification claim made pursuant to Section 7.1(a)(i) hereof unless and until the aggregate amount of all indemnifiable Losses otherwise payable in respect of all indemnification claims made pursuant to said Section 7.1(a)(i) exceeds three and one-half percent of the Acquisition Consideration (the “Deductible”), in which event the amount payable shall only be the amount in excess of the Deductible; provided, however, that any Losses incurred by any GERA Indemnitee arising out of (i) fraud or a material intentional or material willful misrepresentation or material willful omission or (ii) the inaccuracy or breach of any Excluded Warranty shall not be subject to the Deducible and, in such circumstances, the GERA Indemnitees shall be entitled to receive any and all Losses incurred by them from the first dollar of such Losses.

7.5	Exclusive Remedy. GERA, on behalf of itself and all GERA Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit the GERA Indemnitees’ right to bring any claim, demand or suit against GBE based upon GBE’s actual fraud or a material intentional or material willful misrepresentation or material willful omission, it being understood that a mere breach of a representation and warranty, without material intentional or material willful misrepresentation or material willful omission, does not constitute fraud.

7.6	Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Acquisition Consideration, unless otherwise required by applicable law.

ARTICLE VIII

TERMINATION

8.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of GERA, the Company and GBE at any time;

(b)	by either GERA or GBE if the Acquisition shall not have been consummated by December 31, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)	by either GERA or GBE if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(d)	by GBE or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of GERA set forth in this Agreement, or if any representation or warranty of GERA shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by GERA is curable by GERA prior to the Closing, then neither the Company nor GBE may terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company or GBE to GERA of such breach, provided GERA continues to exercise commercially reasonable efforts to cure such breach (it being understood that neither the Company nor GBE may terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of this Agreement or if such breach by GERA is cured during such thirty (30)-day period);

(e)	by GERA, upon a breach of any representation, warranty, covenant or agreement on the part of GBE or the Company set forth in this Agreement, or if any representation or warranty of GBE or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by GBE or the Company prior to the Closing, then GERA may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from GERA to GBE or the Company of such breach, provided GBE or the Company, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that GERA may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of this Agreement or if such breach by GBE or the Company is cured during such thirty (30)-day period);

(f)	by either GERA, GBE or the Company, if, at the Special Meeting (including any adjournments thereof) GERA has failed to obtain the GERA Stockholder Approval; or

(g)	by GBE on or after September 30, 2007 if it is required to terminate this Agreement pursuant to the terms of Section 5.01(s) of the DB Credit Facility as in effect on the date hereof; provided, however, that GBE shall only be permitted to terminate this Agreement pursuant to this Section 8.1(g) if GBE has used its reasonable best efforts to cause the provisions of such Section 5.01(s) to be waived, modified or extended so as to permit the transactions contemplated by this Agreement to be consummated subsequent to September 30, 2007.

8.2	Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 5.5, 8.2, 8.3 and Article IX shall survive the termination of this Agreement; and (ii) no such termination shall relieve any party hereto for any breach of this Agreement by such party arising prior to the date of such termination.

8.3	Fees and Expenses. Except as otherwise set forth in this Agreement, including in Article VII hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated.

ARTICLE IX

GENERAL PROVISIONS

9.1	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to GERA, to:

Grubb & Ellis Realty Advisors, Inc.
c/o C. Michael Kojaian
Chairman of the Board
39400 Woodward Avenue
Suite 250
Bloomfield Hills, MI 48304
Facsimile: 248-644-7620

with a copy simultaneously by like means to:

Zukerman Gore & Brandeis, LLP
875 Third Avenue, 28th Floor
New York, New York, 10022
Attention: Clifford A. Brandeis, Esq.
Facsimile: 212-223-6433

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York, 10019
Attention: Steven A. Seidman, Esq.
Facsimile: 212-728-9763

if to the Company or GBE to:

500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
Attention: Mark E. Rose
           Chief Executive Officer
Facsimile: 312-698-5944

with a copy simultaneously by like means to:

500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
Attention: Robert Z. Slaughter, Esq.
           General Counsel
Facsimile: (312) 423-5423

Any notice or other communication so addressed shall be deemed to be given: if delivered personally or by telecopy, on the date of such delivery, provided receipt is confirmed in the case of a telecopy; or if mailed by commercial delivery service, on the first business day following the date of such mailing.

9.2	Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any provision shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement:

(a)	the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)	the term “DB Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of April 14, 2006, by and among GBE, as borrower, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent and as syndication agent, the financial institutions identified therein as lenders, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, as amended by each of that certain First Letter Amendment dated as of June 16, 2006, and that certain Second Letter Amendment dated as of February 16, 2007;

(c)	the term “GAAP ” means United States generally accepted accounting principles;

(d)	the term “GERA Stockholder Approval” means (i) the holders of a majority of the shares of GERA Common Stock that were issued in the IPO (the “Public Stockholders”) affirmatively approving the Acquisition in accordance with the terms of this Agreement, and (ii) less than twenty percent (20%) of the Public Stockholders voting against the Acquisition and exercising their right to convert their GERA Common Stock for cash as described in GERA’s final prospectus with respect to the IPO dated February 27, 2006, as filed with the SEC on February 28, 2006 pursuant to Rule 424(B)(4) of the Securities Act of 1933, as amended;

(e)	the term “Governmental Entity” means any federal, national, supranational, state, provincial, departmental, local, foreign or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body;

(f)	the term “knowledge”, “best knowledge” or any similar phrase means, (i) when used with respect to GBE or the Company, the actual knowledge, after a reasonable inquiry, of each of the Persons whose names are set forth on Schedule 9.2(f-1), and (ii) when used with respect to GERA, the actual knowledge, after a reasonable inquiry, of each of the Persons whose names are set forth on Schedule 9.2(f-2), and for purposes of clauses (i) and (ii) immediately above, the reasonable inquiry standard shall be deemed satisfied so long as such Persons shall have (x) reviewed the representations and warranties with respect to which the phrase “to the knowledge of GBE and the Company” or “to the knowledge of GERA”, as applicable, pertains and (y) discussed the representations and warranties with respect to which such phrase pertains with those individuals within their respective organizations who have direct responsibility over the matter in question and, in the case of GBE and the Company, those individuals employed or, to the extent that such Persons have deemed necessary, retained by GBE that conducted the due diligence review of the Properties in connection with GBE’s indirect acquisition thereof;

(g)	the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(h)	the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);

(i)	the term “Master Agreement for Services” means that certain brokerage service agreement dated February 27, 2006 among GERA and GBE pursuant to which GBE will act GERA’s exclusive agent with respect to commercial real estate brokerage and consulting services;

(j)	the term “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect which, individually or when aggregated with all other changes, events, violations, inaccuracies, circumstances or effects, has had or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Target Companies or the Properties taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes directly attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or general regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse acquisition transactions with a public shell; provided, however, that the matters referred to in the foregoing clauses (ii) and (iii) shall be considered in determining whether a Material Adverse Effect has occurred if such matters affect any Target Company or any Property in a materially disproportionate manner when compared to the effect of such matters on other Persons engaged in the same industry in which the Target Companies operate;

(k)	the term “Material Leases” means any leases, licenses or other occupancy agreements affecting the Properties, which (x) have a term of more than ten (10) years, or (y) require payment of basic rent or other amounts on an annual basis, in excess of $500,000;

(l)	the term “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(m)	the term “Target Companies” means, collectively, the Company and the SPEs, and each such Person is sometimes referred to herein as a “Target Company;”

(n)	the term “Wachovia Loan Facility” means those two certain mortgage loan facilities, each dated June 15, 2007, provided by Wachovia Bank, N.A. in an aggregate amount of $120,500,000. The first loan facility is between CT LLC, as borrower, and Wachovia Bank, N.A., as lender, and the second loan facility is by and among TX LLC and IL LLC, as borrowers, and Wachovia Bank, N.A., as lender.

9.3	Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.4	Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including in Article VII hereof).

9.5	Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the

United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7	Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or Federal courts of the United States of America sitting in the State of Delaware for purposes of any suit, action or proceeding arising in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of the parties hereto irrevocably waives any objection or defense any such party may have to venue or personal jurisdiction in any such court including any claim that the suit, action or proceeding has been brought in an inconvenient forum and any right to which it may become entitled on account of place of residence or domicile. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8	Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9	Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10	Amendment; Action by GERA. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties. Notwithstanding anything contained in this Agreement to the contrary, any and all actions of GERA hereunder shall not be effective unless and until such actions are approved in writing by the special committee of the board of directors of GERA or at a meeting of the special committee of the board of directors of GERA or, if such special committee is no longer in existence, by a majority of the independent directors then on the board of directors of GERA.

9.11	Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.12	Confidentiality. GBE agrees that all information in its possession or in the possession of its Affiliates (other than a Target Company) (GBE and such Affiliates are referred to in this Section 9.12 as the “Restricted Persons”) regarding any of the Target Companies or any of their respective assets, properties or businesses (collectively, the “Confidential Information”) shall, from and after the Closing Date, be kept in strict confidence by such Restricted Person and such Restricted Person shall not (a) disclose Confidential Information to any third party, except, if applicable, to its shareholders, directors, officers, employees, partners, members, agents and attorneys who have a bona fide need to know such Confidential Information for purposes of the transactions contemplated hereby and who are subject to nondisclosure obligations comparable in scope to those contained in this Section 9.12 or (b) use such Confidential Information for any purpose other than in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not prohibit the use and disclosure of Confidential Information by Restricted Persons pursuant to commercial agreements entered into between Restricted Persons and any Target Company and, in such circumstances, the confidentiality provisions set forth in any such commercial agreement shall control. Such Confidential Information shall be maintained to the same degree as such party maintains its own confidential information (and, in any event such Confidential Information shall be maintained to the same degree that a reasonably prudent Person would maintain such Confidential Information) and shall be maintained until such time, if any, as any such data or information either is, or becomes, a matter of public knowledge through no fault or omission on the part of any such Restricted Person. In addition, a Restricted Person shall be permitted to make such disclosures to the public or to any Governmental Entity to the extent required by a court order or if otherwise required by law, provided that such Restricted Person (i) to the extent practicable, gives GERA reasonable prior written notice of the disclosure, (ii) uses reasonable legal efforts, at the expense of GERA, to resist disclosing the Confidential Information and (iii) cooperates with GERA, at the expense of GERA, on a request to obtain a protective order or otherwise limit the disclosure of the Confidential Information. Each Restricted Person’s obligation to maintain confidentiality pursuant to this Section 9.12 shall survive the Closing under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, GERA, the Company and GBE hereby acknowledge and agree that GBE and the Company shall have the right, without having to obtain prior approval of GERA or satisfying items (i), (ii) and (iii) of this Section 9.12, to file any notice or other documents or take any other action required with respect to the transaction under the rules and regulations of the SEC and/or any securities exchange.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GRUBB & ELLIS COMPANY

By:	/s/ Mark E. Rose

Name:	Mark E. Rose

Title:	Chief Executive Officer

GERA PROPERTY ACQUISITION, LLC

By:	/s/ Mark E. Rose

Name:	Mark E. Rose

Title:	Chief Executive Officer

GRUBB & ELLIS REALTY ADVISORS, INC.

By:	/s/ Rich W. Pehlke

Name:	Rich W. Pehlke

Title:	Chief Financial Officer

Schedule 1.2
Acquisition Consideration

Acquisition Consideration is the sum of :

(a)	$42,738,708 (the “Preliminary Purchase Price”); plus

(b)	interest on the Preliminary Purchase Price calculated at the rate per annum, which rate shall be adjusted monthly at and as of the 15th day of each month (or, if the 15th day is not a business day, the next business day of such month), equal to the one month London Inter-Bank Offered Rate (LIBOR) plus 3.50% (the “Interest Rate”) from June 16, 2007 through and including the date of Closing; plus

(c)	all direct costs (including, without limitation, due diligence and closing costs, audit and accounting fees, financing fees, and third party legal fees and costs) paid by GBE on or after June 16, 2007 in connection with the acquisition of any of the Properties (the “Property Acquisition Costs”); plus

(d)	interest on the Property Acquisition Costs calculated at the Interest Rate from the date of payment of any such cost through and including the date of Closing; plus

(e)	the amount of any advances made by GBE to the Company or any of the SPEs on or after June 16, 2007 (and not repaid to GBE with interest prior to the Closing) to fund any operating losses incurred with respect to any of the Properties at anytime after June 15, 2007 through the date of Closing (the “Property Advances”); plus

(f)	interest on the Property Advances calculated at the Interest Rate from the date of each such advance through and including the date of Closing.

Appendix B

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GRUBB & ELLIS REALTY ADVISORS, INC.

Grubb & Ellis Realty Advisors, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1)  The name of the corporation is Grubb & Ellis Realty Advisors, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 7, 2005; the date of filing of its amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware was February 3, 2006; the date of filing of its second amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware was February 21, 2006; and the date of filing of its third amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware was February 23, 2006.

2)    This Fourth Amended and Restated Certificate of Incorporation of Grubb & Ellis Realty Advisors, Inc. has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law (the “GCL”) of the State of Delaware.

3)    The text of the second amended and restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

FIRST:  The name of the corporation is Grubb & Ellis Realty Advisors, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 125,000,000, of which 120,000,000 shares shall be common stock of the par value of $.0001 per share (“Common Stock”) and 5,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A.    Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.    Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

C.    Reverse Stock Split.  As of February 3, 2006 (the “Reverse Split Effective Time”), each 1.441932 shares of Common Stock (the “Original Common Stock”), issued and outstanding immediately prior to the Reverse Split Effective Time, was automatically reclassified as and converted into 1.0 share of Common Stock (the “Converted Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of Converted Common Stock were issued to the holders of record of Original Common Stock. Any stock certificate that, immediately prior to the Reverse Split Effective Time, represented shares of the Original Common Stock was, from and after the Reverse Split Effective Time, automatically and without the necessity of presenting the same for exchange, representative of the number of whole shares of Converted Common Stock into which the shares of Original Common Stock were reclassified, provided, however, that each holder of record of a certificate that represented shares of Original Common Stock would be entitled to receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Converted Common Stock into which the shares of Original Common Stock represented by such certificate were reclassified.

D.    Forward Stock Split.  Upon the effective date of the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Forward Split Effective Time”), each 1.0 share of Converted Common Stock, issued and outstanding immediately prior to the Forward Split Effective Time, automatically was reclassified as and converted into 1.25 shares of Common Stock (the “New Common Stock”). Notwithstanding the immediately preceding sentence, any fractional shares of New Common Stock held by the holders of record of Converted Common Stock rounded downward to the nearest whole share, and no fractional shares of New Common Stock shall be issued to the holders of record of Converted Common Stock. Any stock certificate that, immediately prior to the Forward Split Effective Time, represented shares of the Converted Common Stock will, from and after the Forward Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which the shares of Converted Common Stock shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Converted Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Converted Common Stock represented by such certificate shall have been reclassified.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation is as follows:

Name	Address

Jonathan D. Kukulski, Esq.	c/o Zukerman Gore & Brandeis, LLP
875 Third Avenue
28th Floor
New York, New York 10022

SIXTH:  The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.	Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.	The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.	The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.	In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:  A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by           , its           , on this    day of      2007.

GRUBB & ELLIS REALTY ADVISORS, INC.

By:
Name:
Title:

APPENDIX C

GRUBB & ELLIS REALTY ADVISORS, INC.

2007 OMNIBUS EQUITY PLAN

I.	PURPOSE	C-1
II.	DEFINITIONS	C-1
	A. Affiliate	C-1
	B. Award	C-1
	C. Award Agreement	C-2
	D. Board	C-2
	E. Cash Award	C-2
	F. Change in Control	C-2
	G. Code	C-2
	H. Committee	C-2
	I. Common Stock	C-3
	J. Company	C-3
	K. Disability or Disabled	C-3
	L. Dividend Equivalent	C-3
	M. Eligible Employee	C-3
	N. Exchange Act	C-3
	O. Fair Market Value	C-3
	P. Formula Restricted Stock	C-4
	Q. Incentive Option	C-4
	R. Key Non-Employee	C-4
	S. Non-Affiliated Board Member	C-4
	T. Nonstatutory Option	C-4
	U. Option	C-4
	V. Other Stock-Based Award	C-4
	W. Participant	C-4
	X. Performance Award	C-4
	Y. Plan	C-4
	Z. Restricted Stock	C-4
	AA. Right	C-4
	BB. Shares	C-4
III.	SHARES SUBJECT TO THE PLAN	C-4
IV.	ADMINISTRATION OF THE PLAN	C-5
V.	ELIGIBILITY FOR PARTICIPATION	C-6
VI.	AWARDS UNDER THIS PLAN	C-7
	A. Incentive Option	C-7
	B. Nonstatutory Option	C-7
	C. Formula Restricted Stock	C-7
	D. Restricted Stock	C-7

C-i

	E. Stock Appreciation Right	C-7
	F. Dividend Equivalents	C-7
	G. Other Stock-Based Awards	C-7
	H. Performance Awards	C-7
	I. Cash Awards	C-8
VII.	TERMS AND CONDITIONS OF INCENTIVE OPTIONS AND NONSTATUTORY OPTIONS	C-8
	A. Option Price	C-8
	B. Number of Shares	C-8
	C. Term of Option	C-8
	D. Date of Exercise	C-8
	E. Medium of Payment	C-9
	F. Termination of Employment	C-9
	G. Total and Permanent Disability	C-10
	H. Death	C-11
	I. Exercise of Option and Issuance of Stock	C-11
	J. Rights as a Stockholder	C-11
	K. Assignability and Transferability of Option	C-12
	L. Other Provisions	C-12
	M. Purchase for Investment	C-12
VIII.	FORMULA RESTRICTED STOCK	C-13
IX.	TERMS AND CONDITIONS OF RESTRICTED STOCK	C-13
X.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS	C-15
XI.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENTS	C-15
XII.	TERMS AND CONDITIONS OF OTHER STOCK BASED AWARDS	C-15
XIII.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS	C-16
XIV.	TERMS AND CONDITIONS OF CASH AWARDS	C-17
XV.	TERMINATION OF EMPLOYMENT OR SERVICE	C-18
	A. Retirement under a Company or Affiliate Retirement Plan	C-18
	B. Termination in the Best Interests of the Company or an Affiliate	C-18
	C. Death or Disability of a Participant	C-18
XVI.	CANCELLATION AND RESCISSION OF AWARDS	C-19
XVII.	PAYMENT OF RESTRICTED STOCK, RIGHTS, OTHER STOCK-BASED AWARDS, PERFORMANCE AWARDS AND CASH AWARDS	C-19
XVIII.	WITHHOLDING	C-19
XIX.	SAVINGS CLAUSE	C-20
XX.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS	C-20
XXI.	DISSOLUTION OR LIQUIDATION OF THE COMPANY	C-21
XXII.	TERMINATION OF THE PLAN	C-21

C-ii

XXIII.	AMENDMENT OF THE PLAN	C-21
XXIV.	EMPLOYMENT RELATIONSHIP	C-22
XXV.	INDEMNIFICATION OF COMMITTEE	C-22
XXVI.	UNFUNDED PLAN	C-22
XXVII.	MITIGATION OF EXCISE TAX	C-22
XXVIII.	EFFECTIVE DATE	C-23
XXIX.	FOREIGN JURISDICTIONS	C-23
XXX.	GOVERNING LAW	C-23

C-iii

GRUBB & ELLIS REALTY ADVISORS, INC.
2007 OMNIBUS EQUITY PLAN

I.  Purpose

The Grubb & Ellis Realty Advisors, Inc. 2007 Omnibus Equity Plan is adopted by the Board on          , subject to approval by the stockholders of the Company.

The Plan is designed to attract, retain and motivate selected Eligible Employees and Key Non-Employees of the Company and its Affiliates, and reward them for making major contributions to the success of the Company and its Affiliates. These objectives are accomplished by making long-term incentive awards under the Plan that will offer Participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its Affiliates and their financial success.

The Awards may consist of:

1.  Incentive Options;

2.  Nonstatutory Options;

3.  Formula Restricted Stock;

4.  Restricted Stock;

5.  Rights;

6.  Dividend Equivalents;

7.  Other Stock-Based Awards;

8.  Performance Awards; or

9.  Cash Awards;

or any combination of the foregoing, as the Committee may determine.

The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code to the extent deemed appropriate by the Committee. The Plan and the grant of Awards hereunder are expressly conditioned upon the Plan’s approval by the stockholders of the Company. If such approval is not obtained, then this Plan and all Awards hereunder shall be null and void ab initio.

II.  Definitions

A.  Affiliate means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

B.  Award means the grant to any Eligible Employee or Key Non-Employee of any form of Option, Restricted Stock, Right, Dividend Equivalent, Other Stock-Based Award, Performance Award or Cash Award, whether granted singly, in combination or in tandem, and pursuant to such terms, conditions, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

C.  Award Agreement means a written agreement entered into between the Company and a Participant under which an Award is granted and which sets forth the terms, conditions, and limitations applicable to the Award.

D.  Board means the Board of Directors of the Company.

E.  Cash Award means an Award of cash, subject to the requirements of Article XIV and such other restrictions as the Committee deems appropriate or desirable.

F.  Change in Control means and shall occur upon: (a) the acquisition by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) in one or more transactions, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the Voting Stock of the Company; (b) the completion by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations (other than a corporation or corporations in which at least 50% the Voting Stock is beneficially owned by a Current Investor or an Affiliate of a Current Investor) as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the Voting Stock of the surviving or resulting corporation or (2) a transfer of all or substantially all of the property or assets of the Company (other than to an entity in which a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company owns at least 50% of the Voting Stock); (d) individuals who constitute the Board as of the effective date of the adoption of this Plan (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose appointment or election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding for this purpose any such individual whose initial election or appointment to the Board occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board); or (e) a complete liquidation of the Company. For purposes of this definition of Change in Control: (i) “Current Investor” shall mean any stockholder of the Company, who or that, as of the effective date of the adoption of this Plan, either alone or together with their or its Affiliates beneficially owns more than five percent (5%) of the outstanding Voting Stock of the Company and is a director or member of the Company; (ii) “Affiliate” shall have the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended; and (iii) “Voting Stock” shall mean the outstanding capital stock or equity interests of any entity that are entitled to vote for the election of directors of such entity.

G.  Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

H.  Committee means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected. If the Board delegates powers to a committee, and if the Company is or becomes subject to Section 16 of the Exchange Act, then, if necessary for compliance therewith, such committee shall consist initially of not less than two (2) members of the Board, each member of which must be a “non-employee director,” within the meaning of the applicable rules promulgated pursuant to the Exchange Act. If the Company is or becomes subject to Section 16 of the Exchange Act, no member of the Committee shall receive any Award pursuant to the Plan or any similar plan of the Company or any Affiliate while serving on the Committee, unless the Board determines that the grant of such an Award satisfies the then current Rule 16b-3 requirements under the Exchange Act. Notwithstanding anything herein to the contrary, and insofar as the Board determines that it is desirable in order for compensation recognized by Participants pursuant to the Plan to be fully deductible to the Company for federal income tax purposes, each member of the Committee also shall be an “outside director” (as defined in regulations or other guidance issued by the Internal Revenue Service under Code Section 162(m)).

I.  Common Stock means the common stock of the Company.

J.  Company means Grubb & Ellis Realty Advisors, Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed, or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

K.  Disability or Disabled means a permanent and total disability as defined in Section 22(e)(3) of the Code.

L.  Dividend Equivalent means an Award subject to the requirements of Article XI.

M.  Eligible Employee means an employee of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.

N.  N. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. References to any provision of the Exchange Act shall be deemed to include rules promulgated thereunder and successor provisions and rules thereto.

O.  Fair Market Value means, if the Shares are listed on any national securities exchange, the closing sales price, if any, on the largest such exchange on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then listed on any such exchange, the fair market value of such Shares shall be the closing sales price if such is reported, or otherwise the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) for the valuation date, or if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then either listed on any such exchange or quoted on NASDAQ, or there has been no trade date within such thirty (30) day period, the fair market value shall be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported in the National Daily Quotation System for the valuation date, or, if none, for the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Committee.

P.  Formula Restricted Stock means an Award made in Common Stock to a Non-Affiliated Board Member in accordance with and subject to the requirements of Article VIII.

Q.  Incentive Option means an Option that, when granted, is intended to be an “incentive stock option,” as defined in Section 422 of the Code.

R.  Key Non-Employee means a Non-Affiliated Board Member, independent contractor or other consultant or advisor of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.

S.  Non-Affiliated Board Member means a director of the Company who is neither an employee of the Company or any of its Affiliates, nor otherwise affiliated with the Company other than as a director. For purposes of the Plan, a Non-Affiliated Board Member shall be deemed to include the employer or other designee of such Non-Affiliated Board Member, if the Non-Affiliated Board Member is required, as a condition of his or her employment, to provide that any Award granted hereunder be made to the employer or other designee.

T.  Nonstatutory Option means an Option that, when granted, is not intended to be an “incentive stock option,” as defined in Section 422 of the Code, or that subsequently fails to comply with the requirements of Section 422 of the Code.

U.  Option means a right or option to purchase Common Stock, including Restricted Stock if the Committee so determines.

V.  Other Stock-Based Award means a grant or sale of Common Stock that is valued in whole or in part based upon the Fair Market Value of Common Stock.

W.  Participant means an Eligible Employee or Key Non-Employee to whom one or more Awards are granted under the Plan.

X.  Performance Award means an Award subject to the requirements of Article XIII, and such performance conditions as the Committee deems appropriate or desirable.

Y.  Plan means the Grubb & Ellis Realty Advisors 2007 Omnibus Equity Plan, as amended from time to time.

Z.  Restricted Stock means an Award made in Common Stock or denominated in units of Common Stock and delivered under the Plan, subject to the requirements of Article IX, such other restrictions as the Committee deems appropriate or desirable, and as awarded in accordance with the terms of the Plan.

AA. Right means a stock appreciation right delivered under the Plan, subject to the requirements of Article X and as awarded in accordance with the terms of the Plan.

BB. Shares means the following shares of the capital stock of the Company as to which Options or Restricted Stock have been or may be granted under the Plan and upon which Rights, units of Restricted Stock or Other Stock-Based Awards may be based: treasury or authorized but unissued Common Stock, $.01 par value, of the Company, or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Article XX of the Plan.

III. Shares Subject to the Plan

The aggregate number of Shares as to which Awards may be granted from time to time shall be           Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XX hereof). The aggregate number of Shares as to which Incentive Options may be granted from time to time shall be 3,000,000 Shares (subject to adjustment for stock splits, stock dividends and other adjustments described in Article VI hereof). Notwithstanding anything herein to the contrary, no Award of Formula Restricted Stock may be made from the pool of Shares identified pursuant to this Article III. All Awards of Formula Restricted Stock shall be made from Shares to be made available outside of the Plan. All other terms of the Formula Restricted Stock Awards shall be governed by the terms of the Plan.

In accordance with Code Section 162(m), if applicable, the aggregate number of Shares as to which Awards may be granted in any one calendar year to any one Eligible Employee shall not exceed 500,000 Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XX hereof).

From time to time, the Committee and/or appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and/or stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited, terminated, expire unexercised, canceled by agreement of the Company and the Participant (whether for the purpose of repricing such Awards or otherwise), settled in cash in lieu of Common Stock or in such manner that all or some of the Shares covered by such Awards are not issued to a Participant (or, if issued to the Participant, are returned to the Company by the Participant pursuant to a right of repurchase or right of first refusal exercised by the Company), or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards. In addition, if the exercise price of any Award is satisfied by tendering Shares to the Company (by actual delivery or attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan.

IV. Administration of the Plan

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines. Subject to the provisions of the Plan, the Committee is authorized to:

A.	Interpret the provisions of the Plan and any Award or Award Agreement, and make all rules and determinations that it deems necessary or advisable to the administration of the Plan;

B.	Determine which employees of the Company or an Affiliate shall be designated as Eligible Employees and which of the Eligible Employees shall be granted Awards;

C.	Determine the Key Non-Employees to whom Awards, other than Incentive Options and Performance Awards for which Key Non-Employees shall not be eligible, shall be granted;

D.	Determine whether an Option to be granted shall be an Incentive Option or Nonstatutory Option;

E.	Determine the number of Shares for which an Option, Restricted Stock or Other Stock-Based Award shall be granted;

F.	Determine the number of Rights, the Cash Award or the Performance Award to be granted;

G.	Provide for the acceleration of the right to exercise any Award; and

H.	Specify the terms, conditions, and limitations upon which Awards may be granted;

provided, however, that with respect to Incentive Options, all such interpretations, rules, determinations, terms, and conditions shall be made and prescribed in the context of preserving the tax status of the Incentive Options as “incentive stock options” within the meaning of Section 422 of the Code.

If permitted by applicable law, and in accordance with any such law, the Committee may delegate to the chief executive officer and to other senior officers of the Company or its Affiliates its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act. All determinations of the Committee shall be made by a majority of its members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

The Committee shall have the authority at any time to cancel Awards for reasonable cause and/or to provide for the conditions and circumstances under which Awards shall be forfeited.

Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or any Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants. No determination shall be subject to de novo review if challenged in court.

V. Eligibility for Participation

Awards may be granted under this Plan only to Eligible Employees and Key Non-Employees of the Company or its Affiliates. The foregoing notwithstanding, each Participant receiving an Incentive Option must be an Eligible Employee of the Company or of an Affiliate at the time the Incentive Option is granted.

The Committee may, at any time and from time to time, grant one or more Awards to one or more Eligible Employees or Key Non-Employees and may designate the number of Shares, if applicable, to be subject to each Award so granted, provided, however that no Incentive Option shall be granted after the expiration of ten (10) years from the earlier of the date of the adoption of the Plan by the Company or the approval of the Plan by the stockholders of the Company, and provided further, that the Fair Market Value of the Shares (determined at the time the Option is granted) as to which Incentive Options are exercisable for the first time by any Eligible

Employee during any single calendar year (under the Plan and under any other incentive stock option plan of the Company or an Affiliate) shall not exceed One Hundred Thousand Dollars ($100,000). To the extent that the Fair Market Value of such Shares exceeds One Hundred Thousand Dollars ($100,000), the Shares subject to Option in excess of One Hundred Thousand Dollars ($100,000) shall, without further action by the Committee, automatically be converted to Nonstatutory Options.

Notwithstanding any of the foregoing provisions, (i) the Committee may authorize the grant of an Award to a person not then in the employ of, or engaged by, the Company or of an Affiliate, conditioned upon such person becoming eligible to be granted an Award at or prior to the execution of the Award Agreement evidencing the actual grant of such Award; and (ii) if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, then the Committee may not authorize the grant of an Award under this Plan to a person who resides in the State of California.

VI. Awards Under This Plan

As the Committee may determine, the following types of Awards may be granted under the Plan on a stand-alone, combination or tandem basis:

A.	Incentive Option. An Award in the form of an Option that shall comply with the requirements of Section 422 of the Code. Subject to adjustments in accordance with the provisions of Article XX, the aggregate number of Shares that may be subject to Incentive Options under the Plan shall not exceed 3,000,000.

B.	Nonstatutory Option. An Award in the form of an Option that shall not be intended to, or has otherwise failed to, comply with the requirements of Section 422 of the Code.

C.	Formula Restricted Stock. An annual Award made to a Non-Affiliated Board Member in Common Stock, subject to such restrictions and conditions as set forth herein.

D.	Restricted Stock. An Award made to a Participant in Common Stock or denominated in units of Common Stock, subject to future service and/or such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including but not limited to continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance.

E.	Stock Appreciation Right. An Award in the form of a Right to receive the excess of the Fair Market Value of a Share on the date the Right is exercised over the Fair Market Value of a Share on the date the Right was granted.

F.	Dividend Equivalents. An Award in the form of, and based upon the value of, dividends of Shares.

G.	Other Stock-Based Awards. An Award made to a Participant in the form of Shares that are valued in whole or in part by reference to, or are otherwise based upon, the Fair Market Value of Shares.

H.	Performance Awards. An Award made to a Participant that is subject to performance conditions specified by the Committee, including, but not limited to,

continuous service with the Company and/or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance.

I.	Cash Awards. An Award made to a Participant and denominated in cash, with the eventual payment subject to future service and/or such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement.

Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement between the Company and the Participant as to the terms and conditions of the Award.

VII. Terms and Conditions of Incentive Options and Nonstatutory Options

Each Option shall be set forth in an Award Agreement, duly executed on behalf of the Company in favor of the Participant to whom such Option is granted. Except for the setting of the Option price under Paragraph A, no Option shall be granted and no purported grant of any Option shall be effective until such Award Agreement shall have been duly executed on behalf of the Company. Each such Award Agreement shall be subject to at least the following terms and conditions:

A.	Option Price. The purchase price of the Shares covered by each Option granted under the Plan shall be determined by the Committee. The Option price per share of the Shares covered by each Nonstatutory Option shall be at such amount as may be determined by the Committee in its sole discretion on the date of the grant of the Option. In the case of an Incentive Option, if the Participant owns directly or by reason of the applicable attribution rules ten percent (10%) or less of the total combined voting power of all classes of stock of the Company, the Option price per share of the Shares covered by each Incentive Option shall be not less than the Fair Market Value of the Shares on the date of the grant of the Incentive Option. In all other cases of Incentive Options, the Option price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

B.	Number of Shares. Each Option shall state the number of Shares to which it pertains.

C.	Term of Option. Each Incentive Option shall terminate not more than ten (10) years from the date of the grant thereof, or at such earlier time as the Award Agreement may provide, and shall be subject to earlier termination as herein provided, except that if the Option price is required under Paragraph A of this Article VII to be at least one hundred ten percent (110%) of Fair Market Value, each such Incentive Option shall terminate not more than five (5) years from the date of the grant thereof, and shall be subject to earlier termination as herein provided. The Committee shall determine the time at which a Nonstatutory Option shall terminate.

D.	Date of Exercise. Unless otherwise determined by the Committee at the time of the grant of an Option, Options granted hereunder shall become exercisable in substantially equal annual installments over a period of three (3) years. The foregoing notwithstanding, upon the authorization of the grant of an Option, or at any time thereafter, the Committee may, subject to the provisions of Paragraph C of this Article VII, prescribe such other date or dates on which the Option becomes exercisable, and may provide that the Option becomes exercisable in installments over a period of years, and/or upon the attainment of stated goals. Unless the Committee otherwise provides in writing, the date or dates on which the Option becomes exercisable shall be tolled during any unpaid leave of absence. It is expressly understood that Options hereunder shall, unless otherwise provided for in writing by the Committee, be granted in contemplation of, and earned by the Participant through the completion of, future employment or service with the Company.

E.	Medium of Payment. The Option price shall be payable upon the exercise of the Option, as set forth in Paragraph I. It shall be payable in such form (permitted by Section 422 of the Code in the case of Incentive Options) as the Committee shall, either by rules promulgated pursuant to the provisions of Article IV of the Plan, or in the particular Award Agreement, provide.

F.	Termination of Employment.

1.	A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than death, Disability, or termination for “Cause,” as defined in subparagraph (2) below, may exercise any Option granted to such Participant, to the extent that the right to purchase Shares thereunder has become exercisable by the date of such termination, but only within three (3) (or such other period of time as the Committee may determine, with such determination in the case of an Incentive Option being made at the time of the grant of the Option and not exceeding three (3) months) months after such date of termination, or, if earlier, within the originally prescribed term of the Option, and subject to the conditions that (i) no Option shall be exercisable after the expiration of the term of the Option and (ii) unless the Committee otherwise provides, no Option that has not become exercisable by the date of such termination shall at any time thereafter be or become exercisable. A Participant’s employment shall not be deemed terminated by reason of a transfer to another employer that is the Company or an Affiliate.

2.	A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for “Cause” shall, upon such termination, cease to have any right to exercise any Option. For purposes of this Plan, “Cause” shall be as defined in any employment or other agreement between the Participant and the Company (or an Affiliate) or, if there is no such agreement or definition therein, “Cause” shall be defined to include (i) a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an Affiliate, a Participant’s perpetration or attempted perpetration of fraud, or a Participant’s participation in a fraud or attempted fraud, on the Company or an Affiliate or a Participant’s unauthorized appropriation of, or a Participant’s attempt to misappropriate, any tangible or intangible assets or property of the Company or an Affiliate; (ii) any act or acts by a Participant of disloyalty, dishonesty, misconduct, moral turpitude, or any other act or acts by a Participant injurious to the interest, property, operations, business or reputation of the Company or an Affiliate; (iii) a Participant’s commission of a felony or any other crime the commission of which results in injury to the Company or an Affiliate; (iv) any violation of any restriction on the disclosure or use of confidential information of the Company or an Affiliate, or client, prospect, or merger or acquisition target, or on competition with the Company or an Affiliate or any of its businesses as then conducted; or (v) any other action that the Board or the Committee, in their sole discretion, may deem to be sufficiently injurious to the interests of the Company or an Affiliate to constitute substantial cause for termination. The determination of the Committee as to the existence of “Cause” shall be conclusive and binding upon the Participant and the Company.

3.	Except as the Committee may otherwise expressly provide or determine (consistent with Section 422 of the Code, if applicable), a Participant who is absent from work with the Company or an Affiliate because of temporary disability (any disability other than a Disability), or who is on leave of absence for any purpose permitted by the Company or by any authoritative interpretation (i.e., regulation, ruling, case law, etc.) of Section 422 of the Code, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated his or her employment or relationship with the Company or with an Affiliate. For purposes of Incentive Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract (or the Committee approves such longer leave of absence, in which event the Incentive Option held by the Participant shall be treated as a Nonstatutory Option following the ninetieth (90th) day of such leave).

4.	Paragraph F(1) shall control and fix the rights of a Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than Disability, death, or termination for “Cause,” and who subsequently becomes Disabled or dies. Nothing in Paragraphs G and H of this Article VII shall be applicable in any such case except that, in the event of such a subsequent Disability or death within the three (3) month period after the termination of employment or, if earlier, within the originally prescribed term of the Option, the Participant or the Participant’s estate or personal representative may exercise the Option permitted by this Paragraph F, in the event of Disability, within twelve (12) months after the date that the Participant ceased to be an employee or Key Non-Employee of the Company or an Affiliate, or, in the event of death, within twelve (12) months after the date of death of such Participant.

G.	Total and Permanent Disability. A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the right to purchase Shares thereunder has become exercisable on or before the date such Participant becomes Disabled as determined by the Committee.

A Disabled Participant, or his estate or personal representative, shall exercise such rights, if at all, only within a period of not more than twelve (12) months after the date that the Participant became Disabled as determined by the Committee (notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled) or, if earlier, within the originally prescribed term of the Option.

H.	Death. In the event that a Participant to whom an Option has been granted ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of such Participant’s death, such Option, to the extent that the right is exercisable but not exercised on the date of death, may be exercised by the Participant’s estate or personal representative within twelve (12) months after the date of death of such Participant or, if earlier, within the originally prescribed term of the Option, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant were alive and had continued to be an employee or Key Non-Employee of the Company or of an Affiliate.

I.	Exercise of Option and Issuance of Stock. Options shall be exercised by giving written notice to the Company. Such written notice shall: (i) be signed by the person exercising the Option, (ii) state the number of Shares with respect to which the Option is being exercised, (iii) contain the warranty required by Paragraph M of this Article VII, if applicable, and (iv) specify a date (other than a Saturday, Sunday or legal holiday) not more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased. Such tender and conveyance shall take place at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option. On the date specified in such written notice (which date may be extended by the Company in order to comply with any law or regulation that requires the Company to take any action with respect to the Option Shares prior to the issuance thereof), the Company shall accept payment for the Option Shares in cash, by bank or certified check, by wire transfer, or by such other means as may be approved by the Committee, and shall deliver to the person or persons exercising the Option in exchange therefor an appropriate certificate or certificates for fully paid nonassessable Shares or undertake to deliver an appropriate certificate or certificates within a reasonable period of time. In the event of any failure to pay for the number of Shares specified in such written notice on the date set forth therein (or on the extended date as above provided), the right to exercise the Option shall terminate with respect to such number of Shares, but shall continue with respect to the remaining Shares covered by the Option and not yet acquired pursuant thereto.

If approved in advance by the Committee, and subject to compliance with the Sarbanes-Oxley Act of 2002, payment in full or in part also may be made (i) by delivering Shares, or by attestation of Shares, already owned for at least six (6) months by the Participant and which have a total Fair Market Value on the date of such delivery equal to the Option price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee; (iii) by authorizing the Company to retain Shares that otherwise would be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with part 220, Chapter II, Title 12 of the Code of Federal Regulations, a so-called “cashless” exercise); or (v) by any combination of the foregoing.

J.	Rights as a Stockholder. No Participant to whom an Option has been granted shall have rights as a stockholder with respect to any Shares covered by such

Option except as to such Shares as have been registered in the Company’s share register in the name of such Participant upon the due exercise of the Option and tender of the full Option price.

K.	Assignability and Transferability of Option. Unless otherwise permitted by the Code and by Rule 16b-3 of the Exchange Act, if applicable, and approved in advance by the Committee, an Option granted to a Participant shall not be transferable by the Participant and shall be exercisable, during the Participant’s lifetime, only by such Participant or, in the event of the Participant’s incapacity, his guardian or legal representative. Except as otherwise permitted herein, such Option shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process and any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Paragraph K, or the levy of any attachment or similar process upon an Option or such rights, shall be null and void.

L.	Other Provisions. The Award Agreement for an Incentive Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code. Further, the Award Agreements authorized under the Plan shall be subject to such other terms and conditions including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable and which, in the case of Incentive Options, are not inconsistent with the requirements of Section 422 of the Code.

M.	Purchase for Investment. If Shares to be issued upon the particular exercise of an Option shall not have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled. The person who exercises such Option shall warrant to the Company that, at the time of such exercise, such person is acquiring his or her Option Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and shall make such other representations, warranties, acknowledgments, and/or affirmations, if any, as the Committee may require. In such event, the person acquiring such Shares shall be bound by the provisions of the following legend (or similar legend) which shall be endorsed upon the certificate(s) evidencing his or her Option Shares issued pursuant to such exercise.

“The shares represented by this certificate have been acquired for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company that an exemption from registration is then available.”

Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining any consent that the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

VIII. Formula Restricted Stock

A.	Each Non-Affiliated Board Member shall be granted on the date of the first Board meeting in which he or she participates following his or her initial election as a Non-Affiliated Board Member an Award in Shares of Common Stock having a Fair Market Value on the date of such Board meeting equal to $50,000. In addition, on such date as the Board may determine, the Board has the right to institute a program whereby each Non-Affiliated Board Member may be granted an annual Award in Shares of Common Stock for so long as he or she continues to serve as a Non-Affiliated Board Member. Each such annual Award may be for a number of Shares having a Fair Market Value on the date of grant equal up to $50,000.

B.	The purchase price of the Shares of Formula Restricted Stock shall be zero.

C.	The restrictions with respect to each Award of Formula Restricted Stock granted hereunder shall lapse in substantially equal annual installments over a period of three (3) years. If a Non-Affiliated Board Member ceases to be a director (other than as the result of his or her removal for “Cause”), any Awards granted prior to the date he or she ceases to be a member of the Board shall continue to vest over the remainder of the applicable three year vesting schedule. If a Non-Affiliated Board Member is removed as a director for “Cause” (as such term is defined in Article VII), any Awards on which the restrictions have not lapsed shall be forfeited in their entirety. The foregoing schedule notwithstanding, upon a Change in Control, the restrictions with respect to any outstanding Awards shall lapse and such Awards shall be fully vested.

D.	Awards of Formula Restricted Stock acquired by Non-Employee Board members may be used to satisfy any equity accumulation program established by the Company for such directors.

E.	Formula Restricted Stock Grants shall be evidenced by an Award Agreement which shall conform to the requirements of the Plan, and may contain such other provisions not inconsistent therewith, as the Committee shall deem advisable.

IX.	Terms and Conditions of Restricted Stock

A.	The Committee may from time to time grant an Award in Shares of Common Stock or grant an Award denominated in units of Common Stock, for such consideration as the Committee deems appropriate (which amount may be less than the Fair Market Value of the Common Stock on the date of the Award), and subject to such restrictions and conditions and other terms as the Committee may determine at the time of the Award (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and subject further to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.

B.	If Shares of Restricted Stock are awarded, such Shares cannot be assigned, sold, transferred, pledged, or hypothecated prior to the lapse of the restrictions applicable thereto, and, in no event, absent Committee approval, prior to six (6) months from the date of the Award. Unless otherwise determined by the Committee at the time an Award of Restricted Stock is made under this Article IX, restrictions shall lapse in substantially equal installments over a period of three (3) years. The Company shall issue, in the name of the Participant, stock certificates representing the total number of Shares of Restricted Stock awarded to the Participant at such time as the Company deems appropriate, which certificates shall be held by the Secretary of the Company as provided in Paragraph G.

C.	Restricted Stock issued to a Participant under the Plan shall be governed by an Award Agreement that shall specify whether Shares of Common Stock are awarded to the Participant, or whether the Award shall be one not of Shares of Common Stock but one denominated in units of Common Stock, any consideration required thereto, and such other provisions as the Committee shall determine.

D.	Subject to the provisions of Paragraphs B and E hereof and the restrictions set forth in the related Award Agreement, the Participant receiving an Award of Shares of Restricted Stock shall thereupon be a stockholder with respect to all of the Shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions made with respect to such Shares. All Common Stock received by a Participant as the result of any dividend on the Shares of Restricted Stock, or as the result of any stock split, stock distribution, or combination of the Shares affecting Restricted Stock, shall be subject to the restrictions set forth in the related Award Agreement.

E.	Restricted Stock or units of Restricted Stock awarded to a Participant pursuant to the Plan will be forfeited, and any Shares of Restricted Stock or units of Restricted Stock sold to a Participant pursuant to the Plan may, at the Company’s option, be resold to the Company for an amount equal to the price paid therefor, and in either case, such Restricted Stock or units of Restricted Stock shall revert to the Company, if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons set forth in Article XV, prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement.

F.	The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions contained in the Award Agreement shall lapse with respect to any or all Restricted Stock awarded under the Plan.

G.	The Secretary of the Company shall hold the certificate or certificates representing Shares of Restricted Stock issued under the Plan, properly endorsed for transfer, on behalf of each Participant who holds such Shares, until such time as the Shares of Restricted Stock are forfeited, resold to the Company, or the restrictions lapse. Any Restricted Stock denominated in units of Common Stock, if not previously forfeited, shall be payable in accordance with Article XVII as soon as practicable after the restrictions lapse.

H.	The Committee may prescribe such other restrictions, conditions, and terms applicable to Restricted Stock issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Article or any Award Agreement in installments.

X.	Terms and Conditions of Stock Appreciation Rights

If deemed by the Committee to be in the best interests of the Company, a Participant may be granted a Right. Each Right shall be granted subject to such restrictions and conditions and other terms as the Committee may specify in the Award Agreement at the time the Right is granted, subject to the general provisions of the Plan, and the following specific rules.

A.	Rights may be granted, if at all, either singly, in combination with or in tandem with another Award. At the time of grant of a Right, the Committee shall specify the base price of Common Stock to be used in connection with the calculation described in Paragraph B below, provided that the base price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant, unless approved by the Board.

B.	Upon exercise of a Right, which shall be not less than six (6) months from the date of the grant, the Participant shall be entitled to receive in accordance with Article XVII, and as soon as practicable after exercise, the excess of the Fair Market Value of one Share of Common Stock on the date of exercise over the base price specified in such Right, multiplied by the number of Shares of Common Stock then subject to the Right, or the portion thereof being exercised.

C.	Notwithstanding anything herein to the contrary, if the Award granted to a Participant allows him or her to elect to cancel all or any portion of an unexercised Option by exercising an additional or tandem Right, then the Option price per Share of Common Stock shall be used as the base price specified in Paragraph A to determine the value of the Right upon such exercise and, in the event of the exercise of such Right, the Company’s obligation with respect to such Option or portion thereof shall be discharged by payment of the Right so exercised. In the event of such a cancellation, the number of Shares as to which such Option was canceled shall become available for use under the Plan, less the number of Shares, if any, received by the Participant upon such cancellation in accordance with Article XVII.

D.	A Right may be exercised only by the Participant (or, if applicable under Article XV, by a legatee or legatees of such Right, or by the Participant’s executors, personal representatives, or distributees).

XI.	Terms and Conditions of Dividend Equivalents

A Participant may be granted an Award in the form of Dividend Equivalents. Such an Award shall entitle the Participant to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

XII.	Terms and Conditions of Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and/or Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or on the Fair Market Value thereof (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

XIII.	Terms and Conditions of Performance Awards

A.	A Participant may be granted an Award that is subject to performance conditions specified by the Committee. The Committee may use business criteria and/or other measures of performance as it deems appropriate in establishing any performance conditions (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as otherwise limited under Paragraphs C and D, below, in the case of a Performance Award intended to qualify under Code Section 162(m).

B.	Any Performance Award will be forfeited if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons set forth in Article XV, prior to the expiration of the time period over which the performance conditions are to be measured.

C.	If the Committee determines that a Performance Award to be granted to an Eligible Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Paragraph C.

1.	Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Paragraph C. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the performance goals being “substantially uncertain.” The Committee may determine that more than one performance goal must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

2.	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (a) total stockholder return; (b) such total stockholder return as compared to the total return (on a comparable basis) of industry peers (such as, CB Richard Ellis, Jones Lang LaSalle or Trammell Crow) or a publicly available index such as, but not limited to, the Standard & Poor’s 500 or the Nasdaq-U.S. Index; (c) net income or net operating income; (d) pre-tax earnings or profits; (e) EBIT or EBITDA; (f) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (g) operating margin; (h) earnings per share or growth in earnings per share; (i) return on equity; (j) return on assets or capital; (k) return on investment; (l) operating income, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (m) earnings per share, excluding the effect of charges for acquired in-process technology and before payment of executive bonuses; (n) working capital; (o) sales; (p) gross or net revenues or changes in gross or net revenues; (q) market share or market penetration with respect to designated products and/or geographic areas; (r) reduction of losses, loss ratios or expense ratios; (s) cost of capital; (t) debt reduction; (u) satisfaction of business expansion goals or goals relating to acquisitions or divestitures; (v) employee turnover; (w) gross margin; (x) recruiting objectives; (y) production or revenue per broker; (z) client retention or satisfaction; and/or (aa) diversity objectives. The foregoing business criteria also may be used in establishing performance goals for Cash Awards granted under Article XIV hereof.

3.	Compensation Limitation. No Eligible Employee may receive a Performance Award in excess of $2,000,000 during any three (3) year period.

D.	Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Committee. Performance goals shall be established on or before the dates that are required or permitted for “performance-based compensation” under Code Section 162(m).

E.	Settlement of Performance Awards may be in cash or Shares, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable in respect of a Performance Award that is subject to Code Section 162(m).

XIV.	Terms and Conditions of Cash Awards

A.	The Committee may from time to time authorize the award of cash payments under the Plan to Participants, subject to such restrictions and conditions and other terms as the Committee may determine at the time of authorization (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates, and/or other measurements of Company or Affiliate performance), and subject to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.

B.	Any Cash Award will be forfeited if the Company so determines in accordance with Article XVI or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment or engagement with the Company or its Affiliates terminates, other than for reasons set forth in Article XV, prior to the attainment of any goals set forth in the Award Agreement or prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement, whichever is applicable.

C.	The Committee, in its discretion, shall have the power to change the date on which the restrictions contained in the Award Agreement shall lapse, or the date on which goals are to be measured, with respect to any Cash Award.

D.	Any Cash Award, if not previously forfeited, shall be payable in accordance with Article XVII as soon as practicable after the restrictions lapse or the goals are attained.

E.	The Committee may prescribe such other restrictions, conditions, and terms applicable to the Cash Awards issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions, or a measurement of the goals, in installments.

XV.	Termination of Employment or Service

Except as may otherwise be (i) provided in Article VII for Options or under Article VIII for Formula Restricted Stock, (ii) provided for under the Award Agreement, or (iii) permitted pursuant to Paragraphs A through C of this Article XV (subject to the limitations under the Code for Incentive Options), if the employment or service of a Participant terminates, all unexpired, unpaid, unexercised, or deferred Awards shall be canceled immediately.

A.	Retirement under a Company or Affiliate Retirement Plan. When a Participant’s employment or service terminates as a result of retirement as defined under a Company or Affiliate retirement plan, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement, and/or the exercisability and vesting of any Award may be accelerated.

B.	Termination in the Best Interests of the Company or an Affiliate. When a Participant’s employment or service with the Company or an Affiliate terminates and, in the judgment of the Committee or the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and/or (ii) permit the exercise, vesting, and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Article XVI or at such time as the Committee shall deem the continuation of all or any part of the Participant’s Awards are not in the Company’s or its Affiliate’s best interests.

C.	Death or Disability of a Participant.

1.	In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period up to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) the expiration date specified in Paragraph H of

Article VII, within which to receive or exercise any outstanding Awards held by the Participant under such terms as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; (b) to a legal representative of the Participant; or (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be paid and/or may be exercised at such times and in such manner as if the Participant were living.

2.	In the event a Participant is determined by the Company to be Disabled, and subject to the limitations of Paragraph G of Article VII, Awards may be paid to, or exercised by, the Participant, if legally competent, or by a legally designated guardian or other representative if the Participant is legally incompetent by virtue of such Disability.

3.	After the death or Disability of a Participant, the Committee may in its sole discretion at any time (i) terminate restrictions in Award Agreements; (ii) accelerate any or all installments and rights; and/or (iii) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards ultimately might have become payable to other beneficiaries.

XVI.	Cancellation and Rescission of Awards

Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, unexercised, or deferred Awards at any time if the Participant is not in compliance with the applicable provisions of the Award Agreement or the Plan. Upon exercise, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan and the Award Agreement.

XVII.	Payment of Restricted Stock, Rights, Other Stock-Based Awards, Performance Awards and Cash Awards

Payment of Restricted Stock, Rights, Other Stock-Based Awards, Performance Awards and Cash Awards may be made, as the Committee shall specify, in the form of cash, Shares of Common Stock, or combinations thereof; provided, however, that a fractional Share of Common Stock shall be paid in cash equal to the Fair Market Value of the fractional Share of Common Stock at the time of payment.

XVIII.	Withholding

Except as otherwise provided by the Committee,

A.	the Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the minimum federal, state, and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan; and

B.	in the case of payments of Awards, or upon any other taxable event hereunder, a Participant may elect, subject to the approval in advance by the Committee, to satisfy the withholding requirement, if any, in whole or in part, by having the Company withhold Shares of Common Stock that would otherwise be transferred to the Participant having a Fair Market Value, on the date the tax is to be determined, equal to the minimum marginal tax that could be imposed on the transaction. All elections shall be made in writing and signed by the Participant.

XIX.	Savings Clause

This Plan is intended to comply in all respects with applicable law and regulations, including, (i) with respect to those Participants who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission, if applicable, (ii) Section 402 of the Sarbanes-Oxley Act, and (iii) with respect to executive officers, Code Section 162(m). In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under applicable law and regulation (including Rule 16b-3 and Code Section 162(m)), the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3 and Code Section 162(m)) so as to foster the intent of this Plan. Notwithstanding anything herein to the contrary, with respect to Participants who are officers and directors for purposes of Section 16 of the Exchange Act, if applicable, and if required to comply with rules promulgated thereunder, no grant of, or Option to purchase, Shares shall permit unrestricted ownership of Shares by the Participant for at least six (6) months from the date of grant or Option, unless the Board determines that the grant of, or Option to purchase, Shares otherwise satisfies the then current Rule 16b-3 requirements.

XX.	Adjustments Upon Changes in Capitalization; Corporate Transactions

If the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, or consolidation, or if a change is made to the Common Stock of the Company by reason of any recapitalization, reclassification, change in par value, stock split, reverse stock split, combination of shares or dividends payable in capital stock, or the like, the Company shall make adjustments to such Awards (including, by way of example and not by way of limitation, the grant of substitute Awards under the Plan or under the plan of such other corporation) as it may determine to be appropriate under the circumstances, and, in addition, appropriate adjustments shall be made in the number and kind of shares and in the option price per share subject to outstanding Awards under the Plan or under the plan of such successor corporation. The foregoing notwithstanding, unless the Committee otherwise determines, no such adjustment shall be made to an Incentive Option which shall, within the meaning of Section 424 of the Code, constitute such a modification, extension, or renewal of an option as to cause it to be considered as the grant of a new option.

Notwithstanding anything herein to the contrary, unless otherwise determined by the Committee at the time an individual Award is granted hereunder, an Award shall be one hundred percent (100%) vested, and become one hundred percent (100%) exercisable, upon a Change in Control. The foregoing notwithstanding, the Company may, in its sole discretion, cancel any or all Awards upon a Change in Control and provide for the payment to Participants in cash of an amount equal to the value or appreciated value, whichever is applicable, of the Award, as determined in good faith by the Committee, at the close of business on the date of such event.

Upon a business combination by the Company or any of its Affiliates with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board or the Committee may, in its sole discretion, grant Options pursuant hereto to all or any persons who, on the effective date of such transaction, hold outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees or directors of, or independent contractors, consultants or advisors to, the Company or its Affiliates. The number of Shares subject to such substitute Options shall be determined in accordance with the terms of the transaction by which the business combination is effected. Notwithstanding the other provisions of this Plan, the other terms of such substitute Options shall be substantially the same as or economically equivalent to the terms of the options for which such Options are substituted, all as determined by the Board or by the Committee, as the case may be. Upon the grant of substitute Options pursuant hereto, the options to purchase securities of such other corporation or entity for which such Options are substituted shall be canceled immediately.

XXI.	Dissolution or Liquidation of the Company

Upon the dissolution or liquidation of the Company, the Participant may immediately prior to such dissolution or liquidation exercise any Award granted hereunder to the extent that the right thereunder has become exercisable as of the date of such dissolution or liquidation.

XXII.	Termination of the Plan

The Plan shall terminate ten (10) years from the earlier of the date of its adoption by the Board or the date of its approval by the stockholders. The Plan may be terminated at an earlier date by vote of the stockholders or the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination. Notwithstanding anything in this Plan to the contrary, any Options granted prior to the effective date of the Plan’s termination may be exercised until the earlier of (i) the date set forth in the Award Agreement, or (ii) in the case of an Incentive Option, ten (10) years from the date the Option is granted; and the provisions of the Plan with respect to the full and final authority of the Committee under the Plan shall continue to control.

XXIII.	Amendment of the Plan

The Plan may be amended by the Board and such amendment shall become effective upon adoption by the Board; provided, however, that any amendment shall be subject to the approval of the stockholders of the Company at or before the next annual meeting of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, determines to submit such changes to the Plan to its stockholders for approval.

XXIV.	Employment Relationship

Nothing herein contained shall be deemed to prevent the Company or an Affiliate from terminating the employment of a Participant, nor to prevent a Participant from terminating the Participant’s employment with the Company or an Affiliate, unless otherwise limited by an agreement between the Company (or an Affiliate) and the Participant.

XXV.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as directors or members of the Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the director or Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties. To receive such indemnification, a director or Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.

XXVI.	Unfunded Plan

Insofar as it provides for payments in cash in accordance with Article XVII, or otherwise, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock, or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board, or the Committee be deemed to be a trustee of any cash, Common Stock, or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Common Stock, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

XXVII.	Mitigation of Excise Tax

Unless otherwise provided for in the Award Agreement or in any other agreement between the Company (or an Affiliate) and the Participant, if any payment or right accruing to a Participant under this Plan (without the application of this Article XXVII), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate, would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is necessary shall be made by the Company. The Participant shall cooperate in good faith with the Company in making such determination and providing any necessary information for this purpose.

XXVIII.	Effective Date

This Plan shall become effective upon adoption by the Board, provided that the adoption of the Plan shall be subject to the approval of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulations, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, desires to submit the Plan to its stockholders for approval.

XXIX.	Foreign Jurisdictions

To the extent the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States of America, the Committee in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States of America.

XXX.	Governing Law

This Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith.

Adopted effective as of the           day of          2007.

Appendix D

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT  (the “Agreement”) has an effective date of June 18, 2007 (the “Effective Date”), and is made by and between Grubb & Ellis Company, its subsidiaries, successors and assigns, a Delaware Corporation (the “Licensor”) and Grubb & Ellis Realty Advisors, Inc., its subsidiaries, successors and assigns, a Delaware Corporation (the “Licensee”).

WITNESSETH:

WHEREAS, Licensor is the owner of certain trademarks, trade names, emblems and/or logos identified in Exhibit A to this Agreement (collectively, the “Licensed Marks”);

WHEREAS, Licensee has been using the Licensed Marks, with Licensor’s express knowledge and consent, in such a manner in which Licensor fully approves (the “Prior Use”);

WHEREAS, each of Licensor and Licensee wish to formally set forth the terms and conditions on which Licensee shall continue to use the Licensed Marks; and

WHEREAS, Licensor is willing to grant to Licensee the nonexclusive right to use the Licensed Marks subject to the terms and conditions of this Agreement, and Licensee is willing to accept such rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the parties hereby agree as follows.

1.	Grant of License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee for the “Term” of this agreement, as defined in Paragraph 11 below, the nonexclusive, nontransferable right and license to use the Licensed Marks in a manner and form consistent with the Prior Use and only in connection with the providing, distribution, promotion, advertising or sale of those services identified in Exhibit B (the “Licensed Services”), throughout the world (the “Territory”).

2.	Limitations on Grant of License; Acknowledgment of Prior Use.

a.	All rights in the Licensed Marks other than those specifically granted herein are hereby expressly reserved to Licensor for its benefit and use. Licensee acknowledges that it will not acquire any rights in the Licensed Marks as a result of Licensee’s use thereof.

b.	Licensee shall at no time use or authorize the use of any trademark, logo, service mark, trade name or other designation identical with, or confusingly or colorably similar to, the Licensed Marks.

c.	The license herein granted is personal and may not be sublicensed, assigned, transferred, pledged, mortgaged or otherwise encumbered in whole or in part by Licensee without the prior express written consent of Licensor.

d.	As between Licensor and Licensee, Licensor shall be deemed to be the Licensor of all materials created for the Licensed Services hereunder, including but not limited to artwork. For copyright purposes, Licensee shall be considered the owner of all designs, artwork, tools or dies manufactured or created in association with the Licensed Services; provided, however, that Licensee claims no right, title or interest in and is granted no ownership or control of the Licensed Marks (or any modification thereto, or derivative work thereof)) other than as expressly provided herein, and provided further that Licensee’s ownership of copyrights related to designs and artwork extends only to those portions of designs and artwork that are separate and distinct from the Licensed Marks.

e.	The parties hereto acknowledge and agree that Licensee’s Prior Use of the Licensed Marks has been in a manner consistent with the terms and conditions hereof and that this Agreement shall be deemed to ratify such Prior Use, and retroactively grant to Licensee prior to the Effective Date, Licensee’s right to the Licensed Marks in accordance with the terms hereof.

3.	Licensee Obligations.

a.	Licensee shall provide, advertise, distribute and sell the Licensed Services in an ethical manner and in accordance with the provisions and intent of this Agreement throughout the Term of this Agreement.

b.	Licensee shall not encumber or cause to be encumbered in any manner, the Licensed Marks, or cause or permit any expenses to be charged to Licensor without Licensor’s prior written approval in each instance.

4.	Quality Assurance.

a.	Licensee shall use the Licensed Marks in accordance with the requirements of all applicable laws and regulations and in the manner and form consistent with the Prior Use.

b.	Licensor shall have the right, at its sole cost and expense, and upon reasonable notice to Licensee to audit for quality control purposes Licensee’s (i) facilities, (ii) inventory of materials bearing the Licensed Marks, and (iii) books and records relating to the provision, distribution, sale, advertising and promotion of the Licensed Services and/or the use of the Licensed Marks in connection therewith. Licensor shall conduct no more than one (1) such quality control audits in any given calendar year, unless additional audits are agreed to in advance in writing by Licensee. In the event Licensor determines that the quality control of Licensee falls below Licensor’s standards and specifications, Licensor promptly shall give Licensee written notice setting forth all such deficiencies, and shall further provide Licensee a reasonable period of not less than thirty (30) days in which Licensee shall have the right to cure such deficiencies.

5.	Trademark Notice. Licensee shall cause to be imprinted irremovably and legibly on or adjacent to (as practicable) any use of the Licensed Mark the designation® or tm, as the Licensor deems appropriate to protect such trademark (and as is in compliance with relevant trademark law). Licensor agrees that, in instances where the Licensee cannot imprint the designation® or tm directly adjacent to the use of the Licensed Marks, Licensee may include a trademark notice in form and substance approved in advance by Licensor.

6.	Compensation.

a.	For ten dollars ($10) and other good and valuable consideration, the receipt of which is hereby acknowledged, Licensee shall be entitled to use the Licensed Marks in its business on a royalty-free basis.

7.	Licensor Warranties and Representations. Licensor warrants and represents that:

a.	Each Licensed Mark is valid and enforceable;

b.	Use of any Licensed Marks does not infringe any rights of third parties; and

c.	It has the right and authority to enter into this Agreement.

8.	Licensee Warranties and Representations. Licensee warrants and represents that:

a.	It shall use the Licensed Marks only as set forth in Paragraph 1 above, and for the purposes and set forth in Paragraph 1 above;

b.	It shall cooperate and comply with Licensor’s instructions in preparing and filing Trademark registrations, if needed, as required by law and in obtaining any necessary government approvals; and shall execute any documents deemed necessary by Licensor to obtain protection for the Licensed Marks or to maintain their continued validity and enforceability;

c.	It shall not engage in any action or practice that disparages or devalues the Licensed Marks or Licensor; and

d.	It has the right and authority to enter into this Agreement.

9.	Ownership. Licensee acknowledges Licensor’s right, title, and interest in and to all Licensed Marks. Licensee shall not at any time do or cause to be done, or fail to do or cause not to be done, any act or thing, directly or indirectly, contesting or in any way impairing Licensor’s right, title, or interest in any of the Licensed Marks. Each and every use of any of the Licensed Marks by Licensee shall inure to the benefit of Licensor.

10.	Indemnification.

a.	Subject to the terms and conditions of this paragraph, Licensor shall, at its own cost and expense, defend (with counsel of Licensor’s choice), indemnify and hold harmless Licensee, and/or its officers, directors, employees and agents (collectively, the “Licensee Entities”) from and against any and all losses, liability, claims, suits, actions, proceedings, judgments, awards, damages and expenses (including reasonable attorneys’ fees) that they, or any of them, may incur or suffer by reason of any claim for trademark infringement on account of Licensee’s use of the Licensed Marks, but only to the extent the Licensed Marks have been used in accordance with the terms and conditions of this Agreement. The Licensee Entities shall notify Licensor of any claim or notice of claim for indemnification which would be subject to this paragraph as soon as practicable after the date upon which the claim for which indemnification is sought is first asserted against Licensee, provided, however, Licensee’s failure timely to provide such notice shall not negate Licensor’s obligations under this sub-paragraph. The Licensee Entities may seek counsel of their own choice to represent them in such matter at their cost and expense. If Licensor fails to defend the Licensee Entities, the Licensee Entities may (but are not obligated to) assume the conduct of the defense or settle the claim with Licensor’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, and in such event Licensor shall also be fully responsible for the costs and expenses of the defense and/or settlement, including, without limitation, counsel fees and expense (including expert fees) and any judgments, settlements and awards incurred against the Licensee Entities.

b.	Subject to the terms and conditions of this paragraph, Licensee shall, at its own cost and expense, defend (with counsel of Licensee’s choice), indemnify and hold harmless Licensor, and/or its officers, directors, employees and agents (collectively, the “Licensor Entities”) from and against any and all losses, liability, claims, suits, actions, proceedings, judgments, awards, damages and expenses (including reasonable attorneys’ fees) that they, or any of them, may incur or suffer by reason of any claim or action involving any liabilities arising out of Licensee’s breach of this Agreement. The Licensor Entities shall notify Licensee of any claim or notice of claim for indemnification which would be subject to this paragraph as soon as practicable, after the date upon which the claim for which indemnification is sought is first asserted against Licensor, provided, however, Licensor’s failure timely to provide such notice shall not negate Licensee’s obligations under this sub-paragraph. The Licensor Entities may seek counsel of their own choice to represent them in such matter at their cost and expense. If Licensee fails to defend the Licensor Entities, the Licensor Entities may (but are not obligated to) assume the conduct of the defense or settle the claim with Licensee’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, and in such event Licensee shall thereupon be fully responsible for the costs and expenses of the defense and/or settlement, including, without limitation, counsel fees and expense (including expert fees) and any judgments, settlements and awards incurred against the Licensor Entities.

11.	Term. The “Term” of this Agreement shall be perpetual unless this Agreement is terminated according to its terms or by operation of law.

12.	Termination. This Agreement may be terminated prior to the expiration of the term as follows:

a.	By mutual written agreement of the parties;

b.	By either party on thirty (30) days written notice with opportunity for cure in the event the non-terminating party has failed or neglected to perform any of its obligations under this agreement;

13.	Rights and Duties Upon Termination or Expiration. Upon termination or expiration of this Agreement:

a.	Licensee shall immediately cease all provision, distribution, sale, offering for sale, advertising and promotion of services using the Licensed Marks.

14.	Miscellaneous.

a.	Notices. Any and all notices, elections, offers, acceptances, or demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, postage prepaid, by facsimile transmission (only if a machine confirmation of receipt is obtained and a copy of the notice is sent by mail), or any professional delivery service that requires a signed, written receipt confirming delivery of the envelope or package containing the notice, at the addresses listed below or at such other address as may be supplied in writing:

Licensee:

Licensor:

The effective date of such notice, election, offer, acceptance, or demand shall be: (i) the date delivered or transmitted, if delivery is by hand or facsimile, or (ii) three (3) days after the date of mailing, for all other forms of delivery.

b.	Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties, their respective permitted (a) successors, (b) successors in title, and (c) assigns; and each party agrees, on behalf of it, its successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement.

c.	Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by both parties to this Agreement.

d.	Relationship of the Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever by virtue of this Agreement, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

e.	No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

f.	Integration. This Agreement constitutes the full and complete agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the parties.

g.	Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

h.	Counterparts. This Agreement may be executed one or more original, facsimile or electronic counterparts, each of which shall for all purposes constitute the original Agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

i.	Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles. Any action or any proceeding of any kind or nature, with respect to or arising out this Agreement shall be instituted and tried exclusively in the state or federal courts located in New York County, New York, and courts with appellate jurisdiction therefrom, and the parties hereby agree that venue in New York County, New York is proper and convenient.

j.	Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Remainder of page intentionally blank.
Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the Effective Date by their duly authorized officers.

Grubb & Ellis Company
(“Licensor”)

By:	/s/ Mark E. Rose

Its:	Chief Executive Officer

Date:	June 18, 2007

Grubb & Ellis Realty Advisors, Inc.
(“Licensee”)

By:	/s/ Rich W. Pehlke

Its:	Chief Financial Officer

Date:	June 18, 2007

Signature Page to
Trademark License Agreement

EXHIBIT A
Licensed Marks

The marks identified on the following pages shall be considered Licensed Marks.

EXHIBIT B
Licensed Services

Licensor authorizes the following Licensed Services to be provided by Licensee bearing the Licensed Marks:

Real Estate related activities.

Appendix E

520 Madison Avenue New York, New York 10022 tel: 212.508.1600 fax: 212.508.1633 info@pjsolomon.com

June 4, 2007

Special Committee of the Independent Directors of the Board of Directors
Grubb & Ellis Realty Advisors, Inc.
500 West Monroe Street, Suite 2800
Chicago, IL 60661

Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to Grubb & Ellis Realty Advisors, Inc., a Delaware corporation (the “Company”), of the consideration proposed to be paid by the Company pursuant to the terms of that certain Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), to be entered into, by and among the Company, Grubb & Ellis Company (“GBE”) and GERA Property Acquisition, LLC (“Property Acquisition”). The transaction contemplated by the Membership Interest Purchase Agreement is sometimes referred to herein as the “Transaction.” We understand that upon the consummation of the Transaction, the Company shall acquire all of the issued and outstanding membership interests of Property Acquisition, thereby indirectly acquiring all of the issued and outstanding membership interests in three limited liability companies that are (or, prior to the closing of the Transaction, will be) wholly-owned by Property Acquisition and whose principal assets consist of (or, prior to the closing of the Transaction, will consist of) three separate parcels of real property located at (i) 9330 LBJ Freeway, Dallas, Texas 75243 (the “Abrams Property”), (ii) 6400 Shafer Court, Rosemont, Illinois 60018 (the “Shafer Property”) and (iii) 39 Old Ridgebury Road, Danbury, Connecticut 06810 (the “Danbury Property” and, together with the Abrams Property and the Shafer Property, the “Properties”). Capitalized terms used herein and not otherwise defined herein shall have the definitions given to them in the Membership Interest Purchase Agreement.

For purposes of our opinion, we have:

(i)  reviewed certain financial and other information regarding the Properties that was provided to us by or on behalf of the Company and GBE, including (x) projections for the Properties that were prepared by or on behalf of GBE, (y) the offering memorandum in respect of the Abrams Property and (z) the offering memorandum in respect of the Danbury Property;

(ii)  reviewed the (x) appraisal of the Abrams Property, dated April 11, 2007, (y) appraisal of the Shafer Property, dated April 13, 2007 and (z) appraisal of the Danbury Property, dated April 13, 2007 (collectively, the “Appraisals”), each in the form provided to us by the Company, and, in connection with the review of the foregoing Appraisals, we have also reviewed the supporting analytics and methodology of the appraiser set forth therein;

(iii)  reviewed the terms and conditions of the Wachovia Commitment Letters;

(iv)  reviewed publicly available information regarding the financial terms of certain transactions that we have deemed comparable, in whole or in part, to the Transaction;

(v)  reviewed the Membership Interest Purchase Agreement, as well as the purchase and sale agreement, including any amendments thereto, relating to each Property that was executed by Property Acquisition or a subsidiary thereof; and

(vi)  performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information provided to us for the purposes of our opinion and we have not assumed any responsibility for independent verification of such information, including, without limitation, the information set forth in the Appraisals. We have assumed that the financial projections regarding the Properties that were provided to us (including any such projections that were included in the offering memoranda referred to above) were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the future financial performance of the Properties. We have not conducted a physical inspection of the Properties. Without limiting the foregoing, we have not conducted or assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Target Companies or the Properties, nor have we been furnished with any such valuation or appraisal (other than the Appraisals). Furthermore, we have not considered any tax, accounting or legal effects of the consummation of the Transaction (including the indirect purchase of the Properties) or the transaction structure on any Person.

We have further assumed that (i) the Transaction will be consummated in full in accordance with the terms set forth in the Membership Interest Purchase Agreement, (ii) the transactions contemplated by the CT Contract will be consummated in full in accordance with the terms set forth therein and (iii) the financing contemplated by the Wachovia Commitment Letters will be consummated in full in accordance with the terms set forth therein, in each case, without waiver, modification or amendment of any material term, condition or agreement, or, that in the course of obtaining any regulatory or third party approvals or consents, if required, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Properties.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and information made available to us as of, June 1, 2007. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Transaction. In addition, our opinion does not address any other aspect or implication of the consummation of the Transaction or any other agreement, arrangement or understanding entered into in connection with the consummation of the Transaction or otherwise, except as expressly identified herein.

We have acted as financial advisor to the Special Committee of the Independent Directors of the Board of Directors of the Company (the “Committee”) in connection with the Transaction and have received a retainer fee for our services and will receive a flat fee for our services (less any amounts we have previously received) upon the delivery of our opinion.

We hereby consent to the inclusion of this letter in the proxy statement delivered to the stockholders of the Company in connection with the Transaction.

Based on, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the aggregate consideration to be paid by the Company pursuant to the terms of the Membership Interest Purchase Agreement is fair from a financial point of view to the Company.

Very truly yours,

PETER J. SOLOMON COMPANY L.P.

PROXY
Grubb & Ellis Realty Advisors, Inc.
500 West Monroe Street, Suite 2800
Chicago, Illinois 60661
SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GRUBB & ELLIS REALTY ADVISORS, INC.
The undersigned appoints C. Michael Kojaian or Mark E. Rose, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Grubb & Ellis Realty Advisors, Inc. (“GERA”) held of record by the undersigned on ___, at the Special Meeting of Stockholders to be held on ___, or any postponement or adjournment thereof.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND THE PLAN OF ACQUISITION IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1-5. THE GERA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.
GERA MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE GERA BOARD OF DIRECTORS.
(Continued and to be signed on reverse side)

Grubb & Ellis Realty Advisors, Inc.
PROXY
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1-5. THE GERA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.	To adopt the Membership Interest Purchase Agreement among GERA, Grubb & Ellis Company and GERA Property Acquisition LLC.	FOR ☐	AGAINST ☐	ABSTAIN ☐
If you voted “AGAINST” Proposal Number 1 and you hold shares of GERA common stock issued in the GERA initial public offering, you may exercise your conversion rights and demand that GERA convert your shares of common stock into a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of GERA common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively voted against the acquisition and tendered your stock certificates to our transfer agent within the period specified in a notice you will receive from the Company, which will be not less than 20 days from the date of such notice. Failure to (a) vote against the adoption of the Membership Interest Purchase Agreement, (b) check the following box, (c) tender your stock certificates to our transfer agent promptly after the date of the special meeting and (d) submit this proxy in a timely manner will result in the loss of your conversion rights. I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

2.
To consider and vote upon the approval of an amendment to the Certificate of Incorporation of GERA to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the acquisition, and to redesignate Section E of Article Sixth as Article Sixth.
		☐	☐	☐

3.	To approve the GERA 2007 Omnibus Equity Plan.	☐	☐	☐

4.	To elect William Downey to the Board of Directors.	☐	☐	☐

5.	To ratify Ernst & Young, LLP as the Company’s independent registered public accounting firm for 2007.	☐	☐	☐
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT  ☐
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
Signature                                          Signature                                          Date
Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation or other entity, sign in full name by an authorized officer or other authorized person.